As filed with the Securities and Exchange Commission on October 29, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EveryWare Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5000	45-3414553
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

519 North Pierce Avenue

Lancaster, Ohio 43130

(740) 687-2500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sam A. Solomon

Chief Executive Officer

EveryWare Global, Inc.

519 North Pierce Avenue

Lancaster, Ohio 43130

Tel.: (740) 681-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Carol Anne Huff

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Fax: (312) 862-2200

Approximate date of commencement of proposed sale to the public: From time to time following the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to Be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	5,838,334(3)	$12.00	$70,060,008	$8,140.97

(1)	In the event of a stock split, stock dividend or other similar transaction involving the registrant’s common stock, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically increased to cover the additional common shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	In accordance with Rule 457(i), the proposed offering price is calculated based on the additional consideration to be received upon the exercise of each warrant of $6.00 per one half of one share of our common stock.
(3)	Consists of 5,838,334 shares of our common stock issuable upon the exercise of warrants that were issued by ROI Acquisition Corp., a Delaware corporation, now known as EveryWare Global, Inc.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated October 29, 2014

PROSPECTUS

5,838,334 Shares of Common Stock

of

EveryWare Global, Inc.

This prospectus relates to the issuance by us of up to 5,838,334 shares of our common stock, par value $0.0001 per share, upon the exercise of warrants that were issued by ROI Acquisition Corp., a Delaware corporation, now known as EveryWare Global, Inc. The warrants became exercisable on June 20, 2013, which was 30 days after the completion of the transactions contemplated by the Business Combination (as defined and described below). See “Summary—Company History” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Basis of Presentation—Business Combination with ROI Acquisition Corp.” beginning on pages 1 and 33, respectively. The warrants will expire at 5:00 p.m., New York time, May 21, 2018 or earlier upon redemption or liquidation.

Each warrant entitles its holder to purchase one-half of a share of common stock at an exercise price of $6.00 per one-half share.

We will receive the proceeds from the exercise of the warrants, but not from the sale of the underlying shares of common stock. See “Plan of Distribution” beginning on page 106.

We may redeem the outstanding warrants at a price of $0.01 per warrant, if the last sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period.

Our common stock is traded on The NASDAQ Stock Market under the symbol “EVRY.” The warrants are traded on The OTC Market under the symbol “EVRYW.” On October 28, 2014, the last reported sale price of the common stock on The NASDAQ Stock Market was $1.60 per share, and the last reported sale price of the warrants on The OTC Market was $0.075 per share.

Investing in our common stock involves a high degree of risk. These risks are described under the caption “Risk Factors” that begins on page 9 of this prospectus.

Neither the United States Securities and Exchange Commission (the “SEC”), nor any state securities commission has approved or disapproved of the common stock that may be offered under this prospectus, nor have any of these regulatory authorities determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2014.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or contained in any prospectus supplement or free writing prospectus filed with the SEC. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a subsequently filed document in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We have not authorized anyone to provide you with any different or additional information other than that contained in this prospectus and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide.

We are making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus does not constitute an offer, or an invitation on our behalf, to subscribe for and purchase any of the securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

EBITDA and Adjusted EBITDA have been presented in this prospectus and are supplemental measures of financial performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). For a full description of EBITDA and Adjusted EBITDA and a reconciliation of EBITDA and Adjusted EBITDA to net loss, the most directly comparable GAAP measure, see note 7 to “Summary—Summary Historical Consolidated Financial Information.”

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SUMMARY

This summary highlights certain information about us, this offering and the information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors” and the financial statements and other information included elsewhere in this prospectus, before making an investment decision. Except where the context otherwise requires or where otherwise indicated, the terms “EveryWare”, “we,” “us,” “our,” “our company” and “our business” refer to EveryWare Global, Inc., in each case together with its consolidated subsidiaries as a combined entity.

Overview

The Company, a Delaware corporation formed in 2011, is a leading marketer of tabletop and food preparation products for the consumer, foodservice and specialty markets. We offer a comprehensive line of tabletop and food preparation products, such as bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, banquetware and hollowware; premium spirit bottles; cookware; gadgets; candle and floral glass containers; and other kitchen products. We market our products globally under the Anchor Hocking®, Anchor®, Anchor Home®, FireKing®, ONEIDA®, Buffalo China®, Delco® and Sant’ Andrea® brands. Our customers range from Fortune 500 companies to medium and small-sized companies in the consumer, foodservice, business-to-business and e-commerce channels. We own and operate two glass manufacturing plants in the U.S., in Lancaster, Ohio, and Monaca, Pennsylvania. We also source a variety of tableware products from third parties, primarily in Asia and Europe.

Summary Risk Factors

There are a number of risks related to our business and our common stock that you should consider before making an investment decision. You should carefully consider all the information presented in the section entitled “Risk Factors” in this prospectus and the other information contained in this prospectus. Some of the principal risks related to our business include the following:

•	slowdowns in the retail and foodservice industries could adversely impact our results of operations, financial condition and liquidity;

•	our operations and financial performance are directly impacted by changes in the economy, and even positive changes in macroeconomic trends may not result in an immediate increase in demand for our products;

•	if we continue to experience liquidity constraints, we could require additional sources of capital to fund our operations or service our indebtedness; and

•	unexpected equipment failures or facility shutdowns would negatively impact our financial performance.

These and other risks are more fully described in the section entitled “Risk Factors” in this prospectus. If any of these risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. As a result, you could lose all or part of your investment.

Company History

Our principal operating subsidiaries, Oneida Ltd. (“Oneida”) and Anchor Hocking, LLC (“Anchor Hocking”), were founded in 1848 and 1873, respectively. Investment funds affiliated with Monomoy Capital Partners acquired Anchor Hocking in 2007 and Oneida in 2011 and integrated both companies under EveryWare in March 2012. The combined company now offers a comprehensive tabletop solution to consumer and foodservice customers. Prior to May 2013, the Company was a publicly traded special purpose acquisition corporation called ROI Acquisition Corp. (“ROI”). In connection with the business combination with ROI in May 2013 (the “Business Combination”), EveryWare became a wholly owned subsidiary of ROI and ROI changed its name to EveryWare Global, Inc.

Corporate Information

Our principal executive offices are located at 519 North Pierce Avenue, Lancaster, Ohio 43130, and our telephone number is (740) 687-2500. Our website address is www.everywareglobal.com. The information found on our website is not part of this prospectus.

THE OFFERING

Common stock offered	5,838,334 shares

Common stock outstanding as of

October 13, 2014	22,120,023 shares

Use of proceeds	We will receive the proceeds from the exercise of the warrants, but not from the sale of the underlying shares of common stock. See “Use of Proceeds.”

Dividend policy	We currently expect to retain any future earnings for use in our business operations, and, accordingly, we do not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board of Directors.

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Symbol for trading on The NASDAQ Global Market	“EVRY”

Unless otherwise indicated, all information in this prospectus relating to the number of shares of our common stock to be outstanding immediately after this offering is based on 22,120,023 shares outstanding as of October 13, 2014, which:

•	includes 1,534,091 shares that were subject to forfeiture as of June 30, 2014;

•	excludes 2,958,670 shares of common stock, which are issuable upon exercise of warrants issued in transactions exempt from registration under the Securities Act at an exercise price of $0.01 per share;

•	excludes 4,438,004 shares of common stock, which are issuable upon exercise of warrants issued in transactions exempt from registration under the Securities Act to Monomoy Capital Partners, L.P., MCP Supplemental Fund, L.P., Monomoy Executive Co-Investment Fund, L.P., Monomoy Capital Partners II, L.P. and MCP Supplemental Fund II, L.P. (collectively, the “MCP Funds”) at an exercise price of $0.01 per share;

•	excludes 5,838,334 shares of common stock offered by this prospectus, which are issuable upon exercise of 11,676,667 warrants at an exercise price of $6.00 per half share;

•	excludes 304,563 shares of our common stock issuable upon the exercise of options outstanding as of June 30, 2014 at a weighted average exercise price of $7.96 per share.

For the six months ended June 30, 2014, our basic and diluted weighted average shares outstanding for financial reporting purposes was 20,553,563. Dilutive shares include the impact of any in-the-money warrants or stock options, which are calculated based on the weighted average share price for each period using the treasury stock method. Under the treasury stock method, proceeds that hypothetically would be received from the exercise of all in-the-money shares are assumed to be used to repurchase shares. As of June 30, 2014, none of the outstanding warrants were in-the-money, and none of the options that had been issued had vested, and, therefore, there was no dilutive impact. In addition, 1,534,091 Earnout Shares were not included in our basic and diluted weighted average shares outstanding because they had not vested as of June 30, 2014.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth our summary historical financial information as of the dates and for the periods indicated. The summary historical statement of operations data and statement of cash flows data for the fiscal years ended December 31, 2013 and December 31, 2012, have been derived from our historical audited consolidated financial statements. The summary historical statement of operations data and statement of cash flows data for the six months ended June 30, 2014 and 2013 have been derived from our unaudited financial statements for such periods, included in this prospectus.

EveryWare acquired Oneida in November 2011, and Oneida and Anchor Holding Inc. (“Anchor Holdings”) were integrated in a transaction between entities under common control under ASC 805, “Business Combinations,” in March 2012. Our 2012 consolidated financial statements consist of the combined results of Anchor Holdings and Oneida from January 1, 2012 to December 31, 2012.

The summary historical consolidated data presented below should be read in conjunction with “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included in this prospectus, and our consolidated financial statements and the related notes included in this prospectus.

	Year Ended December 31,		Six Months Ended June 30,
(dollars in thousands)	2013	2012	2014	2013
			(unaudited)	(unaudited)
Statements of Operations Information:
Total revenues	$439,809	$421,689	$194,636	$200,189
Cost of sales	341,836	315,609	169,128	146,211

Gross margin	97,973	106,080	25,508	53,978
Operating expenses:
Selling, distribution and administrative expense (1)	84,453	86,246	54,485	38,859
Restructuring expense (2)	290	612	191	(120)
Loss (gain) on disposal of assets (3)	36	114	180	(4)
Long-lived asset impairment (4)	908	—	2,231	—
Goodwill, intangible asset impairment (4)	—	—	3,216	—

Total operating expenses	85,687	86,972	63,303	38,735

(Loss) income from operations	12,286	19,108	(34,795)	15,243
Other (income) expense, net (5)	(10)	1,114	(443)	218
Gain on bargain purchase	(1,150)	—	—	—
Interest expense (6)	28,322	22,536	11,168	16,788

Loss income before income taxes	(14,876)	(4,542)	(45,520)	(1,763)
Income tax (benefit) expense	2,542	(585)	19,773	240

Net loss	(17,418)	(3,957)	(65,293)	(2,003)
Less: Non-controlling interest in subsidiary’s loss	(17)	—	(56)	—

Net loss attributable to common stockholders	$(17,401)	$(3,957)	$(65,237)	$(2,003)

Statements of Cash Flows Information:
Net cash provided by (used in):
Operating activities	$(6,806)	$15,121	$(2,502)	$(29,232)
Investing activities	(21,610)	(16,553)	(3,498)	(9,306)
Financing activities	29,209	3,589	7,232	36,695

Other financial data:
Capital expenditures	$17,306	$16,831	3,608	$5,549
EBITDA (7)	29,668	32,591	(24,998)	28,896
Adjusted EBITDA (7)	47,551	43,890	(6,194)	26,218
Depreciation and amortization	16,205	14,597	9,298	7,871

As of June 30, 2014
(unaudited)
Balance Sheet Information (at period end):
Cash and cash equivalents	$4,346
Total assets	274,339
Total liabilities	400,644
Total stockholders’ deficit	(126,305)

(1)	Includes $0.8 million of non-cash compensation expense in 2013, $0.8 million in 2012, and $0.1 million and $0.1 million for the six months ended June 30, 2014 and 2013, respectively. Includes $0.8 million, $2.5 million, and $0.8 million in management fees paid and expenses reimbursed to our equity sponsor for management services provided in each of 2013, 2012 and the six months ended June 30, 2013, respectively. Includes acquisition/merger-related transaction fees and expenses of $2.9 million, $1.7 million in 2013 and 2012 and $0.2 million and $1.2 million in the six months ended June 30, 2014 and 2013, respectively. Expenses in 2012 are related to the Oneida Merger in 2011 and the Anchor Merger in March 2012 and expenses in 2013 relate to the business combination in May 2013. See note (7)(a) for a description of the aggregate of $3.4 million, $3.9 million, $9.1 million and $0.6 million of costs in 2013, 2012 and the six months ended June 30, 2014 and 2013, respectively not already included in Note (2) below.
(2)	Includes $0.8 million of costs in 2012 relating to the closure of EveryWare’s Niagara Falls, Canada distribution center, offset by a change in the estimate of unoccupied area in the Savannah, Georgia distribution center that resulted in a reduction of $0.2 million to the previous accrual. In 2013, includes $0.5 million of restructuring costs related to the U.K. and Canada, which was partially offset by a change in estimate of $0.2 million for unused space in the Savannah, Georgia distribution center. In the six months ended June 30, 2014, includes $0.2 million of restructuring costs related to the sale of our regional office in Oneida, New York and closure of a smaller satellite office in Melville, New York. In the six months ended June 30, 2014, includes restructuring costs related to our U.K. and Canada operations, which were offset by a change in estimate of $0.2 million for unused space in the Savannah, Georgia distribution center.
(3)	We engage in the sale of certain assets from time to time, resulting in a (gain) or loss on such sale.
(4)	In 2013, we recognized an impairment charge of $0.3 million relating to the write-down of our Oneida office and $0.6 million note receivable write-down. In the six months ended June 30, 2014, we recorded impairments consisting of (i) $0.6 million in long-lived asset impairment relating to the write-down of manufacturing equipment no longer in use, (ii) $1.7 million impairment relating to the write-down of our Oneida, New York office building, and (iii) $3.2 million relating to write-down of certain goodwill and intangible tradename and tradename licenses.
(5)	In 2013,other income included the amortization of deferred revenue related to Anchor Hocking’s sale-leaseback of $0.9 million which was partially offset by foreign exchange losses. In 2012, other expense included $2.0 million of an early repayment penalty related to refinancing of the Anchor Hocking and Oneida debt in March 2012, which was partially offset by the amortization of deferred revenue related to Anchor Hocking’s sale-leaseback of $0.9 million. In the six months ended June 30, 2014, other income included the amortization of deferred revenue related to Anchor Hocking’s sale-leaseback of $0.6 million, and the net impact of foreign exchange losses. In the six months ended June 30, 2013, other expense included the amortization of deferred revenue related to Anchor Hocking’s sale-leaseback of $0.6 million, which was offset by foreign exchange losses.
(6)	Includes the write-off of $4.9 million of deferred financing fees in 2012, and $6.5 million of deferred financing fees and $1.3 million prepayment penalty in 2013 and for the six months ended June 30, 2013.
(7)

We believe that EBITDA and Adjusted EBITDA provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. We use EBITDA and Adjusted EBITDA to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and our Board of Directors. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other consumer products companies, many of which present similar non-GAAP financial measures to investors. We do not consider EBITDA or Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of EBITDA and Adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements. In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgments by management about which expenses and income are excluded or included in determining Adjusted EBITDA. In order to compensate for these limitations, management presents EBITDA and Adjusted EBITDA in connection with GAAP results. A reconciliation of net loss attributable to common stockholders to EBITDA and Adjusted EBITDA is below.

	Fiscal Year		Six Months Ended June 30,
	2013	2012	2014	2013
Net loss attributable to common stockholders	$(17,401)	$(3,957)	$(65,237)	$(2,003)
Interest expense	28,322	22,536	11,168	16,788
Income tax (benefit) expense	2,542	(585)	19,773	240
Depreciation and amortization	16,205	14,597	9,298	7,871

EBITDA	29,668	32,591	(24,998)	22,896
Restructuring charges/severance & termination payments (a)	3,654	4,522	9,643	645
Acquisition/merger-related transaction fees (b)	2,897	3,583	177	1,232
Inventory write-down (c)	9,992	2,498	3,409	657
Long-lived and intangible asset impairments (d)	908	—	5,447	—
Other (e)	432	696	128	788

Adjusted EBITDA	$47,551	$43,890	$(6,194)	$26,218

(a)	Includes restructuring expenses and various professional, consulting and business advisory services in connection with the identification and implementation of synergies and cost improvements. In 2013, restructuring expenses included (i) $1.1 million of various professional and consulting services in connection with the identification and implementation of synergies and cost improvements; (ii) $2.3 million of severance costs; and (iii) $0.5 million of restructuring costs related to the U.K. and Canada, which was partially offset by a change in estimate of $0.2 million for unused space in the Savannah, Georgia distribution center. In 2012, restructuring expenses were driven primarily by the Oneida Merger and the Anchor Merger and consisted primarily of (i) severances of $2.4 million, (ii) third-party professional fees related primarily to the Oneida Merger and accompanying value creation plan of $1.4 million, (iii) restructuring expenses of $0.8 million relating to the closure of our Niagara Falls, Canada distribution center, offset by a change in the estimate of unoccupied area in the Savannah, Georgia distribution center that resulted in a reduction of $0.2 million to the previous accrual, and (iv) fees related to distribution center consolidation projects of $0.1 million. In the six months ended June 30, 2014, adjustments consisted of (i) $ 2.6 million of severance and termination-related payments, (ii) $0.5 million of restructuring costs related to the sale of our regional office in Oneida, New York, and closure of a smaller satellite office in Melville, New York, and (iii) $6.5 million in professional, consulting and business advisory services in connection with the development of cost savings and restructuring initiatives, including the negotiation of the amendment of our Term Loan and ABL Facility. For the six months ended June 30, 2013, adjustments consisted of $0.6 million related to severance costs.
(b)

Represents fees, costs, and expenses incurred in connection with permitted acquisitions or potential permitted acquisitions. In 2013, acquisition/merger-related transaction fees of $2.9 million related to the Business Combination with ROI. In 2012, acquisition/merger-related transaction fees and expenses related to the Oneida Merger in 2011 and the Anchor Merger in March 2012 and consisted of (i) $1.6 million of merger-related expenses, employee sales bonuses and severance expense related to the Oneida Merger in 2011 and the Anchor Merger in March 2012 and (ii) a $2.0 million prepayment fee to retire certain Anchor Hocking debt in connection with the Anchor Merger. Acquisition/merger related transaction fees related to the Business Combination with ROI totaled $0.2 million and $1.2 million for the six months ended June 30, 2014 and 2013, respectively.
(c)	Represents adjustments for FIFO inventory valuations, lower-of-cost-or-market valuations and changes in the obsolete inventory reserve, which is a component of cost of sales. The calculation of the factory manufacturing variance capitalized in inventory was based on historical experience. In the fourth quarter 2013, we identified a deviation from historical experience resulting in a change in estimate of $5.9 million.
(d)	Represents non-recurring asset impairments. In 2013, we recognized an impairment charge of $0.3 million relating to the write-down of our Oneida office and $0.6 million note receivable write-down. In the six months ended June 30, 2014, we recorded impairments consisting of (i) $0.6 million in long-lived asset impairment relating to the write-down of manufacturing equipment no longer in use, (ii) $1.7 million impairment relating to the write-down of our Oneida, New York office building, and (iii) $3.2 million relating to write-down of certain goodwill and intangible tradename and tradename licenses.
(e)	Primarily represents foreign exchange gains and losses, non-cash compensation expense and gain on bargain purchase. In 2013, other adjustments included (i) $0.8 million of non-cash compensation expense, (ii) $0.8 million of net foreign exchange losses, and (iii) $1.2 million gain on the bargain purchase of Metalrax. In 2012, other adjustments included (i) $0.1 million of net foreign exchange gain and (ii) $0.8 million of non-cash compensation expense. For the six months ended June 30, 2014 and 2013 primarily represents foreign exchange gain and losses and non-cash compensation expense.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities you should also refer to the other information contained in this prospectus.

Risks Related to Our Business and Industry

Slowdowns in the retail or foodservice industries could adversely impact our results of operations, financial condition, and liquidity.

Our operations and financial performance are directly impacted by changes in the retail and foodservice industries, which in turn are impacted by changes in the economy. The retail and foodservice industries are directly affected by general economic factors including recession, inflation, deflation, new home sales and housing starts, levels of disposable income, consumer credit availability, consumer debt levels, unemployment trends, fuel and energy costs, material input costs, foreign currency translation, labor cost inflation, interest rates, the impact of natural disasters, political and social unrest and terrorism, and other matters that influence consumer spending.

Any significant downturn in the economy may significantly lower consumer discretionary spending, which may in turn lower the demand for our products, particularly in our consumer segment. In particular, demand for our consumer products is correlated to the strength of the housing industry because consumers are more likely to purchase tabletop, food preparation, and pantry products in connection with purchasing a new home. When home sales and housing starts are weak, demand for our products can be adversely affected. Expenditures in the foodservice industry are also affected by discretionary spending levels and may decline during a general economic downturn. Hotels, airlines, and restaurants are less likely to invest in new flatware, dinnerware, barware, hollowware, and banquetware when there is a slowdown in their industry.

Currently, uncertainty about global economic conditions may cause consumers of our products to postpone spending in response to tighter credit, negative financial news, or declines in income or asset values. These factors could have adverse effects on the demand for our products and on our operating results and financial condition. Substantial deterioration in general economic conditions would likely exacerbate these adverse effects and could result in a wide-ranging and prolonged impact on general business conditions, which could negatively impact our results of operations, financial condition and liquidity.

We recently faced significant liquidity constraints. If we face similar liquidity constraints in the future, we could require additional sources of capital to fund our operations and service our indebtedness.

We have experienced a recent history of negative cash flows from operations. In response to our liquidity constraints, we temporarily shut down our two U.S. manufacturing facilities on May 15, 2014, while serving customer demand out of existing inventory as well as through purchased product. The facilities restarted operations at varying dates to fulfill customer demand. In addition, we have taken certain actions to defer capital expenditures. Although we obtained a new equity investment on July 30, 2014 and amended our ABL Facility to provide us with an additional $5.0 million of availability under that facility (subject to borrowing base limitations and compliance with a fixed charge coverage ratio financial covenant if adjusted availability under the ABL Facility is below a specified amount), our liquidity remains constrained, in part because a portion of the new equity investment was used to pay fees and expenses in connection with the transactions, past due payables owed to our vendors and other working capital needs. There continue to be many factors which could affect our liquidity, including some which are beyond our control. Factors that could affect our future liquidity include, but are not limited to, demand for our products, loss of customers, unforeseen costs and expenses and our ability to maintain compliance with the covenants and restrictions in our Term Loan Agreement (or obtain waivers from our lender in the event of non-compliance). See “—The agreements governing our Term Loan Agreement require us to comply with financial maintenance covenants starting in the quarter ending March 31, 2015. If we are unable to comply with these covenants, our business, results of operations and liquidity could be materially and adversely affected.”

If we encounter circumstances that place unforeseen constraints on our capital resources, we will be required to take even stronger measures to conserve liquidity, which may include, but are not limited to, additional plant closures and/or reduced capital expenditures. We may have to curtail business development activities and suspend the pursuit of our business plan. At some point in the future we may require additional funds for operating purposes and may seek to raise the additional funds through debt or equity financing. If we ever need to seek additional financing, there is no assurance that this additional financing will be available, or if available, will be on reasonable terms. If our liquidity and capital resources are insufficient to meet our working capital requirements or fund our debt service obligations, we could face substantial liquidity problems and may not be able to generate sufficient cash to service all our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful. In the event we are not able to fund our working capital, we will not be able to implement or may be required to delay all or part of our business plan, and our ability to improve our operations, generate positive cash flows from operating activities and expand the business will be materially adversely affected.

Our operations and financial performance are directly impacted by changes in the economy.

An economic decline in future reporting periods could negatively affect our business and results of operations. The volatility of the current economic climate makes it difficult for us to predict our results of operations. In periods of economic uncertainty, our customers may face financial difficulties, including the unavailability of or reduction in commercial credit, or both, that may result in decreased sales by our company. Certain of our customers may cease operations or seek bankruptcy protection, which would reduce our cash flows and adversely impact our results of operations. Our customers that are financially viable and that do not experience economic distress may nevertheless elect to reduce the volume of orders for our products or close facilities in an effort to remain financially stable or as a result of the unavailability of commercial credit, which would negatively affect our results of operations.

We may also have difficulty accessing the global credit markets due to the tightening of commercial credit availability and the financial difficulties of our customers. In addition, we may experience challenges in forecasting revenues and operating results due to these global economic conditions. The difficulty in forecasting revenues and operating results may result in volatility in the market price of our common stock.

Our business requires us to maintain a large fixed-cost base that can affect our profitability.

The high fixed cost levels involved in operating manufacturing plants encourage high levels of output, even during periods of reduced demand, which can lead to excess inventory levels and exacerbate the pressure on profit margins. In addition, significant portions of our selling, administrative, and general expenses are fixed costs that neither increase nor decrease proportionally with sales. Our profitability depends, in part, on our ability to spread fixed costs over an increasing number of products sold and shipped, and if we reduce our rate of production, the cost per unit increases, negatively impacting our gross margins. Decreased demand or the need to reduce inventories can lower our ability to absorb fixed costs and materially impact our results of operations. For example, during the three months ended June 30, 2014, we made the decision to shut down production for a period of time at our two U.S. manufacturing facilities to preserve cash and reduce inventory. As a result of the shutdown, which began on approximately May 15, 2014, we furloughed approximately 1,200 employees; however distribution and shipping operations were uninterrupted during that time. We restarted two out of three furnaces at our Lancaster facility on July 14, 2014. We had previously shut down the third furnace indefinitely. All production lines at our Monaca facility were restarted on July 21, 2014.

As a result of our recent operating performance and need to conserve cash, we implemented a temporary shutdown of our two U.S. manufacturing facilities, which could cause us to lose customers and adversely affect our business.

As part of our efforts to conserve cash and reduce glassware inventory, we temporarily shut down our two U.S. manufacturing facilities, while serving customer demand out of existing inventory and through purchased product. The shutdown commenced on May 15, 2014, and the facilities restarted operations at varying dates to fulfill customer demand. As a result of the shutdown and recent liquidity constraints that impacted our vendor relationship, our customers may be uncertain about our future and their relationships with us. This uncertainty may adversely affect our ability to attract and retain key customers. The shutdown and liquidity challenge could also negatively impact our ability to fulfill customer orders and we could face shortages of inventory or delayed shipments. The loss of any of our significant customers could have a material adverse effect on our business, results of operations, financial condition and liquidity. We may also experience uncertainty about the receipt of future product orders. The uncertainty of product orders can make it difficult to forecast our sales and allocate our resources in a manner consistent with actual sales, and our expense levels are based in part on our expectations of future sales. If our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls, which could have a material adverse impact on our results of operations.

The agreements governing our Term Loan Agreement require us to comply with financial maintenance covenants starting in the quarter ending March 31, 2015. If we are unable to comply with these covenants, our business, results of operations and liquidity could be materially and adversely affected.

For the quarters ended March 31, 2014 and June 30, 2014 we were not in compliance with the consolidated leverage ratio covenant and the consolidated interest coverage ratio covenant in the agreement governing the Term Loan. Although the Term Loan Amendment gave us temporary relief from financial covenant compliance in the near future, we will be required to comply with a minimum EBITDA covenant in the quarters ending March 31, 2015 and June 30, 2015 and consolidated leverage ratio and the consolidated interest coverage ratio covenants beginning with the quarter ending September 30, 2015. Our ability to comply with these covenants, when applicable, depends on a number of factors, some of which are outside of our control. If actual revenue is less than our current forecast by a substantial margin, or if we do not achieve operational improvements and cost savings, we could violate our financial covenants again.

If we do not comply with the financial and other covenants in the Term Loan Agreement in the future, and we are unable to obtain necessary waivers or amendments from the Lenders, the indebtedness under the Term Loan Agreement would be declared immediately due and payable and, upon acceleration of the outstanding indebtedness under the Term Loan, we would be in default under our ABL Facility and we could be precluded from borrowing under our ABL Facility. There is no assurance that we will be able to obtain an amendment to, forbearance of or waiver under the Term Loan Agreement, or obtain other sources of debt financing and or an equity contribution in the future. If we are unable to borrow under the ABL Facility, we will need to meet our capital requirements using other sources. Alternative sources of liquidity may not be available on acceptable terms if at all. Even if we are able to obtain an amendment, forbearance agreement or waiver in the future, we may be required to agree to other changes in the Term Loan Agreement, including increased interest rates or premiums, more restrictive covenants and/or pay a fee for such amendment, forbearance agreement or waiver. Any of these events would have a material adverse effect on our business, financial condition and liquidity.

We have a substantial amount of indebtedness, which may limit our operating flexibility and could adversely affect our results of operations and financial condition.

As of June 30, 2014, we had approximately $280.6 million of indebtedness, consisting of the $247.5 million term loan, $26.6 million and $5.8 million of borrowings under our U.S. and U.K. Asset-Based Revolving Credit Facilities, respectively, and $0.7 million of other indebtedness. Our U.K. Asset-Based Revolving credit facility has since been repaid in full and terminated. Our U.S. ABL currently provides up to $60.0 million of borrowing capacity. We may request an increase in the commitments under our ABL Facility to up to an additional $15.0 million in the aggregate, at the discretion of our lenders, subject to certain “borrowing base” limitations. Our indebtedness could have important consequences to our investors, including, but not limited to:

•	our lenders, subject to certain “borrowing base” limitations. Our indebtedness could have important consequences to our investors, including, but not limited to:

•	increasing our vulnerability to, and reducing our flexibility to respond to, general adverse economic and industry conditions;

•	requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions, joint ventures, or other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business, the competitive environment, and the industry in which we operate;

•	placing us at a competitive disadvantage as compared to our competitors that are not as highly leveraged; and

•	limiting our ability to borrow additional funds and increasing the cost of any such borrowing.

An increase in interest rates would adversely affect our profitability. To the extent that our access to credit is restricted because of our own performance or conditions in the capital markets generally, our financial condition would be materially adversely affected. Our level of indebtedness may make it difficult to service our debt and may adversely affect our ability to obtain additional financing, use operating cash flow in other areas of our business, or otherwise adversely affect our operations.

If we are unable to successfully execute any material part of our growth strategy, our future growth and ability to make profitable investments in our business would be harmed.

Our success depends on our ability to expand our business while maintaining profitability. We may not be able to sustain our growth or achieve profitability on a quarterly or annual basis in future periods. Our future growth and profitability will depend upon a number of factors, including, without limitation:

•	the level of competition in the consumer products industry;

•	our ability to offer new products and to extend existing brands and products into new markets, including international markets;

•	our ability to identify, acquire and integrate strategic acquisitions;

•	our ability to remain competitive in our pricing;

•	our ability to maintain efficient, timely and cost-effective production and delivery of our products;

•	the efficiency and effectiveness of our sales and marketing efforts in building product and brand awareness and cross-marketing our brands;

•	our ability to identify and respond successfully to emerging trends in the consumer products industry;

•	the level of consumer acceptance of our products; and

•	general economic conditions and consumer confidence.

We may not be successful in executing our growth strategy, and even if we achieve our targeted growth, we may not be able to sustain profitability. Failure to successfully execute any material part of our growth strategy would significantly impair our future growth and our ability to make profitable investments in our business.

Our ability to attract, develop and retain talented employees, managers, and key executives is critical to our success.

Our success depends on our ability to attract, develop, and retain talented employees, including executives and other key managers. We have recently experienced turnover in several senior management positions, including our Chief Executive Officer and Chief Financial Officer. The loss of certain key officers and employees, or the failure to attract and develop talented new executives and managers, could have an adverse effect on our business. Our industry is characterized by a high level of employee mobility and aggressive recruiting among competitors for personnel with successful track records. Our ability to attract and retain employees with the requisite experience and skills depends on several factors, including, but not limited to, our ability to offer competitive wages, benefits, and professional growth opportunities. Effective succession planning is also important to our long-term success. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder our strategic planning and execution.

Our foodservice segment is sensitive to safety concerns, including acts of terrorism, unstable political conditions, or public health catastrophes, which could adversely affect our customers’ businesses and could reduce demand for our products.

Within the foodservice industry, the travel and hospitality businesses are sensitive to safety concerns, and these businesses may decline after acts of terrorism, during periods of political instability in which travelers become concerned about safety issues, or when travel might involve health-related risks. For example, sales to the airline industry greatly decreased in response to the terrorist attacks on September 11, 2001, and the security measures implemented in response to such attacks, including removing metal flatware and knives from aboard commercial flights. Acts of terrorism, unstable political conditions, or a public health catastrophe could negatively affect our customers in the foodservice segment and reduce their purchases from us, which could have an adverse impact on our results of operations, financial condition, and liquidity.

If our products do not appeal to a broad range of consumers, our sales and our results of operations would be harmed.

Our success depends on our products’ appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change. If our current products do not meet consumer demands, our sales will decline. In addition, our growth depends upon our ability to develop new products and product improvements, which involve numerous risks. As we grow, our reliance on new products may increase. We may not be able to accurately identify consumer preferences, translate our knowledge into consumer-accepted products, or successfully integrate new products with our existing product platform or operations. We may also experience increased expenses incurred in connection with product development or marketing and advertising that are not subsequently supported by a sufficient level of sales, which would negatively affect our results of operations. Unsuccessful product launches could also result in increased inventory write-downs. We may not be able to successfully develop new products in the future, and our newly developed products may not contribute favorably to our results of operations. Furthermore, product development may divert management’s attention from other business concerns, which could cause sales of our existing products to suffer.

We are subject to certain risks associated with our foreign operations, which could adversely affect our results of operations and financial condition.

We conduct business outside of the United States in Europe, Latin America, the Caribbean, Africa, the Middle East and Asia. As a result, we are subject to risks associated with operating in foreign countries, including:

•	political, social and economic instability in countries where we operate, which may have an adverse effect on both our operations in those countries and in other parts of the world in which we operate;

•	war, civil and political unrest and acts of terrorism;

•	the taking of property by nationalization or expropriation without fair compensation;

•	tax rates in certain foreign countries, which may exceed those in the U.S.;

•	changes in government policies, laws and regulations;

•	delays resulting from difficulty in obtaining export licenses, tariffs and other barriers and restrictions;

•	ineffective intellectual property protection;

•	hyperinflation in certain countries;

•	disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations including the U.S. Foreign Corrupt Practices Act and similar anti-bribery laws;

•	the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems; and

•	complications in complying with a variety of foreign laws and regulations, which may differ from or conflict with U.S. law.

As we continue to expand our business globally, it is increasingly exposed to these risks. Our success will be dependent, in part, on our ability to anticipate and effectively manage these and other risks associated with foreign operations. These and other factors may have a material adverse effect on our international operations or on our business, financial condition, or results of operations as a whole.

We may incur fines or penalties, damage to our reputation or other adverse consequences if our employees, agents or business partners violate, or are alleged to have violated, anti-bribery, competition, or other law.

Our internal controls may not always protect us from reckless or criminal acts committed by our employees, agents or business partners that would violate U.S. or other laws, including world-wide anti-bribery, competition, trade sanctions and regulations, and other related laws. Any such improper actions could subject us to civil or criminal investigations in the U.S. and in other jurisdictions, could lead to substantial civil or criminal monetary and non-monetary penalties against us or our subsidiaries, and could damage our reputation. Even the allegation or appearance of our employees, agents, or business partners acting improperly or illegally could damage our reputation and result in significant expenditures in investigating and responding to such actions.

Product liability claims or product recalls could adversely affect our results of operations or harm our reputation or the value of our brands.

The marketing of our products involves an inherent risk of product liability claims or recalls or other regulatory or enforcement actions initiated by the U.S. Consumer Product Safety Commission, by other regulatory authorities, or through private causes of action. Any defects in products that we market could harm our credibility, adversely affect our relationship with our customers, and decrease market acceptance of our products and the strength of our brand names. We could also be required to recall potentially defective products, which could result in further adverse publicity and significant expenses. We are subject to product liability litigation in the ordinary course of business, and failures of our products in the future may subject us to additional product liability claims and associated litigation. Potential product liability claims may exceed the amount of our insurance coverage or could be excluded under the terms of our insurance policy and could materially damage our business and our financial condition.

If we are unable to protect our intellectual property, or if we are accused of intellectual property infringement, our ability to compete would be negatively impacted.

Our business depends in part on our ability to protect our intellectual property rights. We rely on a combination of patent, trademark, copyright, trade dress and trade secret laws, licenses, and confidentiality and other agreements to protect our intellectual property rights. However, this protection may not be sufficient. Our intellectual property rights may be challenged or invalidated, an infringement suit by us against a third party may not be successful and third parties could adopt trademarks similar to ours. In the past, other companies have infringed upon our trademarks, copied our patented and copyrighted products, and otherwise violated our intellectual property. The cost associated with actively protecting our intellectual property is oftentimes very high in relation to the net sales of a particular product is impacted. Furthermore, we operate in jurisdictions that make it difficult to protect our intellectual property. In addition, we have been accused of infringing or violating the intellectual property rights of third parties in the past and may be accused again. Any such claims, whether or not meritorious, could result in costly litigation. Failure to protect our intellectual property or prevail in any intellectual property litigation could materially and adversely affect our competitive position or otherwise harm our business.

Unexpected equipment failures may lead to production curtailments or shutdowns, which could adversely affect our results of operations.

Our manufacturing processes are dependent upon critical processing equipment, such as furnaces, forming machines, stamping presses, spinning machines and lehrs. This equipment may incur downtime as a result of unanticipated failures, accidents, natural disasters or other force majeure events. We may in the future experience facility shutdowns or periods of reduced production as a result of such failures or events. Unexpected interruptions in our production capabilities would adversely affect our productivity and results of operations for the affected period. We also may face shutdowns if we are unable to obtain enough energy during the peak demand periods.

Fluctuations in currency exchange rates could have an adverse effect on our revenues and results of operations.

We have customers in Europe, Latin America, the Caribbean, Africa, the Middle East, and Asia, which accounted for approximately 11% of our revenues in 2013. Gross sales outside the United States accounted for approximately 18% of our revenues in 2013. We have operations in Canada, China, and Mexico. Our operations outside of the United States accounted for approximately 21% of our operating expenses in 2013 and included operations in Canada, China, Mexico and the United Kingdom. As a result, we generate a significant portion of our revenue and incur a significant portion of our expenses in currencies other than the U.S. dollar. To the extent that we are unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in any such currency could have an adverse effect on our financial results. Currency fluctuations between the U.S. dollar and the currencies of our non-U.S. subsidiaries affect our results as reported in U.S. dollars.

Major fluctuations in the value of the pound, euro, Canadian dollar and peso relative to the U.S. dollar could also reduce the cost competitiveness of our products as compared to foreign competition. For example, if the U.S. dollar appreciates against the pound, euro, Canadian dollar, and peso, the purchasing power of those currencies effectively would be reduced compared to the U.S. dollar, making our U.S.-manufactured products more expensive in, Europe, Canada and Mexico, respectively, compared to the products of local competitors, and making products manufactured by our foreign competitors in those locations more cost-competitive with our U.S. manufactured products. An appreciation of the U.S. dollar against the pound, euro, Canadian dollar, and peso also would increase the cost of U.S. dollar-denominated purchases for our operations in Canada and Mexico, respectively, including raw materials. We would be forced to deduct these cost increases from our results of operations or attempt to pass them along to consumers. These fluctuations could adversely affect our revenues and results of operations.

Fluctuations in buying decisions of our customers and changing policies and requests of our customers could harm our business.

Our consumer segment customers include mass merchants, discount retailers, specialty stores, department stores, grocery stores, and other retailers; our foodservice segment customers include equipment and supply dealers, the hotel and gaming industry, broadline distributors and chain restaurants, airlines, and cruise lines; and

our specialty segment customers include candle and floral wholesalers, direct sellers, industrial lighting manufacturers and distillers, and distributors of premium spirits. Unanticipated changes in purchasing and other practices by our customers, including a customer’s pricing and payment terms, could adversely affect our profitability. Our customers have requested, and may continue to request, increased service and other accommodations, including design services, rebates, volume discounts, payment term discounts, and packaging customization. We may face substantially increased expenses to meet these requests, which would reduce our margins. For example, in the consumer segment, retailers may engage in inventory destocking (which may also affect our specialty segment), impose limitations on shelf space, or use private label brands, and these actions may negatively affect the sales or profitability of our products. As a result of the desire of retailers to more closely manage inventory levels, there is a growing trend among retailers to make purchases on a “just-in-time” basis. This requires us to shorten our lead time for production in certain cases and more closely anticipate demand, which could in the future require us to carry additional inventories. Our success and growth is also dependent on our evaluation of consumer preferences and changing trends.

Many of our customers are significantly larger than we are and have greater financial and other resources and also purchase goods directly from vendors in Asia and elsewhere. Decisions by large customers to increase their purchases directly from overseas vendors could have a material adverse effect on us. Significant changes in or financial difficulties of our customers, including consolidations of ownership, restructurings, bankruptcies, liquidations, or other events, could result in fewer stores selling our products, fewer distributors and foodservice customers ordering our products, an increase in the risk of extending credit to these customers or limitations on our ability to collect amounts due from these customers. Purchases by our customers are generally made using individual purchase orders. As a result, these customers may cancel their orders, change purchase quantities from forecast volumes, delay purchases for a number of reasons beyond our control, or change other terms of their business relationship with us. Significant or numerous cancellations, reductions, delays in purchases, or changes in business practices by customers could have a material adverse effect on our results of operations and financial condition.

In 2013, Wal-Mart Stores, Inc. and its affiliates (including Sam’s Club and Asda Superstore) accounted for approximately 15% of our revenues. A material reduction in purchases by Wal-Mart Stores, Inc. could have a significant adverse effect on our business and results of operations. In addition, pressures by Wal-Mart Stores, Inc. that would cause us to materially reduce the price of our products could result in reductions of our operating margin.

We face intense competition and competitive pressures, which could adversely affect our results of operations and financial condition.

Our business is highly competitive. We compete with many other suppliers, some of which are larger than we are, have greater financial and other resources, employ brands that are more established, have greater consumer recognition or are more favorably perceived by consumers or retailers than our brands. Some of our competitors have invested and continue to invest heavily to achieve increased production efficiencies. Competitors may have incorporated more advanced technology in their manufacturing processes, including more advanced automation techniques. Our labor and energy costs also may be higher than those of some foreign producers of glass tableware. We may not be successful in managing our labor and energy costs, increasing output at our manufacturing facilities, or gaining operating efficiencies that may be necessary to remain competitive. In addition, our products may be subject to competition from low-cost imports that intensify the price competition faced in various markets. Some of our competitors are privately owned and have more latitude to operate than we do as a public company. If we do not successfully compete with these competitors on factors such as new product development, innovation, brand, delivery, customer service, price, and quality, our customers may consider changing manufacturers. Competitive pressures from our competitors could adversely affect our results of operations and financial condition.

We source some of our products from third-party suppliers located in Asia, Europe and Mexico, which reduces our control over the manufacturing process and may cause variations in quality or delays in our ability to fill orders.

We source all of our metal flatware and crystal stemware and much of our dinnerware from third party suppliers located in Asia, Europe and Mexico. We depend on these suppliers to deliver products that are free from defects, comply with our specifications, meet health, safety and delivery requirements, and are competitive in cost. If our suppliers deliver products that are defective or that otherwise do not meet our specifications, our return rates may increase, and the reputation of our products and brands may suffer. In addition, if our suppliers do not meet our delivery requirements or cease doing business with us for any reason, we might miss our customers’ delivery deadlines, which could in turn cause our customers to cancel or reduce orders, refuse to accept deliveries, or demand reduced prices. The overseas sourcing of product subjects us to the numerous risks of doing business abroad, including but not limited to, rapid changes in economic or political conditions, civil unrest, political instability, war, terrorist attacks, international health epidemics, work stoppages or labor disputes, currency fluctuations, increasing export duties, trade sanctions and tariffs, and variations in product quality. We may also experience temporary shortages due to disruptions in supply caused by weather or transportation delays. Even if acceptable alternative suppliers are found, the process of locating and securing such alternatives is likely to disrupt our business, and we may not be able to secure alternative suppliers on acceptable terms that provide the same quality product or comply with all applicable laws. Any of these events would cause our business, results of operations, and financial condition to suffer.

If we or our suppliers are unable to obtain raw materials at favorable prices, it could adversely impact our results of operations and financial condition.

Sand, limestone and soda ash are the principal materials we use in the manufacture of our glassware and crystal products. Resins, clay, flint, aluminum oxide, glass frit and colorants are the principal materials we use in the manufacture of our dinnerware products. Stainless steel, nickel, brass, silver and gold are the principal materials our suppliers use in the manufacture of our flatware and hollowware products. All of these raw materials are purchased in highly competitive, price-sensitive markets, which have historically exhibited price, demand and supply cyclicality. From time to time, some of these raw materials have been in short supply due to weather or other factors, including disruptions in supply caused by raw material transportation or production delays. We may experience shortages of raw materials in the future. If we experience temporary shortages in raw materials, we or our suppliers may be forced to procure materials from alternative suppliers, and they may not be able to do so on terms as favorable as their current terms or at all. If we or our suppliers are unable to purchase certain raw materials required for operations for a significant period of time, our or their operations would be disrupted, and our results of operations would be adversely affected. In addition, material increases in the cost of any of these raw materials on an industry-wide basis would have an adverse effect on our results of operations if we were unable to pass on these increased costs to our customers in a timely manner or at all.

Natural gas, the principal fuel we use to manufacture our glass products, is subject to fluctuating prices that could adversely affect our results of operations and financial condition.

Natural gas is the primary source of energy in most of our glass production processes, and variability in the price for natural gas has had and will continue to have an impact on our profitability. We do not have long-term contracts for natural gas and, as a result, our operating results are strongly linked to the cost of natural gas. We have, from time to time, entered into short-term contracts to hedge certain of our energy costs, including natural gas. For the years ended December 31, 2013 and 2012, we spent approximately $13.2 million and $14.1 million, respectively, on natural gas. Natural gas prices may rise in the future. To the extent that we are not able to offset increases in natural gas prices, such as by passing along the cost to our customers, these increases could adversely impact our margins and results of operations. In addition, potential legislation, regulatory action, and international treaties related to climate change, especially those related to the regulation of greenhouse gases, may result in significant increases in raw material and energy costs. There can be no assurance that we will be able to recoup any past or future increases in the cost of energy and raw materials.

Transportation disruptions and increased transportation costs could adversely affect our business.

We import certain of our products for delivery to our distribution centers, as well as arrange for our customers to import goods to which title has passed overseas or at port of entry. Accordingly, we are subject to risks incidental to such transportation. These risks include, but are not limited to, increases in fuel costs, the availability of ships, increased security restrictions, work stoppages, and carriers’ ability to provide delivery services to meet our shipping needs. We deliver our products to our customers from our distribution centers or make such products available for customer pickup from our distribution centers. Prolonged domestic transportation disruptions, as well as workforce or systems issues related to our distribution centers, could have a negative effect on our ability to deliver goods to our customers.

Our business may be adversely impacted by work stoppages and other labor relations matters.

We are potentially subject to work stoppages and other labor disputes because a significant number of production and maintenance employees at our manufacturing facilities are represented by labor unions. These facilities have experienced work stoppages and strikes in the past, and there potentially could be work stoppages and strikes in the future. Any prolonged work stoppage or strike at any one of our principal manufacturing facilities could have a negative impact on our business, results of operations, or financial condition. We are party to collective bargaining agreements that cover most of our manufacturing employees. Our intent is to negotiate and enter into new collective bargaining agreements with labor unions representing employees at each facility upon expiration of the existing agreements; however, we may be unable to do so without lock-outs, strikes, or work stoppages. We could also experience operating inefficiencies as a result of preparations for disruptions in production, such as increasing production and inventories. Any such disruptions or difficulties could have an adverse impact on our results of operations and financial condition. In addition, we could experience increased operating costs as a result of higher wages or benefits paid to union members upon the execution of new agreements with our labor unions. We may be unable to manage our growth effectively, which would harm our business, results of operations and financial condition.

We may be subject to securities class action lawsuits that could adversely affect our business. This litigation, and potential similar or related litigation, could result in substantial damages and may divert management’s time and attention from our business.

On October 7, 2014, we were named as a defendant in a series of purported class action lawsuits in complaints filed in the United States District Court for the Southern District of Ohio. The complaints allege that we and certain of our current and former executive officers violated Section 10(b) and Section 20(a) of the Exchange Act by issuing allegedly false or misleading statements concerning us. The plaintiffs seek unspecified compensatory damages.

We intend to vigorously defend these claims. Nonetheless, the lawsuits discussed above may result in costly and protracted litigation, which may require significant commitment of our financial and management resources and time. The ultimate outcome of any litigation is uncertain and could result in substantial damages. Either favorable or unfavorable outcomes could have a material negative impact on our financial condition or results of operations, due to defense costs, diversion of management resources and other factors. In addition, we may in the future be the target of securities class action lawsuits similar to those described above.

We rely on increasingly complex information systems for management of our manufacturing, distribution, sales, accounting and other functions. If our information systems fail to perform these functions adequately, or if we experience an interruption in our operations, our business and results of operations could suffer.

All of our major operations, including manufacturing, distribution, sales and accounting, are dependent upon complex information systems. Our information systems are vulnerable to damage or interruption from: earthquake, fire, flood, hurricane and other natural disasters; power loss, computer systems failure, internet and telecommunications or data network failure; and hackers, computer viruses, software bugs or glitches. Any damage or significant disruption in the operation of such systems or the failure of our information systems to perform as expected could disrupt our business or result in decreased sales, increased overhead costs, excess inventory and product shortages. We have taken significant steps to mitigate the potential impact of each of these risks, but these procedures may not be completely successful.

Our products are subject to various health and safety requirements and may be subject to new health and safety requirements in the future, which could have a material adverse effect on our operations.

Our products are subject to certain legal requirements relating to health and safety. These legal requirements frequently change and vary among jurisdictions. Compliance with these requirements, or the failure to comply with these requirements, may have a material adverse effect on our operations. If any of our products become subject to new regulations, or become specifically regulated by additional governmental or other regulatory entities, the cost of compliance could be material. For example, the U.S. Consumer Product Safety Commission (the “CPSC”) regulates many consumer products, including our products sold to our consumer customers. New regulations or policies by the CPSC could require us to change our manufacturing processes, which could materially raise our manufacturing costs. In addition, new regulations could reduce sales of our consumer products. Furthermore, a significant order or judgment against us by governmental or regulatory authority relating to health or safety matters, or the imposition of a significant fine relating to such matters, or a voluntary or mandatory recall of regulated products may have a material adverse effect on our results of operations and financial condition.

Regulation related to environmental and health and safety matters could negatively impact our results of operations and financial condition.

We must comply with extensive laws, rules and regulations in the United States and in each of the countries in which we engage in business regarding environmental matters, such as air, soil, and water quality, waste disposal, and climate change. We must also comply with extensive laws, rules, and regulations regarding safety, health, and corporate responsibility matters. These legal requirements frequently change and vary among jurisdictions. These laws and regulations provide, under certain circumstances, a basis for the remediation of contamination, as well as personal injury and property damage claims. Compliance with these requirements, or the failure to comply with these requirements, may have a material adverse effect on our results of operations and financial condition.

Our operations are subject to the regulatory jurisdiction of the Occupational Safety & Health Administration (“OSHA”). We have incurred fines and penalties from time to time as a result of failures to comply with OSHA standards, none of which have been material individually or in aggregate to date. As a result, we will be subject to more frequent OSHA inspections in the future. Potential additional fines and penalties incurred in connection with future inspections could have a negative impact on our results of operations.

We have incurred, and expect to incur, costs to comply with environmental legal requirements, including requirements limiting greenhouse gas emissions, and these costs could increase in the future. For example the U.S. EPA issued a finding in 2009 that greenhouse gases contribute to air pollution that endangers public health and welfare. The endangerment finding and EPA’s determination that greenhouse gases are subject to regulation under the Clean Air Act, may lead to regulation of stationary sources of greenhouse gas emissions. The failure to comply materially with existing and new laws, rules, and regulations could adversely affect our results of operations and financial condition. Many environmental legal requirements provide for substantial fines, orders, and criminal sanctions for violations. In addition, certain environmental laws impose strict liability and, under certain circumstances, joint and several liability on current and prior owners and operators of these sites, as well as persons who sent waste to them, for costs to investigate and remediate contaminated sites. These legal requirements may apply to conditions at properties that we presently or formerly owned or operated, as well as at other properties, for which we may be responsible, including those at which wastes attributable to us were disposed. Historically, we have incurred costs and capital expenditures in complying with these laws and regulations, including at a former ceramics facility in Buffalo, New York, and a silverware manufacturing plant in Sherrill, New York. A significant order or judgment against us, the loss of a significant permit or license or the imposition of a significant fine may have a material adverse effect on our results of operations and financial condition.

We are subject to laws and regulations governing the internet and e-commerce and may be subject to future laws and regulations governing the Internet and e-commerce, which could have a material adverse effect on our operations.

We are subject to laws and regulations governing the internet and e-commerce. These existing and future laws and regulations may impede the growth of the internet or other online services. These regulations and laws may cover taxation, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services, broadband residential internet access and the characteristics and quality of products and services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, and personal privacy apply to the internet and e-commerce. Unfavorable resolutions of these issues would harm our business. This could, in turn, diminish the demand for our products on the internet and increase our cost of doing business.

A substantial portion of our operating income is derived from license fees. Any significant or material reduction of these fees or any failure by licensees to adequately promote our brands could have a material adverse effect on our results of operations.

We have entered into license agreements under which we license the ONEIDA® trademark for use by third parties on their products, and a substantial portion of our operating income is derived from license fees under these agreements. License fees from these third parties represented $6.5 million or 1.5% of our consolidated revenues and 52.9% of our consolidated operating income for 2013. We have granted Robinson Home Products, Inc., our largest licensee by revenues, the exclusive right to market ONEIDA® branded flatware, dinnerware, glassware, kitchen tools and accessories and table linens in the consumer sales channels (excluding e-commerce) in the U.S. In 2013, we recognized $6.0 million in license fees from Robinson Home Products, which represented 1.4% of our consolidated revenues and 48.7% of our consolidated operating income for 2013. If we were to lose our license fees from Robinson Home Products due to a change in our relationship with them or in their business, we would seek to terminate our agreement with them and either market the ONEIDA® branded products directly in our Consumer segment or enter into an alternative arrangement with a new licensee, either of which would result in a disruption in royalty payments the significance and duration of which could have a material adverse effect on our operating income and results of operations for the period in which this disruption occurs. Furthermore, if Robinson Home Products fails to adequately promote the ONEIDA® branded products or otherwise fails to maximize the value of the ONEIDA® brand in the market, it could be costly and difficult for us to enforce or terminate the licensing agreement with them, and it could have a material adverse effect on our operating income and results of operation.

Our pension plans are underfunded and, in the future, the underfunding levels of our pension plans and our pension expense could materially increase.

Many of our employees participate in, and many of our former employees are entitled to benefits under, funded and unfunded defined benefit pension plans and post-retirement welfare plans. All of our U.S. defined benefit pension plans are frozen. Over time, we have experienced periods of declines in interest rates and pension asset values. As a result, our pension plans and our other-postretirement benefit plans are underfunded. Further declines in interest rates or the market value of the securities held by the plans, or certain other changes, could materially increase the underfunded status of our plans in 2014 and beyond and affect the level and timing of required contributions in 2015 and beyond. The current underfunded status of our pension plans will, and a further material increase in the underfunded status of the plans would, significantly increase our required contributions and pension expense, and could impair our ability to achieve or sustain future profitability and could adversely affect our financial condition. The unfunded amount of the projected benefit obligation for our global defined benefit pension and post-retirement welfare plans was $13.0 million and $20.5 million at December 31, 2013 and December 31, 2012, respectively. We currently estimate that we will be required to make contributions to the global funded defined benefit pension plans of approximately $2.0 million in 2014.

Charges related to employee pension and other-postretirement benefit plans resulting from market risk and headcount realignment may adversely affect our results of operations and financial condition.

In connection with our employee pension and other-postretirement benefit plans, we are exposed to market risks associated with changes in the various capital markets. Changes in long-term interest rates affect the discount rate that is used to measure our obligations and related expense. To the extent that we experience headcount changes, we may incur further expenses related to our employee pension and other-postretirement benefit plans that could have a material adverse effect on our results of operations and financial condition.

Our ability to recognize the benefit of deferred tax assets is dependent upon future taxable income and the timing of difference reversals.

We recognize the expected future tax benefit from deferred tax assets when realization of the tax benefit is considered more likely than not. Otherwise, a valuation allowance is applied against deferred tax assets. Assessing the recoverability of deferred tax assets requires management to make significant estimates related to expectations of future taxable income and the timing of reversals of temporary differences. To the extent that these factors differ significantly from estimates, our ability to realize the deferred tax assets could be impacted.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002.

We are subject to Section 404 of the Sarbanes-Oxley Act of 2002. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those that were required of Former EveryWare as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to EveryWare. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock.

If our goodwill, other intangible assets and indefinite-lived assets become impaired, we may be required to record significant charges to earnings.

We review our definite-lived intangible assets for recoverability whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. We review goodwill and indefinite-lived intangible assets for impairment annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Factors that may be considered a change in circumstances indicating that the carrying amount of our goodwill or indefinite-lived intangible assets may not be recoverable include slower growth rates in our markets, reduced expected future cash flows and a decline in stock price and market capitalization. We consider available current information when calculating our impairment charge. If there are indicators of impairment, our long-term cash flow forecasts for our operations deteriorate or discount rates increase, we may be required to recognize additional impairment charges in later periods. In light of our higher than expected losses in the previous and current quarter and expected losses going forward, we recognized an impairment of $0.1 million relating to our international goodwill and $3.1 million relating to our tradename and tradename licenses in the three months ended June 30, 2014.

Requirements associated with being a public company have, and will continue to, increase our costs significantly and divert significant resources and management attention.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the other rules and regulations of the SEC and the rules and regulation of The NASDAQ Stock Market (“NASDAQ”). We have made, and will continue to make, changes in our corporate governance, corporate internal controls, internal audit, disclosure controls and procedures and financial reporting and accounting systems to manage our growth and our obligations as a public company. However, the expenses that will be required in order to adequately manage our obligations as a public company could be material. Compliance with the various reporting and other requirements applicable to public companies will also require considerable time and attention of management. We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs, or the degree of impact that our management’s attention to these matters will have on our business. In addition, the changes we make may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis. In addition, being a public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as executive officers.

Many of our competitors are not subject to these requirements, because they do not have securities that are publicly traded on a U.S. securities exchange or other securities exchanges. As a result, these competitors are not subject to the risks identified above. In addition, the public disclosures that we are required to provide pursuant to the SEC’s rules and regulations may furnish our competitors with greater competitive information regarding our operations and financial results than we are able to obtain regarding their operations and financial results, thereby placing us at a competitive disadvantage.

Risks Related to Our Common Stock

The market price of our common stock may decline.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. The trading price of our shares has been subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the consumer goods market in general;

•	operating and stock price performance of other companies that investors deem comparable to the Company;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving the Company;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our common stock available for public sale;

•	any major change in our board or management;

•	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and NASDAQ have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Concentration of ownership of our common stock may have the effect of delaying or preventing a change in control.

As of October 13, 2014, the MCP Funds owned approximately 59% of our outstanding common stock (and beneficially owned approximately 66% of our common stock). As a result, the MCP Funds have the ability to determine the outcome of corporate actions of the Company requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.

We are currently a “controlled company,” controlled by the MCP Funds, whose interests in our business may be different from those of other stockholders.

With their current stock ownership level, the MCP Funds will be able to control virtually all matters requiring stockholder approval, including amendments to our certificate of incorporation and bylaws and approval of significant corporate transactions, including mergers and sales of substantially all of our assets.

Because of the equity ownership of the MCP Funds, we are considered a “controlled company” for purposes of the NASDAQ listing requirements. As such, we are exempt from the NASDAQ corporate governance requirements that our Board of Directors meet the standard of independence established by those corporate governance requirements and are exempt from the requirements that we have separate compensation and nominating and corporate governance committees made up entirely of directors who meet such independence standards. The NASDAQ independence standards are intended to ensure that directors who meet the independence standards are free of any conflicting interest that could influence their actions as directors. It is possible that the interests of the MCP Funds may in some circumstances conflict with our interests and the interests of our other stockholders.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act enacted in April 2012, and for so long as we continue to be an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” We will remain an “emerging growth company” for up to five years following the completion of our initial public offering or until we achieve total annual gross revenues in excess of $1.0 billion during a fiscal year or become a large accelerated filer as a result of achieving a public float of at least $700 million as of the end of a second fiscal quarter. In addition, we can cease to be an emerging growth company earlier than the normal five year term if we have issued more than $1 billion in non-convertible debt during the preceding three year period.

The exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If we choose not to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, our auditors will not be required to attest to the effectiveness of our internal controls over financial reporting. As a result, investors may become less comfortable with the effectiveness of our internal controls and the risk that material weaknesses or other deficiencies in our internal control go undetected may increase. If we choose to continue to provide reduced disclosures in our periodic reports and proxy statements while we are an emerging growth company, investors would have access to less information and analysis about our executive compensation, which may make it difficult for investors to evaluate our executive compensation practices. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions and provide more limited disclosure. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. Under Section 107(b) of the Jumpstart Our Business Startups Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail our self of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We have outstanding warrants that are exercisable for our common stock. If they are exercised it would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

As of October 13, 2014, we had outstanding warrants to purchase an aggregate of 7,396,674 shares of our common stock at an exercise price of $0.01 per shares. In addition, as of October 13, 2014, we had 11,676,667 outstanding warrants to purchase one half shares of our common stock at an exercise price of $6.00 per half share of common stock. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the holders of common stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our Board of Directors. These provisions include:

•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our Board of Directors;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the exclusive right of our Board of Directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our Board of Directors;

•	the ability of our Board of Directors to determine whether to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•	the requirement that a special meeting of stockholders may be called only by the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	controlling the procedures for the conduct and scheduling of stockholder meetings;

•	providing that directors may be removed prior to the expiration of their terms by stockholders only for cause; and

•	advance notice procedures that stockholders must comply with in order to nominate candidates to our Board of Directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of 66 2/3% of the disinterested holders of our outstanding common stock. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

Future sales of our common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

We are party to a registration rights agreement with certain of our stockholders, including the MCP Funds. Pursuant to the registration rights agreement, we have agreed to file one or more registration statements to permit the resale of an aggregate of 23,814,620 shares subject to such agreement (the “registrable securities”). See “Certain Relationships and Related Party Transactions—Registration Rights.”

The holders of registrable securities may sell additional stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in our stock price or putting significant downward pressure on the price of our stock.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover us were to cease covering us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Registration of the shares underlying the warrants and a current prospectus may not be in place when an investor desires to exercise warrants. If our common stock is delisted from NASDAQ, we may, at our option, require holders of public warrants who exercise such warrants to do so on a “cashless basis,” and in such event we would not be required to maintain in effect a current registration statement for the common stock issuable upon exercise of the warrants. If an exemption from registration is not available, this may prevent an investor from being able to exercise its warrants, possibly resulting in such warrants expiring worthless.

Under the warrant agreement, we are obligated to use our best efforts to maintain the effectiveness of a registration statement under the Securities Act, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of, and subject to certain exceptions contained in, the warrant agreement.

We are required to permit holders to exercise their warrants on a “cashless basis.” In addition, if our common stock is delisted from NASDAQ and no longer satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may require public warrantholders who exercise warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act. In such event, we would not be required to file or maintain in effect a registration statement for the common stock issuable upon exercise of the warrants, which means that we would not be required to maintain the effectiveness of the registration statement of which this prospectus is a part. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the shares issuable upon such exercise are registered or qualified under the Securities Act and securities laws of the state of the exercising holder to the extent an exemption is unavailable. In no event will we be required to issue cash, securities or other compensation in exchange for the warrants in the event that the shares underlying such warrants are not registered or qualified under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or deemed exempt, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

Pursuant to the warrant agreement, as amended, a warrantholder may exercise its warrants for only a whole number of shares of common stock.

Pursuant to the warrant amendment, a warrantholder may exercise its warrants only for a whole number of shares of our common stock. This means that only an even number of warrants may be exercised at any given time by the warrantholder. For example, if a warrantholder holds one warrant to purchase one-half of a share of our common stock, such warrant shall not be exercisable. If a warrantholder holds two warrants, such warrants will be exercisable for one share of our common stock.

We may redeem the public warrants prior to their exercise at a time that is disadvantageous to warrantholders, thereby making their warrants worthless.

We have the ability to redeem the outstanding public warrants prior to their expiration at a price of $0.01 per warrant, provided that (i) the last reported sale price of our common stock equals or exceeds $18.00 per share for any 20 trading days within the 30 trading-day period ending on the third business day before we send the notice of such redemption and (ii) on the date we give notice of redemption and during the entire period thereafter until the time the warrants are redeemed, there is either an effective registration statement under the Securities Act covering the shares of our common stock issuable upon exercise of the public warrants and a current prospectus relating to them is available or we have elected to permit holders to exercise their warrants on a “cashless basis”. Redemption of the outstanding public warrants could force holders of public warrants:

•	to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so;

•	to sell their warrants at the then-current market price when they might otherwise wish to hold their warrants; or

•	to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Specifically, forward-looking statements may include statements relating to:

•	our future financial performance;

•	changes in the market for our products;

•	our expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause our actual results, performance, or achievements to differ materially from any expected future results, performance, or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These risks and uncertainties include, but are not limited to:

•	the level of demand for our products;

•	competition in our markets;

•	our ability to grow and manage growth profitably;

•	our ability to access additional capital;

•	changes in applicable laws or regulations;

•	our ability to attract and retain qualified personnel;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties indicated in this prospectus, including those under “Risk Factors.”

There is no assurance that our expectations will be realized. If one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated, or projected. Such risks and uncertainties also include those set forth under “Risk Factors” herein and in the documents herein. Our forward-looking statements speak only as of the time that they are made and do not necessarily reflect our outlook at any other point in time. Except as required by law or regulation, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or for any other reason.

MARKET PRICE OF OUR COMMON STOCK

Our common stock trades on the NASDAQ Global Market under the symbol “EVRY.” Prior to our initial public offering (“IPO”) and the first separation of our units, there was no public market for our common stock. As of October 13, 2014, there were approximately 35 holders of record of our common stock. The number of holders of record is based upon the actual number of holders registered at such date and does not include holders of shares in “street name” or persons, partnerships, associates, corporations, or other entities identified in security position listings maintained by depositories.

The table below sets forth for the periods indicated the high and low sales prices per share of our common stock reported on the NASDAQ for the periods set forth below.

	Common Stock Price Range
	High	Low
2013
First Quarter	$9.89	$9.75
Second Quarter	$12.52	$9.33
Third Quarter	$13.74	$9.70
Fourth Quarter	$11.48	$7.08
2014
First Quarter	$8.67	$3.93
Second Quarter	$4.77	$0.67
Third Quarter	$3.94	$1.30
Fourth Quarter (through October 28, 2014)	$2.70	$1.26

The last reported sale price of our common stock on October 28, 2014 was $1.60 per share.

USE OF PROCEEDS

We will receive the proceeds from the exercise of the warrants, but not from the sale of the underlying shares of our common stock. We intend to use the cash proceeds from the exercise of the warrants for general corporate purposes, including working capital, sales and marketing activities, general and administrative matters, repayment of indebtedness and capital expenditures. We may also use a portion of the proceeds to acquire or invest in complementary products or businesses. Our management will have broad discretion over the uses of the proceeds from the exercise of the warrants. Pending these uses, we intend to invest the proceeds from the exercise of warrants in short-term, investment-grade, interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government. Assuming the exercise of all the warrants for cash, we will receive proceeds of approximately $70.1 million.

There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of warrants will decrease.

DIVIDEND POLICY

We paid dividends to our equity holders of approximately $10.3 million for the year ended December 31, 2012; however, we do not anticipate paying dividends in the foreseeable future. Any future payment of dividends is within the discretion of the Board of Directors and will depend upon, among other factors, the capital requirements, operating results and our financial condition. In addition, our ability to pay cash dividends is limited under the terms of our debt agreements, as described in more detail under “Management’s Discussion and Analysis—Liquidity and Capital Resources—Debt and Credit Facilities.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2014. You should read the following table in conjunction with “Selected Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed combined financial statements and the related notes in this prospectus.

As of June 30, 2014
(dollars in thousands)
Cash	$4,346

Debt, including current portion:
Short Term:
U.K. short term borrowing (1)	5,847
Long Term:
Term Loan	247,499
ABL revolving credit facility (2)	26,584
Note payable (3)	600
Capitalized leases	41

Total debt, including current portion	280,571
Stockholders’ deficit	(126,232)

Total capitalization	$154,339

(1)	On August 21, 2014, we sold our U.K. business, repaid this indebtedness in full and terminated this facility.
(2)	Provides up to $55.0 million of borrowing capacity, subject to certain “borrowing base” limitations. As of June 30, 2014, we had additional borrowing capacity of $11.0 million. We use the ABL revolving credit facility primarily for seasonal borrowing purposes. Our borrowing needs are typically higher in the third quarter than in other periods.
(3)	Consists of a promissory note issued by Oneida to the Pension Benefit Guaranty Corporation, which is payable in equal installments annually over 10 years.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our Condensed Consolidated Financial Statements and the related notes thereto included in this prospectus and our audited financial statements and the related notes included in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ from those anticipated in these forward-looking statements as a result of many factors. See the section entitled “Risk Factors” for additional information regarding risk factors that may impact our estimates.

Company Overview

We are a leading marketer of tabletop and food preparation products for the consumer, foodservice, and specialty markets. We operate our business in four segments: consumer, foodservice, specialty, and international. International includes all countries in which we operate other than the U.S. and Canada.

We offer a comprehensive line of tabletop and food preparation products, such as bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, banquetware, and hollowware; premium spirit bottles; cookware; gadgets; candle and floral glass containers; and other kitchen products. We market our products globally under the Anchor Hocking®, Anchor®, Anchor Home®, FireKing®, ONEIDA®, Buffalo China®, Delco® and Sant’ Andrea® brands; and in Latin America under the Anchor Hocking®, ONEIDA® and W.A. Rogers® brands. Our customers range from Fortune 500 companies to medium and small-sized companies in the consumer, foodservice, business-to-business, and e-commerce channels. We own and operate two glass manufacturing plants in the U.S., in Lancaster, Ohio, and Monaca, Pennsylvania. We also source a variety of tableware products from third parties, primarily in Asia and Europe.

Special Note Regarding Smaller Reporting Company Status

We are considered a “smaller reporting company” under applicable regulations of the SEC and are therefore eligible for relief from certain disclosure requirements. In accordance with such provisions, we have elected to provide our audited consolidated statements of operations and comprehensive (loss), cash flows and changes in stockholders’ equity for two, rather than three, years. As a result, we provided a discussion of changes in results of operations and cash flows for two, rather than three, years in this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Basis of Presentation

Oneida Acquisition

On November 1, 2011, Universal Tabletop, Inc. (“Universal”), a subsidiary of EveryWare LLC (f/k/a EveryWare Global, Inc.) (“Former EveryWare”), acquired 100% of the capital stock of Oneida in a reverse subsidiary merger transaction (the “Oneida Merger”). At the time of the Oneida Merger, Monomoy Capital Partners II, L.P. (“MCP II”) owned all of the outstanding equity of Former EveryWare. The Oneida Merger was accounted for as a business combination using the purchase method of accounting, with the purchase price allocated to the net assets acquired (assets acquired less liabilities assumed) based on estimated acquisition date fair values. The purchase price paid by Universal to acquire Oneida and related purchase accounting adjustments resulted in a new basis of accounting for the successor entity.

Combination of Anchor and Oneida

On March 23, 2012, Anchor Holdings merged into Former EveryWare (the “Anchor Merger”). An affiliate of MCP II owned approximately 93% of the outstanding Anchor equity interests at the time of the Anchor Merger. The Anchor Merger was considered a transaction between entities under common control of Monomoy

Capital Management under ASC 805, Business Combinations. As a result, the Anchor Merger did not result in a new basis of accounting and the assets and liabilities of Anchor Holdings, and Oneida were reflected at historical cost. Although Anchor Holdings was not the legal acquirer, it was treated as the acquiring entity for accounting purposes. Former EveryWare’s audited 2012 financial statements reflect the combined activity from Oneida and Anchor Hocking for the full year ended December 31, 2012.

Business Combination with ROI Acquisition Corp.

On May 21, 2013, we completed the Business Combination. As part of the Business Combination, Former EveryWare became a wholly owned subsidiary of ROI and then converted to a limited liability company, and ROI changed its name to EveryWare Global, Inc. In connection with the closing, we redeemed a total of 4,679,627 shares of common stock pursuant to the terms of our pre-merger charter, resulting in a total payment to redeeming stockholders of $46.7 million. In the Business Combination, we paid the following consideration to the former equity holders of Former EveryWare: (i) $90.0 million in aggregate cash consideration, (ii) 12,190,000 shares of common stock and (iii) 3,500,000 additional shares of common stock that are subject to forfeiture in the event that the trading price of our common stock does not exceed certain price targets subsequent to the closing (the “Earnout Shares”). Additionally, the sponsors of ROI hold 267,380 and 284,091 shares that vest at $12.50 and $15.00, respectively, under the same conditions as the Earnout Shares issued to the Former EveryWare stockholders. Subsequently, on July 15, 2013, 1,000,000 of the Earnout Shares vested due to the trading price of the Company’s common stock exceeding $11.00 per share for the required period. On August 5, 2013, 1,500,000 of the Earnout Shares and 17,380 shares held by sponsors of ROI vested due to the trading price of the Company’s common stock exceeding $12.50 per share for the required period.

Management has concluded that Former EveryWare was the accounting acquirer based on its evaluation of the facts and circumstances of the acquisition, and has accounted for the Business Combination as a recapitalization. See Note 4 to our audited consolidated financial statements included in this prospectus.

In connection with the closing of the Business Combination, we entered into an amendment to our Warrant Agreement, dated as of February 22, 2012, with Continental Stock Transfer & Trust Company, as warranty agent, which reduced by 50% the number of shares of common stock for which the warrants are exercisable (so that each warrant is exercisable for one-half share instead of one share), with the warrant price being reduced proportionately to $6.00 per half share, provided that each warrant would be entitled to receive a cash distribution of $0.50 per warrant as soon as reasonably practicable following the closing of the Business Combination, and made certain other amendments. In addition, we issued as aggregate of 1,650,000 shares of common stock at a price of $10.00 per share to Clinton Magnolia Master Fund, Ltd. and Clinton Spotlight Master Fund, L.P.

Recent Events and Outlook

During the three months ended June 30, 2014, we made the decision to shut down production for a period of time at our two U.S. manufacturing facilities to preserve cash and reduce inventory. As a result of the shutdown, which began on approximately May 15, 2014, we furloughed approximately 1,200 employees; however distribution and shipping operations were uninterrupted during that time. We restarted two out of three furnaces at our Lancaster facility on July 14, 2014. We had previously shut down the third furnace indefinitely. All production lines at our Monaca facility were restarted on July 21, 2014.

As a result of the production shut down and because certain of our manufacturing costs and a significant portion of our selling, general and administrative expenses are fixed, lower production levels had a negative impact on gross margin and cash flow for the three and six months ended June 30, 2014, due to lower overhead absorption which increased our cost of sales by approximately $9.1 million and $16.3 million, respectively. See “Results of Operations—Cost of Sales” below. In addition, because the shutdown of our facilities discussed above impacted a significant portion of the month of July, there will be a negative impact on our operating income for fiscal quarter ending September 30, 2014, due to lower overhead absorption which will increase our cost of sales.

In addition, as a result of the factory shut down, total net inventory decreased $23.4 million and $32.1 million from the period ended March 31, 2014 and June 30, 2013, respectively. Going into the fall holiday season, our inventory levels are below historic levels, and we anticipate running our furnaces at capacity to fulfill our orders in the second half of the year.

Our current key operational initiatives include (i) improving product margins (ii) realigning manufacturing capacity with demand, and (iii) reducing our cost structure. We have recently implemented initiatives including workforce, salary and benefit reductions, reduction in facility expenses, improved vendor payment terms and elimination of negative margin business. Going forward we will also focus on improving our customer service levels and restoring customer confidence.

During the six months ended June 30, 2014, we announced plans to sell our regional office in Oneida, New York, and close a smaller satellite office in Melville, New York, as part of our ongoing integration of the Oneida business.

We are also in the process of evaluating our international operations. As a result of this process, on August 21, 2014, we sold our indirect, wholly owned subsidiary, Oneida International Limited, which comprised our U.K. operations. In addition, during the fiscal quarter ending June 30, 2014, we decided to terminate our interest in our EveryWare Global Brasil Distribuidora, Ltda joint venture, in an effort to preserve cash and focus on our core markets. We expect to complete the dissolution over the balance of 2014. In connection with the dissolution of the joint venture we recorded an $0.3 million charge to write down our investment in the joint venture and anticipate that we will liquidate the remaining working capital during the balance of 2014.

Trends

Market conditions in North America gradually improved during the first half of 2013; however, the macroeconomic business environment in North America became more challenging during the third and fourth quarters of 2013 as consumer sentiment declined and the threat of a federal government shut down slowed consumer and business spending. In Western Europe, stagnant economic conditions continue to present challenges to achieving our international segment growth goals. Volume growth in our specialty and international segments, including the impact of our U.K. acquisition, offset the challenging macroeconomic business environment for our consumer and foodservice segments, principally in North America. We continue to manage our cost structure and leverage our global footprint in an effort to improve our overall profitability.

In the second quarter of this year, market conditions gradually improved after a difficult first quarter during which consumer sentiment and major retailer and restaurant demand declined as adverse weather conditions impacted store and restaurant traffic. Specifically in the foodservice segment, same store sales were marginally up from the first quarter of 2014 with an expected acceleration in the second half of the year. Retail sales also increased by single digits in the second quarter as improving consumer confidence positively impacted store traffic.

In addition, as part of our initiatives to improve profitability and preserve cash, we made the decision to no longer pursue some lower margin business and instituted a temporary plant shut down. As a result of these factors, our net sales were down l.0%.

New Equity Investment and Credit Agreement Amendments

On July 30, 2014, we received a new equity investment from Monomoy Capital Partners, L.P., Monomoy Capital Partners II, L.P. and certain of their affiliated funds (the “Monomoy Funds”) to provide us with additional liquidity to operate our business and entered into amendments to our Term Loan Agreement and ABL Agreement. In connection with these transactions, (i) Monomoy invested $20.0 million in return for our Series A Senior Redeemable Preferred Stock (the “Sponsor Preferred”) and warrants to purchase 4,438,004 shares of our common stock at a purchase price of $0.01 per share (the “Sponsor Warrants”), and (ii) the lenders under the Term Loan agreed to certain waivers and amendments to our Term Loan Agreement and (iii) we issued warrants (the “Lender Warrants”) to purchase an aggregate of 2,958,670 shares of our common stock at an exercise price of $0.01 per share, to the lenders under the Term Loan. See “-Liquidity and Capital Resources.”

We are currently evaluating the accounting impact of the equity investment and credit agreement amendments on our consolidated financial statements and footnote disclosures, including the treatment of deferred financing fees and other third party costs as a result of the new equity investment and credit agreement amendments that closed on July 30, 2014.

Sale of U.K. Business

On August 21, 2014, we announced that Oneida UK Limited, an indirect, wholly owned subsidiary of EveryWare Global, Inc., sold the share capital of Oneida International Limited pursuant to the Share Purchase Agreement with HUK 54 Limited, a subsidiary of Hilco Capital Limited, for consideration of an aggregate of £3.7 million consisting of indebtedness repaid by HUK 54 Limited at closing, including amounts due to the Company and the repayment of Oneida’s revolving credit facility with Burdale Financial Limited. Oneida comprised the Company’s business in the United Kingdom. The Sale did not include the right to license the ONEIDA®, Anchor Hocking® or Sant’ Andrea® brands, which are retained by the Company, subject to a four month exclusive European and Middle East license and subsequent sell off right.

Factors that Impact Operating Results Macroeconomic Factors Impacting

Revenue

Our operations and financial performance are directly impacted by changes in the retail and foodservice industries, which in turn are impacted by changes in the economy. The retail and foodservice industries are directly affected by general economic factors including recession, inflation, deflation, new home sales and housing starts, levels of disposable income, consumer credit availability, consumer debt levels, unemployment trends, and other matters that influence consumer spending. Any significant downturn in the economy may significantly lower consumer discretionary spending, which may in turn lower the demand for our products, particularly in our consumer segment.

In particular, demand for our consumer products is correlated to the strength of the housing industry because consumers are more likely to purchase tabletop, food preparation, and pantry products in connection with purchasing a new home. When home sales and housing starts are weak, demand for our products can be adversely affected.

Expenditures in the foodservice industry are also affected by discretionary spending levels and may decline during a general economic downturn. Hotels, airlines, and restaurants are less likely to invest in new flatware, dinnerware, barware, hollowware, and banquetware when there is a slowdown in their industry. For example, demand for our products in both the retail and foodservice businesses, which are critical to our success, was significantly impacted by the global economic recession in 2008 and 2009.

Demand for our products is also impacted by seasonality, primarily in the consumer segment. Second half consumer sales typically account for 60% of the full year sales (with approximately a third of total year sales occurring in the fourth quarter). Historically, we have increased inventory levels during the summer months in preparation for the late third and fourth quarter consumer sales. However, as discussed above, as part of our efforts to realign manufacturing capacity with demand, we temporarily shut down operations for a portion of the second and third quarter of 2014 and anticipate that we will run our furnaces at capacity for the balance of the year to fill customer orders. Consumer seasonality is driven primarily by baking and dining product lines sold during the autumn as customers prepare for heavy consumer sales coinciding with the holidays. Specialty sales are typically slightly heavier in the second half of the year, versus the first half. Seasonality in our specialty segment is primarily driven by the Candle/Floral product lines.

Key Components of our Consolidated Statements of Operations

Revenues

We derive our revenue from the sale of tabletop and food preparation products and license fees. Net sales represent total charges to customers, excluding rebates, allowances, charge-backs, and other credits and includes freight charged to customers as applicable. Our license revenue results from royalty payments from licensing our ONEIDA® brand to third-parties, with the majority of our license revenue coming from one licensee, Robinson Home Products, Inc. See Note 2 to the consolidated financial statements included in this prospectus, for a description of our revenue recognition policies.

Revenue “excluding currency fluctuations” in this Management’s Discussion and Analysis of Financial Condition and Results of Operations is calculated by translating current period results in local currency using the comparable prior year period’s currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Costs of Sales and Expenses

Cost of sales includes product costs such as products purchased for resale, material costs such as raw materials and supplies, direct and indirect labor and overhead, and freight costs. Purchasing, receiving, and inspection costs are considered cost of sales. Cost of sales also includes license fees paid to owners of intellectual property used in our products and royalty payments or commissions paid to secure product design rights. Gross margin is defined as total revenues less cost of sales.

Operating expenses include selling, distribution, and administrative expense, which includes selling, distribution, and administrative salaries and expenses, as well as related employee benefits and travel expenses, promotional expenses, operating supplies in distribution, warehousing costs, advertising costs, professional fees, transaction costs, and management fees.

Results of Operations

The table below sets forth our results of operations for the periods indicated.

	Fiscal Year				Six Months Ended June 30,
	2013	%	2012	%	2014	%	2013	%
Total revenues	$439,809	100.0	$421,689	100.0	$194,636	100.0	$200,189	100.0
Cost of sales	341,836	77.7	315,609	74.8	169,128	86.9	146,211	73.0

Gross margin	97,973	22.3%	106,080	25.2%	25,508	13.1%	53,978	27.0%
Operating expenses:
Selling, distribution and administrative expenses	84,453	19.2	86,246	20.5	54,485	28.0	38,859	19.4
Restructuring expense	290	0.1	612	0.1	191	0.1	(120)	(0.1)
Loss (gain) on disposal of assets	36	—	114	—	180	0.1	(4)	—
Long-lived asset impairment	908	0.2	—	—	2,231	1.1	—	—
Goodwill, intangible asset impairment	—	—	—	—	3,216	1.7	—	—

Total operating expenses	85,687	19.5%	86,972	20.6%	60,303	31.0%	38,735	19.3%

Income (loss) from operations	12,286	2.8	19,108	4.6	(34,795)	(17.9)	15,243	7.7
Other expense (income), net	(10)	—	1,114	0.3	(443)	(0.2)	218	0.1
Gain on bargain purchase	(1,150)	(0.3)	—	—	—	—	—	—
Interest expense	28,322	6.4	22,536	5.3	11,168	5.7	16,788	8.4

Loss before income taxes	(14,876)	(3.3)%	(4,542)	(1.0)%	(45,520)	(23.4)%	(1,763)	(0.8)%
Income tax (benefit) expense	2,542	0.6	(585)	(0.1)	19,773	10.2	240	0.1

Net Loss	(17,418)	(3.9)	(3,957)	(0.9)	(65,293)	(33.6)	(2,003)	(0.9)
Less: Non-controlling interest in subsidiary’s loss	(17)	—	—	—	(56)	—	—	—

Net loss attributable to common stockholders	$(17,401)	(3.9)%	$(3,957)	(0.9)%	$(65,237)	(33.6)%	$(2,003)	(0.9)%

EBITDA (1)	$29,668	6.7	$32,591	7.7	$(24,998)	(12.8)	$22,896	11.4
Adjusted EBITDA (1)	$47,551	10.8	$43,890	10.4	$(6,194)	(3.2)	$26,218	13.1

(1)	For a reconciliation from our net loss attributable to common stockholders to EBITDA and Adjusted EBITDA, see “—Reconciliation of Non-GAAP Financial Measures to GAAP Measures” following the discussion of our results of operations.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Total Revenues. Net sales by segment, as a percentage of total revenues, and net sales change in dollars and percentage for the year ended December 31, 2013, compared to the year ended December 31, 2012 were as follows:

	2013	%	2012	%	Change	%
Net Sales
Consumer	$155,663	35.3%	$156,651	37.2%	(988)	(0.6)%
Foodservice	126,510	28.8	128,345	30.4	(1,835)	(1.4)
Specialty	101,429	23.1	97,897	23.2	3,532	3.6
International	49,702	11.3	31,889	7.6	17,813	55.9

Total segment net sales	433,304	98.5	414,782	98.4	18,522	4.5
License fees	6,505	1.5	6,907	1.6	(402)	(5.8)

Total revenues	$439,809	100.0%	$421,689	100.0%	$18,120	4.3%

Total revenue increased $18.1 million, or 4.3%, from $421.7 million for the year ended December 31, 2012 to $439.8 million for the year ended December 31, 2013. The increase in total revenue was driven by increases in net sales in our Specialty and International segments partially offset by a decrease in revenues in our Consumer and Foodservice segments. Within our business segments, revenues for 2013 as compared to 2012 were as follows:

•	Consumer—Consumer segment revenues decreased $1.0 million, or 0.6%, from $156.7 million for the year ended December 31, 2012 to $155.7 million for the year ended December 31, 2013. The change in net sales was primarily driven by lower sales to our customers in Canada, as the retail market in Canada has experienced significant change and disruption due to chain store closings and new entrants in 2013, which was partially offset by growth in our beverageware, storage, and dinnerware sales, particularly to our largest customer.

•	Foodservice—Foodservice segment revenues decreased $1.8 million, or 1.4%, from $128.3 million for the year ended December 31, 2012, to $126.5 million for the year ended December 31, 2013. The change in net sales was primarily driven by a decrease in sales to our distribution customers and consolidation within the airline industry. Partially offsetting the decrease was an increase in net sales to our restaurant customers that was driven by our expanded beverageware offerings in this segment.

•	Specialty—Specialty segment revenues increased $3.5 million, or 3.6%, from $97.9 million for the year ended December 31, 2012, to $101.4 million for the year ended December 31, 2013, primarily due to continued growth in our spirits bottle offerings and a large custom order for specialty storage products.

•	International—International segment revenues increased $17.8 million, or 55.9%, from $31.9 million for the year ended December 31, 2012, to $49.7 million for the year ended December 31, 2013. The increase was in part driven by our U.K. Metalrax acquisition and by growth in our traditional U.K. operations through strong performance in all of our channels, most notably in the consumer and foodservice portions of the business.

License fees decreased $0.4 million, or 5.8%, from $6.9 million for the year ended December 31, 2012, to $6.5 million for the year ended December 31, 2013, due to the discontinuation of the licensing of the consumer business in Mexico.

Cost of Sales. Cost of sales includes product costs such as products purchased for resale, material costs such as raw materials and supplies, direct and indirect labor and overhead, and freight costs. Cost of sales increased $26.2 million, or 8.3%, from $315.6 million for the year ended December 31, 2012, to $341.8 million for the year ended December 31, 2013. The increase is primarily due to a shift in product mix in our consumer and foodservice segments, the impact of our Metalrax acquisition and an adjustment to our inventory balances resulting in a charge to our cost of sales. The calculation of the factory manufacturing variance capitalized in inventory was based on historical experience. In the fourth quarter 2013, we identified a deviation from historical experience resulting in a change in estimate of $5.9 million, or $0.35 per diluted share.

Gross Margin. Gross margin as percentage of total revenue was 22.3% for the year ended December, 31, 2013 as compared to 25.2% for the year ended December, 31, 2012. The change in gross margin rate was primarily due to the mix of sales by segment for the year. Net sales grew in our Specialty and International segments, which typically generate lower margin rates than our foodservice segment. In addition, we experienced net sales growth in our beverageware and dinnerware offerings, which is generally a lower margin product category, in our Consumer segment. Also contributing to the decrease in the gross margin rate compared to 2012 was the additional depreciation expense in 2013 resulting from our Monaca furnace rebuild that took place in the third quarter of 2012. Additionally, the adjustment to our inventory balances as discussed above negatively impacted our gross margin rate. Lastly, our gross margin rate was negatively impacted by the conversion of our Mexican consumer business from a pure licensing model to internal sales model for marketing and distributing our products in Mexico in our international segment.

Segment Contribution. Segment contribution is defined as segment income before taxes and before unallocated manufacturing costs, unallocated selling, distribution and administrative costs, other income (expense), and interest income. See Note 19 to our audited consolidated financial statements included in this prospectus for a reconciliation of total segment contribution to (loss) income before taxes. Segment contribution by segment, as a percentage of segment net sales, and segment contribution change in dollars and percentage for the year ended December 31, 2013, compared to the year ended December 31, 2012, were as follows:

	2013	%	2012	%	Change	%
Consumer	$16,745	10.8%	$20,361	13.0%	$(3,616)	(17.8)%
Foodservice	31,233	24.7	30,535	23.8	698	2.3
Specialty	13,338	13.2	13,455	13.7	(117)	(0.9)%
International	6,208	12.5	4,903	15.4	1,305	26.6

Segment Contribution	$67,524		$69,254		$(1,730)	(2.5)%

•	Consumer—The Consumer segment contribution as a percentage of segment sales was 10.8% for the year ended December 31, 2013, as compared to 13.0% for the year ended December 31, 2012. Excluding Consumer related license fee income of approximately $6.5 million for the years ended December 31, 2013 and 2012, respectively, the Consumer segment contribution as a percentage of segment sales was 6.6% and 6.5% for the years ended December 31, 2013 and 2012. The change in contribution margin rate in the comparative years was the byproduct of license fees representing a higher proportion of our consumer segment contribution in 2012, partially offset by a higher proportion of our net sales occurring in our beverageware and dinnerware products, which typically generate a lower margin rate.

•	Foodservice—The Foodservice segment contribution as a percentage of segment sales increased for the year ended December 31, 2013, as compared to the year ended December 31, 2012, increasing from 23.8% to 24.7% primarily due to higher pricing and lower operating and selling expenses.

•	Specialty—The Specialty segment contribution as a percentage of segment sales decreased from 13.7% for the year ended December 31, 2012, to 13.2% for the year ended December 31, 2013. The decrease was primarily due to product mix as we produced a higher proportion of net sales of specialty storage product, which tend to generate lower margin rates.

•	International—The International segment contribution decreased from 15.4% for the year ended December 31, 2012, to 12.5% for the year ended December 31, 2013. The change in contribution dollars was primarily driven by the increased sales in our U.K. operations. The decrease in segment contribution as a percentage of segment sales was primarily driven by promotional activities, in both our commercial accounts and our direct-to-consumer business, in our traditional U.K. operations. Additionally, we generated a higher proportion of sales through our beverageware offerings, which is a lower margin product category. Lastly, our contribution margin rate was impacted by the conversion of our Mexican consumer business from a pure licensing model to internal sales model for marketing and distributing our products in Mexico.

Total Operating Expenses. Total operating expenses decreased $1.3 million from $87.0 million for the year ended December 31, 2012, to $85.7 million for the year ended December 31, 2013. Total operating expenses as a percentage of total revenues decreased 1.1% from 20.6% for the year ended December 31, 2012, to 19.5% for the year ended December 31, 2013. The changes in operating expenses were primarily due to the following:

•	Selling, Distribution, and Administrative Expenses.—Selling, Distribution, and Administrative expenses decreased $1.8 million, or 2.1%, from $86.3 million for the year ended December 31, 2012 to $84.5 million for the year ended December 31, 2013. The decrease is primarily due to synergies and cost savings resulting from the merger of Oneida and Anchor Hocking and a decrease of sponsor related fees, professional fees, and employee related costs, which was partially offset by increased distribution costs relating to our acquisition of Metalrax in our U.K. operations during the second quarter of 2013 and increased selling expenses to support our international growth.

•	Restructuring Expense. For the year ended December 31, 2013, restructuring expenses included $0.5 million of employee related costs associated with closing our Canadian offices and warehouse and severance related to the acquisition of Metalrax, which was partially offset by a change in estimate of $0.2 million for unused space in the Savannah, Georgia, distribution center. For the year ended December 31, 2012, restructuring expenses included $0.8 million of costs associated with severances and the early termination of the lease on our Niagara Falls, Canada distribution center which was partially offset by a restructuring reserve reversal of $0.2 million for unused space in the Savannah, Georgia distribution center.

•	Loss on disposal of Assets. We recognized a loss of $0.1 million for the year ended December 31, 2013, on the disposal of assets relating to our Canadian office closure. In 2012, we recognized a loss of $0.1 million on the sale of a vacant parcel of land.

•	Long-lived asset impairment. We recognized an impairment charge for the year ended December 31, 2013, relating to the $0.3 million write-down of our Oneida office building, and the $0.6 million note receivable write-down. We did not record any impairment charges for the year ended December 31, 2012.

Other (Income) Expense. Other expense was $1.1 million for the year ended December 31, 2012, as compared to other income of $10 thousand for the year ended December 31, 2013. For the year ended December 31, 2013, other income included the amortization of deferred revenue related to Anchor Hocking’s sale-leaseback of $0.9 million which was partially offset by foreign exchange losses. For the year ended December 31, 2012, other expense included $2.0 million of an early repayment penalty related to refinancing of the Anchor Hocking and Oneida debt in March 2012, which was partially offset by the amortization of deferred revenue related to Anchor Hocking’s sale-leaseback of $0.9 million.

Gain on bargain purchase. We recorded a gain for the year ended December 31, 2013 relating to our Metalrax acquisition of approximately $1.2 million as it was determined that the fair value of acquired assets exceeded the consideration transferred.

Interest Expense. Interest expense increased $5.8 million from $22.5 million for the year ended December 31, 2012 to $28.3 million for the year ended December 31, 2013. In connection with the Business Combination, we refinanced our prior credit facilities, resulting in the write-off of $6.6 million of deferred financing fees and payment of a prepayment premium of $1.3 million. In comparison, in connection with refinancing of the Anchor Hocking and Oneida debt in March 2012, we wrote off $4.9 million of deferred financing fees. The remainder of the increase in interest expense for the year ended December 31, 2013, as compared to the year ended December 31, 2012, is attributable to higher average debt balances following the Business Combination of $4.7 million, which was partially offset by the impact of an improvement in interest rates of $1.9 million.

Income Tax Expense (Benefit). Income tax expense increased $3.1 million from a benefit of $0.6 million for the year ended December 31, 2012, to an expense of $2.5 million for year ended December 31, 2013. The overall tax expense for 2013 was primarily driven by the recognition of incremental valuation allowance against our U.S. net deferred tax assets and a continued provision for a full valuation allowance against certain foreign jurisdictions. We maintain a partial valuation allowance against our U.S. net deferred tax assets and a full valuation allowance against certain of our foreign subsidiaries’ net deferred tax assets. We intend to maintain these valuation allowances until positive evidence suggests the removal of part or all of the valuation allowance.

Net Loss. Net loss increased $13.4 million from net loss of $4.0 million in 2012 to a net loss of $17.4 million in 2013, primarily as a result of the factors discussed above.

Non-controlling Interest in Subsidiary’s Loss. Included in net loss is a loss of approximately $17 thousand for the year ended December 31, 2013 representing the non-controlling interest of our joint venture in Brazil.

Net Loss Attributable to Common Stockholders. Net loss attributable to common stockholders increased $13.4 million to $17.4 million compared to $4.0 million for the year ended December 31, 2013, primarily as a result of the factors discussed above.

EBITDA. EBITDA decreased $2.9 million, from $32.6 million for the year ended December 31, 2012 to $29.7 million for the year ended December 31, 2013. The decrease in EBITDA was primarily due to the mix of sales by segment for the year and an adjustment to our inventory balances resulting from the change in estimate as discussed above which were partially offset by decreases in operating expenses and the gain on the bargain purchase of Metalrax as discussed above. As a percentage of total revenue, EBITDA decreased from 7.7% for the year ended December 31, 2012 to 6.7% for the year ended December 31, 2013.

Adjusted EBITDA. Adjusted EBITDA increased $3.7 million from $43.9 million for the year ended December 31, 2012 to $47.6 million for the year ended December 31, 2013. As a percentage of total revenue, Adjusted EBITDA increased from 10.4% for the year ended December 31, 2012 to 10.8% for the year ended December 31, 2013.

Six Months Ended June 30, 2014, Compared to Six Months Ended June 30, 2013

Total Revenues. Net sales by segment, as a percentage of total revenues, and net sales change in dollars and percentage, for the six months ended June 30, 2014, compared to the six months ended June 30, 2013 were as follows:

	2014	%	2013	%	Change	%
Net Sales
Consumer	$60,440	31.1%	$65,067	32.5%	$(4,627)	(7.1)%
Foodservice	54,712	28.1	65,078	32.5	(10,366)	(15.9)
Specialty	51,646	26.5	48,826	24.4	2,820	5.8
International	24,627	12.7	17,996	9.0	6,631	36.8

Total segment net sales	191,425	98.4	196,967	98.4	(5,542)	(2.8)
License fees	3,211	1.6	3,222	1.6	(11)	(0.3)

Total revenues	$194,636	100.0%	$200,189	100.0%	$(5,553)	(2.8)%

Total revenue decreased $5.6 million, or 2.8% to $194.6 million for the six months ended June 30, 2014. The decrease in total revenue was driven by decreases in net sales in our foodservice and consumer segments , which was partially offset by higher sales in our specialty and international segment, where revenues were up primarily as a result of our Metalrax acquisition. Furthermore, within our consumer and specialty segments, some of our customer orders were negatively affected by our facility shut down, this was partially offset by an acceleration of other customer orders that we filled with available inventory. Within our business segments, revenues for 2014 as compared to 2013 were as follows:

•	Consumer—Consumer segment revenues decreased $4.6 million, or 7.1% to $60.4 million for the six months ended June 30, 2014. The change in net sales was primarily driven by lower promotional activity and our decision to move away from lower margin business in our Department and Specialty store channels.

•	Foodservice—Foodservice segment revenues decreased $10.4 million, or 15.9% to $54.7 million for the six months ended June 30, 2014. The change in net sales was primarily driven by a decrease in sales to our distribution and chain restaurant customers resulting from lower inventory fulfillment rates, general uncertainty about the state of the business and the effect of adverse weather conditions in the south and along the east coast on store and restaurant traffic.

•	Specialty—Specialty segment revenues increased $2.8 million, or 5.8% to $51.6 million for the six months ended June 30, 2014, primarily due to higher specialty storage products and Candle/Floral sales which were offset by lower sales in our Direct Sell channel.

•	International—International segment revenues increased $6.6 million, or 36.8%, to $24.6 million for the six months ended June 30, 2014. The increase was primarily driven by our Metalrax acquisition that took place at the end of June 2013.

License fees decreased $11 thousand, or 0.3% to $3.2 million for the six months ended June 30, 2014.

Cost of Sales. Cost of sales includes product costs such as products purchased for resale, material costs such as raw materials and supplies, direct and indirect labor and overhead, and freight costs. Cost of sales increased $22.9 million, or 15.7% to $169.1 million for the six months ended June 30, 2014. The increase is primarily due to $16.3 million of unfavorable changes in cost absorption resulting from substantially lower production levels as a result of our decision to temporarily close our two U.S. manufacturing facilities, and to a lesser degree, higher utility costs resulting from the colder than normal winter, higher freight and packaging costs, higher inventory write-downs, higher employee benefit costs and the impact of our Metalrax acquisition.

Gross Margin. Gross margin as percentage of total revenue was 13.1% for the six months ended June 30, 2014, as compared to 27.0% for the six months ended June 30, 2013. The change in gross margin rate was primarily due to the unfavorable changes in cost absorption resulting from substantially lower production levels as a result of our decision to temporarily close our two U.S. manufacturing facilities, higher factory costs, and the mix of sales by segment for the year. Net sales grew in our international and specialty segments, which typically generate lower margin rates than our foodservice segment.

Segment Contribution. Segment contribution is defined as segment income before taxes and before unallocated manufacturing costs, unallocated selling, distribution and administrative costs, other income (expense), and interest income. See Note 15 to our unaudited consolidated financial statements included in this prospectus for a reconciliation of total segment contribution to (loss) income before taxes. Segment contribution by segment, as a percentage of segment net sales, and segment contribution change in dollars and percentage, for the period ended June 30, 2014, compared to the period ended June 30, 2013, were as follows:

	2014	%	2013	%	Change	%
Consumer	$9,359	15.5%	$7,170	11.0%	$2,189	30.5%
Foodservice	12,794	23.4%	16,833	25.9%	(4,039)	(24.0)%
Specialty	8,741	16.9%	6,681	13.7%	2,060	30.8%
International	(205)	(0.8)%	1,059	5.9%	(1,264)	(119.4)%

Segment Contribution	$30,689		$31,743		$(1,054)	(3.3)%

•	Consumer—The consumer segment contribution as a percentage of segment sales was 15.5% for the six months ended June 30, 2014, as compared to 11.0% for the six months ended June 30, 2013. The change in contribution margin rate in the comparative years is due to higher pricing and a higher proportion of our net sales occurring in bakeware products than beverageware, which typically generate a higher margin rate.

•	Foodservice—The foodservice segment contribution as a percentage of segment sales was 23.4% for the six months ended June 30, 2014, as compared to 25.9% for the six months ended June 30, 2013. The change in contribution margin rate was primarily due to lower volumes to higher margin distribution customers and a shift in product mix with lower flatware and dinnerware sales.

•	Specialty—The specialty segment contribution as a percentage of segment sales increased from 13.7% for the six months ended June 30, 2013, to 16.9% for the six months ended June 30, 2014. The change in contribution margin rate was primarily due to improved margins in Candle/Floral and favorable mix in our specialty storage and spirit bottle business, which was partially offset by lower Direct Sell volume.

•

International—The international segment contribution decreased from 5.9% for the six months ended June 30, 2013, to 0.8% for the six months ended June 30, 2014. The change in contribution margin rate was primarily due to our Metalrax acquisition which has lower margins than other parts of the international segment and promotional activities in our commercial accounts and our direct-toconsumer business within our traditional U.K. operations and the impact on the sale of excess and obsolete inventory. Additionally, we generated a higher proportion of sales through our beverageware offerings, which is a lower margin product category.

Total Operating Expenses. Total operating expenses increased $21.6 million to $60.3 million for the six months ended June 30, 2014. Total operating expenses as a percentage of total revenues increased 11.7% from 19.3% or the six months ended June 30, 2013, to 31.0% for the six months ended June 30, 2014. The changes in operating expenses were primarily due to the following:

•	Selling, Distribution, and Administrative Expenses. Selling, distribution, and administrative expenses increased $15.6 million, or 40.2% to $54.5 million for the six months ended June 30, 2014. The increase was primarily the result of $2.0 million of employee separation expenses related to organizational changes, $6.5 million of consulting fees to assist in the development of cost savings and restructuring initiatives, and $3.4 million of costs associated with Metalrax’s operations, which was acquired during the second quarter of 2013.

•	Restructuring Expense. For the period ended June 30, 2014, restructuring expenses included $0.1 million of employee related costs associated with the sale our regional office in Oneida, New York, and closure of a smaller satellite office in Melville, New York, as part of our ongoing integration of the Oneida business. For the period ended June 30, 2013, restructuring expenses related to our U.K. and Canada operations, which were offset by a change in estimate of $0.2 million for unused space in the Savannah, Georgia distribution center.

•	Loss (gain) on disposal of assets. For the period ended June 30, 2014, we recorded a loss of $0.2 million related the sale of Oneida owned land.

•	Long-lived asset impairment. We recognized an impairment charge of $2.2 million for the period ended June 30, 2014, relating to write-down of our Oneida, New York, office building and the write-down of manufacturing equipment no longer in use. We did not record any impairment charges for the period ended June 30, 2013.

•	Goodwill, intangible asset impairment. We recognized an impairment charge of $3.2 million for the period ended June 30, 2014, relating to write-down of certain goodwill and intangible tradename and tradename licenses. See Note 7 to our unaudited consolidated financial statements included in this prospectus. We did not record an impairment charge for the period ended June 30, 2013.

Other (Income) Expense. Other expense was $0.2 million for the six months ended June 30, 2013, as compared to other income of $0.4 million for the six months ended June 30, 2014. For the six months ended June 30, 2014, other income included the amortization of deferred revenue related to Anchor Hocking’s sale-leaseback of $0.6 million, and the net impact of foreign exchange losses. For the six months ended June 30, 2013, other expense included the amortization of deferred revenue related to Anchor Hocking’s sale-leaseback of $0.6 million, which was offset by foreign exchange losses.

Interest Expense. Interest expense decreased $5.6 million to $11.2 million for the six months ended June 30, 2014. The decrease in interest expense is attributable to the write-down of deferred financing fees of $6.5 million and $1.3 million in prepayment premium in May 2013 as a result of our debt refinancing, which was partially offset by higher average debt balances.

Income Tax Expense. Income tax expense increased $19.5 million to $19.8 million for the six months ended June 30, 2014. We did not recognize a tax benefit from consolidated pre-tax losses generated for the six months ended June 30, 2014, since we have determined that the resulting deferred tax assets should not receive any benefit and a full tax valuation allowance should be recorded for the quarter. After taking into account the pre-tax loss incurred during the three and six months ended June 30, 2014, we determined that a full valuation allowance should be recorded against the entire net deferred tax asset that was recognized at December 31, 2013. Negative evidence in the form of a recent history of losses resulted in the determination that the realized net deferred tax asset of $20.7 million at March 31, 2014, should be fully reserved. In considering the need for the additional valuation allowance, we ignored netting a deferred tax liability of $9.3 million associated with indefinite long-lived intangibles because these liabilities cannot be used to offset our net deferred tax asset when determining the amount of valuation allowance required. In light of our higher than expected losses in the current quarter and expected losses going forward, we will continue to recognize a full valuation allowance until substantial positive evidence supports its reversal.

Net Loss. Net loss increased $63.3 million to a net loss of $65.3 million for the six months ended June 30, 2014, primarily as a result of the factors discussed above.

Non-controlling Interest in Subsidiary’s Loss. Included in net loss is a loss of approximately $56 thousand for the six months ended June 30, 2014, representing the non-controlling interest of our joint venture in Brazil.

Net Loss Attributable to Common Stockholders. Net loss attributable to common stockholders increased $63.2 million to $65.2 million for the six months ended June 30, 2014, primarily as a result of the factors discussed above.

EBITDA. EBITDA decreased $47.9 million, to a loss of $25.0 million for the six months ended June 30, 2014. The decrease in EBITDA was primarily due to the unfavorable changes in cost absorption resulting from substantially lower production levels, higher factory costs, the mix of sales by segment for the year, and higher operating expenses resulting from employee separation expenses and consulting and restructuring activities as discussed above. As a percentage of total revenue, EBITDA decreased from 11.4% for the six months ended June 30, 2013, to (12.8%) for the six months ended June 30, 2014.

Adjusted EBITDA. Adjusted EBITDA decreased $32.4 million to a loss of $6.2 million for the six months ended June 30, 2014. As a percentage of total revenue, Adjusted EBITDA was (3.2%) and 13.1% for the six months ended June 30, 2014 and 2013, respectively.

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

EBITDA is defined as net income (loss) attributable to common stockholders before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus:

•	certain restructuring expenses including severance and termination-related payments;

•	certain acquisition/merger-related transaction fees;

•	inventory adjustments;

•	certain other adjustments for non-recurring asset impairments and other items that management believes are not representative of our core operating performance.

We believe that EBITDA and Adjusted EBITDA provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. We use EBITDA and Adjusted EBITDA to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and our Board of Directors. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other consumer products companies, many of which present similar non-GAAP financial measures to investors. We do not consider EBITDA or Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of EBITDA and Adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements. In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgments by management about which expenses and income are excluded or included in determining Adjusted EBITDA. In order to compensate for these limitations, management presents EBITDA and Adjusted EBITDA in connection with GAAP results. A reconciliation of net loss attributable to common stockholders to EBITDA and Adjusted EBITDA is below.

	Fiscal Year		Six Months Ended June 30,
	2013	2012	2014	2013
Net loss attributable to common stockholders	$(17,401)	$(3,957)	$(65,237)	$(2,003)
Interest expense	28,322	22,536	11,168	16,788
Income tax (benefit) expense	2,542	(585)	19,773	240
Depreciation and amortization	16,205	14,597	9,298	7,871

EBITDA	29,668	32,591	(24,998)	22,896
Restructuring charges/severance & termination payments (a)	3,654	4,522	9,643	645
Acquisition/merger-related transaction fees (b)	2,897	3,583	177	1,232
Inventory write-down (c)	9,992	2,498	3,409	657
Long-lived and intangible asset impairments (d)	908	—	5,447	—
Other (e)	432	696	128	788

Adjusted EBITDA	$47,551	$43,890	$(6,194)	$26,218

(a)	Includes restructuring expenses and various professional, consulting and business advisory services in connection with the identification and implementation of synergies and cost improvements. In 2013, restructuring expenses included (i) $1.1 million of various professional and consulting services in connection with the identification and implementation of synergies and cost improvements; (ii) $2.3 million of severance costs; and (iii) $0.5 million of restructuring costs related to the U.K. and Canada, which was partially offset by a change in estimate of $0.2 million for unused space in the Savannah, Georgia distribution center. In 2012, restructuring expenses were driven primarily by the Oneida Merger and the Anchor Merger and consisted primarily of (i) severances of $2.4 million, (ii) third-party professional fees related primarily to the Oneida Merger and accompanying value creation plan of $1.4 million, (iii) restructuring expenses of $0.8 million relating to the closure of our Niagara Falls, Canada distribution center, offset by a change in the estimate of unoccupied area in the Savannah, Georgia distribution center that resulted in a reduction of $0.2 million to the previous accrual, and (iv) fees related to distribution center consolidation projects of $0.1 million. In the six months ended June 30, 2014, adjustments consisted of (i) $2.6 million of severance and termination-related payments, (ii) $0.5 million of restructuring costs related to the sale of our regional office in Oneida, New York, and closure of a smaller satellite office in Melville, New York, and (iii) $6.5 million in professional, consulting and business advisory services in connection with the development of cost savings and restructuring initiatives, including the negotiation of the amendment of our Term Loan and ABL Facility. For the six months ended June 30, 2013, adjustments consisted of $0.6 million related to severance costs.
(b)	Represents fees, costs, and expenses incurred in connection with permitted acquisitions or potential permitted acquisitions. In 2013, acquisition/merger-related transaction fees of $2.9 million related to the Business Combination with ROI. In 2012, acquisition/merger-related transaction fees and expenses related to the Oneida Merger in 2011 and the Anchor Merger in March 2012 and consisted of (i) $1.6 million of merger-related expenses, employee sales bonuses and severance expense related to the Oneida Merger in 2011 and the Anchor Merger in March 2012 and (ii) a $2.0 million prepayment fee to retire certain Anchor Hocking debt in connection with the Anchor Merger. Acquisition/merger related transaction fees related to the Business Combination with ROI totaled $0.2 million and $1.2 million for the six months ended June 30, 2014 and 2013, respectively.
(c)	Represents adjustments for FIFO inventory valuations, lower-of-cost-or-market valuations and changes in the obsolete inventory reserve, which is a component of cost of sales. The calculation of the factory manufacturing variance capitalized in inventory was based on historical experience. In the fourth quarter 2013, we identified a deviation from historical experience resulting in a change in estimate of $5.9 million.

(d)	Represents non-recurring asset impairments. In 2013, we recognized an impairment charge of $0.3 million relating to the write-down of our Oneida office and $0.6 million note receivable write-down. In the six months ended June 30, 2014, we recorded impairments consisting of (i) $0.6 million in long-lived asset impairment relating to the write-down of manufacturing equipment no longer in use, (ii) $1.7 million impairment relating to the write-down of our Oneida, New York office building, and (iii) $3.2 million relating to write-down of certain goodwill and intangible tradename and tradename licenses.
(e)	Primarily represents foreign exchange gains and losses, non-cash compensation expense and gain on bargain purchase. In 2013, other adjustments included (i) $0.8 million of non-cash compensation expense, (ii) $0.8 million of net foreign exchange losses, and (iii) $1.2 million gain on the bargain purchase of Metalrax. In 2012, other adjustments included (i) $0.1 million of net foreign exchange gain and (ii) $0.8 million of non-cash compensation expense. For the six months ended June 30, 2014 and 2013 primarily represents foreign exchange gain and losses and non-cash compensation expense.

Liquidity and Capital Resources

Historically, our primary sources of liquidity were cash flows from operations and borrowing availability under our ABL Facility (as defined below) and our U.K. borrowing facility. Currently, because we have experienced a recent history of negative cash flows from operations, our primary source of liquidity is borrowings under the ABL facility. Our primary uses of cash are working capital requirements, capital expenditures, and debt service requirements. At June 30, 2014, we had cash of approximately $4.3 million and approximately $11.0 million and $0.0 million of unused availability remaining under our ABL Facility and U.K. borrowing facility, respectively.

At June 30, 2014, we had outstanding ABL Facility borrowings of approximately $26.6 million subject to variable interest rates and outstanding letters of credit issued under the facility of approximately $10.5 million. As of June 30, 2014, our ABL Facility had a maximum commitment from our lenders of $55.0 million (including a $5.0 million increase we obtained on October 28, 2013). Subsequent to June 30, 2014, we obtained a $5.0 million increase in the commitment from our lenders to $60.0 million, which is subject to borrowing base limitations and compliance with a fixed charge coverage ratio financial covenant if adjusted availability under the ABL Facility is below a specified amount. We may request an increase in the commitments under our ABL Facility of up to an additional $15.0 million in the aggregate, at the discretion of our lenders and subject to borrowing base limitations under the ABL Facility, which would provide additional liquidity if obtained.

We have experienced a recent history of negative cash flows from operations. As part of our efforts to conserve cash and reduce glassware inventory, we temporarily shut down our two U.S. manufacturing facilities while serving customer demand out of existing inventory as well as through purchased product. During the shut down, approximately 1,200 employees were furloughed without pay. In addition, we took actions to defer capital expenditures.

On July 30, 2014 (the “Closing Date”), we received a new equity investment of $20.0 million through the issuance of Preferred Stock (the “Sponsor Preferred”) and warrants to purchase shares of our common stock (the “Sponsor Warrants”) to Monomoy. We used approximately $5.1 million of the proceeds of the new equity investment to pay fees and expenses in connection with the new equity investment and concurrent credit agreement amendments. We used the remaining $14.9 million of the proceeds to repay borrowings on our ABL Facility and intend to fund future working capital needs, including past due vendor payment through borrowings on our ABL Facility. Concurrently with the new equity investment, we entered into a Waiver and Amendment No. 1 to Term Loan Agreement (the “Term Loan Amendment”), which provided for, among other things, a waiver of the events of default that occurred as a result of the failure to comply with the consolidated leverage ratio and interest coverage ratio covenants for the fiscal quarter ended March 31, 2014 and certain amendments to the Term Loan Agreement. As a result of the Term Loan Amendment, we will not be required to comply with consolidated leverage ratio and the consolidated interest coverage ratio covenants until September 30, 2015. See “—Covenant Compliance.” We do not currently anticipate paying dividends.

Concurrently with the new equity investment, we entered into an amendment to the ABL agreement to increase the maximum revolver amount available thereunder from $55.0 million to $60.0 million, which is subject to borrowing base limitations and compliance with a fixed charge coverage ratio financial covenant if adjusted availability under the ABL Facility is below a specified amount. If adjusted availability (plus certain qualified cash) under the ABL Facility is below 12.5% of the maximum amount at such time, we would be required to comply with a minimum fixed charge coverage ratio of 1.0:1.0. As of June 30, 2014, we had borrowings of $26.6 million and availability of $11.0 million under the ABL Facility (which includes a reduction of $10.5 million for outstanding standby letters of credit). On July 31, 2014, upon completion of the new equity investment and credit agreement amendments, we had borrowings of $14.6 million and availability of $22.3 million under the ABL Facility (which includes a reduction of $10.5 million for outstanding standby letters of credit).

As of the filing of our Quarterly Report on Form 10-Q for the period ending June 30, 2014, our U.K. subsidiary was in default under the terms of the U.K. Revolver. On August 21, 2014, we sold our indirect, wholly owned subsidiary, Oneida International Limited, which comprised our U.K. operations, repaid our borrowings under the U.K. Revolver and terminated the facility.

Based on our operating plans and current forecast for the remainder of 2014 and for 2015, we anticipate that the cash we received in the new equity investment, together with cash flows from operations and borrowing capacity under our ABL Facility, will provide sufficient funds to meet our ongoing liquidity needs for the next twelve months. No assurance can be given, however, that this will be the case, because there are many factors which could affect our liquidity, including some which are beyond our control. Factors that could affect the our future liquidity to vary materially from expectations include, but are not limited to, demand for our products, loss of customers, unforeseen costs and expenses and our ability to maintain compliance with the covenants and restrictions in our Term Loan Agreement (or obtain waivers from our lender in the event of non-compliance). See “—Covenant Compliance.” If we encounter circumstances that place unforeseen constraints on our capital resources, we will be required to take even stronger measures to conserve liquidity, which may include, but are not limited to, additional plant closures and/or reduced capital expenditures. We may have to curtail business development activities and suspend the pursuit of our business plan. At some point in the future we may require additional funds for operating purposes and may seek to raise the additional funds through debt or equity financing. If we ever need to seek additional financing, there is no assurance that this additional financing will be available, or if available, will be on reasonable terms. If our liquidity and capital resources are insufficient to meet our working capital requirements or fund our debt service obligations, we could face substantial liquidity problems and may not be able to generate sufficient cash to service all our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful. In the event we are not able to fund our working capital, we will not be able to implement or may be required to delay all or part of our business plan, and our ability to improve our operations, generate positive cash flows from operating activities and expand the business will be materially adversely affected.

As of June 30, 2014, cash held by foreign subsidiaries was approximately $1.6 million. If we were to repatriate any portion of these funds back to the U.S., we would accrue and pay the appropriate withholding and income taxes on amounts repatriated. We do not intend to repatriate funds held by our foreign affiliates, but intend to use the cash to fund the growth of our foreign operations.

Debt and Credit Facilities

On May 21, 2013 in connection with the Business Combination, Universal refinanced the $150.0 million term loan facility obligations (the “Old Term Loan”) of Anchor Hocking and Oneida into a new $250.0 million term loan facility (the “Term Loan”) and amended and restated the agreement that underlies our existing ABL revolving credit facility (the “ABL Facility”), which has a maximum initial commitment of $50.0 million. We may request an increase in the commitments under our ABL Facility to up to an additional $25.0 million in the aggregate, at the discretion of our lenders and subject to borrowing base limitation under the ABL Facility and compliance with a fixed charge coverage ratio financial covenant if adjusted availability under the ABL Facility is below a specified amount. We requested and were granted an increase of the maximum commitment under the ABL Facility by $5.0 million, to a total of $55.0 million, which was effective as of October 28, 2013.

The following table is a summary of our debt outstanding (in thousands):

Short-Term Debt Instrument	Interest Rate	Maturity Date	June 30, 2014	December 31, 2013
U.K. short term borrowing	Variable	Annual Renewal	$5,847	$7,802

Long-Term Debt Instrument	Interest Rate	Maturity Date	June 30, 2014	December 31, 2013
Term Loan	Variable	May 21, 2020	$247,499	$248,750
ABL Facility	Variable	May 21, 2018	26,584	15,635
Note payable—PBGC	4.5%	December 31, 2015	600	900
Capitalized leases	Various Fixed		41	171

Total Long-Term Debt			274,724	265,456
Less: Current Portion			(2,841)	(2,972)

Long-Term Debt			$271,883	$262,484

Term Loan Credit Agreement

On May 21, 2013 (the “Term Loan Closing Date”), Anchor Hocking and Oneida (together, the “Borrowers”), entered into a Term Loan Agreement, by and among the Borrowers, Universal, as a guarantor, each lender from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent. The Term Loan Agreement provides for a seven-year $250.0 million term loan. The Term Loan Agreement also permits the Borrowers to raise one or more incremental term loan facilities in an aggregate amount of up to $50.0 million if the consolidated first lien net leverage ratio, after giving effect to such incremental term loan facility, does not exceed 3.50:1.00, subject to certain other limitations and conditions.

Anchor Hocking and Oneida are co-borrowers under the Term Loan. Pursuant to a guarantee and collateral agreement, dated as of May 21, 2013, borrowings under the Term Loan are guaranteed, subject to certain customary exceptions and limitations, by Universal and by Anchor Hocking’s and Oneida’s wholly owned domestic subsidiaries and are secured by substantially all of Anchor Hocking’s and Oneida’s and such guarantors’ assets on a first-priority basis, other than those assets that secure the ABL Facility (as described below), as to which the term loan lenders have a second-priority security interest.

As of June 30, 2014, borrowings under the Term Loan bore interest at a rate equal to (i) in the case of base rate loans, a base rate equal to the greatest of (a) the prime rate in effect on such day, (b) the federal funds effective rate in effect on such day plus 0.50% and (c) the Eurodollar rate for a one-month interest period plus 1.00% (provided that the base rate will be deemed to be not less than 2.25%), plus a margin of 5.25%, or (ii) in the case of Eurodollar loans, a Eurodollar rate equal to (a) LIBOR divided by (b) one minus an applicable reserve requirement (subject to a LIBOR floor of 1.25% per annum), plus a margin of 6.25%. Principal amortization is payable in consecutive quarterly installments beginning September 30, 2013, in the amount of 0.25% of the amount of the Term Loan outstanding on the Term Loan Closing Date until maturity.

As of June 30, 2014, the Borrowers were in default under the Term Loan as a result of the failure to comply with the required maximum leverage and interest coverage ratios. On July 30, 2014, the Borrowers entered into a Waiver and Amendment No. 1 to Term Loan Agreement, which provided for, among other things, a waiver of the defaults existing under the Term Loan at March 31, 2014 and June 30, 2014, and an increase in the applicable interest rate margin of 2.00% for both Eurodollar Rate and Base Rate borrowings, of which 0.25% is payable in cash on a monthly basis and 1.75% is payable in kind on a quarterly basis.

The Term Loan Agreement contains, among other terms, covenants and events of default customary for similar transactions. These covenants include limitations on the following: (i) incurrence of indebtedness; (ii) liens; (iii) restricted junior payments (including dividends, redemptions, and voluntary payments on certain debt); (iv) restrictions on subsidiary distributions; (v) investments, mergers, and acquisitions; (vi) sales of assets (including subsidiary interests); (vii) transactions affiliates; and (viii) changes in control.

In addition, the Term Loan Agreement contains a maximum consolidated leverage ratio financial covenant and a minimum interest coverage ratio financial covenant. As of June 30, 2014, the maximum consolidated leverage ratio financial covenant required Universal to maintain a maximum consolidated leverage ratio (as calculated in accordance with the Term Loan Agreement) as of the last day of any fiscal quarter beginning with the quarter ending September 30, 2013 as follows:

Beginning with the quarter ending:	Maximum Consolidated Leverage Ratio
September 30, 2013	5.25	:	1.00
December 31, 2013	5.25	:	1.00
March 31, 2014	5.00	:	1.00
June 30, 2014	5.00	:	1.00
September 30, 2014	5.00	:	1.00
December 31, 2014	4.75	:	1.00
March 31, 2015	4.75	:	1.00
June 30, 2015	4.50	:	1.00
September 30, 2015	4.50	:	1.00
December 31, 2015	4.25	:	1.00
March 31, 2016	4.25	:	1.00
June 30, 2016	4.00	:	1.00
September 30, 2016	4.00	:	1.00
December 31, 2016 and thereafter	3.75	:	1.00

As of June 30, 2014, the minimum interest coverage ratio financial covenant required Universal to maintain a consolidated interest coverage ratio (as calculated in accordance with the Term Loan Agreement) beginning with the quarter ended September 30, 2013, of not less than 2.25:1.00.

We were not in compliance with the consolidated leverage ratio and the consolidated interest coverage ratio covenants in the Term Loan Agreement as of June 30, 2014.

On July 30, 2014, the Borrowers entered into the Term Loan Amendment, which, among other things, gave us relief under the consolidated leverage ratio covenant and the interest coverage ratio covenant by eliminating the requirement to comply with these covenants until the quarter ending September 30, 2015. As amended, the maximum consolidated leverage ratio financial covenant requires Universal to maintain a maximum consolidated leverage ratio (as calculated in accordance with the Term Loan Agreement) as of the last day of any fiscal quarter beginning with the quarter ending September 30, 2015 as follows:

Beginning with the quarter ending:	Maximum Consolidated Leverage Ratio
September 30, 2015	11.20	:	1.00
December 31, 2015	8.60	:	1.00
March 31, 2016	8.00	:	1.00
June 30, 2016	7.40	:	1.00
September 30, 2016	7.00	:	1.00
December 31, 2016 and thereafter	6.30	:	1.00

As amended, the minimum interest coverage ratio financial covenant requires Universal to maintain a consolidated interest coverage ratio (as calculated in accordance with the Term Loan Agreement) as of the last day of any fiscal quarter beginning with the quarter ending September 30, 2015, as follows:

Beginning with the quarter ending:	Minimum Interest Coverage Ratio
September 30, 2015	1.25	:	1.00
December 31, 2015	1.55	:	1.00
March 31, 2016	1.70	:	1.00
June 30, 2016	1.75	:	1.00
September 30, 2016	1.75	:	1.00
December 31, 2016 and thereafter	1.75	:	1.00

The Term Loan Amendment adds another financial covenant, which requires Universal to maintain a minimum consolidated Adjusted EBITDA for the two fiscal quarters ending March 31, 2015 of $10.9 million and a minimum consolidated Adjusted EBITDA for the three fiscal quarters ending June 30, 2015 of $15.7 million.

The Term Loan Amendment replaced the prior consolidated adjusted EBITDA measure used in the calculation of covenant compliance with a new measure called consolidated adjusted EBITDA. Consolidated adjusted EBITDA is defined in the Term Loan Amendment as consolidated net income plus depreciation expense, amortization expense, interest expense, tax expense, certain long-term incentive plan and other compensation expense, provision for LIFO and deferred variance adjustments for inventory valuations (provided that any amounts added back for provisions for LIFO and deferred variance adjustments for inventory valuations shall not exceed $3.5 million in any measurement period), extraordinary losses, cash restructuring charges, fees and expenses, as well as any professional fees (provided that the aggregate amount of all cash restructuring charges, fees and expenses added back shall not exceed $2.5 million for measurement periods ending on or before June 30, 2015 and shall not exceed $5.0 million for measurement periods ending after June 30, 2015, and the restructuring charges, fees and expenses or professional fees related to the new equity investment that closed on July 30, 2014 will not be subject to such limit), foreign currency translation gains or losses, fees, indemnities and expenses paid to the members of the board of directors, business interruption insurance proceeds, fees, costs or expenses incurred in connection with acquisitions or dispositions, the amount of certain “run rate” cost savings, operating expense reductions and cost synergies projected by us that are reasonably identifiable and factually supportable (subject to the limitation discussed below) and further adjusted to subtract, without duplication, cancellation of debt income arising as a result of the repurchase of Term Loans permitted under the agreement, non-cash gains included in consolidated net income, cash payments made in the measurement period in respect of non-cash charges taken in any prior measurement period, to the extent not deducted in the calculation of net income, actual fees, costs and expenses associated with the proceeds of business interruption insurance to the extent such amounts are the basis of such recovery and extraordinary gains.

Solely for the purpose of the computations of the consolidated leverage ratio, the consolidated first lien leverage ratio and the consolidated interest coverage ratio, if a permitted acquisition or disposition has occurred during the relevant period, consolidated adjusted EBITDA shall be calculated on a pro forma basis (as defined in and subject to the limitations set forth in the Term Loan Agreement), including all income and expense associated with the assets or entity acquired in connection with a permitted acquisition for them most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by us on a pro forma basis for the portion of the applicable period occurring prior to the date of the acquisition, giving effect to any cost savings, operating expense reductions and cost synergies that are reasonably identifiable and factually supportable, net of the amount of actual benefits realized during such period from such actions that are otherwise included in the calculation of consolidated adjusted EBITDA (provided that the aggregate amount of cost savings, operating expense reductions and cost synergies added back pursuant to this clause and the amount of “run rate” cost savings, operating expense reduction and cost synergies added back as described above for any period shall not exceed 7.0% of consolidated adjusted EBITDA for such period calculated on a pro forma basis after giving effect to all adjustments thereto).

As amended by the Term Loan Amendment, voluntary prepayments of amounts outstanding under the Term Loan are permitted at any time, subject to prepayment premiums of 2.0% if made on or prior to March 31, 2015 and 1.0% if made on or prior to March 31, 2016. The Term Loan Agreement requires the Borrowers to make mandatory prepayments with the proceeds of certain asset dispositions or the receipt of certain insurance or condemnation awards to the extent the Borrowers do not use the proceeds for the purchase of assets useful in the Borrowers’ businesses. The Term Loan requires the Borrowers to make annual principal amortization payments equal to 1.0% of the amount then outstanding. The Borrowers are also required to make mandatory prepayments with 50% (which percentage will be reduced upon the achievement of certain leverage ratios) of Universal’s annual consolidated excess cash flow, subject to certain exceptions (provided that for 2013, excess cash flow will only be calculated from May 21, 2013, through December 31, 2013). To date there have been no such payments.

Covenant Compliance

We were in default of the consolidated leverage ratio and the consolidated interest coverage ratio covenants under the Term Loan Agreement for the fiscal quarters ended March 31, 2014 and June 30, 2014. The Term Loan Agreement allows us to “cure” such covenant violations if we make a “Cure Contribution” by the date that is 10 business days after the date on which financial statements are required to be delivered with respect to such fiscal quarter.

On March 31, 2014, the Monomoy Funds provided us with an equity commitment letter pursuant to which the Monomoy Funds committed to offer to purchase securities (which may include preferred stock, convertible preferred stock, debt or convertible debt) from us having an aggregate purchase price in an amount sufficient to fund a Cure Contribution, but no more than $12.0 million in the aggregate, which amount will be reduced by the amount of any other equity raised to fund a Cure Contribution. Subsequent to March 31, 2014, we determined that the $12.0 million maximum commitment contemplated by the equity commitment letter would be insufficient to “cure” the covenant violations for the quarter ended March 31, 2014, and we determined that the amount needed to successfully make a Cure Contribution for the quarter ended March 31, 2014, was approximately $18.7 million. The amount required for a Cure Contribution for the quarter ended March 31, 2014, was higher than originally estimated primarily because Consolidated EBITDA (calculated on a basis consistent with the Term Loan) at March 31, 2014, was lower than originally estimated. The increase in the amount of equity required to “cure” the default was primarily due to the decision to extend the shut down period of one of our glass furnaces at least through the end of 2014, which resulted in changes to management’s assumptions used in certain adjustments to the calculation of Consolidated EBITDA, and, to a lesser extent, management’s determination, after discussion and review with the Company’s external advisors, that certain changes to the calculation of Consolidated EBITDA were required under the Term Loan Agreement. Additionally, actual EBITDA (which forms the basis for the initial measurement of Consolidated EBITDA) was lower than anticipated due to weaker than expected operational performance during the quarter ended March 31, 2014.

We continue to be out of compliance with the consolidated leverage ratio and the consolidated interest coverage ratio covenants under the Term Loan for the fiscal quarter ended June 30, 2014, and as of June 30, 2014, we anticipated that we would be out of compliance with the consolidated leverage ratio and interest coverage ratio covenants for the balance of 2014. Because we anticipated that we would not be in compliance for the remainder of 2014, we pursued a waiver, forbearance or amendment from our lenders, and explored other potential sources of debt and equity financing. The board of directors formed a special committee comprised of certain independent directors unaffiliated with the Monomoy Funds to assist the board of directors in seeking a waiver or forbearance of the existing covenant breaches and an amendment to the Term Loan Agreement, as well as evaluating the Company’s alternatives with respect to equity and debt financing. The special committee retained Jefferies LLC and Schulte, Roth and Zabel LLP to assist it in reviewing these alternatives.

On May 30, 2014, the Borrowers, Universal and certain of the Company’s subsidiaries party thereto (the “Loan Parties”) entered into a Forbearance Agreement (the “Forbearance Agreement”) with Deutsche Bank AG New York Branch, as administrative agent under the Term Loan (the “Administrative Agent”), and the requisite lenders party thereto (the “Lenders”), relating to the Term Loan Agreement. Pursuant to the Forbearance Agreement, the Administrative Agent and the Lenders agreed to forbear, during a specified forbearance period, from exercising rights and remedies (including enforcement and collection actions) with respect to or arising out of the events of default that occurred as a result of the Borrowers’ failure to comply with (i) the maximum consolidated leverage ratio covenant and (ii) the minimum interest coverage ratio covenant, in each case for the fiscal quarter ended March 31, 2014 (the “Specified Defaults”). The forbearance period (the “Forbearance Period”) under the Forbearance Agreement was originally set to expire on June 30, 2014. Subsequent amendments to the Forbearance Agreement extended such agreement through July 29, 2014.

On July 30, 2014, in connection with the new equity investment from certain funds affiliated with Monomoy Capital Partners (the “Monomoy Funds”), the Loan Parties entered into a Waiver and Amendment No. 1 to Term Loan Agreement (the “Term Loan Amendment”), which provided for, among other things, a waiver of the events of default that occurred as a result of the Borrowers’ failure to comply with the consolidated leverage ratio and interest coverage ratio covenants for the fiscal quarter ended March 31, 2014 and certain amendments to the Term Loan Agreement. As a result of the Term Loan Amendment, we were no longer required to comply with consolidated leverage ratio and the consolidated interest coverage ratio covenants as of June 30, 2014. In connection with the Term Loan Amendment, the Borrowers paid an amendment fee of 0.5% of the Term Loan then outstanding. See Note 16 to our unaudited financial statements for a description of the Term Loan Amendment.

Although the Term Loan Amendment gave us temporary relief from financial covenant compliance in the near future, we will be required to comply with a minimum EBITDA covenant in the quarters ending March 31, 2015 and June 30, 2015 and consolidated leverage ratio and the consolidated interest coverage ratio covenants beginning with the quarter ending September 30, 2015. Our ability to comply with these covenants, when applicable, depends on a number of factors, some of which are outside of our control. Based on our current forecast, we believe that we will be able to maintain compliance with these financial covenants when they apply; however, no assurance can be given that we will be able to comply. We base our forecasts on historical experience, industry forecasts and various other assumptions that we believe are reasonable under the circumstances. If actual revenue is less than our current forecast, or if we do not achieve operational improvements and cost savings, we could violate the financial covenants again in the future.

If we do not comply with the financial covenants in the future, and we do not obtain a waiver or forbearance and an amendment from our lenders or equity contributions sufficient to utilize the equity “cure” provision in the Term Loan Agreement, it will result in an uncured default under the Term Loan Agreement. If this default under the Term Loan Agreement is not cured or waived, the indebtedness under the Term Loan Agreement could be declared immediately due and payable and, upon acceleration of the outstanding indebtedness under the Term Loan, we would be in default under our ABL Facility and our U.K. Revolver and we would be precluded from borrowing under our ABL Facility and U.K. Revolver. If we are unable to borrow under the ABL Facility or the U.K. Revolver, we will need to meet our capital requirements using other sources. Alternative sources of liquidity may not be available on acceptable terms if at all. Even if we are able to obtain an amendment, forbearance agreement or waiver in the future, we may be required to agree to other changes in the Term Loan Agreement, including increased interest rates or premiums, more restrictive covenants and/or pay a fee for such amendment, forbearance agreement or waiver. Any of these events would have a material adverse effect on our business, financial condition and liquidity.

Asset-Based Revolving Credit Facility

On May 21, 2013, the Borrowers entered into a second amended and restated loan and security agreement (hereinafter the “ABL Facility”) by and among the Borrowers, Universal, as a guarantor, each wholly owned domestic subsidiary of the Borrowers party thereto, as guarantors (together with Universal, the “Guarantors”), each lender from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent for the lenders. The ABL Agreement provides for the ABL Facility, a five-year asset-based revolving credit facility in an initial aggregate principal amount of up to $50.0 million (as may be increased from time to time, the “maximum revolver amount”), subject to the borrowing base limitation and compliance with a fixed charge coverage ratio financial covenant if adjusted availability under the ABL Facility is below a specified amount, as described below. Up to an aggregate of $20.0 million will be available to the Borrowers for the issuance of letters of credit, which reduce availability under the ABL Facility. The ABL Agreement also provides for borrowings on same-day notice, referred to as “swingline loans.” Borrowing of a swingline loan will reduce availability under the ABL Facility. The Borrowers may request to increase the maximum revolver amount in increments of not less than $5.0 million not more than three times during the term of the ABL Agreement, so long as the maximum size of the ABL Facility does not exceed $75.0 million. Any such increase in the maximum revolver amount will be at the discretion of the lenders and certain other eligible lenders and will be subject to the borrowing base limitation described below. On October 28, 2013, we were granted an increase of the maximum commitment under the ABL Facility by $5.0 million to a total of $55.0 million commitment at June 30, 2014, subject to the borrowing base limitation described below. At June 30, 2014, we had $26.6 million of borrowings under the ABL Facility and availability under the ABL Facility of $11.0 million to be drawn upon as needed (which includes a reduction of $10.5 million for outstanding standby letters of credit).

Anchor Hocking and Oneida are co-borrowers under the ABL Facility. Borrowings under the ABL Facility are guaranteed, subject to certain customary exceptions and limitations, by Universal and Anchor Hocking’s and Oneida’s wholly owned domestic subsidiaries and are secured by certain of Anchor Hocking’s and Oneida’s and such guarantors’ assets on a first-priority basis, other than those assets that secure the term loan.

The aggregate amount of revolving loans permitted to be made to the Borrowers under the ABL Facility may not exceed a borrowing base consisting of: (a) the lesser of (i) the maximum revolver amount, and (ii) the sum of certain eligible accounts receivable and certain eligible inventory (which eligible inventory shall not exceed 70% of the maximum revolver amount), minus (b) certain availability reserves which the administrative agent or the collateral agent deems necessary, including reserves for any amounts which either agent or any lender may be obligated to pay in the future for the account of any Borrower and, if and when availability is less than $10.0 million, reserves determined by the agents in respect of certain cash management and/or hedging obligations then outstanding.

Borrowings under the ABL Facility bear interest at a rate equal to (i) in the case of base rate loans, a rate equal to the greatest of (a) the prime rate in effect on such day, (b) the federal funds effective rate in effect on such day plus 0.50% and (c) the LIBO rate for a one-month interest period plus 1.00%, plus the applicable margin, or (ii) in the case of LIBO rate loans, a LIBO rate equal to (a) LIBOR divided by (b) one minus an applicable reserve requirement, plus the applicable margin. As amended by Amendment No. 2 to the ABL Agreement, the applicable margin is based upon the quarterly average availability under the ABL Facility for the immediately preceding three-month period as follows:

Tier	Quarterly Average Availability	Applicable LIBO Rate Margin	Applicable Base Rate Margin
1	Greater than 30% of the maximum revolver amount	2.00%	1.00%
2	Greater than 15% of the maximum revolver amount but less than 30% of the maximum revolver amount	2.25%	1.25%
3	Less than 15% of the maximum revolver amount	2.50%	1.50%

The ABL Facility contains, among other terms, covenants and events of default customary for similar transactions. These covenants include limitations on the following: (i) incurrence of indebtedness; (ii) liens; (iii) restricted junior payments (including dividends, redemptions, and voluntary payments on certain debt); (iv) restrictions on subsidiary distributions; (v) investments, mergers, and acquisitions; (vi) sales of assets (including subsidiary interests); (vii) transactions with affiliates and (viii) changes in control. In addition, the ABL Facility contains a springing fixed charge coverage ratio financial covenant. If adjusted availability (plus certain qualified cash) under the ABL Facility is below 12.5% of the maximum amount at such time, Universal and its subsidiaries will be required to comply with a minimum fixed charge coverage ratio of 1.0:1.0. At June 30, 2014, the fixed charge coverage ratio covenant under the ABL Facility was not operative as availability was greater than $6.9 million. Failure to satisfy any of the covenants could result in an event of default that could result in an inability to access the funds necessary to fund our operations.

On May 14, 2014, we entered into Amendment No. 1 to the ABL Agreement to include a larger percentage of suppressed borrowing base assets in the determination of adjusted availability from May 13, 2014 through May 30, 2014. This amendment will allow us to borrow up to an additional $4.125 million under our ABL Facility during this period without triggering the requirement to satisfy the fixed charge ratio covenant under the ABL Facility.

On May 30, 2014, we entered into Amendment No. 2 to the ABL Agreement to extend the period during which the increase in availability, which was previously set to expire on May 30, 2014, to the earlier of (i) June 30, 2014 and (ii) the date on which the forbearance period under the Forbearance Agreement with the Term Loan lenders terminates.

Amendment No. 2 to the ABL Agreement increased the applicable margin for interest rates and lowered the thresholds for rate tiers 1 and 2 applicable to borrowings under the ABL Facility, so that the applicable margin is based upon the quarterly average availability for the immediately preceding three month period described above.

Amendment No. 2 to the ABL Agreement provided that the collateral agent under the ABL Agreement may exercise cash dominion over certain of the Borrowers’ and guarantors’ deposit accounts whether or not an availability triggering event specified in the ABL Agreement has occurred or is continuing. Amendment No. 2 to the ABL Agreement also provided that the administrative agent under the ABL Agreement is authorized to engage a financial advisor, at the Borrowers’ expense, to review the Borrowers’ books and records, projections and budgets and information regarding the collateral.

On June 30, 2014, July 15, 2014 and July 22, 2014, the Borrowers entered into further amendments to the ABL Credit Agreement to extend the period of increased availability through July 29, 2014. On July 30, 2014, the Borrowers entered into an Amendment No. 6 to the ABL Credit Agreement, which increased the maximum revolver commitment to $60.0 million. See Note 16 Subsequent Events for a description of the terms of Amendment No. 6 to the ABL Credit Agreement.

On July 30, 2014, we entered into Amendment No. 6 to the ABL Agreement to increase the maximum revolver amount available thereunder from $55.0 million to $60.0 million.

ABL Amendment No. 6 includes certain other amendments, including: (i) an agreement by Holdings and the Borrowers to provide monthly operating financial reports to the administrative agent promptly after they are provided to our Board of Directors; (ii) an amendment to the covenant limiting distributions to eliminate the ability of Holdings to pay dividends and make certain other distributions that they were previously entitled to make subject to certain conditions being met; and (iii) an amendment to the definition of EBITDA so that the add back for cash restructuring charges, fees and expenses and any professional fees was reduced from 15.0% to 12.5% of EBITDA for the applicable measurement period.

The Borrowers will pay an unused line fee to the lenders under the ABL Facility equal to 0.3125% per annum times the amount by which the maximum revolver amount exceeds the average daily outstanding amount of loans and the average daily undrawn face amount of outstanding letters of credit under the ABL Facility.

The Borrowers will pay a letter of credit fee to the lenders under the ABL Facility equal to the applicable margin on LIBO rate loans multiplied by the undrawn face amount of each letter of credit, and a fronting fee equal to 0.125% per annum on the dollar equivalent of the amount of each letter of credit outstanding during the previous quarter.

Voluntary prepayments of amounts outstanding under the ABL Facility are permitted at any time, without premium or penalty. The ABL Facility requires the Borrowers to make mandatory prepayments with the proceeds of certain asset dispositions to the extent the Borrowers do not use the proceeds for the purchase of assets useful in the Borrowers’ businesses.

Restrictions on Dividends

Restrictions imposed by our subsidiary’s debt facilities significantly restrict us from paying dividends with cash generated from our operations. Under the agreements governing the Term Loan and ABL Facility, Universal is restricted from paying dividends or making distributions to us, subject to certain exceptions. Accordingly, our ability to obtain cash to pay dividends is generally subject to the same limitations.

PBGC Promissory Note

On September 15, 2006, Oneida issued a $3.0 million promissory note to the Pension Benefit Guaranty Corporation (“PBGC”) payable in equal installments annually over 10 years. As of June 30, 2014, approximately $0.6 million was outstanding on the promissory note. Interest with respect to the promissory note is paid annually at a rate of 4.5%. The promissory note matures on December 31, 2015.

Cash Flows

The table below sets forth our cash flow from operating, investing and financing activities in the periods presented:

	Fiscal Year		Six Months Ended June 30,
	2013	2012	2014	2013
Cash flows from operating activities	$(6,806)	$15,121	$(2,502)	$(29,232)
Cash flows from investing activities	(21,610)	(16,553)	(3,498)	(9,306)
Cash flows from financing activities	29,209	3,589	7,232	36,695
Effect of exchange rate changes	(225)	(458)	(126)	(270)

Total	$568	$1,699	$1,106	$(2,113)

Discussion of 2013 vs. 2012 Cash Flow

Net cash used in operating activities was approximately $6.8 million for 2013, compared to cash provided by operating activities of approximately $15.1 million for 2012. The decrease in cash provided by operating activities when compared to the prior year is primarily due to the decrease in net income, net of non-cash items, and the increase in inventory, net of the increase in accounts payable. We invested in higher inventory levels in anticipation of the growth in our business that we were expecting, specifically in our International segment, and as part of our planning activities in preparation for the idling of production on one of our furnaces in our Lancaster, Ohio manufacturing facility.

Net cash used in investing activities was approximately $21.6 million for 2013, compared to net cash used of approximately $16.6 million for 2012. The additional cash used in investing activities versus the prior year was attributed to our acquisition of Metalrax for approximately $3.5 million and capital projects, primarily at our Anchor Hocking manufacturing facilities.

Net cash provided by financing activities was approximately $29.2 million for 2013, compared to net cash provided by financing activities of approximately $3.6 million in 2012. The increase in cash provided by financing activities compared to the prior year was related to the net cash received from the ROI trust and incremental debt to fund the $90.0 million payment to Former EveryWare shareholders, the redemption of ROI shares and expenses incurred in connection with the Business Combination. Cash provided by financing activities for the year ended December 31, 2012, included (i) refinancing of our indebtedness in connection with the Anchor Merger, including borrowings of $150.0 million and repayment of $108.8 million of indebtedness; (ii) a dividend to equityholders of $10.3 million; (iii) net borrowings under our short term debt and revolving credit facility of $16.8 million; and (iv) expenses incurred in connection with the debt refinancing.

Discussion of Cash Flow in the Six Months Ended June 30, 2014 vs. Cash Flow in the Six Months Ended June 30, 2013

Net cash used in operating activities was approximately $2.5 million for the six months ended June 30, 2014, compared to cash used in operating activities of approximately $29.2 million for the six months ended June 30, 2013. For the six months ended June 30, 2014, net cash used in operating activities was primarily due to our net operating loss, which was partially offset by a $32.2 million decrease in working capital, consisting of a decrease of $26.2 million in inventory and $12.1 million of accounts receivable and lower accounts payable of $6.1 million and the non-cash impact of the valuation allowance on our deferred tax expense. For the six months ended June 30, 2013, net cash used in operating activities was primarily due to an increase of $26.2 million in working capital, including an increase of $24.8 million in inventory and $1.8 million of accounts receivable and an increase in accounts payable of $0.4 million.

Net cash used in investing activities was approximately $3.5 million for the six months ended June 30, 2014, compared to net cash used of approximately $9.3 million for the six months ended June 30, 2013. The net cash used in investing activities primarily reflect capital expenditures made during that period.

Net cash provided by financing activities was approximately $7.2 million for the six months ended June 30, 2014, compared to net cash provided by financing activities of approximately $36.7 million in the six months ended June 30, 2013. Net cash provided by financing activities in the six months ended June 30, 2014 relate to net borrowings under our ABL Facility needed to fund working capital requirements. Net cash provided by financing activities in the six months ended June 30, 2013 included the following activities in connection with the Business Combination: (i) borrowings of $250.0 million under our new term loan; (ii) receipt of $16.5 million from the issuance of common stock; (iii) repayment of $145.2 million of long-term debt, (iv) redemption of $46.7 million of shares of common stock; and (v) the payment of $90.0 million of cash consideration to the equityholders of Former EveryWare.

Contractual Obligations and Commercial Commitments

The following table reflects our contractual obligations as of December 31, 2013:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(In thousands)
Long-term debt obligations	$273,258	$2,972	$13,402	$5,000	$251,884
Estimated interest payments	119,272	19,126	37,747	36,965	25,434
Operating lease obligations	51,400	6,731	8,778	7,304	28,587
Pension and other post-retirement funding	23,990	2,067	4,193	4,675	13,055

Total	$467,920	$30,896	$64,120	$53,944	$318,960

We have recorded a liability of approximately $0.5 million of unrecognized tax benefits, inclusive of $0.1 million of interest, and we are uncertain as to if or when such amounts may be settled.

On July 30, 2014, we entered into the Term Loan Amendment, which provided for an increase in the applicable interest rate margin of 2.00%, of which 0.25% is payable in cash on a monthly basis and 1.75% is payable in kind on a quarterly basis. See Note 16 to our unaudited financial statements for a description of the Term Loan Amendment.

Off-balance Sheet Transactions

As of June 30, 2014, we did not have any “off-balance sheet arrangements” (as such term is defined in Item 303 of Regulation S-K) that could have a current or future effect on our financial condition, changes in financial condition, net sales or expenses, results of operations, liquidity, capital expenditures, or capital resources.

We use standby letters of credit to guarantee our performance under various contracts and arrangements, principally in connection with our workers’ compensation liabilities and for leases on equipment and facilities. These letter of credit contracts are usually extended on a year-to-year basis. As of June 30, 2014, we had outstanding letters of credit of $10.5 million. We do not believe that these letters of credit will be required to be drawn.

Critical Accounting Estimates

Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). For a comprehensive discussion of our significant accounting policies, see Note 2 to our consolidated financial statements included in this prospectus.

The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We evaluate our estimates and assumptions on an ongoing basis, particularly relating to allowance for doubtful accounts, inventory reserves, goodwill, intangible and long-lived assets, self-insurance reserves, employee benefit plans, income taxes, derivatives and hedging, and share-based compensation. We base our estimates on historical experience and various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets, liabilities, and equity that are not readily apparent from other sources. Actual results and outcomes could differ materially from these estimates and assumptions. See Item lA—Risk Factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, in our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014 and June 30, 2014, for additional information regarding risk factors that may impact our estimates. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note 2 to the consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, describe the significant accounting policies and estimates used in preparation of the consolidated financial statements. There have been no significant changes in our critical accounting estimates during the three months ended June 30, 2014.

Revenue Recognition—Revenues consist of sales to customers and license fees. We recognize revenue when (1) delivery has occurred or services have been rendered, (2) persuasive evidence of an arrangement exists, (3) there is a fixed or determinable price and (4) collectability is reasonably assured. Our products are generally shipped from our facilities to our customers, which is when legal title passes to the customer for substantially all of our revenues. Retail store revenues are recognized at the time of sale. Amounts charged to customers for shipping are recognized in revenues. We establish an allowance for merchandise returns and rebates based on historical experience, product sell-through performance by product and by customer, current and historical trends in the tableware industry, and changes in demand for our products. A returns reserve is accrued for the estimated sales value of the projected merchandise returns less the estimated related cost of sales. Rebate allowances are estimated and deducted from revenue at the time that revenue is recognized.

Allowance for Doubtful Accounts—The allowance for doubtful accounts is used to record the estimated risk of loss related to the customers’ inability to pay. This allowance is maintained at a level that we consider appropriate based on factors that affect collectability, such as the financial health of our customers, historical trends of charge-offs and recoveries, and current economic market conditions. As we monitor our receivables, we identify customers that may have payment problems, and we adjust the allowance accordingly, with the offset to selling, general, and administrative expense. Account balances are charged off against the allowance when recovery is considered remote.

Inventory Reserves—We reduce our inventory value for the estimated obsolete and slow moving inventory in an amount equal to the difference between the cost of the inventory and the net realizable value based upon assumptions about future demand and market conditions. In addition, we maintain a revaluation reserve to adjust the value of our finished goods inventory to approximate actual cost. Our calculation of the factory manufacturing variance capitalized in inventory was based on historical experience. In the fourth quarter 2013, we identified a deviation from historical experience resulting in an increase in the inventory revaluation reserve of $5.9 million, or $0.35 per diluted share, which was accounted for as a change in accounting estimate.

Goodwill, Intangible and Long-Lived Assets—Goodwill and indefinite-lived intangible assets are reviewed for impairment annually, utilizing the two-step approach, in the fourth fiscal quarter and whenever events or changes in circumstances indicate the carrying value may not be recoverable. The first step requires the determination of the fair value of the reporting unit compared to the book value of that reporting unit. If the book value exceeds the fair value, a second step impairment test is required to measure the amount of impairment.

Implied fair value of goodwill is determined by considering both the income and market approach. Determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, future economic and market conditions, and determination of appropriate market comparables. We base our fair value estimates on assumptions we believe to be reasonable but that are inherently uncertain.

We review definite-lived intangible and long-lived assets for recoverability whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. If an indicator exists, a determination is made by management to ascertain whether property and equipment and certain definite-lived intangibles are recoverable based on the sum of expected future undiscounted cash flows from operating activities. Determining the fair value of these assets is judgmental in nature and involves the use of significant estimates and assumptions. If the estimated undiscounted net cash flows are less than the carrying amount of such assets, we will recognize an impairment loss in an amount necessary to write- down the assets to fair value as determined from expected discounted future cash flows. We base our fair value estimates on assumptions we believe to be reasonable, but that are inherently uncertain.

For further information on our goodwill and intangible assets, see Notes 2 and 8 to our consolidated financial statements included in this prospectus.

Self-Insurance Reserves—We maintain self-insurance coverage for certain of our casualty insurance programs, such as workers’ compensation and general liability, and employee healthcare benefits. For our U.S. based employees, prior to July 7, 2013 Oneida was fully insured for its U.S. medical benefits while Anchor Hocking was self-insured. Beginning July 7, 2013, both companies joined into a new self-insured medical plan. In May 2011, Oneida terminated its self-insured status for workers’ compensation in New York State and was fully insured for claims incurred post-termination.

Although we believe that the estimated liabilities for self-insurance are adequate, the estimates described above may not be indicative of current and future losses. In addition, the actuarial calculations used to estimate self-insurance liabilities are based on numerous assumptions, some of which are subjective. We will continue to adjust our estimated liabilities for self-insurance, as necessary, in the event that future loss experience differs from historical loss patterns.

Employee Benefit Plans—We sponsor various qualified and non-qualified pension plans in the United States and United Kingdom that cover all eligible employees, as defined. Our qualified pension liability relates to two defined benefit plans: one covering the former salaried and union employees of Buffalo China, Inc., a subsidiary located in the U.S., which are frozen, and a defined benefit plan covering employees in the U.K. Our non-qualified pension plan liability relates to two unfunded plans designed to provide additional retirement benefits to former executives of our Oneida subsidiary; the Supplemental Executive Retirement Plan and the Restoration Plan. We also sponsor various other post-retirement benefit plans of our Anchor Hocking and Oneida subsidiaries which provide certain healthcare and life insurance benefits. Our policy is to make annual contributions to the plans to fund the normal cost as required by local regulations.

Our Assumptions

The determination of pension and other post-retirement benefit plan obligations and related expenses requires the use of assumptions to estimate the amount of the benefits that employees earn while working, as well as the present value of those benefits. Our assumptions are determined based on current market conditions, historical information and consultation with and input from third-party actuaries. Due to the significant management judgment involved, our assumptions could have a material impact on the measurement of our pension and other post-retirement benefit expenses and obligations.

Significant assumptions used to measure our annual pension and other post-retirement benefit expenses include:

•	discount rate;

•	expected return on plan assets;

•	rate of compensation increases; and

•	health care cost trend rates.

Discount Rate—The discount rate represents the interest rate that should be used to determine the present value of future cash flows currently expected to be required to settle the pension and other post-retirement benefit obligations. In estimating this rate, we consider rates of return on high quality fixed-income investments included in various published bond indexes. We consider the Citigroup Pension Discount Curve and the Barclay’s Capital Non-Gilt AA Rated Sterling Bond Index in the determination of the appropriate discount rate assumptions. The discount rate enables us to estimate the present value of expected future cash flows on the measurement date. The discount rate at December 31, 2013 is used to measure the year-end benefit obligations and the earnings effects for the subsequent year. A higher discount rate decreases the present value of benefit obligations and decreases pension expense. The weighted average rate we used to measure our pension obligation as of December 31, 2013 and our 2014 net periodic pension cost was 4.95% for the U.S. and 4.90% for the non-U.S pension plans.

Expected Long-Term Rate of Return—The expected return on pension plan assets is based on our historical experience, our pension plan investment strategy, and our expectations for long-term rates of return. Our pension plan investment strategy is reviewed annually and is established based upon plan liabilities, an evaluation of market conditions, tolerance for risk, and cash requirements for benefit payments. We use a third-party advisor to assist us in determining our investment allocation and modeling our long-term rate of return assumptions. For 2013 and 2012, we assumed an expected long-term rate of return on plan assets of 8.0% for our U.S. and non-U.S. pension plans, respectively.

Rate of Compensation Increases—The rate of salary increase is based on our historical experience and expectations. For 2013 and 2012, we assumed salary rate increases of 4.45% for the non-U.S. pension plans, respectively.

We are exposed to market risks associated with changes in the various capital markets. Changes in longterm interest rates affect the discount rate that is used to measure our benefit obligations and related expense. Changes in the equity and debt securities markets affect the performance of our pension plans’ asset performance and related pension expense. Sensitivity to these key market risk factors is as follows:

•	A change of one percent in the discount rate would change our total annual pension expense by approximately $0.2 million.

•	A change of one percent in the expected long-term rate of return on plan assets would change our total annual pension expense by approximately $0.2 million.

Health Care Cost Trend Rates—The health care cost trend rates represent the annual rates of change in the cost of health care benefits based on estimates of health care inflation, changes in health care utilization or delivery patterns, technological advances, and changes in the health status of the plan participants. For measurement purposes, we did not assume an annual rate of increase in the per capita cost of covered health care benefits for 2013 and 2012, respectively. A one percent increase or decrease in the health care cost trend rate would not have a material impact upon our other post-retirement benefit expense.

Income Taxes—We are subject to income taxes in the U.S. and various foreign jurisdictions. Management judgment is required in evaluating our tax positions and determining our provision for income taxes. Throughout the course of business, there are numerous transactions and calculations for which the ultimate tax determination is uncertain. When management believes certain tax positions may be challenged despite our belief that the tax return positions are supportable, we establish reserves for tax uncertainties based on estimates of whether additional taxes will be due. We adjust these reserves taking into consideration changing facts and circumstances such as an outcome of a tax audit. The income tax provision includes the impact of reserve provisions and changes to reserves that are considered appropriate. Accruals for tax contingencies are provided for in accordance with the requirements of FASB ASC Topic 740 “Income Taxes” (“ASC 740”).

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax attribute carry-forwards. Deferred income tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. ASC 740 requires that a valuation allowance be recorded when it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Deferred income tax assets and liabilities are determined separately for each tax jurisdiction in which we conduct our operations or otherwise incur taxable income or losses. In the United States, United Kingdom, Mexico and China, we have recorded a full or partial valuation allowance against our deferred income tax assets.

The Anchor Merger resulted in the formation of a new U.S. consolidated federal tax group. As such, the net deferred tax assets of the Company were assessed for future realization and the need for a valuation allowance related to the deferred tax asset. As a result of this assessment, during 2012 we recorded an additional $2.7 million valuation allowance, and for the year ended December 31, 2013, we recorded $8.4 million of additional valuation allowance based on a scheduling methodology used in 2012. This excludes deferred income tax liability associated with indefinite life intangible assets, which cannot be used to offset deferred tax assets when assessing the need or amount of a valuation allowance. The deferred income tax liability represents the book to tax difference on indefinite lived Oneida trade names and goodwill, which totaled approximately $9.8 million and $8.6 million at December 31, 2013 and 2012, respectively.

Derivatives and Hedging—We use various derivative contracts to manage a variety of our risks, including risks related to changes in commodity prices and foreign currency rates. The requirements necessary to apply hedge accounting to these contracts are well defined and must be documented at the inception as well as throughout the term of the contract. If we would fail to accurately document these requirements, the contract would not be eligible for hedge accounting treatment and any changes to the fair market value of the contract would be recorded directly to earnings. The accompanying financial statements reflect immaterial consequences of hedge accounting for certain contracts. We continuously monitor all foreign exchange rates and energy rates relevant to us in order to be able to initiate appropriate hedging activities immediately if the current market situation changes.

One of the requirements that we must evaluate when determining whether a contract qualifies for hedge accounting treatments is whether or not the contract is deemed effective. A contract is deemed effective if the change in the fair value of the derivative contract offsets, within a specified range, the change in the fair value of the hedged item. At the inception of the contract, we first determine if the critical terms of the derivative contract exactly match the critical terms of the hedged item. If the relationship does not meet this criterion, then we must test the effectiveness at the inception of the contract and continually thereafter. If the relationship fails this test at any time, we are required to discontinue hedge accounting treatment prospectively. The natural gas commodity price hedges qualify for hedge accounting since the hedges are highly effective, and we have designated and documented contemporaneously the hedging relationship involving these derivative instruments.

Share-Based Compensation—Share-based compensation is accounted for in accordance with FASB ASC Topic 718, Compensation—Stock Compensation (“ASC 718”) and FASB ASC Topic 505-50, Equity—Equity Based Payment to Non-Employees (“ASC 505-50”), which requires companies to estimate the fair value of share-based awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense in the Company’s consolidated statements of operations over the requisite service periods. The Company uses the straight line method of expensing stock options to recognize compensation expense in its consolidated statements of operations for all share-based awards. Because share-based compensation expense is based on awards that are ultimately expected to vest, share-based compensation expense is reduced to account for estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. For stock options granted in 2013 and 2012, the compensation expense is based on the grant date fair value estimated in accordance with the provisions of ASC 718.

As of December 31, 2013, the total unrecognized compensation cost related to unvested options was approximately $2.2 million for the non-performance options and approximately $1.0 million for the performance options. Fair value of the non-performance options was based on an independent valuation of our stock utilizing discounted cash flow and market approaches and the fair value of the performance-vesting options was based on an option pricing model utilizing the fair value of the stock subjected to the probability of a change in control.

Quantitative and Qualitative Disclosures About Market Risk

Not applicable.

BUSINESS

Overview

The Company, a Delaware corporation formed in 2011, is a leading marketer of tabletop and food preparation products for the consumer, foodservice and specialty markets. We offer a comprehensive line of tabletop and food preparation products, such as bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, banquetware and hollowware; premium spirit bottles; cookware; gadgets; candle and floral glass containers; and other kitchen products. We market our products globally under the Anchor Hocking®, Anchor®, Anchor Home®, FireKing®, ONEIDA®, Buffalo China®, Delco® and Sant’ Andrea® brands. Our customers range from Fortune 500 companies to medium and small-sized companies in the consumer, foodservice, business-to-business and e-commerce channels. We own and operate two glass manufacturing plants in the U.S., in Lancaster, Ohio, and Monaca, Pennsylvania. We also source a variety of tableware products from third parties, primarily in Asia and Europe.

Our principal operating subsidiaries, Oneida and Anchor Hocking, were founded in 1848 and 1873, respectively. Investment funds affiliated with Monomoy Capital Partners acquired Anchor Hocking in 2007 and acquired Oneida in 2011. These companies were integrated under Former EveryWare in March of 2012. In connection with the Business Combination in May 2013, Former EveryWare became a wholly owned subsidiary of ROI and was converted to a limited liability company, and ROI changed its name to EveryWare Global, Inc.

We operate our business in four segments: consumer, foodservice, specialty and international. The International segment includes all countries in which we operate other than the U.S. and Canada.

•	Consumer: Our consumer segment provides a broad array of tabletop, food preparation and pantry products at a variety of price points to retail customers, primarily under the Anchor Hocking® and ONEIDA® brands and through licensing arrangements. Sales in our consumer segment are made to mass merchants, discount retailers, specialty stores, department stores, and grocery stores, as well as to consumers through our e-commerce site. We believe our consumer customers select us based on our breadth of category assortment, innovative products, brand recognition strength, consistent quality, and reliable service.

•	Foodservice: Our foodservice segment provides flatware, dinnerware, beverageware, barware, hollowware and banquetware to the foodservice industry. Sales in our foodservice segment are made to equipment and supply dealers, broadline distributors, hotels, casinos, and chain restaurants, as well as airlines and cruiselines. We believe our foodservice customers rely on our broad product portfolio, superior design and innovation, reliable service, and brand recognition strength.

•	Specialty: Our specialty segment offers glassware products to candle and floral wholesalers, direct sellers, industrial lighting manufacturers and distillers, and distributors of premium spirits. We offer a variety of accessories for taper, pillar, votive and tealite candles, and floral vases in a broad range of styles, patterns and colors. We also sell customized spirit bottles to domestic and international premium spirit distillers. We believe our specialty customers select us because of our reliability, operating flexibility and unique manufacturing capabilities, design and innovation, and strong customer service.

•	International: Our international segment serves customers in over 65 countries outside the U.S. and Canada, including customers in the European Union, the Caribbean, Africa, the Middle East, and Asia. Our international segment includes all product categories in the consumer and foodservice markets in the countries in which we operate. We sell glassware, bakeware and our sourced flatware, dinnerware, barware, hollowware, and banquetware internationally. We primarily market our products internationally under the Anchor Hocking®, Sant’ Andrea®, W.A. Rogers®, and ONEIDA® brands.

Financial Information About Segments

For financial information by segment and geographic area, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 19 to our audited consolidated financial statements included in this prospectus.

Industry

We are a global consumer products company, with a primary focus on the large housewares and foodservice markets. These markets are highly competitive, with a number of competitors manufacturing and selling a broad range of products. In the housewares market, we estimate that the global consumer tabletop and food preparation markets sales are $50.0 billion in 2013 with U.S. sales representing approximately $12.2 billion of that total. Within the U.S. consumer tabletop and food preparation markets, we estimate that the consumer tabletop market represented approximately $4.9 billion, and that the food preparation market represented approximately $7.3 billion in sales in 2013. We estimate that the global foodservice tabletop market was a $2.7 billion market in 2013, and that U.S. sales represented approximately $990.0 million of that total.

Leading industry indicators show a continuing recovery from the 2009 global recession. Demand for our consumer segment products is heavily influenced by new home sales and housing starts. In 2012, there were 396,000 sales of new single-family houses in the U.S., an increase of approximately 17% and housing starts were 0.78 million units, an increase of approximately 28% from 2011. During 2013, there were 414,000 new home sales in the U.S., an increase of approximately 5% from 2012 and housing starts were approximately 0.9 million units as of December 31, 2013, an increase of approximately 19% from 2012.

Demand for our foodservice segment products is heavily influenced by spending in the lodging and restaurant industries. In the lodging and restaurant industries, revenue Per Available Room, a leading indicator of lodging sector strength, expanded at a compound annual growth rate of 6.7% from 2009 to 2012, while the restaurant industry has experienced consistent same store sales growth since 2010. During the recession, restaurants delayed capital expenditures, which we believe will create pent-up demand as the restaurant industry continues to recover.

Market conditions in North America gradually improved during the first half of 2013; however, the macroeconomic business environment in North America became more challenging during the third and fourth quarters as consumer sentiment declined and the threat of a federal government shutdown slowed consumer and business spending. In Western Europe, stagnant economic conditions continue to present challenges to achieving our International segment growth goals. Volume growth in our specialty and international segments, including the impact of our U.K. acquisition, offset the challenging macroeconomic business environment for our consumer and foodservice segments, principally in North America.

Products

Our broad product assortment covers a range of categories which facilitate the daily tabletop and food preparation needs of consumers and chefs. Our tabletop products include beverageware, pitchers, flatware, dinnerware, serveware, and hollowware. Our food preparation products include products such as bakeware, mixing bowls, measuring cups, food and pantry storage items, and countertop organization. Our licensing relationships extend our brands of cookware and metal bakeware within the food preparation category. In our specialty segment, our products are décor items such as vases and candle jars and premium spirits bottles. In addition to our own branded products, we market luxury dinnerware, crystal stemware and barware and buffetware through global distribution agreements.

Manufacturing

We own and operate two glass manufacturing plants in the U.S., one in Lancaster, Ohio and one in Monaca, Pennsylvania. We believe our glass tabletop operations are capable of producing the most diverse array of tableware products in North America.

There are three primary production methods employed to manufacture all of our glass products. The “press and blow” process creates mid-sized items at high speed with great efficiency and forms molten glass into a rough shape using the press portion of the operation followed by blowing the product into its final shape with compressed air. The “blow and blow” process similarly starts with producing the rough shape by applying compressed air to the molten glass and then using a second stage to blow the product into the final shape. The “press” process creates articles of all sizes by stamping the molten glass into the final shape in one movement. After the glass has been formed, it is heat treated in either an annealing oven or a tempering line, depending on the product’s desired attributes before being selected to ensure product quality and then packaged for distribution.

Brands, Trademarks and Licensing

Our brands Anchor Hocking® and ONEIDA® each have over 100-year histories in the market. We own the trademarks, Anchor®, Anchor Hocking®, AnchorHome®, FireKing®, ONEIDA®, OneidaCraft®, Buffalo China®, Delco®, Rego®, Sant’ Andrea®, which we believe are material to our business. In addition to our own brands, we market relevant products under strategic partnerships and distribution agreements with Schönwald®, a luxury dining brand, in the North America, China, Hong Kong and Macau markets, Stölzle®, a high-quality stemware brand, in the U.S, Strata®, a banquet system innovator and Buffet Euro®, a leading buffetware marketer.

Our owned and licensed brands in our top geographic markets across a range of price points are:

Based upon market research and surveys, we believe our brand names and trademarks, as well as our product designs, enjoy a high degree of customer recognition and are valuable assets.

Oneida has entered into licensing agreements under which it has licensed the ONEIDA® trademark for use by third parties on products in our core space and complementary to the our product lines. Oneida’s brand licensing business began in 1997 with our decision to license the ONEIDA® mark for kitchen tools and gadgets to Robinson Home Products, Inc. (“RHP”). In 2009, we made the decision to license our consumer business within the U.S. to RHP. Currently, RHP has exclusive rights to market ONEIDA® on flatware, dinnerware, glassware, kitchen tools and accessories, and table linens in the consumer sales channels (excluding e-commerce) in the U.S. The RHP agreement has an initial term of 10 years with two potential 10-year renewal periods, at the discretion of RHP, if RHP is able to obtain certain minimum sales figures. Although we can sell these products direct to consumers through e-commerce and other direct to consumer channels, we are required to source these products from RHP. In 2013, revenue from RHP licensing fees represented 1.4% of total revenue and 48.7% of our consolidated operating income for 2013. In addition, Bradshaw International, Inc. licenses ONEIDA® in the U.S. for use on metal cookware and bakeware and silver and metal polishes. McPherson’s Limited manufactures and licenses ONEIDA®, and Sant’ Andrea® in Australia and New Zealand. We continue to explore opportunities to capitalize on our world-class brands by licensing them in non-core product categories. For 2013, total licensing revenue was $6.5 million, representing 1.5% of total revenue.

We also have rights under a number of patents that relate to a variety of products. However, we do not consider that any patent or group of patents relating to a particular product or process is of material importance to our business as a whole.

Customers and Markets

We sell our products globally to a diverse customer base. In our consumer segment, we sell to mass merchants, specialty stores, department stores, supermarkets, and warehouse clubs. In our foodservice segment, we sell to equipment and supply distributors, broadline distributors, hotels, casinos, chain restaurants, airlines, and cruiselines. In our specialty segment, we sell to candle and floral wholesalers, direct sellers, industrial lighting manufacturers and distillers, and distributors of premium spirits. Our international segment’s customers include consumer and foodservice customers. We also operate our own e-commerce site offering our customers the opportunity to purchase our consumer channel products directly from us.

Our diverse customers range from Fortune 500 companies to medium- and small-sized companies in over 65 countries, including Wal-Mart, Target, Crate and Barrel, Publix, Bed, Bath & Beyond, Canadian Tire, John Lewis, Tesco, El Puerto de Liverpool, Fiesta Americana, Hyatt, Marriott, United Airlines, Royal Caribbean Cruise Lines, Darden Restaurants, Edward Don, and Constellation Brands.

Sales to Wal-Mart Stores, Inc. and its affiliates (including Sam’s Club and Asda Superstore) represented approximately 15% and 14% of our revenues in 2013 and 2012, respectively. No other customer accounted for more than 10% of our revenues for the two years ended December 31, 2013. Our top 10 customers accounted for approximately 40% and 40% of our revenues in 2013 and 2012, respectively.

We sell our products in the consumer, foodservice, specialty, and international markets. Approximately 37%, 29% and 23% of our 2013 segment revenues and approximately 38%, 31% and 23% of our 2012 segment revenues were derived from sales to the consumer, foodservice, and specialty markets, respectively, with the remainder of our revenues being generated principally from our international markets.

Sales, Marketing and Distribution

To service our customers we use a combination of company employed sales professionals and independent sales representative groups. Many of these groups have had relationships with us for over two decades. Together, the inside sales team and outside sales representatives are dedicated to providing exceptional service for our customers.

We have a talented and professional marketing team positioned in global regional markets to service our customer needs. Our marketing team plays a key role in product development of our offerings including assortment planning, pricing and promotions, focusing on:

•	product strategy by channel and category

•	foodservice growth with category expansion

•	brand and category alignment to support mission

•	e-commerce focus on sales and consumer brand equity

Our sales and marketing functions are managed from the executive offices in Lancaster, Ohio, with staff located in Melville, New York, New York City, and Oneida, New York. Our European, African, and Middle and Far Eastern markets are overseen by our North American offices, whereas our other international sales and marketing functions are overseen by our various offices outside North America. The Latin American, Mexican, Central and South American, and Caribbean markets are served by our subsidiary, Oneida, S.A. de C.V., located in Mexico City. Our Asian and Pacific markets are served by our offices located in Guangzhou, China.

We have distribution centers located at or near each of our manufacturing facilities (see “Properties”). In addition, we operate a single point of distribution for our broadline distributors and e-commerce customers in Savannah, Georgia. We believe our distribution centers are well situated and staffed to best service our customers in all of our business segments.

Backlog

We had outstanding orders of approximately $33.1 million, $22.5 million and $19.9 million as of June 30, 2014, December 31, 2013 and 2012, respectively. Our current backlog is expected to be filled during the current fiscal year. We do not believe that these backlog numbers are necessarily indicative of our future results of operations or prospects. Although we seek commitments from customers well in advance of shipment dates, actual confirmed orders are typically not received until close to the required shipment dates.

Competition

The tabletop market is highly competitive with key players in each of the consumer and foodservice segments, while excess U.S. manufacturing capacity also keeps competition strong in certain portions of our specialty segment. Libbey, Inc. and Arc International compete with us in the consumer, foodservice, and specialty segments. Steelite International, Fortessa and Walco, Inc. compete with us in the foodservice segment. World Kitchen, Inc., Pasabache, Gibson and Lifetime Brands compete with us in the consumer segment. Hampton Forge and Cambridge sell products that compete with our ONEIDA-branded flatware licensee, RHP in the consumer market. Certain of our customers also develop products on their own or import directly from factories overseas.

Seasonality

Our foodservice, industrial, and business-to-business sales are not materially impacted by seasonality. Our consumer sales, including e-commerce sales are seasonal with a greater volume of business generally during the months of September through December, primarily due to holiday-related orders for glassware, flatware, and dinnerware products. Consequently, our annual earnings and cash flows are more heavily impacted by the results of operations in the latter half of the year. We generally maintain sufficient inventories of glassware, metal flatware, dinnerware, and other products to respond promptly to customer orders. However, in anticipation of the pre-holiday shipping season, inventory levels increase primarily in the June through October time period as we build inventory for our seasonal sales period discussed above. In addition, we build inventory during the first quarter, of products imported from China, in anticipation of slowdowns in production and shipping related to the Chinese New Year.

Raw Materials

Our principal raw materials are sand, limestone, and soda ash for the glass and crystal product lines. Resins, clays, flint, aluminum oxide, glass frit, and colorants are the primary raw material for the dinnerware products. We source these raw materials directly from suppliers. Stainless steel, nickel, brass, silver, and gold are the principal raw materials for the flatware and hollowware products. Our suppliers of flatware and hollowware products procure these raw materials, and their costs are reflected in the cost of their flatware and hollowware products to us.

We satisfy most of our needs for the raw materials we source directly through purchases on the open market or under short-term and long-term supply agreements. All of these raw materials are purchased in highly competitive, price-sensitive markets, which have historically exhibited price, demand, and supply cyclicality. From time to time, some of these raw materials have been in short supply due to weather or other factors, including disruptions in supply caused by raw material transportation or production delays. In those situations, if we directly source the raw materials, we seek to obtain the raw materials in short supply from alternate sources of supply when possible, and if our suppliers procure the raw materials, the shortages of raw materials can adversely impact the cost or availability of our suppliers’ products to us. For example, stainless steel and nickel have recently experienced price fluctuations and supply shortages. Depending on the extent and duration of stainless steel supply shortages, and corresponding price increases in stainless steel and nickel, our gross margins may be adversely affected.

To date, raw material shortages have not had a material adverse effect on our financial condition or results of operations. Natural gas is a primary source of energy in most of our production processes, and variability in the price for natural gas has had and will continue to have an impact on our profitability. Historically, we have used natural gas hedging contracts to partially mitigate this impact.

Suppliers

We source product internationally from low cost locations in order to maintain a competitive pricing structure. We have relationships with the manufacturers of our sourced products and in many cases are a primary revenue stream for their factories. We experienced some disruption in supply because our liquidity challenges caused delayed payments to these manufacturers. We have since negotiated vendor agreements and payment plans with these manufacturers and do not anticipate ongoing disruption in supply. We also have secondary supply relationships in place for many of our sourced products. We purchase stemware primarily from Germany and Austria. Stemware is a significant product in our foodservice segment. Although we have experienced shortages in supply of crystal stemware in recent years due to industry consolidation, capacity shortfalls and contractual issues, we believe that with our current relationship with Stölzle, our source of crystal stemware, we can obtain sufficient product to meet demand.

Employees

As of June 30, 2014, we had 2,038 employees, of whom 2,020 were full-time. Of these employees, 401 work in corporate, store support, back-office administration or similar functions, and 1,637 work in distribution and manufacturing facilities, 1,271 of whom were represented by the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC. We believe that we have good relations with our employees.

Labor laws in Europe and Latin America are generally more protective of employees than are U.S. laws. Unlike the U.S., where an employer will often have a right to terminate a non-union employee at will, many countries in Europe and Latin America have laws protecting employees from being terminated without proper cause or without paying employees severance compensation in established statutory amounts. In some European countries, the law establishes minimum vacation days. In Mexico, profit-sharing with employees is mandatory.

Environmental Matters

Our operations are subject to environmental laws and regulations enforceable by national, state, and local authorities, including those pertaining to air emissions, wastewater discharges, toxic substances, and the handling and disposal of solid and hazardous wastes. These laws and regulations provide, under certain circumstances, a basis for the mandatory remediation of contamination, as well as personal injury and property damage claims. Historically, we have incurred costs and capital expenditures in complying with these laws and regulations. We do not anticipate that compliance with federal, state, and local environmental laws and regulations will have any material effect upon the capital expenditures, earnings, or competitive position of the Company.

We formerly used the Sherrill Knife Plant in Sherrill, New York, for silverware manufacturing from approximately 1914 until 2006. Materials used at the site included various petroleum products, as well as trichloroethylene to clean oily parts. Soil and groundwater impacts were first discovered in 2005 during a Phase II investigation. Two subsequent investigations were conducted in 2006, which investigations identified several areas of concern, including trichloroethylene impacts to soil and groundwater; a widespread area of oily impacts; a small area of polychlorinated biphenyl impacted soils; an area of soils impacted by low levels of semi-volatile organic compounds and metals; and the presence of trichloroethylene in sediment within the adjacent Oneida Creek. In addition, volatile organic compounds were detected in sub-slab vapor samples at concentrations exceeding state screening levels. We enrolled the site into the NYSDEC BCP in December 2009. In May 2012, we submitted the final Remediation Alternatives Report (“RAR”) outlining recommended clean-up alternatives. The RAR was accepted by the NYSDEC in November 2012. We filed the required remedial action work plan in April 2013 which was accepted by the NYSDEC on October 15, 2013. We are currently demolishing the former factory building. Based on current information, we believe that the probable costs of the remediation of company-owned property will not have a material adverse effect on our financial condition or results of operations. We believe that we have adequately reserved for our liability for these matters as of June 30, 2014. In addition, we maintain insurance coverage for certain named and unnamed locations under a 10 year tail policy (expires November 2021) for $10.0 million for unknown environmental liabilities.

Government Regulations

We are subject to extensive and varied federal, state, and local government regulation in the jurisdictions in which we operate, including laws and regulations relating to our relationships with our employees, public health and safety, zoning, and fire codes. We operate each of our distribution and manufacturing facilities, stores, offices, and other facilities in accordance with standards and procedures designed to comply with applicable laws, codes and regulations. We have incurred fines and penalties in the past due to failures to comply with OSHA standards, none of which has been material individually or in aggregate. Products that we import into the U.S. are subject to laws and regulations imposed in conjunction with such importation, including those issued and/or enforced by U.S. Customs and Border Protection. We work closely with our suppliers to ensure compliance with the applicable laws and regulations in these areas.

Properties

The following are our principal operating locations with a description either of the products manufactured at such facilities or the use of such facilities. We consider our operating properties to be in satisfactory condition and adequate to meet our present needs. However, we expect to make further additions, improvements and consolidations of our properties to support our business.

Our corporate office is located in Lancaster, Ohio. The following table provides selected information regarding our principal facilities as of October 13, 2014:

Location	Use	Segment	Owned/ Leased
Bentonville, Arkansas	Office	Consumer	Leased
Lancaster, Ohio	Office	Corporate Office	Owned
Oneida, New York	Office	Regional Office	Owned
Melville, New York	Office	Foodservice	Leased
New York, New York	Showroom /Office	Consumer, Foodservice	Leased
Maitland, Florida	Office	Foodservice	Leased
Mississauga, Ontario, Canada	Office	Consumer, Foodservice	Leased
Mexico City, Mexico	Office	International	Leased
Sao Paulo, Brazil	Office	International	Leased
Guangzhou, China	Office	International	Leased
Shanghai, China	Office	International	Leased
Lancaster, Ohio	Manufacturing	Consumer, Foodservice, International	Owned
Monaca, Pennsylvania	Manufacturing	Specialty	Owned
Monaca, Pennsylvania	Warehouse	Consumer, Foodservice, Specialty, International	Leased
Toluca, Mexico	Warehouse	International	Leased
Lancaster, Ohio	Distribution	Consumer, Foodservice, International	Leased
Savannah, Georgia	Distribution	Consumer, Foodservice, International	Leased

Legal Proceedings

In addition to the matter described below, we have been a party to litigation arising from time to time in the ordinary course of business, none of which has been material. We expect that litigation may also arise in future periods, the materiality of which cannot be predicted. Regardless of the outcome, litigation can have a material adverse impact on our operations because of defense and settlement costs, diversion of resources and other factors that could affect our ability to operate our business.

On October 7, 2014, we were named as a defendant in a purported class action lawsuit in a complaint filed in the United States District Court for the Southern District of Ohio. The complaint alleges that the Company and certain of its current and former executive officers violated Section 10(b) and Section 20(a) of the Exchange Act by issuing allegedly false or misleading statements concerning the Company. The plaintiffs seek unspecified compensatory damages. We intend to vigorously defend these claims.

MANAGEMENT

Set forth below is certain information regarding our current executive officers and directors:

Name	Age	Position
Daniel Collin	37	Chairman of the Board of Directors
Thomas J. Baldwin	59	Vice Chairman of the Board of Directors
Sam A. Solomon	56	Chief Executive Officer and President
Joel Mostrom	58	Interim Chief Financial Officer
Umberto Filice	54	Senior Vice President Sales & Marketing, North America
Daniel Taylor	45	Senior Vice President, Operations and Supply Chain
Colin Walker	56	Senior Vice President, International, Human Resources, Social Media and Web
Stephen Presser	54	Director
Ronald McCray	56	Director
William Krueger	49	Director
Joseph A. De Perio	35	Director
Ron Wainshal	50	Director

Daniel Collin co-founded Monomoy in 2005 and has served as a partner and a member of the investment committee of Monomoy since 2005. Currently, Mr. Collin also serves as Co-Chief Executive Officer of the Monomoy Capital Partners funds since 2014. Before founding Monomoy, Mr. Collin was an investment professional at KPS Special Situations Fund (now known as KPS Capital Partners) from 2001 to 2005 and an investment banker in the Mergers & Acquisition group at JP Morgan Chase & Co from 1999 to 2001. Mr. Collin currently serves on the board of directors of the following Monomoy investments: EveryWare Global, Inc, (Chairman), Gearbox Group, , HTPG, Compass Automotive and Kurz-Kasch, Inc. He previously served on the board of directors of Anchor Holdings, Inc. since its acquisition by Monomoy in 2007 and of Oneida, Ltd. (Chairman) since its acquisition by Monomoy in 2011.

Mr. Collin is qualified to serve on our Board of Directors because of his experience analyzing, reviewing and managing investments in companies in the manufacturing, distribution and consumer product industries. Mr. Collin brings his extensive knowledge of these industries, and his expertise in mergers, acquisitions and financial matters, to the board of directors. In addition, Mr. Collin has had significant involvement with EveryWare and its predecessors for the past seven years.

Thomas J. Baldwin was ROI’s Chairman of the Board and Chief Executive Officer from inception on September 19, 2011 until the closing of the Business Combination. Currently, Mr. Baldwin is also a private investor and a Managing Director of Clinton Group, Inc. Previously, he served as Chairman, Chief Executive Officer and President of Morton’s Restaurant Group, Inc. from December 2005 through February 2010. In addition, Mr. Baldwin served as Chief Financial Officer of Morton’s Restaurant Group, Inc. from December 1988 until December 2005. Prior to his employment at Morton’s Restaurant Group, Mr. Baldwin held management positions at Le Peep Restaurant, Citigroup and General Foods Corp., now part of Kraft Foods. Mr. Baldwin currently serves on the board of directors of Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG), ROI Acquisition Corp. II (NASDAQ: ROIQ), and Zoe’s Kitchen (NYSE:ZOES) since Feb 2014, with its IPO in April 2014. He is a past chairman and long-time board member of the March of Dimes, Connecticut Division.

Mr. Baldwin is qualified to serve on our Board of Directors because he has comprehensive experience in brand positioning and brand management, general management, global strategy, operations, and marketing and sales. In addition, Mr. Baldwin brings his extensive knowledge of people resources, investor relations, public relations, international and domestic development, and franchising, as well as infrastructure functions, to the Board of Directors.

Sam A. Solomon has served as our Chief Executive Officer since February 2013. Mr. Solomon has more than 20 years of leadership experience in branded consumer, multi-channel businesses. From 2011 to 2012,

Mr. Solomon served as President of the Tools, Paint and Hardware Division and Senior Vice President of Sears Holdings. Prior to joining Sears, Mr. Solomon was President and Chief Executive Officer of The Coleman Company, Inc. from 2005 until 2011. Prior to that, Mr. Solomon served as Chief Financial Officer, Waukesha Electric Systems Division of SPX Corporation. Prior to joining SPX Corporation, Mr. Solomon served as the Chief Financial Officer, Treasurer and Vice President Marketing, Residential and Commercial Division of Kidde, Plc. from 1998 to 2003.

Joel Mostrom has served as our Interim Chief Financial Officer since October 2014. Mr. Mostrom has served in various roles with Alvarez & Marsal (“A&M”), a management consulting firm, since September 2009. Mr. Mostrom currently serves as Senior Director with A&M’s Real Estate Advisory Services group. Prior to that, Mr. Mostrom served as Senior Director of A&M’s Private Equity Services group in New York, where he has served as a financial advisor or interim Chief Financial Officer for a number of companies acquired by private equity firms. Before joining A&M in 2009, Mr. Mostrom served as an Executive Vice President and Chief Financial Officer of Chesapeake Corporation (“Chesapeake”), a publicly-traded company with annual sales of approximately $1 billion. Mr. Mostrom was the Chief Financial Officer of Chesapeake when Chesapeake filed for Chapter 11 bankruptcy protection in 2008.

Umberto Filice has served as our Senior Vice President, Sales & Marketing, North American since February 2014. Mr. Filice joined EveryWare in May 2004 as Vice President Sales, Retail & Specialty of EveryWare’s subsidiary Anchor Hocking, LLC and was promoted to Senior Vice President, North American Sales in March of 2013 until February 2014. Since March 2012, Mr. Filice has been the Senior Vice President Sales, Retail & Specialty of EveryWare’s subsidiary Anchor Hocking, LLC. Prior to that, Mr. Filice was the Senior Vice President of Sales from July 2011 until March 2012, and the Senior Vice President of Sales & Marketing from January 2008 until July 2011. Mr. Filice previously worked for EveryWare’s subsidiary Anchor Hocking, LLC from 1985 to 2002. During this tenure, he held numerous positions in Sales, Merchandising and Finance including Vice President of Sales, Foodservice and Canada; Vice President and General Manager of Anchor Hocking Canada; Merchandising Manager, Anchor Hocking Canada; Controller of Anchor Hocking Canada; and Controller of EZ Paintr and Wm. E. Wright in Canada. Prior to returning to Anchor Hocking in 2004, Mr. Filice served as Vice President, GM of Trudeau USA.

Daniel Taylor has served as our Senior Vice President, Operations and Supply Chain since March 2014. Mr. Taylor joined EveryWare in December 2008 and served as Senior Vice President, Operations until March 2014. Prior to joining EveryWare, Mr. Taylor was with World Kitchen, Inc. in the role of Senior Director of Operations from 2006 to December 2008. Mr. Taylor previously worked for Anchor from 1999 to 2006. During this tenure with Anchor, he held various positions at both the Monaca and Lancaster plants, including Plant Manager and Director of Operations. Prior to joining Anchor, Mr. Taylor worked for Corning Incorporated in various manufacturing positions.

Colin Walker has served as our Senior Vice President, International, Human Resources, Social Media and Web since October 2014. Mr. Walker joined EveryWare in November 2012 and served as Senior Vice President, International until October 2014. From November 2011 until November 2012, Mr. Walker was the Vice President International of SunPack Foods Limited, a juice bottler, in which he was responsible for the sale of goods internationally, product innovation and human resources. Prior to that, he held the position of President of Canadian Operations and Executive Vice President of DHR International, one of the top five retained executive search firms in the United States, from January 2007 to November 2011. Mr. Walker has also held senior management positions with such leading companies as Deloitte (formerly Deloitte and Touche), the former consumer products and services giant Imasco, and Canada Trust. Mr. Walker started his career in banking with Canada Trust leaving the organization as VP of Human Resources to join Imasco Corp. to lead its global human resources strategy.

Stephen Presser co-founded Monomoy in 2005 and has served as a partner of Monomoy and a member of the investment committee since 2005. Before founding Monomoy, Mr. Presser was a principal at KPS Special

Situations Fund (now known as KPS Capital Partners) from 1997 to 2005 and an associate and a partner at Cohen, Weiss and Simon, a union-side labor law firm based in New York, New York. While at KPS, Mr. Presser served as a member of the board of directors of several KPS portfolio companies, including the public company United Road Services, Inc. (NASDAQ: URSI), and he served as Chairman of the board of directors at KPS companies AmeriCast Technologies, Inc. and Wire Rope Corporation of America. At Monomoy, Mr. Presser currently serves on the board of directors of EveryWare Global, Inc., Kurz-Kasch, Inc. (Chairman) and Katun Corp. He previously served on the board of directors of Anchor Holdings, Inc. (Chairman) since its acquisition by Monomoy in 2007 and of Oneida, Ltd. since its acquisition by Monomoy in 2011.

Mr. Presser is qualified to serve on our Board of Directors because of his experience analyzing, reviewing and managing investments in companies in the manufacturing, distribution and consumer product industries. Mr. Presser brings his extensive knowledge of these industries, and his expertise in mergers, acquisitions and financial matters, to the board of directors. In addition, Mr. Presser has had significant involvement with EveryWare and its predecessors for the past seven years.

Ronald McCray served on ROI’s board of directors from 2011 until the closing of the Business Combination. Mr. McCray is a private investor and corporate director. He served as Vice President and Chief Administrative Officer of Nike, Inc. from August 2007 until May 2009; Senior Vice President—Law and Government Affairs of Kimberly-Clark Corporation from August 2003 until August 2007 and Chief Compliance Officer from November 2004 until August 2007. Mr. McCray joined Kimberly-Clark in 1987 and held other senior positions prior to 2003 and also served as a member of Kimberly-Clark’s management executive committee. Before joining Kimberly-Clark, Mr. McCray was an attorney at the law firms of Weil, Gotshal & Manges LLP in New York and Jones Day in Dallas. Mr. McCray serves on the boards of directors of A. H. Belo Corporation (NYSE: AHC) and Career Education Corporation (NASDAQ: CECO). He is a limited partner of Boston Championship Basketball, LLC and is a former director of Knight-Ridder, Inc. and Kimberly-Clark de Mexico, S.A. de C.V. Mr. McCray is also a member of the governing boards of Cornell University and Harvard Law School, a member of the executive board of the SMU Dedman School of Law, and was nominated by President Obama in May 2011 to be a member of the Federal Retirement Thrift Investment Board and confirmed by the Senate in November 2011.

Mr. McCray is qualified to serve on our Board of Directors because he has significant experience leading large organizations. In addition, Mr. McCray brings to our Board of Directors his knowledge of accounting, finance, corporate governance, risk management, operations, and marketing, as well as public company board experience.

William Krueger was elected to our Board of Directors upon the closing of the Business Combination. Mr. Krueger currently serves as Chairman of Jatco Americas and Executive Vice President of Jatco Global since January 2014. Mr. Krueger served as Senior Vice President of Manufacturing, Purchasing and Supply Chain Management of Nissan North, Central and South America from January 2008 to January 2014; Vice Chairman of Nissan, The Americas, from 2011 to January 2014; Vice President—Manufacturing of Nissan Motor Manufacturing from 2005 to 2007. Prior to joining Nissan, Mr. Krueger served in various senior management positions with Toyota Motor Manufacturing Kentucky and Toyota Motor Manufacturing Indiana.

Mr. Krueger is qualified to serve on our Board of Directors because he has extensive experience serving in a senior executive role. Mr. Krueger also brings his engineering experience and his background in manufacturing and global marketing to the Board of Directors.

Joseph A. De Perio was ROI’s Vice Chairman of the Board and President from inception on September 19, 2011 until the consummation of the Business Combination. Mr. De Perio has been a senior member of the portfolio management team of Clinton Group, Inc. from 2006 to December 2007 and October 2010 to the present. As a senior portfolio manager at Clinton Group, Mr. De Perio is involved in all aspects of portfolio management for the public equity and private equity strategies at Clinton Group, including origination, trading, structuring and research. Prior to joining Clinton Group, he was a Vice President at Millennium Management executing a public equity strategy. Prior to his work in hedge funds, Mr. De Perio was an associate at Trimaran Capital Partners, a middle-market private equity investment fund, where he originated, executed and monitored leveraged buyout and growth equity investments in the healthcare, technology and consumer industries. Mr. De Perio was also an associate and an analyst in the Mergers and Acquisitions department of CIBC Oppenheimer. Mr. De Perio currently serves on the board of directors of Overland Storage, Inc. (NASDAQ: OVRL) and ROI Acquisition Corp. II (NASDAQ: ROIQ) and served on the Board of Directors of Viking Systems, Inc. (OTC: VKNG) from June 2011 until its sale to Conmed Corporation in October 2012.

Mr. De Perio is qualified to serve on our Board of Directors because he has experience in corporate finance, including as an investment analyst and portfolio manager in private equity and public equity. In addition, Mr. De Perio brings to the Board of Directors his knowledge of corporate finance and strategic business planning activities and his experience advising and investing in public companies, including consumer products companies, including trading, structuring and research.

Ron Wainshal was elected to our Board of Directors upon the closing of the Business Combination. Since 2005, Mr. Wainshal has served as the Chief Executive Officer of Aircastle, Ltd., an aircraft leasing company that is publicly traded on the New York Stock Exchange. He has served on Aircastle’s Board of Directors since 2010. Prior to joining Aircastle, Mr. Wainshal led the Asset Management group of General Electric Capital Aviation Services (GECAS), where he led many airline restructuring efforts and bond market activities, as well as holding marketing and structured finance roles. Prior to joining GECAS, Mr. Wainshal was a principal and co-owner of a financial advisory company specializing in transportation infrastructure from 1994 to 1998, and prior to that, he held positions at Capstar Partners, The Transportation Group, and Ryder System.

Mr. Wainshal is qualified to serve on our Board of Directors because he has experience serving as the chief executive officer and a director of a public company and in other financially-oriented roles throughout his career. In addition, Mr. Wainshal beings his experience in restructuring and bond market activities to the Board of Directors.

Controlled Company

For purposes of The NASDAQ Stock Market (“NASDAQ”) listing rules, we are a “controlled company.” Controlled companies under those rules are companies of which more than 50 percent of the voting power for the election of directors is held by an individual, a group, or another company. The MCP Funds control more than 50 percent of the combined voting power of our common stock and have the right to designate a majority of the members of our Board of Directors for nomination for election and the voting power to elect such directors. Accordingly, we are eligible to take advantage of certain exemptions from corporate governance requirements provided in the NASDAQ listing rules. Specifically, as a controlled company, we are not required to have and do not have (i) a Nominating/Corporate Governance Committee composed entirely of independent directors, or (ii) a Compensation Committee composed entirely of independent directors. In accordance with those exemptions, the Corporate Governance and Nominating and the Compensation Committees do not consist entirely of independent directors.

Based upon the information submitted by each director, the Board has determined that each of Messrs. Baldwin, De Perio, Krueger, McCray, and Wainshal is an “independent director,” as such term is defined in the NASDAQ listing rules. The Board of Directors regularly re-evaluates the independence of each director and may in the future determine that other current directors are independent under the rules of the NASDAQ listing rules.

The controlled company exemption does not apply to the independence requirements for the Audit Committee, and the Board of Directors has determined that the three current members of the Audit Committee all meet the NASDAQ independence requirements, as further discussed below. The Board further determined that William Krueger is an “Outside Director” as that term is used in Section 162(m) of the Internal Revenue Code and the associated Treasury Regulations, 26 CFR § 1.162-27 et seq., and is a “Non-Employee Director,” as defined in Rule 16b-3(b)(3) promulgated under the Exchange Act.

Classified Board of Directors

In accordance with our third amended and restated certificate of incorporation, our Board of Directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Except as otherwise provided by law and subject to the rights of any class or series of preferred stock, vacancies on our Board of Directors (including a vacancy created by an increase in the size of the Board of Directors) may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (other than a vacancy created by an increase in the size of the Board of Directors) serves for the unexpired term of such director’s predecessor in office and until such director’s successor is elected and qualified. A director appointed to fill a position resulting from an increase in the size of the Board of Directors serves until the next annual meeting of stockholders at which the class of directors to which such director is assigned by the board of directors is to be elected by stockholders and until such director’s successor is elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Our directors will be divided among the three classes and are as follows:

•	The Class I directors are Messrs. Collin, Presser and Baldwin, with initial terms expiring at the 2016 annual meeting of stockholders;

•	The Class II directors are Messrs. McCray, Wainshal and Krueger, with initial terms expiring at the 2017 annual meeting of stockholders; and

•	The Class III director is Mr. De Perio, with a term expiring at the 2015 annual meeting of stockholders.

We have entered into a governance agreement with Clinton Magnolia Master Fund, Ltd. (the “Sponsor”) and the MCP Funds that provides the MCP Funds the right to designate a portion of the nominees for election to our Board of Directors for so long as the MCP Funds beneficially own 5% or more of the total number of shares of our common stock then outstanding. Further, for so long as the MCP Funds are entitled to designate for election a majority of the board of directors pursuant to the governance agreement, the MCP Funds shall designate the chairman of the board.

Committees of the Board of Directors

The standing committees of our Board of Directors consist of an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each of the committees reports to the board of directors as it deems appropriate and as the board may request. The composition, duties and responsibilities of these committees are set forth below.

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Daniel Collin (1)			X (chair)
Thomas J. Baldwin (1)		X
William Krueger	X	X
Ronald D. McCray	X		X
Joseph A. De Perio			X
Stephen Presser		X (chair)
Ron Wainshal	X (chair)

(1)	Mr. Collin is the Chairman of the Board and Mr. Baldwin is the Vice Chairman.

Audit Committee

The Audit Committee is responsible for, among other matters: (1) appointing, retaining and evaluating our independent registered public accounting firm and approving all services to be performed by them; (2) overseeing our independent registered public accounting firm’s qualifications, independence and performance; (3) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (4) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (5) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (6) reviewing and approving related person transactions.

Our Audit Committee is composed of Ronald McCray, William Krueger and Ron Wainshal. We believe that Messrs. McCray and Wainshal qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. We also believe that Mr. Wainshal qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors has adopted a written charter for the Audit Committee, which is available on our corporate website at www.everywareglobal.com. The information on our website is not part of this prospectus.

Compensation Committee

The Compensation Committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans.

Our Compensation Committee is composed of Thomas J. Baldwin, Stephen Presser and William Krueger. Our board of directors has adopted a written charter for the Compensation Committee, which is available on our corporate website at www.everywareglobal.com upon the completion of the Business Combination. The information on our website is not part of this prospectus.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee is responsible for, among other matters: (1) identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors; (2) overseeing the organization of our Board of Directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our Board of Directors a set of corporate governance guidelines and principles applicable to us.

Our Corporate Governance and Nominating Committee is composed of Joseph A. De Perio and Daniel Collin. Our board of directors has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on our corporate website at www.everywareglobal.com upon the completion of the Business Combination. The information on our website is not part of this prospectus.

Compensation Committee Interlocks and Insider Participation

During 2013, no officer or employee served as a member of the Company’s Compensation Committee. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

Pursuant to the terms of the Governance Agreement, Daniel Collin is Chairman of the Board and receives aggregate annual compensation of $250,000 during his term of service on the Board, and Thomas J. Baldwin is Vice Chairman of the Board and receives aggregate annual compensation of $200,000 during his term of service on the Board. Ron Wainshal, as Chair of the Audit Committee, receives aggregate annual compensation of $100,000 during his term of service on the Board. Other non-employee members of the Board of Directors receive aggregate annual compensation of $75,000 during their respective terms of service on the Board. Non-employee directors have the option to receive all or a portion of their Board of Director fees in the form of stock rather than in cash, and 25 percent of their total annual fees are paid in the form of stock awards.

The following table presents the total compensation for each person who served as a non-employee member of our Board of Directors during 2013. John Sheppard, who was a director and our Chief Executive Officer during 2013, received no compensation for his service as a director and, consequently, is not included in this table. The compensation received by Mr. Sheppard as an employee of EveryWare Global is presented in “—Summary Compensation Table.”

Director Compensation Table

Name	Fees earned or paid in cash ($) (1)	Stock awards ($) (2)	Total ($)
Daniel Collin	102,791	34,264	137,055
Thomas J. Baldwin	82,234	27,411	109,646
David L. Burke (4)	—	—	—
Joseph A. De Perio	31,848	10,616	42,464
George E. Hall (4)	—	—	—
Barry L. Kasoff	45,804	15,268	61,072
William J. Krueger (3)	60,502	10,279	70,781
Jamal Mashburn (4)	—	—	—
Ronald D. McCray (3)	40,297	11,432	51,729
Stephen Presser	30,836	10,279	41,114
Joseph Stein (4)	—	—	—
Ron Wainshal (3)	37,850	12,617	50,467

(1)	In 2013, the following directors elected to take a portion of their respective cash fees in the form of stock in addition to the 25 percent mandatory amount, based on a per share value of $8.00 per share (the closing price for our shares on the day prior to the date on which the Board of Directors approved the stock issuances): Daniel Collin, $3,904 (488 shares); Thomas J. Baldwin, $3,125 (391 shares); Joseph A. De Perio, $10,752 (1344 shares); Barry L. Kasoff, $45,804 (5,726 shares); William J. Krueger, $1,170 (146 shares); Ronald D. McCray, $16.00 (2 shares); Stephen Presser, $1,170 (146 shares); and Ron Wainshal, $34,352 (4,294 shares). These shares were issued under the EveryWare Global, Inc. 2013 Omnibus Incentive Plan and were all fully vested upon grant.
(2)	Represents 25 percent of the individual’s 2013 director compensation fees (not counting special project fees) that the directors are required to take in the form of stock. Based on the $8.00 per share value referenced in footnote (1), above, this resulted in the following share awards for each director: Daniel Collin, 4,283 shares; Thomas J. Baldwin, 3,426 shares; Joseph A. De Perio, 1,327 shares; Barry L. Kasoff, 1,908 shares; William J. Krueger, 1,285 shares; Ronald D. McCray, 1,429 shares; Stephen Presser, 1,285 shares; Ron Wainshal, 1,431 shares. These shares were issued under the EveryWare Global, Inc. 2013 Omnibus Incentive Plan and were all fully vested upon grant.
(3)	Fees earned include amounts paid for service on a special committee project, as follows: William J. Krueger, $4,667; Ronald D. McCray, $6,000; and Ron Wainshal, $4,667. Mr. Krueger’s fees earned also include $25,000 paid to him for service on the Former EveryWare Board of Directors prior to the completion of the Business Combination.
(4)	Messrs. Burke, Hall, Mashburn, and Stein served on the Board of Directors of ROI prior to the Business Combination and received no compensation for that service. On the ROI Board of Directors, Messrs. Burke, Mashburn, McCray, and Stein were determined by that Board to be “independent directors” under the NASDAQ listing rules.

EXECUTIVE COMPENSATION

The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC.

Overview

Our “Named Executive Officers” for the year ended December 31, 2013, include John Sheppard, who was our President and Chief Executive Officer until he left the Company on February 24, 2014, Bernard Peters, our Chief Financial Officer, and Jacqueline Gagnon-Volles, who was our Chief Marketing Officer until she left the Company on February 19, 2014. Mr. Peters and Ms. Gagnon-Volles were our two most highly compensated executive officers other than Mr. Sheppard who were serving as executive officers as of December 31, 2013.

Our compensation policies and philosophies are designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, motivate, and retain individuals who contribute to our long-term success. We believe our executive compensation program must be competitive in order to attract and retain our executive officers. We seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

To date, the compensation of our Named Executive Officers has consisted of a base salary, an annual cash incentive bonus, restricted stock, stock options, health and welfare benefits, and certain perquisites. Pursuant to their employment agreements, the Named Executive Officers are also eligible to receive certain payments and benefits upon a termination of employment under certain circumstances, as well as acceleration of vesting of certain outstanding equity awards in connection with a change in control of the Company in which the MCP Funds receive a specified amount of net cash inflows with respect to or in exchange for equity securities of the Company.

The Compensation Committee is directly responsible for determining the compensation of our executive officers. It also is responsible for establishing, and periodically reviewing, our executive compensation philosophy and policies.

Compensation Tables

The following table presents summary information regarding the total compensation for the years ended December 31, 2012 and 2013, for the Named Executive Officers. The information for 2012 relates to compensation paid to the Named Executive Officers by Former EveryWare. The information for 2013 relates to compensation paid by Former EveryWare up through the date of the Business Combination and by EveryWare Global from that date through the end of 2013.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($) (1)	Stock awards ($) (2)	Option awards ($) (3)	All other compensation ($) (4)	Total ($)
John Sheppard (5)	2013	522,439	—	—	1,051,200	38,807	1,612,446
Chief Executive Officer	2012	311,539	550,000	100,000	1,296,834	23,593	2,281,966

Bernard Peters (6)	2013	302,884	168,125	—	627,781	30,208	1,128,998
Executive Vice President and Chief Financial Officer

Jacqueline Gagnon-Volles (7)	2013	289,307	47,000	—	—	28,397	364,704
Chief Marketing Officer	2012	260,000	36,400	—	129,684	57,152	483,236

(1)	In 2013, Mr. Peters received a signing bonus of $50,000 and also received a bonus of $118,125 pursuant to the terms of his employment agreement. Ms. Gagnon-Volles received a discretionary bonus with respect to 2013 of $47,000 pursuant to the terms of her separation agreement as described below under “—Termination of Employment and Change in Control.” In 2012, Mr. Sheppard received a signing bonus of $100,000 pursuant to the terms of his executive term sheet and also received a discretionary bonus of $450,000 related to his 2012 performance. Ms. Gagnon-Volles received a discretionary bonus in 2012 of $36,400 under the Anchor Hocking 2012 Management Incentive Plan.
(2)	The amounts reported in the Stock Awards column represent the estimated grant date fair value of restricted stock awards granted calculated in accordance with U.S. GAAP. The estimated grant date fair value of the restricted stock awarded to Mr. Sheppard in 2012 was $4,774.03 per share.
(3)	Amounts reported in the Option Awards column represent the estimated grant date fair value of option awards computed in accordance with U.S. GAAP. On August 31, 2013, 160,000 stock options were granted to Mr. Sheppard under the 2013 Omnibus Incentive Plan, and on June 12, 2013, 121,899 stock options were granted to Mr. Peters under the 2013 Omnibus Incentive Plan. All of the 2013 option grants have an exercise price equal to the fair market value of the underlying stock on the grant date. All of the 2013 options issued are subject to time vesting conditions and vest ratably and become exercisable over a period of four years from the date of grant in the case of Mr. Sheppard’s options and five years from the date of grant in the case of Mr. Peters’s options. The estimated grant date fair value of the 2013 Omnibus Incentive Plan options was $6.57 per share for Mr. Sheppard and $5.15 per share for Mr. Peters.

The 2012 stock options were granted on October 22, 2012, were originally exercisable for shares of Former EveryWare stock and were converted into options to acquire our stock in connection with the Business Combination. Of the stock options granted on October 22, 2012, 40 percent vest at a rate of 1/5 per year beginning on the first anniversary of the grant date. The remaining 60 percent of the stock options will vest upon a change of control, provided that the aggregate value of our equity equals or exceeds certain thresholds as described under “Employee Stock Plans—October 22, 2012 Option Awards.” The estimated grant date fair value of the time vested stock options and performance vested stock options was $3.34 per share and $3.09 per share, respectively. Of the 2012 stock options granted, Mr. Sheppard received 162,599 time vested options and 243,898 performance-based stock options, while Ms. Gagnon-Volles received 16,260 time vested and 24,390 performance-based stock options.

The grant date fair value of the 2013 Omnibus Incentive Plan non-qualified options granted was estimated using the Black-Scholes option-pricing model. The expected volatility, risk free interest rate, expected term, and expected dividend yield assumptions used when estimating the fair value of the stock options equal 50.8 percent, 1.5 percent, 6.5 years, and 0.0 percent, respectively. The grant date fair value of the 2012 stock options was estimated using a lattice model because the Former EveryWare stock was not publicly traded on the date of the grant. The expected volatility, risk free interest rate, expected term, and expected dividend yield assumptions used when estimating the fair value of the stock options equal 48.4 percent, 0.32 percent, 2.0 years, and 0.0 percent respectively.

The risk free interest rate is based on U.S. treasury security rates corresponding to the expected term in effect as of the grant date. The expected dividend yield is based on our current dividend policy. We determined expected volatility using daily historical volatility of a group of our publicly traded industry peers over the ten year period ended on the date of grant. We determined the expected term of the stock options based on the weighted average expected timing of a liquidity event as of the date of grant. The amounts shown may not correspond to the actual value that may be realized by the named executive officers.

(4)	“All Other Compensation” for 2013 includes the following amounts:

•	For Mr. Sheppard, $18,932 for costs associated with travel between his home in Florida and our corporate headquarters and $15,500 for the cost of a company-leased apartment while in Lancaster, Ohio, and $4,375 of matching contributions under the Company’s 401(k) plan.

•	For Mr. Peters, $25,793 for costs associated with travel between his home in Illinois and our corporate headquarters and $4,415 of matching contributions under the Company’s 401(k) plan.

•	For Ms. Gagnon-Volles, $12,486 for costs associated with travel between her home in Illinois and our corporate headquarters, $13,959 for the cost of a company-provided automobile, and $1,952 of matching contributions under the Company’s 401(k) plan.

The amounts in the “All Other Compensation” column for 2012 for Mr. Sheppard and Ms. Gagnon-Volles differ from the amounts previously reported in our prior year proxy statement because they include certain commuting travel costs reimbursed to Mr. Sheppard and Ms. Gagnon-Volles that were inadvertently not included in our prior year proxy statement.

(5)	Mr. Sheppard’s employment with the Company terminated on February 24, 2014.
(6)	Mr. Peters was hired by Former EveryWare in January 2013. On September 17, 2014, Mr. Peters, resigned from the Company effective October 3, 2014.
(7)	Ms. Gagnon-Volles’s employment with the Company terminated on February 19, 2014.

Employment Agreements

Set forth below is a summary of the employment agreements for our Named Executive Officers. Each of the employment agreements described below provides for certain severance and change in control benefits, which are described below under the heading “—Termination of Employment and Change in Control.”

Sam Solomon

On June 9, 2014, Mr. Solomon entered into an employment agreement with us. The employment agreement replaced in its entirety the employment agreement entered into on February 21, 2014 in connection with Mr. Solomon’s appointment as our Chief Executive Officer on an interim basis. The employment agreement has an initial term ending June 1, 2016 and automatically renews on each anniversary of such date, unless we or Mr. Solomon provides notice of termination of the employment agreement at least 60 days prior to June 1, 2016 or each anniversary of such date. Mr. Solomon’s initial base salary under the employment agreement is $600,000 per year, subject to annual review by our Board of Directors, and Mr. Solomon’s target annual incentive bonus is 75% of his base salary with a range between 0% and 150%, with up to 50% of Mr. Solomon’s annual incentive bonus payable in restricted shares of our common stock that vest over the succeeding two years or, if earlier, upon a change in control of the Company (as defined in the applicable restricted share grant agreement). Additionally, Mr. Solomon will receive grants of options to purchase 210,000 shares of our common stock. Provided that Mr. Solomon remains employed by us through each respective date, 70,000 of the options will be granted on June 9, 2014 and will vest ratably each month through June 1, 2016; an additional 70,000 options will be granted on June 1, 2015 and will vest ratably each month through June 1, 2017; and an additional 70,000 options will be granted on June 1, 2016 and will vest ratably each month through June 1, 2018. The vesting period for each tranche of options actually granted may accelerate under certain circumstances. In addition, Mr. Solomon is entitled to reimbursement of up to $100,000 for the actual, reasonable, out-of-pocket expenses that Mr. Solomon incurs in connection with the relocation of his household and family to the greater Columbus, Ohio area.

John Sheppard

Mr. Sheppard entered into an executive term sheet with us on March 29, 2012. Pursuant to the executive term sheet, Mr. Sheppard received an annual base salary of $450,000. Mr. Sheppard was eligible for an annual bonus of up to 100 percent of his base salary based upon the achievement of the performance criteria set forth in the executive term sheet. Any of this bonus could have been awarded in the discretion of the board of directors. The performance criteria were meeting or exceeding revenue growth, EBITDA and cash flow targets (weighted 50 percent) and completion of strategic initiatives as outlined by the board of directors (weighted 50 percent).

The executive term sheet allowed for the Board of Directors to use their discretion to pay part or all of Mr. Sheppard’s bonus eligibility. Pursuant to the executive term sheet, Mr. Sheppard’s revenue growth target for Former EveryWare for 2012 was $16.0 million, his EBITDA target for Former EveryWare for 2012 was $56.9 million and his free cash flow target for Former EveryWare for 2012 was $25.0 million. Mr. Sheppard’s strategic initiative goals were executing the Oneida restructuring plan, consolidating back office functions, creating a corporate headquarters, and developing a combined organization. For purposes of Mr. Sheppard’s bonus, EBITDA was to be calculated as net income plus interest expense, provision for income taxes and depreciation and amortization, and other adjustments as set forth in the definition of EBITDA in our senior credit agreement, and free cash flow was to be calculated as operating cash flow less cash flows from investing activities. Former EveryWare’s revenue growth for 2012 was $4.6 million, its EBITDA for 2012 (as defined above) was $49.5 million, and its free cash flow (as defined above) for 2012 was $(1.4) million. As such, Mr. Sheppard did not meet the financial performance criteria established in his term sheet, but did achieve 100 percent of his strategic initiative goals. The Board of Directors, exercising its discretion, elected to pay Mr. Sheppard a bonus for 2012 of $450,000 pursuant to his executive term sheet. Mr. Sheppard also received a $100,000 signing bonus in April 2012 in accordance with the executive term sheet. Pursuant to the executive term sheet, Mr. Sheppard received a restricted stock grant with fair market value of $100,000 in November 2012, which was subject to transfer restrictions and a buy-back right that permitted EveryWare to repurchase the shares upon termination of employment. Mr. Sheppard received an option exercisable for shares that represented three percent of Former EveryWare’s common stock on a fully diluted basis on October 22, 2012, pursuant to the terms of his executive term sheet. Mr. Sheppard was entitled to participate in all employee benefit plans and programs maintained by Former EveryWare for its senior executives. Mr. Sheppard agreed to certain restrictive covenants, including a confidentiality agreement, an agreement not to compete with Former EveryWare for a period of 12 months following termination of employment, and an agreement not to solicit customers and employees of Former EveryWare, and not to interfere with its business relationships, for a period of 12 months following termination of employment, pursuant to a separate employee business secrets and noncompetition agreement.

On August 14, 2013, Mr. Sheppard entered into an employment agreement with us. The employment agreement replaced in its entirety the executive term sheet described above. The agreement had an initial term ending July 1, 2016, and would have automatically renewed on each anniversary of such date, unless we or Mr. Sheppard provided notice of termination of the agreement at least 90 days prior to July 1, 2016, or each anniversary of such date. During the term of the employment agreement, Mr. Sheppard was to continue serving as our Chief Executive Officer and as a member of the Board of Directors. Mr. Sheppard’s initial base salary under the employment agreement was $600,000 per year, subject to annual review by the Board of Directors and Mr. Sheppard’s target annual incentive bonus was 100 percent of his base salary with a range between 0 percent and 150 percent, with up to 50 percent of Mr. Sheppard’s annual incentive bonus payable in restricted shares of our common stock. Additionally, Mr. Sheppard received grants of options to purchase 160,000 shares of our common stock on August 30, 2013, and would have continued to receive grants of options to purchase 160,000 shares of our common stock on each of January 1, 2015, and January 1, 2016, had Mr. Sheppard remained employed by the Company through those dates. The options were and would have been granted subject to time vesting on a schedule of 20 percent per year for five years, beginning on the date of grant, provided that the vesting period for each tranche of options actually granted could accelerate under certain circumstances.

Bernard Peters

On December 13, 2012, Mr. Peters entered into an employment agreement with us. The employment agreement had a term beginning on January 9, 2013, and continues until terminated by either us or Mr. Peters. During the term of the agreement, Mr. Peters is to continue serving as Executive Vice President and our Chief Financial Officer. Mr. Peters’s initial base salary under the agreement is $315,000 per year, subject to annual review by the Board of Directors, and he was made eligible for an annual incentive bonus of up to 75 percent of his base salary, with 80 percent of the bonus potential based on achievement of our annual investor basis EBITDA budget approved by the Board of Directors and 20 percent of the bonus potential based on achievement of personal goals and objectives, as determined by the Chief Executive Officer and the Board of Directors. For

2013, Mr. Peters was entitled to a minimum bonus of one-half of his 2013 bonus potential, and he received a one-time sign-on bonus of $50,000. If, during the term of his employment, the Company adopted a comprehensive bonus plan for executives, including Mr. Peters, the determination and calculation of his bonus would, under his agreement, thereafter be subject to that plan. Additionally, Mr. Peters was entitled to receive a stock option grant of Former EveryWare’s Class B Common Stock representing approximately one percent of the issued and outstanding share capital of Former EveryWare on a fully-diluted basis as calculated on Former EveryWare’s capitalization as of the date of his agreement and subject to approval from and at the fair market price and grant date established by the Former EveryWare Board of Directors. The options were to be subject to the EveryWare, Inc. 2012 Stock Option Plan or such other stock option plan as Former EveryWare and its Board of Directors might establish. Mr. Peters agreed in his employment agreement to certain restrictive covenants, including a confidentiality agreement, an agreement not to compete with the Company for a period of six months following termination of employment, and an agreement not to solicit our customers and employees and not to interfere with our business relationships for a period of six months following termination of employment.

Jacqueline Gagnon-Volles

Ms. Gagnon-Volles entered into an employment agreement with Former EveryWare on December 31, 2012. Pursuant to the employment agreement, Ms. Gagnon-Volles received an annual base salary of not less than $290,000. Under certain circumstances, Ms. Gagnon-Volles was eligible for an annual bonus of up to 90% of her base salary based upon the achievement of certain performance criteria set forth in the executive term sheet. However, pursuant to the employment agreement, if we adopted a comprehensive bonus plan for our executives, the bonus provisions in the agreement would become null and void, and Ms. Gagnon-Volles’s bonus would be subject only to the comprehensive bonus plan adopted for our executives. Ms. Gagnon-Volles was eligible for all benefits provided to other executive employees, if she qualified for such benefits. Ms. Gagnon-Volles was entitled to a company car. Ms. Gagnon-Volles agreed in her employment agreement to certain restrictive covenants, including a confidentiality agreement, an agreement not to compete with the Company for a period of six months following termination of employment, and an agreement not to solicit our customers and employees and not to interfere with our business relationships for a period of six months following termination of employment.

Annual Management Incentive Plans

In 2013, Mr. Sheppard and Ms. Gagnon-Volles participated in the EveryWare Global, Inc. Short-Term Incentive Plan, which was approved by the Compensation Committee on August 12, 2013. Mr. Peters’s 2013 bonus was awarded under the terms of his employment agreement. See “—Employment Agreements—Bernard Peters.” Ms. Gagnon-Volles’s 2012 bonus was awarded under the Anchor Hocking 2012 Management Incentive Plan. Mr. Sheppard’s 2012 bonus was awarded under the terms of his executive term sheet. See “—Employment Agreements—John Sheppard.”

2013 EveryWare Global, Inc. Short-Term Incentive Plan

On August 12, 2013, the Compensation Committee approved the EveryWare Global, Inc. Short-Term Incentive Plan for 2013 (the “STIP”), which is designed to motivate and reward senior management for driving key business strategies that meet or exceed our annual financial goals. Following the recommendation of the Chief Executive Officer, the Compensation Committee designates key employees to be participants in the STIP. Participants must be (1) actively employed by us on December 31 of each plan year, (2) hired before September 30 of the plan year, and (3) in good standing and not on any disciplinary or active performance improvement plan. Payouts under the STIP are prorated for participants who are hired or promoted to eligible positions or who experience a change in their incentive target percentage during the plan year. Each Participant has an Individual Target Award, which is expressed as a percentage of his or her base salary, based upon his or her position and scope of responsibilities as an employee. Mr. Sheppard’s Individual Target Award for 2013 was

100 percent of his base salary. No Individual Target Award percentages were established for 2013 for Mr. Peters or Ms. Gagnon-Volles. The maximum award that each participant may earn under the STIP was equal to 150 percent of the participant’s Individual Target Award.

In August 2013, the Compensation Committee established a range of performance goals that correspond to, and entitled participants to receive, various levels of awards based on percentage multiples of the Individual Target Award. Each performance goal range included a level of performance designated as the “100 percent Award Level” at which the portion of the Individual Target Award attributable to that performance goal was earned. Each range included levels of performance above and below the 100 percent performance level, ranging from a minimum of 50 percent to a maximum of 150 percent. The calculation of awards payable to participants was a straight line calculation based upon our 2013 financial results.

The performance goals for 2013 were Adjusted EBITDA (weighted 40 percent), Free Cash Flow (weighted 20 percent), net sales growth (weighted 20 percent) and discretionary performance goals (weighted 20 percent). EBITDA is defined as our earnings before interest, taxes, depreciation, amortization, sponsor expenses, restructuring costs and inventory write down as reported in our public financial statements. Free cash flow is defined as our cash generated from operations less capital expenditures. Net sales growth is defined as growth in net sales over the net sales shown in our audited financial statements for the fiscal year ending on December 31 of the prior plan year. For purposes of the STIP, any impact related to acquisitions and dispositions were excluded from the calculation of Adjusted EBITDA, free cash flow and net sales growth. A bonus payment with respect to individual performance goals is at the discretion of the Compensation Committee upon the recommendation of the Chief Executive Officer and is based on personal performance, goals, and objectives.

The following table sets forth the threshold, target, and maximum levels of the Adjusted EBITDA, free cash, flow and net sales growth performance goals for 2013:

	Adjusted EBITDA	Free cash flow	Net sales growth	Payout percentage
Threshold	$55.0 million	$13.5 million	+4 percent	50 percent
Target	$61.0 million	$15.2 million	+8 percent	100 percent
Maximum	$67.0 million	$17.0 million	+12 percent	150 percent

For 2013, we achieved Adjusted EBITDA of $47.6 million, free cash flow was negative, and net sales growth was 1.76 percent. Based on 2013 performance, these three performance goals contributed zero percent of each Individual Target Award (out of a possible 80 percent based on the weighting of these performance goals). Mr. Sheppard achieved zero percent of his individual discretionary performance goals, which contributed zero percent of his Individual Target Award (out of a possible 20 percent based on the weighting of the individual discretionary performance goals), resulting in no award under the STIP. Mr. Peters’ bonus for 2013 was determined under the terms of his employment agreement. Ms. Gagnon-Volles received a discretionary bonus of $47,000 pursuant to the terms of her separation agreement as described below under “—Termination of Employment and Change in Control.”

Anchor Hocking 2012 Management Incentive Plan

The Anchor Hocking 2012 Management Incentive Plan was adopted by the Board of Directors of Former EveryWare on February 3, 2012. It provided for cash bonus payments based upon the achievement of performance targets set forth in the plan. The Board of Directors of Former EveryWare selected the participants in the Anchor 2012 Hocking Management Incentive Plan and determined the performance targets, target amounts, target award opportunities, and other terms and conditions of awards under the plan. At the end of the performance period after delivery of financial statements, the Board of Directors of Former EveryWare determined the extent to which the performance goals were achieved and determined the amount of the award that is payable to participants. The Anchor Hocking 2012 Management Incentive Plan’s financial performance goals were based upon Anchor Hocking’s achievement of EBITDA and positive free cash flow relative to the

Company’s plan, as well as a discretionary component representing 20 percent of the target award opportunity. Based on the performance of Anchor Hocking during 2013, the Board of Directors of Former EveryWare determined that only awards under the discretionary component of the plan could be awarded. Ms. Gagnon-Volles, whose target award opportunity was equal to 75% of her base salary for 2012, was awarded a bonus for 2012 under the discretionary component and her award represented 18.7% of her target opportunity. The Anchor Hocking 2012 Management Incentive Plan was replaced for 2013 and future years by the EveryWare Global, Inc. Short-Term Incentive Plan.

Equity Awards

The following table summarizes, for each of the Named Executive Officers, the number of shares of restricted stock and the number of shares of our common stock underlying outstanding stock options held as of December 31, 2013.

Outstanding Equity Awards at Fiscal Year Ended December 31, 2013

	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)		Option exercise price ($)	Option expiration date
John Sheppard	32,000	(1)	128,000	(1)(4)	—		13.00	8/31/2023
	32,520	(2)(4)	130,080	(2)(4)	243,898	(3)(4)	5.61	10/22/2022

Bernard Peters	—		121,899	(1)	—		10.13	6/12/2023

Jacqueline Gagnon-Volles	3,252	(2)(4)	13,008	(2)(4)	24,390	(3)(4)	5.61	10/22/2022

(1)	These stock options were granted in 2013. Mr. Sheppard’s options vested 20 percent upon grant and then 20 percent per year thereafter. Mr. Peters’s options vest 20 percent per year beginning on the first anniversary of the grant date.
(2)	These stock options were granted in 2012. They vest 20 percent per year beginning on the first anniversary of the grant date (subject to provisions related to the grantee’s death, retirement, or a change of control).
(3)	These stock options were granted in 2012. These stock options will vest upon the achievement of certain investment return thresholds as described under “Employee Stock Plans—October 22, 2012 Option Awards.” Performance-based options, once vested, only become exercisable in connection with a Change of Control.
(4)	The unexercisable and unearned options granted to Mr. Sheppard and Ms. Gagnon-Volles were forfeited upon the termination of their employment with us. The vested portion of their stock options granted in 2012 expired when those options were not exercised within 30 days after the respective dates upon which their employment with us terminated.

Employee Stock Plans

EveryWare Global, Inc. 2012 Stock Option Plan

On September 29, 2012, Former EveryWare adopted the EveryWare Global, Inc. 2012 Stock Option Plan (the “2012 Option Plan”). The 2012 Option plan was assumed by us after the Business Combination and is administered by our Compensation Committee. The 2012 Option Plan has been terminated and no future awards may be made under the plan.

Optionholders do not have any voting or other rights as a stockholder with respect to any shares issuable upon exercise of an option until exercise of the option and issuance of a certificate or certificates representing such shares. Options may not be transferred other than by will or the laws of descent and distribution, and may only be exercised by the participant.

Except as otherwise provided in an option agreement, if a participant’s employment with us is terminated, all of the participant’s unvested options will expire and be forfeited. If a participant dies or becomes subject to a disability, the portion of the participant’s option that is vested will expire 180 days after the date of death or disability, but in no event after its expiration date. If a participant retires with the approval of the Board, the portion of the participant’s option that is vested will expire 90 days after the date of retirement, but in no event after its expiration date. If a participant’s employment is terminated other than for cause, the portion of the participant’s option that is vested will expire 30 days after the date of termination, but in no event after its expiration date. Under all other circumstances, any portion of a participant’s option that is vested and exercisable on a participant’s termination date will expire and be forfeited on such participant’s termination date.

In the event of a Change of Control (as defined below), the Board of Directors or the Compensation Committee, in their discretion, may provide that all or any of the options shall become immediately exercisable by any participants who are employed by us at the time of the Change of Control and/or that all options shall terminate if not exercised as of the date of the Change of Control or other prescribed period of time. “Change of Control” is defined in the 2012 Option Plan, as amended at the time of the Business Combination, as any transaction or series of related transactions pursuant to which any Person (other than Monomoy Capital Partners, L.P., Monomoy Capital Partners II, L.P. or any of their affiliates) in the aggregate acquire(s) (i) capital stock of the Company possessing the voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance) to elect a majority of the Board (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s capital stock, shareholder or voting agreement, proxy, power of attorney or otherwise) (other than voting rights accruing only in the event of a default, breach or event of noncompliance) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis, or (iii) Monomoy Capital Partners, L.P. and Monomoy Capital Partners II, L.P., together with their respective affiliates, in the aggregate, own less than 50 percent of our voting equity securities.

The 2012 Option Plan contains restrictive covenants applicable to all participants, including a confidentiality agreement, an agreement not to compete with us for a period of 12 months following termination of employment, and an agreement not to solicit our customers and employees, and not to interfere with our business relationships, for a period of 12 months following termination of employment.

The Board of Directors or Compensation Committee may amend, suspend, or terminate the 2012 Option Plan in any manner, provided that no such amendment, suspension, or termination shall impair the rights of participants under outstanding options without the consent of the affected participants.

October 22, 2012 Option Awards

On October 22, 2012, we awarded options to executive officers and employees, including certain of the Named Executive Officers. These option awards consisted of a “Type I Option” and “Type II Option” and were awarded to the Named Executive Officers in the amounts set forth below:

Name	Type I Option Shares	Type II Option Shares
John Sheppard	162,200	243,898
Jacqueline Gagnon-Volles	16,260	24,390

The Type I Options vest in five equal annual installments on the first five anniversaries of the date of grant. Upon the consummation of a Change of Control, any unvested portion of a Type I Option will vest and become exercisable in full. The Type II Option will vest and become exercisable upon the consummation of a Change of

Control in which the MCP Funds have received in the aggregate, from the effective date of the 2012 Option Plan, a specified amount of net cash inflows with respect to or in exchange for our equity securities through the date of consummation of a Change of Control. If, as of the date of a Change of Control, the MCP Funds have received in the aggregate less than $151.5 million of net cash inflows, zero percent of the Type II Option will vest. If, as of the date of a Change of Control, the MCP Funds have received in the aggregate between $151.1 million and $189.1 million of net cash inflows, 30 percent of the Type II Option will vest and become exercisable. If, as of the date of a Change of Control, the MCP Funds have received in the aggregate between $189.1 million and $225.3 million of net cash inflows, between 65 percent and 100 percent of the Type II Option will vest (to be determined based on proportionate straight line vesting with $225.3 million of net cash inflows representing 100 percent vesting). The Business Combination was not a Change of Control under the terms of the options. The unvested portion of the Type I Options awarded to Mr. Sheppard and Ms. Gagnon-Volles were forfeited upon the termination of their employment with us and all of their Type II Options were so forfeited. The vested portions of their Type I Options expired when those options were not exercised within 30 days after the respective dates upon which their employment with us terminated.

EveryWare Global, Inc. 2013 Omnibus Incentive Plan

Overview

The purpose of the 2013 Omnibus Incentive Plan (the “Omnibus Plan”) is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling us to offer eligible employees, directors, and consultants cash and stock-based incentive awards in order to attract, retain, and reward these individuals and strengthen the mutuality of interests between them and our stockholders.

The Omnibus Plan provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards, other cash-based compensation, and performance awards. Directors, officers, and other employees of us and our subsidiaries and affiliates, as well as others performing consulting or advisory services for us, will be eligible for grants under the Omnibus Plan. Generally, all classes of employees will be eligible to participate in the Omnibus Plan.

Share Reserve

The aggregate number of shares of common stock that may be issued or used for reference purposes under the Omnibus Plan or with respect to which awards may be granted may not exceed 870,000 shares. The maximum number of shares of our common stock with respect to which any stock option, stock appreciation right, shares of restricted stock, or other stock-based awards that are subject to the attainment of specified performance goals and intended to satisfy Section 162(m) of the Internal Revenue Code (the “Code”) may be granted under the Omnibus Plan during any fiscal year to any eligible individual will be 174,000 shares (per type of award); provided that the total number of shares of our common stock with respect to all such awards may be granted under the Omnibus Plan during any fiscal year to any eligible individual will be 174,000 shares. There are no annual limits on the number of shares of our common stock that may be granted with respect to an award of restricted stock that is not subject to the attainment of specified performance goals. The maximum number of shares of our common stock subject to any performance award that may be granted under the Omnibus Plan during any fiscal year to any eligible individual will be 174,000 shares. The maximum value of a cash payment made under a performance award that may be granted under the Omnibus Plan during any fiscal year to any eligible individual will be $2,000,000.

The number of shares available for issuance under the Omnibus Plan may be subject to adjustment in the event of a reorganization, stock split, merger, or similar change in the corporate structure or the number of outstanding shares of our common stock. In the event of any of these occurrences, we will make any adjustments we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares available for issuance under the plan may be, in whole or in part, either authorized and unissued shares of our common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the Omnibus Plan are for any reason cancelled, or expire or terminate unexercised, the shares covered by such awards may again be available for the grant of awards under the Omnibus Plan.

Administration

The Omnibus Plan will be administered by the Compensation Committee. Among the committee’s powers will be to (i) determine the form, amount, and other terms and conditions of awards; (ii) construe or interpret any provision of the Omnibus Plan or any award agreement; (iii) amend the terms of outstanding awards; and (iv) adopt such rules, guidelines, and practices for administering the Omnibus Plan as it deems advisable. The committee will have full authority to administer and interpret the Omnibus Plan, to grant discretionary awards under the Omnibus Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award, to make all other determinations in connection with the Omnibus Plan and the awards thereunder as the committee deems necessary or desirable, and to delegate authority under the Omnibus Plan to our executive officers.

Eligibility for Participation

Members of our Board of Directors, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates will be eligible to receive awards under the Omnibus Plan.

Award Agreement

Awards granted under the Omnibus Plan will be evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions, or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change of control or conditions regarding the participant’s employment, as determined by the committee.

Stock Options

The committee may grant nonqualified stock options to any individuals eligible to participate in the Omnibus Plan and incentive stock options to purchase shares of our common stock only to eligible employees. The committee will determine the number of shares of our common stock subject to each option, the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a 10 percent or greater stockholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of our common stock at the time of grant or, in the case of an incentive stock option granted to a 10 percent or greater stockholder, 110 percent of such share’s fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the committee at grant and the exercisability of such options may be accelerated by the committee.

Stock Appreciation Rights

The committee may grant stock appreciation rights (“SARs”) either with a stock option, which may be exercised only at such times and to the extent the related option is exercisable (“Tandem SAR”), or independent of a stock option (“Non-Tandem SAR”). A SAR is a right to receive a payment in shares of our common stock or cash, as determined by the committee, equal in value to the excess of the fair market value of one share of our common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed 10 years. The exercise price per share covered by an SAR will be the exercise price per share of the related option in the case of a Tandem SAR and will be the fair market value of our common stock on the date of grant in the case of a Non-Tandem SAR. The committee may also grant limited SARs, either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a change in control, as defined in the Omnibus Plan, or such other event as the committee may designate at the time of grant or thereafter.

Restricted Stock

The committee may award shares of restricted stock. Except as otherwise provided by the committee upon the award of restricted stock, the recipient generally will have the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The committee may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period. Recipients of restricted stock will be required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse. If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the committee will establish for each recipient the applicable performance goals, formulae, or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including, without limitation, dispositions and acquisitions, and other similar events or circumstances. Section 162(m) of the Code requires that performance awards be based upon objective performance measures. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria discussed in general below.

Other Stock-Based Awards

The committee may, subject to limitations under applicable law, make a grant of such other stock-based awards, including, without limitation, performance units, dividend equivalent units, stock equivalent units, restricted stock, and deferred stock units under the Omnibus Plan that are payable in cash or denominated or payable in or valued by shares of our common stock or factors that influence the value of such shares. The committee may determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals for purposes of compliance with Section 162(m) of the Code and a minimum vesting period. The performance goals for performance-based other stock-based awards will be based on one or more of the objective criteria discussed in general below.

Other Cash-Based Awards

The committee may grant awards payable in cash. Cash-based awards shall be in such form, and dependent on such conditions, as the committee shall determine, including, without limitation, being subject to the satisfaction of vesting conditions or awarded purely as a bonus and not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the committee may accelerate the vesting of such award in its discretion.

Performance Awards

The committee may grant a performance award to a participant payable upon the attainment of specific performance goals. The committee may grant performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code as well as performance awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of restricted stock, based on the then current fair market value of such shares, as determined by the committee. Based on service, performance, or other factors or criteria, the committee may, at or after grant, accelerate the vesting of all or any part of any performance award.

Performance Goals

The committee may grant awards of restricted stock, performance awards, and other stock-based awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code. These awards may be granted, vest, and be paid based on attainment of specified performance goals established by the committee. These performance goals may be based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following measures selected by the committee: (1) earnings per share; (2) operating income; (3) gross income; (4) net income, before or after taxes; (5) cash flow; (6) gross profit; (7) gross profit return on investment; (8) gross margin return on investment; (9) gross margin; (10) operating margin; (11) working capital; (12) earnings before interest and taxes; (13) earnings before interest, tax, depreciation and amortization; (14) return on equity; (15) return on assets; (16) return on capital; (17) return on invested capital; (18) net revenues; (19) gross revenues; (20) revenue growth, as to either gross or net revenues; (21) annual recurring net or gross revenues; (22) recurring net or gross revenues; (23) license revenues; (24) sales or market share; (25) total shareholder return; (26) economic value added; (27) specified objectives with regard to limiting the level of increase in all or a portion of our bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of cash balances and other offsets and adjustments as may be established by the committee; (28) the fair market value of a share of common stock; (29) the growth in the value of an investment in the common stock assuming the reinvestment of dividends; (30) reduction in operating expenses; (31) return on net assets or (32) other objective criteria determined by the committee in accordance with the Omnibus Plan.

To the extent permitted by law, the committee may also exclude the impact of an event or occurrence which the committee determines should be appropriately excluded, such as (1) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges; (2) an event either not directly related to our operations or not within the reasonable control of management; or (3) a change in tax law or accounting standards required by generally accepted accounting principles. Performance goals may also be based on an individual participant’s performance goals, as determined by the committee. In addition, all performance goals may be based upon the attainment of specified levels of our performance, or the performance of a subsidiary, division, or other operational unit, under one or more of the measures described above relative to the performance of other corporations. The committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Change in Control

In connection with a change in control, as defined in the Omnibus Plan, the committee, in its discretion, may accelerate vesting of outstanding awards under the Omnibus Plan. In addition, such awards may be, in the discretion of the committee, (1) assumed and continued or substituted in accordance with applicable law; (2) purchased by us for an amount equal to the excess of the price of a share of our common stock paid in a change in control over the exercise price of the awards; or (3) cancelled if the price of a share of our common stock paid in a change in control is less than the exercise price of the award. The committee may also provide for accelerated vesting or lapse of restrictions of an award at any time.

Stockholder Rights

Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant will have no rights as a stockholder with respect to shares of our common stock covered by any award until the participant becomes the record holder of such shares.

Amendment and Termination

Notwithstanding any other provision of the Omnibus Plan, our Board of Directors may at any time amend any or all of the provisions of the Omnibus Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided in the Omnibus Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension, or termination may not be adversely affected without the consent of such participant.

Transferability

Awards granted under the Omnibus Plan generally will be nontransferable, other than by will or the laws of descent and distribution, except that the committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Recoupment of Awards

The Omnibus Plan provides that awards granted under the Omnibus Plan are subject to any recoupment policy we may have, including the clawback of “incentive-based compensation” under the Exchange Act, or under any applicable rules and regulations promulgated by the SEC.

2013 Option Awards

During 2013, we awarded options to executive officers and employees under the Omnibus Plan, including certain of the Named Executive Officers. On June 12, 2013, we awarded 121,899 options to Mr. Peters, which vested at a ratio of 20% per year from the date of the award while Mr. Peters was employed by us. August 31, 2013, we awarded 160,000 options to Mr. Sheppard, which vested 20% on the date of the award and 20% per year thereafter while Mr. Sheppard was employed by us. Mr. Sheppard’s options were forfeited upon the termination of his employment with us.

Post-Retirement Benefits

401(k) Plan

We maintain tax-qualified defined contribution plans meeting the requirements of Section 401(k) of the Internal Revenue Code, commonly called a 401(k) plan, for substantially all of our U.S. employees. The two 401(k) plans are available on the same terms to all of our U.S. employees, including our Named Executive Officers. Each participant can elect to contribute from 0 percent to 100 percent of his or her base salary to the 401(k) plan, subject to Internal Revenue Service and ERISA limitations. The deferred amount is invested in accordance with the election of the participant in a variety of investment choices. Subject to certain limitations, the Company has the option to match a participant’s contributions to the 401(k) plan. A participant is always vested in his or her own salary reduction contributions and in amounts credited to his or her account as company-matching contributions.

Termination of Employment and Change in Control

Sam Solomon

Mr. Solomon’s employment agreement provides that if Mr. Solomon’s employment is terminated other than for Cause (as defined in the employment agreement) or if Mr. Solomon terminates his employment for Good Reason (as defined in the employment agreement), in each case prior to the termination of the employment agreement, then Mr. Solomon will be entitled to all accrued and unpaid salary, bonus and other benefits and continuation of his then current salary for a period of six (6) months post-termination. Further, if the above described termination occurs after Mr. Solomon relocates to the greater Columbus, Ohio area, then the continuation of his salary will be extended to nine (9) months, and if Mr. Solomon is terminated prior to

April 15, 2015, then the continuation of his salary will be extended to twelve (12) months. The post-termination payments described above are subject to Mr. Solomon’s execution of a release and waiver of certain claims and his compliance with certain restrictive covenants, including an eighteen (18)-month noncompetition covenant and two-year non-solicitation covenant.

John Sheppard

Mr. Sheppard’s employment agreement provided that if his employment was terminated by us other than for Cause (as defined in the employment agreement) or if Mr. Sheppard terminated his employment for Good Reason (as defined in the employment agreement), in each case prior to the termination of the employment agreement, then Mr. Sheppard would be entitled to all accrued and unpaid salary, bonus, and other benefits and continuation of his then current salary for a period of eighteen (18) months post-termination. The post-termination payments described above were subject to Mr. Sheppard’s execution of a release and waiver of all claims against us and his compliance with certain restrictive covenants, including a two-year noncompetition covenant and two-year non-solicitation covenant. Mr. Sheppard’s employment with us was terminated without Cause on February 24, 2014. In accordance with his employment agreement, he executed an agreement in connection with his departure containing the release and waiver referred to above, and he will be paid an amount equal to eighteen (18) months of his base salary rate at the time of termination, paid in accordance with our regular payroll processes over that period of time following the date of termination.

Bernard Peters

Mr. Peters’s employment agreement provided that if Mr. Peters was terminated without cause, he was entitled to receive an amount equal to six months of his base salary in effect at the time of termination. If Mr. Peters was terminated for cause, he would not have been entitled to severance. If Mr. Peters’ employment would have been terminated upon death or disability, he would have been entitled to receive a prorated bonus for the year in which the termination occurred.

Jacqueline Gagnon-Volles

Ms. Gagnon-Volles’s employment agreement provided that if Ms. Gagnon-Volles was terminated without cause, she was entitled to receive an amount equal to six months of her base salary in effect at the time of termination. Ms. Gagnon-Volles’s employment with us terminated without cause on February 19, 2014, and we have entered into a Confidential Separation Agreement and General Release with her. The agreement provides for: (i) continued salary payments in accordance with regular payroll practices for six months, for a total of $145,000; (ii) nine months of continued health and dental coverage at Ms. Volles’s current employee rate; (iii) a bonus payment for 2013 of $47,000; (iv) an additional lump-sum payment in the amount of $39,280; (v) reimbursement of $38,220 of legal expenses incurred in connection with the negotiation of the separation agreement; (vi) waiver of the non-compete provisions contained in Ms. Volles’s employment agreement; and (vii) an agreement not to contest Ms. Volles’s application for unemployment benefits. The benefits provided in the separation agreement were provided in lieu of the benefits Ms. Volles would have been entitled to under the terms of her employment agreement.

PRINCIPAL STOCKHOLDERS

The following table contains information about the beneficial ownership of our common stock as of October 13, 2014, by:

•	each person who is known by us to beneficially own more than 5% of the outstanding shares of common stock;

•	by each of our directors;

•	by each of our named executive officers; and

•	by all of our directors and executive officers as a group.

Percentages of Common Stock owned are based on 22,120,023 shares outstanding as of October 13, 2014.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of October 13, 2014 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated, the address of each of the individuals named below is c/o EveryWare Global, Inc., 519 North Pierce Avenue, Lancaster, Ohio 43130.

	Shares Beneficially Owned Prior to this Offering				Shares Beneficially Owned After this Offering
Name and Address	Number		Percentage		Number		Percentage
Five Percent Stockholders:
Monomoy Funds (1)	17,585,598	(2)	66.2 percent	(2)	17,585,598	(2)	66.2 percent	(2)
Clinton Group, Inc. (3)	5,879,926		24.0 percent		5,879,926		24.0 percent
AQR Capital Management, LLC (4)	2,100,000		9.1 percent		2,100,000		9.1 percent
NorthPointe Capital, LLC (5)	1,191,943		5.4 percent		1,191,943		5.4 percent

Named Executive Officers and Directors:
Sam A. Solomon (6)	20,412		*		20,412		*
Joel Mostrom	—		—		—		—
John Sheppard (7)	40,171		*		40,171		*
Bernard Peters (8)	27,479		*		27,479		*
Jacqueline Gagnon-Volles	—		—		—		—
Thomas J. Baldwin (9)	19,856		*		19,856		*
Daniel Collin (10)	17,585,598		66.2 percent		17,585,598		66.2 percent
Joseph A. De Perio	15,897		*		15,897		*
William Krueger (11)	10,445		*		10,445		*
Ronald McCray	4,695		*		4,695		*
Stephen Presser (10)	17,585,598		66.2 percent		17,585,598		66.2 percent
Ron Wainshal (12)	22,782		*		22,782		*
All Current Directors and Executive Officers as a Group (12 persons)	17,878,233		67.2 percent		57,081		*

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)

Includes (i) 8,096,581 shares (including 737,447 shares that would vest if the market price of our common stock exceeds $15.00 per share for any 20 trading days within any 30 day trading day period within five years following the closing of the Business Combination (“Earnout Shares”)) held by Monomoy Capital Partners, L.P. (“MCP”), (ii) 251,706 shares (including 22,926 Earnout Shares) held by MCP Supplemental Fund, L.P. (“MCP Supplemental Fund”), (iii) 41,917 shares (including 3,818 Earnout Shares) held by Monomoy Executive Co- Investment Fund, L.P. (“Co-Investment Fund”), (iv) 4,595,816 shares (including 418,592 Earnout Shares) held by Monomoy Capital Partners II, L.P. (“MCP II”) and (v) 145,560 shares (including 13,258 Earnout Shares) by MCP Supplemental Fund II, L.P. (“MCP Supplemental Fund II”). Monomoy General Partner, L.P. (“Monomoy GP”), the general partner of MCP, MCP Supplemental Fund and Co-Investment Fund, may be deemed to share beneficial ownership of the shares held directly by such entities. Monomoy General Partner II, L.P. (“Monomoy GP II”), the general partner of MCP II and MCP Supplemental Fund II, may be deemed to share beneficial ownership of the shares held directly by such entities. Monomoy Ultimate GP, LLC (“Ultimate GP”), the general partner of Monomoy GP and Monomoy GP II, may be deemed to share beneficial ownership of the shares held directly by each of MCP, MCP Supplemental Fund, Co-Investment Fund, MCP II and MCP Supplemental Fund II. Also includes 12,319 shares awarded to Daniel Collin and 3,695 shares awarded to Stephen Presser as director compensation, which are held for the benefit of Monomoy Capital Management, L.P. (“MCM”). Mr. Collin and Mr. Presser do not have a right to any of the proceeds of the shares because MCM is entitled to receive all director compensation payable by us in respect of Mr. Collin’s and Mr. Presser’s Board positions. As such, MCM may be deemed to be the beneficial owner of those shares. Ultimate GP is the general partner of MCM and may be deemed to share beneficial ownership of the shares held by Messrs. Collin and Presser for the benefit of MCM. Stephen Presser, Daniel Collin and Justin Hillenbrand are the sole members of the limited partner committee of each of Monomoy GP and Monomoy GP II that have the power, acting as a committee, to vote or dispose of the shares held directly by MCP, MCP Supplemental Fund, Co-Investment Fund, MCP II, MCP Supplemental Fund II and MCM, and may be deemed to share beneficial ownership of the shares held directly by such entities. Each of Messrs. Presser, Collin and Hillenbrand are the members of the Ultimate GP. Each of Monomoy GP, Monomoy GP II, Ultimate GP, Mr. Presser, Mr. Collin and Mr. Hillenbrand disclaim beneficial ownership of the shares held directly by MCP, MCP Supplemental Fund, Co-Investment Fund, MCP II, MCP Supplemental Fund II and MCM except to the extent of their pecuniary interest therein. The address for MCP, MCP Supplemental Fund, Co-Investment Fund, MCP II, MCP Supplemental Fund II, MCM, Monomoy GP, Monomoy GP II, Ultimate GP, Mr. Presser, Mr. Collin and Mr. Hillenbrand is 142 West 57th Street, 17th Floor, New York, NY 10019.
(2)	Includes warrants to purchase (i) 2,736,355 shares of common stock by MCP, (ii) 85,067 shares of common stock by MCP Supplemental Fund, (iii) 14,167 shares of common stock by Co-Investment Fund, (iv) 1,553,221 shares of common stock by MCP II and (v) 49,194 shares of common stock by MCP Supplemental Fund II.
(3)	Includes 5,129,925 shares held by the Sponsor and 750,000 shares held by Spotlight. The shares held by the Sponsor include (i) 1,863,000 founder shares held by the Sponsor which were purchased from an affiliate of our Sponsor on July 26, 2012, which includes 282,255 founder shares subject to complete or partial forfeiture if the trading price of the common stock following consummation of the Business Combination, does not exceed $15.00 per share for any 20 trading days within any 30 trading day period within five years following of the closing of the Business Combination, (ii) 3,866,667 sponsor warrants to purchase 1,933,333.5 shares of common stock owned by the Sponsor which were originally purchased at our IPO, (iii) 557,184 public warrants to purchase 278,592 shares of common stock purchased in the open market, (iv) 1,050,000 common shares purchased in a private placement in conjunction with the Business Combination and (v) 5,000 shares of common stock purchased in the open market. The shares held by Spotlight include (i) 300,000 sponsor warrants to purchase 150,000 shares of common stock purchased by our Sponsor and subsequently transferred to Spotlight immediately prior to the closing of the Business Combination and (ii) 600,000 common shares purchased in a private placement in conjunction with the Business Combination. Spotlight is an affiliate of the Sponsor. The principal business address of Clinton Magnolia Master Fund, Ltd. and Spotlight is c/o Fortis Fund Services (Cayman) Limited, P.O. Box 2003 GT, Grand Pavilion Commercial Centre, 802 West Bay Road, Grand Cayman, Cayman Islands. Investment and voting decisions for the Sponsor and Spotlight are determined by The Clinton Group, Inc. as its investment manager. George E. Hall is the Chief Investment Officer and President of Clinton Group, Inc. As the Chief Investment Officer and President of Clinton Group, Inc., Mr. Hall has the sole voting and dispositive power with respect to the shares of our common stock held by the Sponsor and Spotlight. Mr. Hall disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The principal business address of Clinton Group, Inc. and Mr. Hall is 601 Lexington Avenue, 51st Fl., New York, NY 10022.
(4)

Based on information contained in Schedule 13G (Amendment No. 1) dated December 31, 2013, and filed on February 13, 2014, AQR Capital Management, LLC has shared voting and dispositive power with regard to

1,050,000 shares of the common stock of the Company and warrants convertible into an additional 1,050,000 shares. The principal business address of AQR Capital Management, LLC is Two Greenwich Plaza, 3rd Floor, Greenwich, CT 06830.
(5)	Based on information contained in Schedule 13G dated December 31, 2013, and filed on February 11, 2014, NorthPointe Capital, LLC has sole voting power with regard to 854,606 shares of the Company’s common stock and sole dispositive power with regard to 1,191,943 shares. The principal business address of NorthPointe Capital, LLC is 101 W. Big Beaver, Suite 745, Troy, MI 48084.
(6)	Includes options to purchase 14,580 shares that are currently exercisable and 5,832 shares that vest within 60 days of October 13, 2014. Does not include options to purchase 49,588 shares that do not vest within 60 days of October 13, 2014.
(7)	Includes 651 Earnout Shares and options to purchase 32,000 shares that are currently exercisable.
(8)	Includes options to purchase 24,379 shares that are currently exercisable. Does not include options to purchase 97,520 shares that do not vest within 60 days of October 13, 2014.
(9)	Includes 5,000 shares of common stock issuable upon the exercise of warrants that are currently exercisable.
(10)	These shares represent shares beneficially owned by the Monomoy Funds. See footnotes 1 and 2.
(11)	Includes 538 Earnout Shares.
(12)	Includes 500 shares held as custodian for Jared Wainshal and 500 shares held as custodian for Sarah Wainshal.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy Regarding Transaction with Related Persons

On May 21, 2013, our Board of Directors adopted a Related Person Transaction policy. A “Related Person Transaction” is any transaction, arrangement, or relationship between us or any of our subsidiaries and a Related Person, not including any transactions involving $120,000 or less when aggregated with all similar transactions. A “Related Person” is any of our executive officers, directors, or director nominees, any stockholder beneficially owning in excess of five percent of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is an executive officer, a partner or principal, or in a similar position, or in which such person has a five percent or greater beneficial ownership interest in such entity. When reviewing potential Related Person Transactions, our legal department will promptly communicate such information to our Audit Committee or another independent body of our Board of Directors. No Related Person Transaction will be entered into without the approval or ratification of our Audit Committee or another independent body of our Board of Directors. It is our policy that directors interested in a Related Person Transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee or another independent body of our Board of Directors in determining whether or not to approve or ratify a Related Person Transaction, and we accordingly anticipate that these determinations will be made in accordance with Delaware law. All Related Person Transactions entered into after May 21, 2013, were approved in accordance with the policy.

Registration Rights

In connection with the closing of the Business Combination, we entered into an amended and restated registration rights agreement with (i) Clinton Magnolia Master Fund, Ltd. (the “Sponsor”), Clinton Spotlight Master Fund, L.P. (“Spotlight” and together with the Sponsor, the “Clinton Funds”), Thomas J. Baldwin, Mashburn Enterprises, LLC, David L. Burke, and Joseph A. Stein, (ii) the MCP Funds, and (iii) Monomoy Capital Partners, L.P. and Monomoy Capital Partners II, L.P., as attorneys-in-fact for the management stockholders of former EveryWare Global, Inc., which was merged into a subsidiary of ours as part of the Business Combination (“Former EveryWare”). The amended and restated registration rights agreement relates to the shares purchased by ROI’s founders (the “founder shares”) and shares purchased by Mr. Baldwin in a private placement, shares of our common stock underlying the warrants sold to the Sponsor simultaneously with ROI’s initial public offering (the “sponsor warrants”) and the warrants purchased by Mr. Baldwin in a private placement, the shares of our common stock that we issued under the merger agreement for the Business Combination (the “merger agreement”) and all shares issued to a holder with respect to the securities referred to above by way of any stock split, stock dividend, recapitalization, combination of shares, acquisition, consolidation, reorganization, share exchange, share reconstruction, amalgamation, contractual control arrangement, or similar event. In addition, on July 30, 2014, we amended the registration rights agreement to include the shares issuable upon exercise of warrants issued to the MCP Funds as of that date. The securities described in this paragraph are referred to below as “registrable securities.”

The registration rights agreement ROI entered into in connection with its initial public offering was amended and restated by the amended and restated registration rights agreement described above. Under the amended and restated registration rights agreement, the holders of a majority of the registrable securities are entitled to three long-form registrations and an unlimited number of short-form registrations, which we refer to as “demand registrations,” but not more than one demand registration during any six-month period. Holders of a majority of the founder shares, the sponsor warrants, and the shares purchased by Mr. Baldwin in a private placement are entitled to request one long-form or short-form registration under certain limited circumstances. The holders of a majority of the registrable securities are entitled to require us to effect an underwritten public offering of all or a portion of their registrable securities registered on the shelf registration statement, and under certain limited circumstances the holders of a majority of the founder shares, the sponsor warrants, and the shares purchased by Mr. Baldwin in a private placement are entitled to require us to effect an underwritten public offering of its registrable securities registered on the shelf registration statement, if the market value of the registrable securities included in any such offering is at least $10.0 million in the aggregate. The holders of the registrable securities also have certain “piggyback” registration rights to participate in certain registered offerings by us following the Business Combination. All of the registration rights described in this paragraph are subject to the restrictions in the amended and restated registration rights agreement. We will pay the expenses in connection with the exercise of these rights.

Governance Agreement

In connection with the closing of the Business Combination, we entered into a governance agreement with the Clinton Funds and the MCP Funds (the “Governance Agreement”). Pursuant to the governance agreement, we initially had nine directors, five of whom were designated by the MCP Funds, three of whom were existing directors prior to the Business Combination, and the remaining one of whom was our then Chief Executive Officer. The governance agreement further sets forth situations where the Board of Directors can expand, as well as detailing the requirements for director and officer insurance. The MCP Funds shall have the right to designate a proportionate number (rounding up in each instance but, in any event, no more than 5/9ths) of the nominees for election to our Board of Directors for so long as the MCP Funds beneficially own five percent or more of the total number of shares of our common stock then outstanding. Further, for so long as the MCP Funds are entitled to designate nominees constituting a majority of the Board of Directors pursuant to the governance agreement, the MCP Funds shall designate the Chairman of the Board. The initial three members of each of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee are also set forth, and the compensation of certain directors is detailed.

Lockup Agreement

In connection with the closing of the Business Combination, we entered into a lockup agreement with the MCP Funds and with Monomoy Capital Partners, L.P. and Monomoy Capital Partners II, L.P. together as the stockholders’ representative. Pursuant to the lockup agreement, the Former EveryWare stockholders covenanted not to sell any of the shares issued pursuant to the merger agreement during the period beginning on the closing date and ending on the earlier of the date: (a) that was 180 days following the closing date, (b) on which the last sales price of our common stock equaled or exceeded $12.50 per share (as the same may be adjusted for share splits, share dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within any 30 trading day period commencing at least 90 days after the closing date, and (c) on which we consummate a liquidation, merger, stock exchange, or other similar transaction that results in all of the holders of our common stock having the right to exchange their shares of our common stock for cash, securities, or other property.

In connection with the secondary public offering of our shares of common stock in September 2013, the Audit Committee of our Board of Directors waived the application of the lockup provisions of the lockup agreement to permit the sale of shares in the secondary offering as contemplated by the prospectus supplement filed with the SEC on September 12, 2013, to the extent of the number of shares of common stock that were actually sold in such offering. The provisions of the lockup agreement remained in full force and effect with respect to the remaining shares of common stock then subject thereto. The lockup provisions ended on November 17, 2013.

Pursuant to the lockup agreement, in the event the trading price of our common stock does not exceed certain price targets subsequent to the closing, the Former EveryWare stockholders will forfeit any and all rights to a portion of the shares that were issued at the closing as part of the 3,500,000 additional shares issued as part of the consideration for the Business Combination that were subject to such forfeiture (the “earnout shares”), which forfeiture will be effected by us redeeming such shares from the Former EveryWare stockholders for nominal consideration. In the event the last sale price of our common stock did not equal or exceed $11.00, $12.50, and $15.00 per share (as adjusted for stock splits, share dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within at least one 30 trading day period on or prior to the fifth anniversary of the closing date, each Former EveryWare stockholder would forfeit any and all rights to a pro rata portion (as amongst the Former EveryWare stockholders and their permitted transferees) of 1,000,000, 1,250,000, and

1,250,000 of the shares issued at the closing as part of the earnout shares, respectively. During 2013, the vesting triggers associated with $11.00 and $12.50 share prices were achieved; therefore 2,250,000 of the earnout shares vested and 267,380 shares held by the Sponsor that were subject to forfeiture vested.

Sponsor Lockup Agreement

On May 20, 2013, we entered into a separate lockup agreement with the Sponsor and Spotlight in connection with purchases of 1,650,000 shares of our common stock by the Sponsor and Spotlight. Pursuant to that lockup agreement, all shares purchased by the Sponsor and Spotlight were subject to a 180-day lockup on the same terms as the lockups on the shares issued by us to the stockholders of Former EveryWare in the Business Combination. The Sponsor lockup provisions also ended on November 17, 2013.

Advisory Agreement

Former EveryWare entered an into advisory agreement with the MCP Funds on November 1, 2011, relating to certain advisory and consulting services to be rendered to it by MCP Funds, and it amended and restated the advisory agreement on March 23, 2012. In consideration of the services provided under the agreement, Former EveryWare agreed to pay MCP Funds a quarterly fee in the amount of $625,000. In addition, Former EveryWare agreed to pay MCP Funds a fee equal to one percent of the aggregate value of each transaction resulting in a material acquisition, disposition, divestiture, recapitalization, or debt or equity financing by or involving Former EveryWare or its subsidiaries. Former EveryWare agreed to reimburse MCP Funds for their reasonable out-of-pocket fees and expenses incurred in connection with the rendering of services pursuant to the amended and restated advisory agreement, and to indemnify MCP Funds for claims arising out of or in connection with the performance of services by MCP Funds or otherwise in connection with the operation of Former EveryWare’s business. Former EveryWare paid the MCP Funds $994,571 in fees and $123,874 in expenses during the year ended December 31, 2013, and $2,595,226 in fees and $1,166,593 in expenses during the year ended December 31, 2012. The MCP Funds agreed to waive the one percent transaction fee in connection with the Business Combination, and the advisory agreement was terminated upon the closing of the Business Combination.

Consulting Services Agreement

On September 24, 2013, we entered an into a consulting services agreement with Monomoy Capital Management, L.P. (“MCM”), an affiliate of the MCP Funds, relating to certain business, financial management, and related consulting services to be rendered by MCM to EveryWare Global and its subsidiaries (the “Services”). The initial term of the consulting services agreement was three months and the consulting services agreement will be extended automatically thereafter on a month-to-month basis, provided that either party may elect in writing to terminate the consulting services agreement upon 10 days’ prior written notice of the expiration of the current or extended term. Subject to the terms of our credit agreements, we will pay to MCM a monthly fee in an aggregate amount of $35,700 for the Services. In addition, subject to the terms of our expense reimbursement and travel policies, we will reimburse MCM or any of its affiliates, or any of their respective members, managers, partners, directors, officers, employees, or agents, for all reasonable out-of-pocket fees and expenses incurred in the performance of the Services rendered under the consulting services agreement, the unreimbursed potion of which shall not exceed $20,000 at any time. We agreed to indemnify and hold harmless MCM, its affiliates, and any of their respective past, current, or future members, managers, partners, directors, officers, employees, agents, and/or controlling persons for claims arising out of, related to, caused by, based upon, or in connection with any act or omission of, or on behalf of, the Company, any of its subsidiaries, MCM, or any of the other indemnified persons, or any act or omission made at the direction of the Company or any of its subsidiaries, except to the extent such liability is finally determined by a court of competent jurisdiction to have resulted directly and primarily from the fraud, bad faith, gross negligence, or willful misconduct of the person seeking indemnification. We paid MCM $107,100 in fees and $161,600 in expenses for the fiscal year ended December 31, 2013, under the consulting services agreement.

Settlement Agreement

On April 1, 2014, we entered into a Confidential Separation Agreement and General Release with Kerri Cardenas Love, our former Chief Administrative Officer and General Counsel, whose last date of employment with us was October 7, 2013. In consideration of Ms. Love’s release of her alleged claims against us, including but not limited to claims of gender bias and retaliatory conduct, and the other covenants and agreements given by Ms. Love, we agreed to pay Ms. Love (a) a severance payment in the amount of $140,000, representing six months of her base salary as of the last date of employment, consistent with the terms of her employment agreement, (b) a payment in the amount of $810,000, as payment in respect of alleged compensable non-wage damages Ms. Love claimed to have suffered and (c) reimbursement of $19,165 of Ms. Love’s legal expenses.

Securities Purchase Agreement

On July 30, 2014, the Company and the MCP Funds entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which the MCP Funds agreed to invest $20 million in return for Series A Senior Redeemable Preferred Stock (the “Preferred Stock”) and warrants to acquire 4,438,004 shares of the Company’s common stock (the “Sponsor Warrants”). The Purchase Agreement includes certain customary representations and warranties and mutual indemnification and releases. Pursuant to the Certificate of Designation (the “Certificate of Designation”) authorizing the Preferred Stock, the Preferred Stock ranks senior to all other capital securities of the Company (any such security, a “Junior Security”). The MCP Funds received a fee of $1.2 million for investing in the Preferred Stock, which was paid in additional shares of the Preferred Stock. As a result, the initial liquidation value of the Preferred Stock is $21.2 million. The Preferred Stock will accrue a 15% cumulative annual dividend on the Liquidation Preference, payable quarterly in kind and compounded quarterly. The dividends will be added to the Liquidation Preference each quarter. Upon the repayment of the Company’s current term loan, the 15% dividend accruing thereafter will be paid in cash. The Company may redeem the Preferred Stock for cash, upon 60 days’ prior notice, at a price equal to 105% of Liquidation Preference (including all accrued and unpaid dividends). Upon a liquidation event, including certain changes of control, the holders of the Preferred Stock will be entitled to a payment in cash equal to then liquidation value of the Preferred Stock. The Preferred Stock is not entitled to any voting rights, except that without the prior consent of the holders of a majority of the shares of Preferred Stock outstanding, the Company will not (i) authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of preferred stock, (ii) authorize, create or issue, or increase the number of authorized or issued shares of, any other capital stock of any class or series, except for common stock, (ii) declare or pay dividends or make any distributions in respect of any class or series of stock or purchase or redeem any junior securities, (iv) amend, alter or repeal any provisions of the Company’s certificate of incorporation (including the Certificate of Designations) or bylaws, or the charter or bylaws of any subsidiary of the Company, (v) enter into any transaction that would result in a change of control, (vi) amalgamate, consolidate, convert or merge with any other person, or enter into or form any partnership or joint venture or acquire any securities in any other person or (vii) authorize or adopt any equity incentive plan, increase the number of options or securities available for grant or issuance under an equity incentive plan, grant any allocation of options or securities under any equity incentive plan, amend or supplement any equity incentive plan or authorize or issue any incentive compensation in the form of securities outside of an equity incentive plan.

Pursuant to the Purchase Agreement, the MCP Funds also received the Sponsor Warrants, which have an exercise price of $0.01 per share, and a term of seven years. The warrants contain customary adjustments to account for any stock splits, reorganizations, recapitalizations, mergers, combinations, asset sales and stock dividends and similar events. If the Company makes a distribution to the holders of its common stock of any asset, including cash, or any security, including subscription rights, other than a distribution in connection with a liquidation, distribution or winding up of the Company and other than a stock dividend payable in common stock, then the Company will distribute to the holder of each Sponsor Warrant the portion of the distribution that a holder of the number of shares of Common Stock issuable upon exercise of the Sponsor Warrant would have received.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Stock

Our third amended and restated certificate of incorporation (the “certificate of incorporation”) authorizes the issuance of 101,000,000 shares, consisting of 100,000,000 shares of common stock, $0.0001 par value per share and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. As of June 30, 2014, there were 22,120,023 shares of common stock outstanding, held of record by 35 holders, 304,563 shares of common stock issuable upon exercise of outstanding options and 13,235,008 shares of common stock issuable upon exercise of outstanding warrants. The number of record holders does not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

The certificate of incorporation provides that the common stock will have identical rights, powers, preferences and privileges.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Founder Shares

The shares of common stock issued prior to our initial public offering (the “founder shares”) are identical to the shares of common stock sold in our initial public offering, and holders of these shares have the same stockholder rights as public stockholders.

Pursuant to a letter agreement between us, ROIC Acquisition Holdings LP, our original sponsor, and our directors and officers at the time of its initial public offering, the founder shares are not transferable, other than (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of our Sponsor, or any affiliates of our Sponsor, (b) by gift to a member of one of the members of our Sponsor’s immediate family or to a trust, the beneficiary of which is a member of one of the members of our Sponsor’s immediate family, an affiliate of our Sponsor or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of one of the members of our Sponsor; (d) pursuant to a qualified domestic relations order; (e) by virtue of the laws of the state of Delaware or our Sponsor’s limited liability company agreement upon dissolution of our Sponsor; (f) in the event of our liquidation prior to our completion of the Business Combination; or (g) in the event of our completion of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of our initial Business Combination; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. On July 26, 2012, an affiliate of our Sponsor sold the 1,875,000 founder shares to our Sponsor for $21,739, of which 12,000 were subsequently sold in April 2013 to three of our directors for an aggregate purchase price of $138. The founder shares held by our Sponsor and certain directors will be released from the lock-up one year from closing of the Business Combination, except that, subsequent to the Business Combination, (i) fifty percent (50%) of the founder shares will be released earlier if the share price exceeds $12.50 for 20 of 30 consecutive days and (ii) the remaining fifty percent (50%) of the founder shares will be released earlier if the share price exceeds $15.00 for 20 of 30 consecutive days within one year of closing of the Business Combination. Notwithstanding the foregoing, the founder shares will be released from the lock-up on the date on which we complete a liquidation, merger, stock exchange or other similar transaction after the Business Combination that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. 284,091 of the founder shares are subject to complete or partial forfeiture if the trading price of the common stock following consummation of the Business Combination does not exceed $15.00 per share for any 20 trading days within any 30 trading day period within five years following the closing of the Business Combination, and 267,380 of the founder shares were subject to complete or partial forfeiture if the trading price of the common stock following consummation of the Business Combination did not exceed $12.50 per share for any 20 trading days within any 30 trading day period within five years following the closing of the Business Combination. On August 5, 2013, 267,380 of the founder shares became nonforfetiable because the last sale price of our common stock exceeded $12.50 per share for 20 trading days within a 30 day trading period.

On May 20, 2013, the Sponsor and Spotlight, an affiliate of the Sponsor, each entered into a Common Stock Purchase Agreement with the Company for the purchase of 1,050,000 and 600,000 shares, respectively, of the Company’s common stock at a purchase price of $10.00 per share immediately prior to the closing of the Business Combination. In connection with such purchase, the Company entered into a Lockup Agreement with the Sponsor and Spotlight, pursuant to which all such shares purchased by the Sponsor and Spotlight are subject to a 180-day lock-up on the same terms as the Lockup Agreement governing the shares issued by the Company to the stockholders of Former EveryWare in the Business Combination.

Shares issued to Former EveryWare Equityholders

In connection with the closing of the Business Combination, the Company entered into a lockup agreement (the “Lockup Agreement”) with the MCP Funds and with Monomoy Capital Partners, L.P. and Monomoy Capital Partners II, L.P. together as the stockholders’ representative. Pursuant to the Lockup Agreement, the Former EveryWare stockholders covenanted not to sell any of the shares issued pursuant to the Merger Agreement during the period beginning on the closing date and ending on the earlier of the date: (a) that is 180 days following the closing date, (b) the last sales price of the Company’s common stock equals or exceeds $12.50 per share (as the same may be adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 90 days after the closing date, and (c) the Company consummates a liquidation, merger, stock exchange or other similar transaction that results in all of the holders of the Company’s common stock having the right to exchange their shares of the Company’s common stock for cash, securities or other property.

In the event the trading price of the Company’s common stock does not exceed certain price targets subsequent to the closing, the Former EveryWare stockholders will forfeit any and all rights to a portion of 3,500,000 of the shares issued to the Former EveryWare stockholders at the closing of the Business Combination, which forfeiture will be effected by the Company redeeming such shares from the Former EveryWare stockholders for nominal consideration. In the event the last sale price of our common stock does not equal or exceed $11.00, $12.50 and $15.00 per share (as adjusted for stock splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30 trading day period on or prior to the fifth (5th) anniversary of the closing date, each Former EveryWare stockholder shall forfeit any and all rights to a pro rata portion (as amongst the Former EveryWare stockholders and their permitted transferees) of 1,000,000, 1,250,000 and 1,250,000, respectively, of 3,500,000 of the shares issued to the Former EveryWare stockholders at the closing of the Business Combination. On July 15, 2013, 1,000,000 of the Earnout Shares vested and became nonforfeitable because the last sale price of our common stock exceeded $11.00 per share for 20 trading days within a 30 day trading period, and on August 5, 2013, 1,500,000 of the Earnout Shares vested and became nonforfeitable because the last sale price of our common stock exceeded $12.50 per share for 20 trading days within a 30 day trading period.

Preferred Stock

Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board of Directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board of Directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management. We currently have 21,200 shares of Series A Senior Redeemable Preferred Stock issued and outstanding.

Warrants

Public Warrants

Each warrant entitles the registered holder to purchase one-half of one share of our common stock at an exercise price of $6.00 per one-half share, subject to adjustment as discussed below, at any time commencing on June 20, 2013. The warrants will expire on May 21, 2018, at 4:30 p.m., New York time, or earlier upon redemption or liquidation.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement under the Securities Act, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement, except in the circumstances discussed below.

If any such registration statement is not effective on the 60th business day following the closing of the Business Combination or afterward, holders of the warrants will have the right, during the period beginning on the 61st business day after the closing of the Business Combination and ending upon such registration statement being declared effective by the SEC, and during any other period when the Company fails to maintain an effective registration statement covering the shares of common stock issuable upon exercise of the warrants, to exercise such warrants on a “cashless basis,” by exchanging the warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the warrant exercise price and the “fair market value” by (y) the fair market value. For this purpose, “fair market value” means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such warrants or the Company’s securities broker or intermediary.

In addition, if the Company’s common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may require public warrantholders who exercise warrants to do so on a cashless basis and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement for the common stock issuable upon exercise of the warrants. Although the shares of common stock to be issued upon cashless exercise would not be issued pursuant to a registration statement, we expect that such issuance would be exempt from registration pursuant to Section 3(a)(9) of the Securities Act, provided that such exemption is available. Because the issuance of the public warrants was registered under the Securities Act, we expect that shares of common stock to be issued upon cashless exercise of a public warrant to anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company will be freely tradeable under the U.S. federal securities laws.

We are not obligated to deliver any shares of common stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No warrant is exercisable and we are not obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant.

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•	if, and only if, the last reported sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending three business days before the Company sends the notice of redemption to the warrantholders.

We will not redeem the warrants unless either (i) an effective registration statement covering the shares of common stock issuable upon exercise of the warrants is current and available throughout the 30-day redemption period or (ii) the Company elects to permit “cashless exercise” of the warrants.

If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrantholder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price as well as the $6.00 per one-half share warrant exercise price after the redemption notice is issued.

If the Company calls the warrants for redemption as described above, we will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” If the Company takes advantage of this option, all holders of warrants would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. For this purpose, the “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. The Company believes that this feature is an attractive option if the Company does not need the cash from the exercise of the warrants. If the Company calls the warrants for redemption and does not take advantage of this option, members of the Sponsor and their permitted transferees would still be entitled to exercise their sponsor warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of the shares of the Company’s common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the “fair market value.” For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) for this purpose “fair market value” means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market without the right to receive such rights.

In addition, if at any time while the warrants are outstanding and unexpired, the Company pays a dividend or makes a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of capital stock for which the warrants are exercisable), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, or (d) in connection with the redemption of the public shares upon the Company’s failure to consummate an initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. The warrant agreement provides for certain modifications to what holders of warrants will have the right to purchase and receive upon the occurrence of certain events.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, at our option, either round up to the nearest whole number the number of shares of common stock to be issued to the warrantholder or pay cash in lieu of such fractional interest.

Sponsor Warrants

Pursuant to a letter agreement between the Company, ROIC Acquisition Holdings, LP, the Company’s original sponsor, and the Company’s directors and officers at the time of its initial public offering, the sponsor warrants will not be released until 30 days after the completion of the Business Combination. During the lock-up period, the sponsor warrants will not be transferable, other than (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of our Sponsor, or any affiliates of our Sponsor, (b) by gift to a member of one of the members of our Sponsor’s immediate family or to a trust, the beneficiary of which is a member of one of the members of our Sponsor’s immediate family, an affiliate of our Sponsor or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of one of the members of our Sponsor; (d) pursuant to a qualified domestic relations order; (e) by virtue of the laws of the state of Delaware or our Sponsor’s limited liability company agreement upon dissolution of our Sponsor; (f) in the event of our liquidation prior to our completion of our initial Business Combination; or (g) in the event of our completion of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of the Business Combination; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. On July 26, 2012, an affiliate of our Sponsor sold the 4,166,667 sponsor warrants to our Sponsor for an aggregate of $3,058,175. The sponsor warrants are not redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the sponsor warrants have terms and provisions that are identical to those of the public warrants, except that such warrants may be exercised by the holders on a cashless basis. If the sponsor warrants are held by holders other than the Sponsor or its permitted transferees, the sponsor warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.

If holders of the sponsor warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor or its affiliates and permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have an insider trading policy that prohibits insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Lender Warrants and MCP Warrants

In connection with the Term Loan Amendment, we issued an aggregate of 7,396,674 warrants to purchase an aggregate of 7,396,674 shares of common stock at a per share exercise price of $0.01. We issued warrants to purchase up to 4,438,004 shares of common stock to the MCP Funds and warrants to purchase up to 2,958,670 shares of common stock to lenders under our Term Loan. The warrants have a term of seven years and expire on July 30, 2021. The warrants contain customary adjustments to account for any stock splits, reorganizations, mergers, combinations, asset sales and stock dividends and similar events. Holders of the MCP Warrants will be entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors in its discretion out of funds legally available therefor. All of the warrants are currently exercisable.

PLAN OF DISTRIBUTION

The shares of common stock offered and sold pursuant to this prospectus will be issued directly to the holders of warrants upon payment of the exercise price therefor to us.

We are required to pay all fees and expenses incident to the registration of the shares of our common stock to be offered and sold pursuant to this prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of material U.S. federal income tax consequences of the ownership and disposition of our common stock by a non-U.S. holder that purchases shares of our common stock in this offering. For purposes of this summary, a “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	An individual who is not a citizen or resident of the United States.;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) that is created or organized under the laws of a jurisdiction other than the United States, any state thereof, or the District of Columbia;

•	a foreign estate (i.e., an estate other than an estate the income of which is subject to U.S. federal income taxation regardless of its source); or

•	a foreign trust (i.e., a trust other than a trust (i) with respect to which a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions or (ii) that has in effect a valid election under the applicable Treasury regulations to be treated as a United States person).

In the case of a holder that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a person treated as a partner in such partnership for U.S. federal income tax purposes generally will depend on the status of the partner and the activities of the partner and the partnership. Partnerships and other entities treated as partnerships for U.S. federal tax purposes and persons holding our common stock through a partnership or such an entity should consult their own tax advisers.

This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, or subject to differing interpretations so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law, possibly with retroactive application, will not alter the tax considerations that we describe in this summary. We have not sought and do not plan to seek any ruling from the U.S. Internal Revenue Service (the “IRS”), with respect to statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances, and does not deal with federal taxes other than the U.S. federal income tax, with alternative minimum tax considerations, with the unearned income Medicare contribution tax, or with non-U.S., state or local tax considerations. Special rules and considerations, not discussed here, may apply to certain non-U.S. holders, including:

•	U.S. expatriates;

•	traders, brokers or dealers in securities or currencies;

•	financial institutions or insurance companies;

•	tax-exempt organizations;

•	pension plans;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	pass-through entities or investors in pass-through entities;

•	persons who have elected to mark securities to market; and

•	persons who hold shares of our common stock as part of a straddle, hedge or other integrated investment.

Such non-U.S. holders should consult their own tax advisers to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

This summary applies only to a non-U.S. holder that holds our common stock as a capital asset (within the meaning of Section 1221 of the Code).

If you are considering the purchase of our common stock, you should consult your own tax adviser concerning the particular U.S. federal income tax consequences to you of the ownership and disposition of our common stock, as well as the consequences to you arising under U.S. tax laws other than the federal income tax law or under the laws of any other taxing jurisdiction.

Distributions on Shares of Our Common Stock

In the event that we make a distribution of cash or property (other than certain stock distributions) with respect to our common stock (or in the case of certain redemptions that are treated as distributions with respect to our common stock), any such distributions will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Subject also to the discussions below under the headings “Information Reporting and Backup Withholding” and “Legislation Affecting Taxation of Common Stock Held By or Through Foreign Entities,” dividends paid to you will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by you within the United States and, where required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates as if you were a resident of the United States. Certain certification and disclosure requirements including delivery of a properly executed IRS Form W-8ECI must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation (or entity treated as a foreign corporation for U.S. federal income tax purposes) may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If the amount of a distribution paid on our common stock exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among each share of common stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of your adjusted tax basis in each such share, and thereafter as capital gain from a sale or other disposition of such share of common stock treated as described below under the heading “Gain on Disposition of Common Stock.” Your adjusted tax basis is generally the purchase price of such shares, reduced by the amount of any such tax-free returns of capital.

If you wish to claim the benefit of an applicable treaty rate to avoid or reduce withholding of U.S. federal income tax for dividends, then you must (a) provide the withholding agent with a properly completed IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and are eligible for treaty benefits, or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that act as intermediaries (including partnerships).

Any documentation provided to an applicable withholding agent may need to be updated in certain circumstances. The certification requirements described above also may require a non-U.S. holder to provide its U.S. taxpayer identification number. You should consult your tax adviser regarding the certification requirements for non-U.S. persons.

If you are eligible for a reduced rate of U.S. federal income tax pursuant to an income tax treaty, then you may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on Disposition of Common Stock

Subject to the discussions below under the headings “Information Reporting and Backup Withholding” and “Legislation Affecting Taxation of Common Stock Held By or Through Foreign Entities,” you generally will not be subject to U.S. federal income tax with respect to gain realized on the sale or other taxable disposition of our common stock (including a redemption, but only if the redemption would be treated as a sale or exchange rather than a distribution for U.S. federal income tax purposes), unless:

•	the gain is effectively connected with a trade or business you conduct in the United States, and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base;

•	You are an individual who is present in the U.S. for 183 or more days in the taxable year of the disposition and you meet certain other conditions; or

•	we are or have been during a specified testing period a “U.S. real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes, and certain other conditions are met.

If you are engaged in a trade or business in the United States and the gain on disposition of the common stock is effectively connected with the conduct of this trade or business, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. In addition, if you are a foreign corporation (or entity treated as a foreign corporation for U.S. federal income tax purposes), you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

If you are an individual who is present in the U.S. for 183 or more days in the taxable year and you meet certain other conditions, you generally will be subject to U.S. federal income tax at a rate of 30% (unless an applicable income tax treaty provides otherwise) on the amount by which your capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition.

We believe we are not currently a USRPHC for U.S. federal income tax purposes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests from time to time, there can be no assurance that we will not become a USRPHC. Even if we are or become a USRPHC, gain arising from the sale or other taxable disposition by you of our common stock will not be subject to tax if such class of stock is considered to be “regularly traded” on an established securities market, and you did not (as of the time of sale or other disposition) own, actually or constructively, more than 5% of our common stock throughout the five-year period ending on the date of the sale or other taxable disposition of the stock. We expect our common stock to be “regularly traded” on an established securities market, although we cannot guarantee it will be so traded. If a gain on the sale or other taxable disposition of our stock were subject to taxation due to USRPHC status, you would be subject to U.S. federal income tax at the regular graduated U.S. federal income tax rates with respect to such gain and the person acquiring our stock from you generally would have to withhold 10% of the amount of the proceeds of the disposition. A non-U.S. holder subject to withholding under such circumstances should consult its tax adviser as to whether such non-U.S. holder can obtain a refund or credit for all or a portion of the withheld amounts.

Information Reporting and Backup Withholding

We must report annually to the IRS and to you the amount of distributions paid to you and the amount of tax, if any, withheld with respect to such distributions. The IRS may make this information available to the tax authorities in the country in which you are resident.

In addition, you may be subject to information reporting requirements and backup withholding with respect to dividends paid on, and the proceeds of disposition of, shares of our common stock, unless, generally, you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption. Additional rules relating to information reporting requirements and backup withholding with respect to payments of the proceeds from the disposition of shares of our common stock are as follows:

•	If the proceeds are paid to or through the U.S. office of a broker, the proceeds generally will be subject to backup withholding and information reporting, unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

•	If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections (a “U.S.-related person”), information reporting and backup withholding generally will not apply.

•	If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person, the proceeds generally will be subject to information reporting (but not to backup withholding), unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

Copies of the information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is incorporated under the provisions of an applicable treaty or agreement. Prospective investors should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the IRS.

Legislation Affecting Taxation of Common Stock Held By or Through Foreign Entities

Legislation enacted in 2010 generally will impose a withholding tax of 30% on dividends from our common stock paid on or after July 1, 2014 and the gross proceeds of a disposition of our common stock paid on or after January 1, 2017 to a foreign financial institution, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or such entity is compliant under an applicable intergovernmental agreement. Absent any applicable exception, this legislation also generally will impose a withholding tax of 30% on dividends from our common stock paid on or after July 1, 2014 and the gross proceeds of a disposition of our common stock paid on or after January 1, 2017 to a foreign entity that is not a foreign financial institution unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly own more than 10% of the entity. Under certain circumstances, a non-U.S. holder of our common stock might be eligible for refunds or credits of such taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return or other documentation as required by the IRS to claim such refunds or credits. Investors are encouraged to consult with their own tax advisers regarding the implications of this legislation on their investment in our common stock.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISERS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS OF OWNING AND DISPOSING OF OUR COMMON STOCK.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus will be passed upon by Kirkland & Ellis LLP, Chicago, Illinois. Some of the partners of Kirkland & Ellis LLP are members of a partnership that is an investor in certain of the MCP Funds, and some of the partners of Kirkland & Ellis LLP own shares of common stock of the Company. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, the MCP Funds and some of its affiliates in connection with various legal matters.

EXPERTS

The consolidated financial statements of EveryWare Global, Inc. for the two-year period ended December 31, 2013 included in this prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

EveryWare Global Inc.:

We have audited the accompanying consolidated balance sheets of EveryWare Global, Inc. and subsidiaries (the “Company”) as of December 31, 2013 and 2012 and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2013 and 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EveryWare Global Inc. and subsidiaries at December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2013 and 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

New York, New York

March 31, 2014

EVERYWARE GLOBAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2013 and 2012

	2013	2012
	(In thousands, except per share amounts)
Revenues:
Net sales	$433,304	$414,782
License fees	6,505	6,907

Total revenues	439,809	421,689
Cost of sales	341,836	315,609

Gross margin	97,973	106,080
Selling, distribution and administrative expense	84,453	86,246
Restructuring expense	290	612
Loss on disposal of assets	36	114
Long-lived asset impairment	908	—

Income from operations	12,286	19,108
Other (income) expense, net	(10)	1,114
Gain on bargain purchase	(1,150)	—
Interest expense	28,322	22,536

Loss before income taxes	(14,876)	(4,542)
Income tax expense (benefit)	2,542	(585)

Net loss	(17,418)	(3,957)
Less: Non-controlling interest in subsidiary’s loss	(17)	—

Net loss attributable to common stockholders	$(17,401)	$(3,957)

Loss per common share:
Basic	$(1.03)	$(0.32)

Diluted	$(1.03)	$(0.32)

Weighted average shares outstanding:
Basic	16,832	12,190

Diluted	16,832	12,190

The accompanying notes are an integral part of these consolidated financial statements.

EVERYWARE GLOBAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

Years Ended December 31, 2013 and 2012

	2013	2012
	(In thousands)
Net loss	$(17,418)	$(3,957)

Other comprehensive (loss) income:
Foreign currency translation adjustments	167	26
Pension liability, net of tax of $57 and $35, respectively	5,791	(2,134)
Natural gas hedge adjustments, net of tax of $760 and ($1,073), respectively	1,267	1,786

Other comprehensive income (loss)	7,225	(322)

Comprehensive loss	$(10,193)	$(4,279)

Less: Comprehensive loss attributed to noncontrolling interests	(17)	—

Comprehensive loss attributable to common stockholders	$(10,176)	$(4,279)

The accompanying notes are an integral part of these consolidated financial statements.

EVERYWARE GLOBAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2013 and 2012

	2013	2012
	(In thousands, except share and per share amounts)
ASSETS
Current Assets:
Cash	$3,240	$2,672
Trade accounts receivable, net of allowances of $4,399 and $7,809, respectively	55,402	50,382
Other accounts and notes receivable	5,396	3,480
Inventories	126,473	107,979
Assets held for sale	2,000	2,324
Income tax receivable	563	795
Deferred income tax asset	5,622	6,689
Other current assets	6,127	4,738

Total current assets	204,823	179,059

Property, plant and equipment, net	54,906	49,336
Goodwill	8,559	8,559
Intangible assets, net	48,913	52,500
Deferred income tax asset	14,717	15,890
Other assets	8,248	7,230

Total Assets	$340,166	$312,574

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	$7,802	$1,248
Accounts payable	56,618	36,319
Accrued liabilities	28,043	31,129
Income taxes payable	155	113
Accrued pension	2,001	1,823
Long-term debt classified as current	2,972	10,774
Other current liabilities	104	2,083

Total current liabilities	97,695	83,489

Revolver	15,635	35,175
Long-term debt	246,849	135,892
Pension and other post-retirement benefits	2,746	9,518
Income taxes payable	454	871
Deferred income tax liability	9,819	8,635
Deferred gain-sale/leaseback	15,496	16,617
Other long-term liabilities	12,880	13,684

Total liabilities	401,574	303,881

Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock $.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding, respectfully	—	—
Common stock $.0001 par value; 100,000,000 shares authorized; 20,540,193 and 12,190,000 issued and outstanding, respectfully	2	748
Additional paid-in capital	641	22,444
Retained deficit	(63,761)	(9,001)
Accumulated other comprehensive loss	1,727	(5,498)

Total EveryWare stockholders’ equity (deficit)	(61,391)	8,693
Non-controlling interest	(17)	—

Total stockholders’ equity (deficit)	(61,408)	8,693

Total liabilities and stockholders’ equity (deficit)	$340,166	$312,574

The accompanying notes are an integral part of these consolidated financial statements

EVERYWARE GLOBAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

Years Ended December 31, 2013 and 2012

	Common Stock		Additional Paid-In Capital	Retained Deficit	Accum. Other Comp. (Loss) Income	Total Stockholders’ Equity (Deficit)	Non- Controlling Interest	Total
	Shares	Amount
	(In thousands, except share data)
BALANCE – December 31, 2011	25,794	$—	$21,985	$5,988	$(5,176)	$22,797	$—	$22,797

Surrender of common stock by employees	(22)	—	(337)	—	—	(337)	—	(337)
Dividends paid	—	—	—	(10,284)	—	(10,284)	—	(10,284)
Accrued dividends	—	748	—	(748)	—	—	—	—
Share-based compensation expense	60	—	796	—	—	796	—	796
Comprehensive income:
Net income (loss)	—	—	—	(3,957)	—	(3,957)	—	(3,957)
Foreign currency translation adjustment	—	—	—	—	26	26	—	26
Pension liability adjustment, net of tax	—	—	—	—	(2,134)	(2,134)	—	(2,134)
Natural gas hedge adjustments	—	—	—	—	1,786	1,786	—	1,786

Total comprehensive income (loss)	—	—	—	—	—	(4,279)	—	(4,279)
Non-controlling interests	—	—	—	—	—	—	—	—

BALANCE – December 31, 2012	25,832	$748	$22,444	$(9,001)	$(5,498)	$8,693	$—	$8,693

Merger with parent stock exchange	12,164,168	(3,241)	(39,057)	(34,864)	—	(77,162)	—	(77,162)
Issuance of stock	8,350,193	—	16,500	—	—	16,500	—	16,500
Accrued dividends	—	2,495	—	(2,495)	—	—	—	—
Share-based compensation expense	—	—	754	—	—	754	—	754
Comprehensive income:
Net income (loss)	—	—	—	(17,401)	—	(17,401)	(17)	(17,418)
Foreign currency translation adjustment	—	—	—	—	167	167	—	167
Pension liability adjustment, net of tax	—	—	—	—	5,791	5,791	—	5,791
Natural gas hedge adjustments	—	—	—	—	1,267	1,267	—	1,267

Total comprehensive income (loss)	—	—	—	—	—	(10,176)	(17)	(10,193)
Non-controlling interests	—	—	—	—	—	—	—	—

BALANCE – December 31, 2013	20,540,193	$2	$641	$(63,761)	$1,727	$(61,391)	$(17)	$(61,408)

The accompanying notes are an integral part of these consolidated financial statements.

EVERYWARE GLOBAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2013 and 2012

	2013	2012
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(17,418)	$(3,957)

Adjustments to reconcile net income to net cash provided by operating activities:
Shared-based compensation expense	754	459
Depreciation and amortization	16,205	14,597
Amortization of deferred gain on sale-leaseback	(1,120)	(1,120)
Noncash amortization of debt financing costs	1,837	1,765
Allowance for doubtful accounts	(3,410)	1,909
Allowance for inventory valuation	(1,086)	(246)
Loss on early extinguishment of debt	6,598	4,943
Pension and other post-retirement plan contributions	(824)	(731)
Loss on disposal of assets	36	114
Gain on bargain purchase	(1,150)	—
Deferred income tax expense	2,685	261
Long-lived asset impairment	908	—
Change in other operating items:
Accounts receivable	(537)	761
Inventories	(15,427)	(2,162)
Other Assets	(10,491)	(7,739)
Accounts payable	19,933	7,610
Accrued liabilities	(4,446)	(1,038)
Other liabilities	147	(305)

Net cash (used in) provided by operating activities	(6,806)	15,121

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(17,306)	(16,831)
Proceeds from disposal/sale of property, plant and equipment	—	278
Acquisition payments, net of cash received	(3,470)	—
Other investing activities, net	(834)	—

Net cash used in investing activities	(21,610)	(16,553)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from short term debt	6,119	1,139
Net repayments of borrowings under revolving credit facility	(19,540)	(17,909)
Net proceeds from long term debt	239,343	150,000
Net repayments of long term debt	(136,188)	(108,753)
Debt issuance costs	—	(9,871)
Cash paid to EveryWare stockholders	(90,000)	—
Redemption of warrants	(5,838)	—
Redemption of ROI shares	(46,741)	—
Cash from ROI trust	75,173	—
Proceeds from issuance of common stock, net	16,500	—
Equity issuance costs	(9,619)	—
Dividends paid	—	(10,284)
Payments on capital leases and other	—	(733)

Net cash provided by financing activities	29,209	3,589

EFFECT OF CURRENCY EXCHANGE RATE CHANGES ON CASH	(225)	(458)

NET INCREASE IN CASH	568	1,699
CASH:
Beginning of period	2,672	973

End of period	$3,240	$2,672

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	20,008	15,665

Cash paid (received) for income taxes, net	235	322

The accompanying notes are an integral part of these consolidated financial statements.

EVERYWARE GLOBAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2013 and 2012

1. Organization

EveryWare Global, Inc. and its subsidiaries, (“EveryWare” or the “Company”) is a leading global marketer of tabletop and food preparation products for the consumer, foodservice and specialty markets. We operate our business in four segments: consumer, foodservice, specialty and international. International includes all countries in which we operate other than the U.S. and Canada.

We offer a comprehensive line of tabletop and food preparation products, such as bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, banquetware and hollowware; premium spirit bottles; cookware; gadgets; candle and floral glass containers; and other kitchen products. We market our products globally under the Anchor Hocking®, Anchor®, Anchor Home®, FireKing®, ONEIDA®, Buffalo China®, Delco® and Sant’ Andrea® brands; in Europe under the Viners®, MermaidTM, George WilkinsonTM, Great British Bakeware®, Longlife® and RTATM brands; and in Latin America under the Ana Maria Braga®, Anchor Hocking®, ONEIDA® and W.A. Rogers® brands. Our customers range from Fortune 500 companies to medium and small-sized companies in the consumer, foodservice, business-to-business and e-commerce channels. We own and operate two glass manufacturing plants in the U.S., in Lancaster, Ohio, and Monaca, Pennsylvania. We lease two metal bakeware manufacturing plants in Burnley and Oldbury, United Kingdom, and an assembly facility in Fakenberg, United Kingdom, and source a variety of tableware products from third parties, primarily in Asia and Europe.

2. Significant Accounting Policies

Principles of Consolidation – The accompanying consolidated financial statements include the accounts of our wholly-owned or controlled subsidiaries. The Company uses a calendar year ended December 31. All significant intercompany balances and transactions are eliminated in consolidation.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ materially from those estimates. Certain reclassifications have been made to prior year amounts to conform to current year presentation.

Foreign Currency Translation – Our functional currency is the local currency. Accordingly, all assets and liabilities of our foreign subsidiaries are translated using exchange rates in effect at the end of the period and revenue and costs are translated using average exchange rates for the period. The related translation adjustments are reported in accumulated other comprehensive loss in stockholders’ equity. Translation gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in the results of operations.

Cash – Cash consists of deposits with high credit-quality financial institutions.

Accounts Receivable – Trade accounts receivable are stated at current value less allowances, which approximates fair value. We review our receivables on an ongoing basis to ensure that they are properly valued and collectible. This is accomplished through two contra-receivable accounts – returns and allowances and allowance for doubtful accounts.

Returns and allowances are used to record estimates of returns or other allowances resulting from quality, delivery, discounts or other issues affecting the value of receivables. This account is estimated based on historical experience, product sell-through performance by product and by customer, current and historical trends in the tableware industry and changes in demand for our products, with the offset to net sales. A returns reserve is accrued for the estimated sales value of the projected merchandise returns less the estimated related cost of sales. Our rebate allowances are estimated and deducted from revenue at the time that revenue is recognized.

The allowance for doubtful accounts is used to record the estimated risk of loss related to the customers’ inability to pay. This allowance is maintained at a level that we consider appropriate based on factors that affect collectability, such as the financial health of our customers, historical trends of charge-offs and recoveries and current economic market conditions. As we monitor our receivables, we identify customers that may have payment problems, and we adjust the allowance accordingly, with the offset to selling, general, and administrative expense. Account balances are charged off against the allowance when recovery is considered remote.

Concentrations of Credit Risk – Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. We sell products to various companies throughout the world in the ordinary course of business. We routinely assess the financial strength of our customers and maintain allowances for anticipated losses. The Company has one customer that accounted for approximately 15% and 14% of invoiced sales for the years ended December 31, 2013 and 2012, respectively. This customer made up approximately 10% and 23% of the outstanding trade receivables balance at December 31, 2013 and 2012, respectively. No other customer accounted for more than 10% of our net sales during these periods.

Assets Held for Sale – Assets held for sale consist of the following for the years ended December 31 (in thousands):

	2013	2012
Oneida, New York office building	$2,000	$2,324

We recognized an impairment charge for the year ended December 31, 2013, relating to the write-down of our Oneida office building of $0.3 million.

Inventories – Manufactured or purchased inventories located at our Lancaster, Ohio, and Monaca, Pennsylvania, facilities are valued at the lower of cost or market on a first-in, first-out basis. Inventories at all other locations are valued at the lower of cost or market, as determined by the weighted-average cost method. Cost includes applicable material, labor, and overhead. Certain finished goods inventory is valued at standard cost that is periodically adjusted to approximate actual cost. Inventory quantities on-hand are regularly reviewed and, where necessary, provisions for excess and obsolete inventory are recorded based primarily on our estimated production requirements driven by expected market volumes. Excess and obsolete provisions may vary by product depending upon future potential use of the product. Our calculation of the factory manufacturing variance capitalized in inventory was based on historical experience. In the fourth quarter of 2013, we identified a deviation from historical experience resulting in an increase in the inventory revaluation reserve by $5.9 million, or $0.35 per diluted share, which was accounted for as a change in accounting estimate.

Deferred Gain – Sale/Leaseback – Anchor Hocking, LLC (“Anchor Hocking”) entered into a lease agreement whereby it acquired the rights to occupy and use a distribution center located in Lancaster, Ohio for a period of approximately 20 years beginning on October 5, 2007 and ending on October 1, 2027. The annual basic rent is approximately $2.3 million with 2% annual increases beginning in years two through ten, and 1.5% annual increases for the remaining ten years of the lease. The Company recognized a gain of approximately $22.5 million on the sale, which has been deferred and is being amortized over the life of the lease. The remaining gain to be amortized is approximately $15.5 million and $16.6 million at December 31, 2013 and 2012, respectively.

Property, Plant and Equipment – Property, plant and equipment are stated at cost, net of accumulated depreciation. For financial reporting purposes, depreciation is computed using the straight-line method over the following estimated useful lives:

Buildings and improvements	20 to 50 years
Machinery and equipment	3 to 20 years
Computer hardware and software	3 to 10 years
Tools and dies	3 to 8 years
Office furniture and fixtures	2 to 5 years
Vehicles	3 to 5 years

Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for major betterments and renewals that extend the useful lives of property, plant and equipment are capitalized and depreciated over the remaining useful lives of the asset. When assets are retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the term of the lease, whichever is shorter. Internal and external costs incurred to develop internal-use computer software during the application development stage are capitalized at cost. The capitalized costs include direct costs of material and services consumed in developing or obtaining internal use software, and payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use computer software project.

We review long-lived assets for recoverability whenever events or changes in circumstances indicate that carrying amounts of an asset group may not be recoverable. Our asset groups are established by determining the lowest level of cash flows available. If the estimated undiscounted cash flows are less than the carrying amounts of such assets, we recognize an impairment loss in an amount necessary to write-down the assets to fair value as estimated from expected future discounted cash flows. Estimating the fair value of these assets is judgmental in nature and involves the use of significant estimates and assumptions. We base our fair value estimates on assumptions we believe to be reasonable, but that are inherently uncertain.

Goodwill and Indefinite-lived Intangible Assets – Goodwill and indefinite-lived intangible assets are reviewed for impairment annually, utilizing the two-step approach, in the fourth fiscal quarter and whenever events or changes in circumstances indicate the carrying value may not be recoverable. The first step requires the determination of the fair value of the reporting unit compared to the book value of that reporting unit. If the book value exceeds the fair value, a second step impairment test is required to measure the amount of impairment.

Implied fair value of goodwill is determined by considering both the income and market approach. Determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, future economic and market conditions, and determination of appropriate market comparables. We base our fair value estimates on assumptions we believe to be reasonable but that are inherently uncertain.

Intangible Assets – Definite-Lived – We review definite-lived intangible assets for recoverability whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. If the estimated undiscounted cash flows are less than the carrying amount of such assets, we recognize an impairment loss in an amount necessary to write-down the assets to fair value as estimated from expected future discounted cash flows. Estimating the fair value of these assets is judgmental in nature and involves the use of significant estimates and assumptions. We base our fair value estimates on assumptions we believe to be reasonable, but that are inherently uncertain. Definite-lived intangible assets are amortized on a straight-line basis over the estimated life of the asset.

See Note 8 for additional information on our goodwill and intangible assets.

Derivatives Transactions – We account for derivatives in accordance with FASB ASC 815 Derivatives and Hedging (“ASC 815”). We utilize derivative financial instruments to hedge commodity price risks associated with natural gas requirements, and foreign exchange rate risks associated with the effects of foreign currency fluctuations. If the derivative is designed and qualifies as a cash flow hedge, the changes in fair value of the derivative instrument may be recorded in comprehensive income. The natural gas commodity price hedges qualify for hedge accounting since the hedges are highly effective, and we have designated and documented contemporaneously the hedging relationship involving these derivative instruments. Any hedges that do not qualify as highly effective or if the Company does not believe that forecasted transactions would occur, the changes in the fair value of the derivatives used as hedges would be reflected in earnings. Cash flows from foreign exchange contracts do not meet hedge requirements and are classified as an operating activity.

Fair Value of Financial Instruments – The fair value framework requires the categorization of assets and liabilities into three levels based upon the assumptions (inputs) used to price the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

•	Level 1 – Unadjusted quoted prices in active markets for identical assets and liabilities.

•	Level 2 – Observable inputs other than those included in Level 1. For example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

•	Level 3 – Significant unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

The amounts of the our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, and our ABL facility approximate fair value because of their short-term maturities. The carrying amounts of our long term debt approximate fair value based on interest rates currently available for instruments with similar terms.

See Note 3, as it relates to assets and liabilities that are measured at fair value on a recurring basis.

Self-Insurance – We maintain self-insurance coverage for certain of our casualty insurance programs, such as workers’ compensation and general liability, and employee healthcare benefits. For our U.S. based employees, prior to July 7, 2013, Oneida was fully insured for its U.S. medical benefits while Anchor Hocking was self-insured. Beginning July 7, 2013, both companies joined into a new self-insured medical plan. In May 2011 Oneida terminated its self-insured status for workers’ compensation in New York State and was fully insured for claims incurred post-termination. Self-insurance liabilities are calculated based on claims filed and an estimate of claims incurred but not yet reported.

Employee Benefit Plans – The actuarial determination of our obligations and expense for our sponsored pension and other post-retirement benefits is dependent on our selection of assumptions including the discount rate, expected long-term rate of return on plan assets, rates of compensation increase and health care cost trend rate. Significant differences between actual experience and significant changes in assumptions may materially affect pension and postretirement obligation expense.

Revenue Recognition – Revenues consist of sales to customers and license fees. We recognize revenue when (1) delivery has occurred or services have been rendered, (2) persuasive evidence of an arrangement exists, (3) there is a fixed or determinable price, and (4) collectability is reasonably assured. Our products are generally shipped from our facilities to our customers, which is when legal title passes to the customer for substantially all of our revenues. Retail store revenues are recognized at the time of sale. Amounts charged to customers for shipping are recognized in revenues. We establish an allowance for merchandise returns and rebates based on historical experience, product sell-through performance by product and by customer, current and historical trends in the tableware industry and changes in demand for our products. A returns reserve is accrued for the estimated sales value of the projected merchandise returns less the estimated related cost of sales. Rebate allowances are estimated and deducted from revenue at the time that revenue is recognized.

The Company licenses the ONEIDA®, VINERS®, and SANT’ANDREA® names for the use of third parties on products complementary to our own core tableware lines. In accordance with the terms of these license agreements, license fees are received quarterly and are based on a percentage of the licensee’s reported sales. Revenue is recognized monthly as fees are earned. Of the total $6.5 million and $6.9 million license fees received by the Company during the years ended December 31, 2013 and 2012, $6.0 million and $5.9 million, respectively, are concentrated with one licensee (Robinson Home Products, Inc.).

Cost of Revenue and Expenses – Cost of Revenue includes product costs such as products purchased for resale, material costs such as raw materials and supplies, direct and indirect labor and overhead, and freight costs. Purchasing, receiving, and inspection costs are considered cost of sales. Cost of sales also includes license fees paid to owners of intellectual property used in our products, and royalty payments or commissions paid to secure product design rights.

Operating expenses are period costs and include selling, distribution, and administrative expense, restructuring expense, (gain) loss on disposal of fixed assets, and long-lived asset impairments. Selling, distribution, and administrative expense includes salaries, employee benefits, travel expenses, promotional expenses, operating supplies in distribution, transaction expenses, management fees, warehousing costs, and professional fees. Warehousing and other distribution network costs are included in selling, distribution and administrative expenses.

Advertising Costs – We expense advertising costs as incurred during the year. Through December 31, 2013, the Company maintained cooperative advertising agreements with major customers. These agreements grant a customer an allowance for advertising the Company’s products in their various catalogs, promotional materials, and retail inserts.

U.S. GAAP requires cash consideration given by a vendor to a customer to be shown as advertising expense when the vendor receives an identifiable benefit and the fair value of such benefit can be reasonably estimated. In addition, we advertise our products through the web, and record the expenses within selling, distribution, and administrative expenses in the consolidated statement of operations. Product and cooperative advertising were reported in the statement of operations and amounted to approximately, $3.6 million and $3.4 million, for the years ended December 31, 2013 and 2012, respectively.

Freight Costs – Freight costs charged to customers are classified as revenues. Freight expenses of $12.6 million and $10.4 million are included in cost of sales for the years ended December 31, 2013 and 2012, respectively.

Income Taxes – We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in our financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax laws and rates. In assessing the realization of deferred tax assets, we consider whether it is more likely than not that some, or a portion, of the deferred tax assets will not be recognized. We provide a valuation allowance for deferred tax assets when it is more likely than not that a portion of such deferred tax assets will not be realized. We recognize tax positions initially in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts.

Recently Issued Accounting Pronouncements – In March 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-05, “Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity”. This ASU clarified that, when a reporting entity (parent) ceases to have a controlling financial interest in a subsidiary or group of assets that is a business within a foreign entity, the parent is required to release any related cumulative translation adjustment into net income. The cumulative translation adjustment should be released into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. The FASB also clarified that if a business combination is achieved in stages related to a previously held equity method investment (step-acquisition) that is a foreign entity, the amount of accumulated other comprehensive income that is reclassified and included in the calculation of gain or loss as of the acquisition date shall include any foreign currency translation adjustment related to that previously held investment. The amendments are effective prospectively for fiscal years beginning after December 15, 2013, with early adoption permitted. While we do not expect a material impact on our financial statements upon adoption, the effects on future periods will depend upon the nature and significance of future transactions subject to the amendments.

In February 2013, the FASB issued ASU No. 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income.” The ASU requires entities to disclose either in the notes or parenthetically on the face of the statement showing net income the impact to the affected net income line for items reclassified out of accumulated other comprehensive income (“AOCI”) and into net income in their entirety. Items not reclassified out of AOCI into net income in their entirety must be disclosed in the footnotes and not on the face of the financial statements. Items that may be reclassified out of AOCI and into net income include (1) unrealized gains or losses on available-for-sale securities; (2) deferred gains or losses on cash flow hedges; (3) cumulative translation adjustments on foreign operations; and (4) deferred items relating to pension and non-pension defined benefit postretirement plans. The provisions of this ASU are effective prospectively for public companies with fiscal years beginning after December 15, 2012, including interim periods. The adoption of this ASU did not have a material impact on our consolidated financial statements.

In July 2012, the FASB issued ASU No. 2012-02, “Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.” The ASU is intended to reduce the cost and complexity of the annual indefinite-lived intangible assets impairment testing by providing entities an option to perform a “qualitative” assessment to determine whether further impairment testing is necessary. As such, there is the possibility that quantitative assessments would not need to be performed if it is more likely than not that no impairment exists. The Company is required to adopt the provisions of ASU 2012-02, which is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The adoption of this ASU did not have a material impact on our consolidated financial statements.

In December 2011, the FASB issued ASU No. 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” This update defers the provisions within ASU 2011-05 requiring the presentation on the face of the financial statements of the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income. The deferral will allow the FASB further time to deliberate operational concerns expressed by constituents. ASU 2011-12 was effective concurrently with the adoption of ASU 2011-05.

In September 2011, FASB issued ASU No. 2011-08, “Intangibles-Goodwill and Other: Testing Goodwill for Impairment, which amends FASB Topic ASC 350, Intangible Assets-Goodwill and Other”. Under this ASU an entity may elect the option to assess qualitative factors to determine whether it is necessary to perform the first step in the two-step impairment testing process. ASU No. 2011-08 was effective on January 1, 2012. The adoption of ASU No. 2011-08 did not have a material impact on our consolidated financial statements.

In May 2011, FASB issued ASU No. 2011-04, “Amendment to Achieve Common Fair Value Measurement and Disclosure Requirements, in U.S. GAAP and International Financial Reporting Standards (IFRS), which amends FASB Topic ASC 820, Fair value measurement”. This ASU modifies the existing standard to include disclosure of all transfers between Level 1 and Level 2 asset and liability fair value categories. In addition, ASU No. 2011-04 provides guidance on measuring the fair value of financial instruments managed within a portfolio and the application of premiums and discounts on fair value measurements. ASU No. 2011-04 requires additional disclosure for Level 3 measurements regarding the sensitivity of fair value to changes in unobservable inputs and any interrelationships between those inputs. ASU No. 2011-04 was effective on January 1, 2012. The adoption of this ASU did not have a material impact on our consolidated financial statements.

3. Fair Value Measurement

At December 31, 2013, our financial instruments consist of cash, accounts receivable, accounts payable, and accrued liabilities. The carrying value of these instruments approximates fair value as a result of the short duration of such instruments or due to the variability of the interest cost associated with such instruments. For intangible assets, we used a relief from royalty method to estimate the fair value. For goodwill, we used a combination of discounted cash flows and a market comparable analysis to estimate fair value. The carrying amounts of long term debt approximate fair value based on interest rates currently available for instruments with similar terms.

The fair values of our assets and liabilities measured on a recurring basis as of December 31 are categorized as follows (in thousands):

	2013				2012
Asset (liability):	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Natural gas futures	$67	$—	$67	$—	$(1,960)	$—	$(1,960)	$—
Foreign exchange contracts	$—	$—	$—	$—	$65	$—	$65	$—

We account for derivatives in accordance with FASB ASC 815 Derivatives and Hedging (“ASC 815”). We utilize derivative financial instruments to hedge commodity price risks associated with natural gas requirements, and foreign exchange rate risks associated with the effects of foreign currency fluctuations. If the derivative is designed and qualifies as a cash flow hedge, the changes in fair value of the derivative instrument may be recorded in comprehensive income. The natural gas commodity price hedges qualify for hedge accounting since the hedges are highly effective, and we have designated and documented contemporaneously the hedging relationship involving these derivative instruments. With regard to any hedges that do not qualify as highly effective or if we do not believe that the forecasted transactions would occur, the changes in the fair value of the derivatives used as hedges would be reflected in earnings. Cash flows from foreign exchange contracts do not meet hedge requirements and are classified as an operating activity.

Our derivative instruments primarily include foreign currency forward agreements related to certain forecasted inventory purchases from suppliers and usage of natural gas in production of finished goods. Our derivative contracts are valued using quoted market prices and significant observable and unobservable inputs. The fair value for the majority of our foreign currency derivative contracts are obtained by comparing our contract rate to a published forward price of the underlying market rate, which is based on market rates for comparable transactions and are classified within Level 2 of the fair value hierarchy.

Foreign exchange contracts are based on quoted prices for similar assets and liabilities in active markets. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of assets and liabilities and their placement within the fair value hierarchy.

The following table summarizes the notional amount of our open natural gas futures and foreign exchange contracts at December 31 (in thousands):

	2013		2012
	U.S. $ Equivalent	U.S. Equivalent Fair Value	U.S. $ Equivalent	U.S. Equivalent Fair Value
Natural gas futures	$6,580	$6,647	$10,900	$8,940
Foreign exchange contracts	$—	$—	$1,629	$1,694

We consider the impact of our credit risk on the fair value of the contracts, as well as the ability to execute obligations under the contract.

The following table summarizes the fair value and presentation in the consolidated balance sheets for derivatives designated as accounting hedges and those that are not at December 31 (in thousands):

		2013		2012
	Balance Sheet Location	Fair Value		Fair Value
Derivatives designated as hedging instruments		Assets	Liabilities	Assets	Liabilities
Natural gas futures	Other current assets	$67	$—	$—	$—
Natural gas futures	Accrued Liabilities	—	—	—	(1,960)

		$67	$—	$—	$(1,960)

		2013		2012
	Balance Sheet Location	Fair Value		Fair Value
Derivatives not designated as hedging instruments		Assets	Liabilities	Assets	Liabilities
Foreign exchange contracts	Other current assets	$—	$—	$65	$—

The following table summarizes the effect of derivative instruments on the consolidated statements of income for derivatives designated as accounting hedges and those that are not at December 31 (in thousands). See Note 16 for additional information about reclassifications out of Accumulated Other Comprehensive Income:

Derivatives designated as hedging instruments	Amount of Gain or (Loss) Recognized in OCI on Derivatives (Effective Portion)		Location of Gain or (Loss) Reclassified from OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from OCI into Income (Effective Portion)
	2013	2012		2013	2012
Natural gas futures	$81	$(31)	Cost of Revenues	$(1,211)	$(1,082)

	Amount of Gain or (Loss) Recognized in Income on Derivatives		Location of Gain or (Loss) Recognized in Income on Derivatives
Derivatives not designated as hedging instruments	2013	2012
Foreign exchange contracts	$(65)	$(43)	Other (Income) Expense

4. Business Combination

On March 23, 2012, Anchor Holding Inc. (“Anchor Holdings”) merged into Former EveryWare (the “Anchor Merger”). An affiliate of MCP II owned approximately 93% of the outstanding Anchor Holdings equity interests at the time of the Anchor Merger. The Anchor Merger was considered a transaction between entities under common control of Monomoy Capital Management under ASC 805, Business Combinations. As a result, the Anchor Merger did not result in a new basis of accounting and the assets and liabilities of Anchor Holdings and Oneida, an indirect wholly-owned subsidiary of Former EveryWare, were reflected at historical cost. Although Anchor Holdings was not the legal acquirer, it was treated as the acquiring entity for accounting purposes. Former EveryWare’s audited 2012 financial statements reflect the combined activity from Oneida and Anchor Holdings for the full year ended December 31, 2012.

On January 31, 2013, ROI Acquisition Corp. (“ROI”), ROI Merger Sub Corp. (“Merger Sub Corp.”), ROI Merger Sub LLC (“Merger Sub LLC”), and Former EveryWare entered into a Business Combination Agreement and Plan of Merger (the “Merger Agreement”) providing for the merger of Merger Sub Corp. with and into Former EveryWare (the “Business Combination”), with Former EveryWare surviving the merger as a wholly-owned subsidiary of ROI, immediately followed by the merger of Former EveryWare with and into Merger Sub LLC, with Merger Sub LLC surviving the merger as a wholly-owned subsidiary of ROI. On May 21, 2013, the stockholders of ROI approved the Business Combination, and the Business Combination was consummated. In connection with the closing of the Business Combination, ROI changed its name from ROI Acquisition Corp. to EveryWare Global, Inc. (“Company or EveryWare”). Former EveryWare was previously a private company.

On May 21, 2013 (the “Closing Date”), pursuant to the Merger Agreement, the Business Combination was consummated. In connection with the Business Combination, the Company redeemed 4,679,627 shares of its common stock pursuant to the terms of the Company’s second amended and restated certificate of incorporation, resulting in a total payment to redeeming stockholders of $46.7 million. In the Business Combination, the Company paid the following consideration to the former equity holders of Former EveryWare: (i) $90.0 million in aggregate cash consideration, (ii) 12,190,000 shares of the Company’s common stock and (iii) 3,500,000 additional shares which are subject to forfeiture in the event that the trading price of the Company’s common stock does not exceed certain price targets subsequent to the closing (the “Earnout Shares”).

As of the Closing Date the former equity holders of Former EveryWare owned approximately 71.2% of the outstanding common stock of the Company (including the Earnout Shares), the ROI founders and sponsors owned approximately 16.0% of the outstanding common stock of the Company, and the pre-closing ROI public stockholders owned approximately 12.8% of the outstanding common stock of the Company. ROI was incorporated under the laws of the state of Delaware in 2011 for effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination involving ROI and one or more businesses.

The number of shares of common stock of the Company issued and outstanding immediately following the consummation of the Business Combination is summarized as follows:

Number of Shares
ROI public shares outstanding prior to business combination	7,500,000
ROI founder shares	1,885,000

Total ROI shares outstanding prior to business combination	9,385,000
Less: redemption of ROI public shares	(4,679,627)

Total ROI shares outstanding immediately prior to the effective date of the business combination	4,705,373
Common shares issues as consideration to members of Former EveryWare	15,690,000
Common shares issued to sponsor of ROI	1,650,000

Total common shares outstanding at closing, May 21, 2013	22,045,373

As of the Closing Date, there were 22,045,373 shares of common stock of the Company outstanding and warrants exercisable for 5,838,334 shares of common stock were also outstanding. The 22,045,373 shares of common stock included 3,500,000 of Earnout Shares and 551,471 shares held by the sponsors of ROI, that were subject to forfeiture until certain price targets were achieved. In the event the last sale price of our common stock does not equal or exceed certain price targets subsequent to the Closing Date (as adjusted for stock splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30 trading day period on or prior to the fifth anniversary of the Closing Date, each Former EveryWare stockholder would forfeit any and all rights to a pro rata portion of the shares which were issued at the closing as part of the Earnout Shares.

	Vesting Triggered at $11.00	Vesting Triggered at $12.50	Vesting Triggered at $15.00
Former EveryWare stockholders	1,000,000	1,250,000	1,250,000
Sponsors of ROI	—	267,380	284,091

Total Earnout Shares	1,000,000	1,517,380	1,534,091

During the three months ended September 30, 2013, the vesting triggers associated with $11.00 and $12.50 share prices were achieved; therefore 2,250,000 of Earnout Shares and 267,380 of the shares held by sponsors of ROI vested.

Accounting Treatment of Business Combination

Former EveryWare is considered the acquirer of ROI for accounting purposes, and has accounted for the Business Combination as a recapitalization because it obtained effective control of ROI. There is no change in control since Former EveryWare’s operations comprises the ongoing operations of the combined entity, its senior management became the senior management of the combined entity, and its former owners own a majority voting interest in the combined entity and are able to elect a majority of the combined entity’s board of directors. Accordingly, the Business Combination does not constitute the acquisition of a business for purposes of ASC 805. As a result, the assets and liabilities of Former EveryWare and ROI are carried at historical cost and the Company has not recorded any step-up in basis or any intangible assets or goodwill as a result of the Business Combination. All direct costs of the Business Combination are offset to additional paid-in-capital. The financial statements presented herein are those of Former EveryWare for all periods prior to the Business Combination.

In the condensed consolidated financial statements, the recapitalization of the number of shares of common stock attributable to Former EveryWare stockholders is reflected retroactively to January 1, 2012. Accordingly, the number of shares of common stock presented as outstanding as of January 1, 2012, totaled 12,190,000, consisting of the number of shares of common stock issued to Former EveryWare stockholders. This number of shares was also used to calculate the Company’s earnings per share for all periods prior to the Business Combination.

The cash flows related to the Business Combination, as reported in the condensed statement of cash flow are summarized as follows (in thousands):

2012
Cash in trust at ROI	$75,173
Add: proceeds from issuance of shares	16,500
Less: redemption of ROI public shares	(46,741)
Less: payment to warrant holders	(5,838)

Net cash received from trust in the merger	$39,094

The Company used the $39.1 million of cash received from the ROI trust, together with $69.9 million of proceeds from debt incurred in connection with the Business Combination date, to fund the $90.0 million payment to Former EveryWare shareholders and pay fees and expenses of $19.0 million related to the Business Combination.

On June 18, 2013, the Company completed the acquisition of the Samuel Groves and George Wilkinson business divisions of Metalrax Housewares Limited (“Metalrax”), a U.K. housewares manufacturer and distribution company, for approximately $3.5 million. The acquisition of Metalrax significantly strengthens our United Kingdom presence and demonstrates our execution of our international growth strategy by enhancing our product portfolio and adding local manufacturing capabilities.

The Metalrax acquisition was accounted for by the acquisition method of accounting. Under acquisition accounting, the total purchase price has been allocated to the tangible and intangible assets and liabilities of Metalrax based upon their respective fair values. Our preliminary valuations for the property, plant and equipment, inventory, and intangible assets were performed at the date of acquisition. Subsequent to the date of acquisition, we engaged a third party to perform a formal valuation of the intangible assets. As a result, it was determined that we had entered into a bargain purchase transaction, in which the fair value of the acquired assets exceeded the consideration transferred. Therefore, during the third quarter of 2013, we recorded a gain on the bargain purchase of the Metalrax business in the amount of approximately $1.2 million. The operating results of Metalrax have been included in our consolidated financial statements since the date of acquisition. This acquisition was deemed to be immaterial to our consolidated financial statements; therefore, we have not prepared pro-forma financial information to reflect the impact of this acquisition.

On September 16, 2013, Universal entered into a joint venture agreement with BT Partners, a Brazilian sociedade limitada, through a newly organized Brazilian limited liability company EveryWare Global Brasil Distribuidora, Ltda (“EveryWare Brasil”). This agreement allows EveryWare Brasil to focus on distributing Universal products within the Brazilian tabletop market. At the date of the joint venture, we held 60% ownership and BT Partners held 40% ownership in EveryWare Brasil, which we deemed a voting interest entity. As a result, we consolidate the joint venture in our consolidated financial statements according to the voting model. The Company accounts for this transaction as a non-controlling interest.

5. Restructuring Activities

During 2012, we closed our Niagara Falls, Canada, distribution center and moved its inventory to a third-party warehouse. Costs, including the early termination of the lease and severances, of approximately $0.8 million were recorded as restructuring expense within the consolidated statement of operations for the year ended December 31, 2012. In addition, during 2012, a change in the estimate of unoccupied area in the Savannah, Georgia, distribution center that did not provide future economic benefit was determined. This change in estimate resulted in a reduction of approximately $0.2 million to the previous accrual. For the year ended December 31, 2013, restructuring expenses included $0.5 million of employee related costs associated with closing our Canadian offices and warehouse and severance costs related to the acquisition of Metalrax, which was partially offset by a change in estimate of $0.2 million for unused space in the Savannah, Georgia, distribution center. The total amount of restructuring charges for the years ended December 31, 2013 and 2012, were approximately $0.3 million and $0.6 million, respectively.

A summary of the restructuring liability included in accrued liabilities within our consolidated balance sheet for the years ended December 31 is as follows (in thousands):

	2013				2012
	Unoccupied Space	Facility Closing Costs	Metalrax Employee Costs	Total	Unoccupied Space	Facility Closing Costs	Total
Balance – Beginning of the year	$176	$251	$—	$427	$—	$792	$792
Provisions	(164)	241	213	290	612	—	612
Utilizations	(12)	(411)	(213)	(636)	(436)	(541)	(977)
Currency	—	—	—	—	—	—	—

Balance – End of the year	$—	$81	$—	$81	$176	$251	$427

6. Inventories

Inventories consisted of the following as of December 31 (in thousands):

	2013	2012
Raw materials	$4,669	$4,076
Work in process	21,341	21,376
Finished goods and in-transit	104,664	87,814

Total	130,674	113,266
Less reserves	(4,201)	(5,287)

	$126,473	$107,979

7. Property, Plant and Equipment

Property, plant and equipment by major classification as of December 31 (in thousands):

	2013	2012
Land and buildings	$1,605	$1,510
Machinery and equipment	86,559	70,972
Assets under capital lease	888	1,686
Construction in process	5,877	3,368

Total	94,929	77,536
Less accumulated depreciation	(40,023)	(28,200)

	$54,906	$49,336

Depreciation expense was approximately $12.1 million and $10.3 million for the years ended December 31, 2013 and 2012, respectively.

We review long-lived assets for recoverability whenever events or changes in circumstances indicate that carrying amounts of an asset group may not be recoverable. Our asset groups are established by determining the lowest level of cash flows available. If the estimated undiscounted cash flows are less than the carrying amounts of such assets, we recognize an impairment loss in an amount necessary to write-down the assets to fair value as estimated from expected future discounted cash flows. Estimating the fair value of these assets is judgmental in nature and involves the use of significant estimates and assumptions. We base our fair value estimates on assumptions we believe to be reasonable, but that are inherently uncertain. For the years ended December 31, 2013 and 2012, no impairment charges were recorded.

8. Goodwill and Intangible Assets

Our goodwill and intangible assets as of December 31 were comprised of the following (in thousands):

	December 31, 2013
	Weighted- Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Goodwill	Indefinite	$8,559	$—	$8,559
Other intangible assets:
Oneida/Viners/Metalrax trademark/tradenames	Indefinite	$21,948	$—	$21,948
Other trademarks/tradenames	9.2 years	1,856	(422)	1,434
Tradename licenses	7.5 years	21,985	(6,695)	15,290
Customer relationships	13.1 years	12,229	(2,059)	10,170
Technology	14 years	126	(55)	71

		$58,144	$(9,231)	$48,913

	December 31, 2012
	Weighted- Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Goodwill	Indefinite	$8,559	$—	$8,559
Other intangible assets:
Oneida and Viners trademark/tradenames	Indefinite	$21,595	$—	$21,595
Other trademarks/tradenames	10 years	1,662	(194)	1,468
Tradename licenses	7.5 years	21,985	(3,736)	18,249
Customer relationships	13 years	12,229	(1,121)	11,108
Technology	14 years	126	(46)	80

		$57,597	$(5,097)	$52,500

The changes in trademarks with indefinite lives are attributable to foreign currency exchange rates used to translate the financial statements of foreign subsidiaries and approximately $0.3 million relating to our Metalrax acquisition. The changes in the gross carrying value of our other trademark / tradenames are attributable to our Bon Chef patent of $0.2 million and foreign currency exchange rates used to translate the financial statements of foreign subsidiaries.

The aggregate intangible asset amortization expense was approximately $4.1 million and $4.3 million for the fiscal years ended December 31, 2013 and 2012, respectively.

The estimated intangible asset amortization expense for the five succeeding fiscal years ending after December 31, 2013, is as follows (in thousands):

2014	$4,200
2015	3,756
2016	3,756
2017	3,756
2018	3,756
Thereafter	7,741

Total	$26,965

The changes in the carrying amounts of goodwill for the years ended December 31 are as follows (in thousands):

	Consumer	Foodservice	International	Total
Balance – 2012	$3,110	$4,796	$653	$8,559

Additional acquisitions recorded	—	—	—	—
Currency translation adjustment	—	—	—	—

Balance – 2013	$3,110	$4,796	$653	$8,559

9. Accrued and Other Liabilities

Accrued and other liabilities consisted of the following as of December 31 (in thousands):

	2013	2012
Compensation and benefits	$15,220	$17,278
Legal and professional fees	426	1,994
Environmental liabilities	1,117	1,984
Rebates and allowances	4,155	2,476
Customer bill-backs	749	651
Other non-income taxes	1,710	2,407
Interest payable	501	86
Other	4,165	4,253

	$28,043	$31,129

10. Commitments and Contingencies

Leases – The Company leases numerous retail outlet stores, warehouses, and office facilities. Lease expense charged to operations was approximately $10.2 million and $10.0 million for the reporting periods ended December 31, 2013 and 2012, respectively. All leases are recognized on a straight-line basis over the minimum lease term. Future minimum payments for all non-cancelable operating leases having a remaining term in excess of one year at December 31, 2013, are as follows (in thousands):

Year Ending December 31,
2014	$6,731
2015	4,680
2016	4,098
2017	3,805
2018	3,499
Thereafter	28,587

Total	$51,400

Under the provisions of some leases, the Company pays taxes, maintenance, insurance and other operating expenses related to leased premises. These amounts are not included in the minimum lease payments above.

Litigation – We are involved in various routine legal proceedings incidental to the operation of its business. We do not believe that it is reasonably possible that any ongoing or pending litigation will have a material effect on the future financial position, net income, or cash flows of the Company. Notwithstanding the foregoing, legal proceedings involve an element of uncertainty. Future developments could cause these legal proceedings to have a material adverse effect on the Company’s future financial statements.

The Company’s Buffalo China, Inc. subsidiary (“Buffalo China”) entered into a Brownfield Program clean up agreement in 2008 with the New York State Department of Environmental Conservation for the former Buffalo China manufacturing facility in Buffalo, New York. Buffalo China retained liability for the clean-up when it sold the facility to the Niagara Ceramics Corporation. In December 2012, the Company received the Certificate of Completion from New York State Department of Environmental Conservation. An accrual of approximately $0.5 million representing testing and other final site monitoring costs was reflected in accrued liabilities at December 31, 2013.

In June 2006, the Phase I and II studies of the Company’s Oneida Knife Plant facility located in Oneida, New York, prepared in connection with the sale of that facility, discovered a reportable event relative to the presence of asbestos, ancient petroleum and volatile organic compounds contamination. The Company entered into a Brownfield Program agreement with the New York State Department of Environmental Conservation regarding the cleanup of this facility. A site remediation and cost plan has been developed and is being finalized. An accrual of approximately $0.6 million representing an update to the estimate, less any costs paid in connection with remediation services, was reflected in accrued liabilities at December 31, 2013.

We are party to collective bargaining agreements for most of our manufacturing and distribution employees. On March 9, 2013, the company signed a five-year collective bargaining agreement with the United Steelworkers covering our Monaca, Pennsylvania, manufacturing plant. This agreement covers the period from March 9, 2013, through September 30, 2017. On October 1, 2013, the Company signed a three-year collective bargaining agreement with the United Steelworkers covering our Lancaster, Ohio, manufacturing and distribution facilities. This agreement covers the period from October 1, 2013, through September 30, 2016. On October 16, 2013, the Company signed a three-year collective bargaining agreement with the United Steelworkers covering our Lancaster, Ohio, mold makers. This agreement covers the period from October 16, 2013 through September 30, 2016.

11. Debt

The following table is a summary of our debt outstanding as of December 31 (in thousands):

Short-Term Debt Instrument	Interest Rate	Maturity Date	2013	2012
U.K. short term borrowing	Variable	Annual renewal	$7,802	$1,248

Long-Term Debt Instrument	Interest Rate	Maturity Date	2013	2012
Term Loan	Variable	May 21, 2020	$248,750	$—
ABL Facility	Variable	May 21, 2018	15,635	—
Old Term Loan	Variable	Refinanced on May 21, 2013	—	145,000
Old ABL Facility	Variable	Refinanced on May 21, 2013	—	35,175
Note payable – PBGC	4.50%	December 31, 2015	900	1,200
Capitalized leases	Various Fixed		171	466

Total Long-Term Debt			265,456	181,841
Less: Current Portion			(2,972)	(10,774)

Long-Term Debt			$262,484	$171,067

Future maturities of debt as of December 31, 2013 are as follows (in thousands):

2014	$2,972
2015	10,602
2016	2,800
2017	2,500
2018	2,500
Thereafter	251,884

Total	$273,258

Term Loan Credit Agreement

The Term Loan facility completed on May 21, 2013, refinanced the $150.0 million term loan facility (the “Old Term Loan”) and was syndicated by Deutsche Bank AG as administrative agent for the syndicated lenders. The principal amount of the Term Loan is $250.0 million and it has a maturity date of May 21, 2020. The Term Loan is guaranteed by Universal and its domestic subsidiaries. The Term Loan is secured on first-priority basis by the assets of Universal and its domestic subsidiaries, other than with respect to the assets securing the ABL facility, which secure the Term Loan facility on a second-priority basis. Principal amortization is payable in consecutive quarterly installments beginning September 30, 2013, in the amount of 0.25% of the amount of the Term Loan outstanding on the Term Loan Closing Date until maturity. The Company is also obligated to make mandatory prepayments upon the occurrence of certain events, including additional debt issuances, common and preferred stock issuances, certain asset sales, and excess cash flow generation. The Term Loan agreement permits the Company to raise one or more incremental term loan facilities in an aggregate amount of up to $50.0 million if the consolidated first lien net leverage ratio, after giving effect to such incremental term loan facility, does not exceed 3.50:1.00, subject to certain other limitations and conditions.

At the Company’s option, borrowings under the Term Loan bear interest at either: (i) Eurodollar Rate or (ii) the Base Rate (which means for any day, a rate per annum equal to the greatest of: (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, and (c) the Eurodollar Rate for a one month interest period plus 1.00%; provided that the Base Rate will be deemed to be no less than 2.25%). The Term Loan has a Eurodollar Rate floor of 1.25%. For Eurodollar Rate and Base Rate borrowings, the applicable interest rate margin is a fixed 6.25% and 5.25%, respectively. In connection with the refinancing of the Term Loan, the Company capitalized deferred financing fees of $8.6 million and wrote off $6.2 million associated with the refinanced Old Term Loan. As of December 31, 2013, approximately $7.9 million in deferred fees relating to our term loan were being amortized over the remaining life of the agreement.

Asset-Based Revolving Credit Facility

The second amendment to our ABL revolving credit facility completed on May 21, 2013, (the “ABL Facility”) provides borrowings for general corporate purposes having a maximum initial commitment of $50.0 million and a $20.0 million sub-limit for letters of credit and a swing line sub-limit equal to the greater of $5.0 million or 10% of the maximum credit. The facility matures on May 21, 2018. The Company may request an increase in the commitment under the ABL Facility up to an additional $25.0 million in the aggregate, at the discretion of the lenders and subject to borrowing base limitations under the ABL Facility. On October 28, 2013, the Company was granted an increase of the maximum commitment under the ABL Facility by $5.0 million to a total of $55.0 million. Availability under the ABL Facility is subject to an asset borrowing formula based on eligible accounts receivable and inventory. At December 31, 2013, the Company had excess availability under the ABL Facility of $29.9 million to be drawn upon as needed (which includes a reduction of $9.5 million for outstanding standby letters of credit) with a blended interest rate of 2.24%. The ABL Facility is guaranteed by Universal and its domestic subsidiaries. The ABL Facility is secured on a first-priority basis by certain current assets, such as accounts receivable, inventory, cash, securities, deposit accounts and securities accounts.

Borrowings under the ABL Facility bear interest at either: (i) LIBO Rate or (ii) the Base Rate (which means for any day, a rate per annum equal to the greater of: (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, and (c) the LIBO Rate plus 1.00%). In addition, the facilities have applicable interest rate margins. For LIBO Rate and Base Rate borrowings, the margin is determined according to an availability matrix. The margin at December 31, 2013, was 2.00% and 1.00% for LIBO and Base Rate, respectively. In connection with amending the Old ABL Facility, the Company capitalized deferred financing fees of $0.2 million and wrote off $0.3 million. As of December 31, 2013, approximately $1.2 million in deferred fees relating to the ABL Facility were being amortized over the remaining life of the agreement.

Terms, Covenants and Compliance Status

The ABL Facility and Term Loan each contain customary operating and financial conditions and covenants, including but not limited to restrictions on additional indebtedness, mergers and acquisitions, liens, investments, issuances of capital stock and dividends. In addition, the Term Loan requires that a maximum leverage ratio and minimum interest coverage ratio be maintained. The ABL Facility requires that a certain minimum fixed charge coverage ratio be maintained if adjusted availability (as defined under the agreement) is below 12.5% of the Maximum Revolver Amount, or $6.9 million, at December 31, 2013. At December 31, 2013, the fixed charge coverage ratio covenant under the ABL Facility was not operative as availability was greater than $6.9 million. Failure to satisfy any of the covenants could result in an event of default that could result in an inability to access the funds necessary to fund the Company’s operations. We were in compliance with all legal and financial covenants at December 31, 2013.

Prior Credit Facilities

On March 23, 2012, in connection with the Anchor Merger, Universal refinanced substantially all of the existing long term debt obligations of Anchor Hocking and Oneida into a new $150.0 million term loan facility (the “Old Term Loan”) and amended and restated the ABL revolving credit facility (the “Old ABL facility”) which had a maximum availability of $85.0 million. We repaid the Old ABL Facility and the Old Term Loan on May 21, 2013, in connection with the Business Combination.

In September 2011, Anchor executed a term note in the amount of $45.0 million. Repayment terms commenced on the first quarter ended December 31, 2011, and for the subsequent three quarters Anchor was required to make payments of 75% of excess cash flow, or if the leverage ratio was less than 2.5x, 50% of excess cash flow. At December 31, 2011, the outstanding balance on the term note was $40.0 million. This term note was refinanced on March 23, 2012, in connection with the Anchor Merger.

In November 2011, in connection with its acquisition by Universal, Oneida entered into a third amendment to its existing asset based credit facility, providing for a facility with maximum availability of $50.0 million (and an option to increase such facility to $60.0 million in the aggregate upon written request to the agent), and refinanced its existing term loan facility by executing a Term Loan and Security Agreement (related party term loan) with MCP II for loans in the amount of $52.5 million. The principal balance of the loan was to be paid in graduated quarterly amounts, starting at 1.25% of the principal amount for each quarter in 2012, and increasing annually in 2013 and 2014 to 1.875% and 2.5%, respectively, of such principal amount per quarter. The related party term loan was refinanced on March 23, 2012.

We accounted for the refinancing as an extinguishment of debt and wrote off $4.9 million of previous deferred financing fees, which are included in interest expense within the consolidated statement of operations for the year ended December 31, 2012. In addition, we incurred payoff penalties of $2.0 million related to the pre-payment of previous Anchor Hocking loans, which are included in other expense within the consolidated statement of operations for the year ended December 31, 2012.

PBGC Promissory Note

On September 15, 2006, Oneida issued a $3.0 million promissory note to the Pension Benefit Guaranty Corporation payable in equal installments annually over 10 years. As of December 31, 2013, approximately $0.9 million was outstanding on the promissory note. Interest with respect to the promissory note is paid annually at a rate of 4.5%. The promissory note matures on December 31, 2015.

U.K. Short Term Borrowing

We maintain a borrowing facility to support working capital requirements at our U.K. subsidiary operations. Subsequent to September 30, 2013, we refinanced the existing Barclays Bank Sterling-denominated borrowing facility with Burdale Bank, an affiliate of our U.S. lender Wells Fargo. The new borrowing facility has a £7.0 million maximum collateral commitment based on eligible inventory and accounts receivable at our U.K. subsidiary. The Burdale Bank facility matures on October 15, 2015.

12. Income Taxes

The Company accounts for taxes under the liability method of computing deferred income taxes. Under the liability method, deferred income taxes are based on the tax effect of temporary differences between the financial statement and tax basis of assets and liabilities and are adjusted for tax rate changes as they occur. Deferred tax assets are reduced by valuation allowances to the extent their realization is uncertain.

The computed provisions (benefits) for income taxes were based on the following U.S. and non-U.S. components of income (loss) before income taxes for the years ended December 31 (in thousands):

	2013	2012
United States loss	$(10,945)	$(3,455)
Non-U.S. loss	(3,931)	(1,087)

Total	$(14,876)	$(4,542)

The provision (benefit) for income taxes for the years ended December 31 is as follows (in thousands):

	2013	2012
Current:
U.S. Federal	$(292)	$(492)
Foreign	71	198
State	78	(30)
Deferred:
U.S. Federal and State	2,685	(225)
Foreign	—	(36)

Total income tax provision (benefit)	$2,542	$(585)

A reconciliation of income taxes computed at the statutory rates to the reported income tax provision (benefit) for the years ended December 31 is as follows (in thousands):

	2013	2012
Statutory U.S. Federal tax (benefit) provision	$(5,058)	$(1,590)
Difference due to:
Foreign taxes (foreign valuation allowance)	1,407	185
Permanent Differences	(1,169)	(1,199)
U.S. state and local income taxes	(791)	48
Change in reserve for uncertain tax provisions	(421)	(329)
Increase in U.S. valuation allowance, net	8,379	17,353
Decrease in foreign valuation allowance, net	—	(14,636)
Refundable credits	—	(145)
Other	195	(272)

Income tax provision (benefit)	$2,542	$(585)

A summary of deferred income tax assets and liabilities as of December 31 is as follows (in thousands):

	2013	2012
Deferred income tax assets:
Post Retirement	$94	$336
Employee Benefits	10,077	11,720
Inventory	6,711	4,750
Accounts receivable	1,657	3,404
Fixed asset basis difference	4,122	5,875
Net operating loss carryforward	22,771	13,229
Goodwill	—	435
Natural gas hedge	—	759
Other	3,273	3,672

Total deferred income tax asset	$48,705	$44,180

Deferred income tax liabilities:
Other indefinite lived intangibles	$(8,635)	$(8,635)
Natural gas hedge	(25)	—
Goodwill	(1,184)	—
Other definite lived intangibles	(10,658)	(12,298)

Total deferred income tax liability	$(20,502)	$(20,933)
Net deferred income tax asset before valuation allowance	$28,203	$23,247
Valuation allowance	(17,683)	(9,303)

Net deferred income tax asset	$10,520	$13,944

Current deferred income tax asset, net	5,622	6,689
Noncurrent deferred income tax asset, net	14,717	15,890
Noncurrent deferred income tax (liability)	(9,819)	(8,635)

Net deferred income tax asset	$10,520	$13,944

As a result of the 2012 Anchor Merger, Anchor Hocking and Oneida (with the Company as parent) formed a new U.S. tax group. Prior to the Merger, Anchor fully recognized its net deferred tax assets while Oneida provided a full valuation allowance against its net deferred tax assets in the U.S. and certain foreign jurisdictions. In the U.S., the Company has recorded a deferred tax liability related to indefinite-lived intangibles which is not considered when assessing the amount of valuation allowance needed.

Due to the availability of positive evidence provided by the formation of the new U.S. tax group, management must consider whether it is more-likely-than-not that some portion or all of the combined deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. For the year ended December 31, 2013, management considered the projected future taxable income of the combined U.S. tax group in making a year-end assessment and concluded that an additional $8.4 million of valuation allowance against the U.S. net deferred tax assets was needed while an incremental $2.7 million was needed as of December 31, 2012. The Company continues to record a full valuation allowance against the net deferred tax assets of the United Kingdom and other foreign jurisdictions, except Canada, where the net deferred tax asset is fully realized. We intend to maintain these allowances until it is more-likely-than-not that those deferred income tax assets will be realized.

In connection with the Business Combination, the Company underwent a change in ownership within the definition of Internal Revenue Code Sec. 382 (“Sec. 382”). As a result, U.S. consolidated tax losses incurred prior to the change date are subject to an annual limit against future use under Sec. 382. In connection with the

Anchor Merger, the Company underwent a change in ownership within the definition of Sec. 382 with regard to our Oneida sub-group. Existing tax losses carried forward at that time are subject to a separate limitation for future use under Sec. 382. As a result of that ownership change, in 2012 the Company estimated that an additional $17.4 million of its Oneida sub-group net operating loss (“NOL”) carry-forward is no longer utilizable. A full valuation allowance was released against the amount of tax loss carry-forward extinguished. The tax NOL carry-forward will begin to expire in 2022.

As of December 31, 2013, cash of approximately $1.6 million was held by foreign subsidiaries. If we were to repatriate any portion of these funds back to the U.S., we would need to accrue and pay the appropriate withholding and income taxes on amounts repatriated. We do not intend to repatriate funds held by our foreign affiliates, but intend to use the cash to fund the growth of our foreign operations. As of December 31, 2013, undistributed earnings from our foreign affiliates were approximately $3.4 million. We do not intend to repatriate these funds and consider these funds to be permanently reinvested in accordance with ASC 740-30. Deferred taxes have not been provided on these unremitted earnings as determination of the liability is not practical because the liability would be dependent on circumstances existing if and when remittance occurs.

We operate in multiple jurisdictions and are routinely under audit by federal, state, and international tax authorities. Exposures exist related to various filing positions which may require an extended period of time to resolve and may result in income tax adjustments by the taxing authorities. Reserves for these potential exposures have been established which represent management’s best estimate of the probable adjustments. On a quarterly basis, management evaluates the reserve amounts in light of any additional information and adjusts the reserve balances as necessary to reflect the best estimate of the probable outcomes. However, actual results may differ from these estimates. The resolution of these matters in a particular future period could have an impact on our consolidated statement of operations and provision for income taxes.

We file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With limited exceptions, we are no longer subject to state and local, or non-U.S., income tax examinations by tax authorities for tax years before 2006. For the U.S. federal jurisdiction, all tax years through 2008 have been examined and closed.

A reconciliation of the beginning and ending amount of unrecognized tax benefits (including interest and penalties) at December 31 is as follows (in thousands):

	2013	2012
Balance – Beginning of the year	$871	$1,184
Increases for tax positions related to current year	54	97
Increases for tax positions of prior year	5	—
Decreases for expiring statute of limitations	(33)	(116)
Decreases for tax positions resolved	(424)	(294)
Change in interest	(19)	—

Balance – End of the year	$454	$871

The total amount of the uncertain tax position recorded inclusive of $0.1 million of interest, would affect the effective tax rate if we were to recognize the tax benefit. We recognize interest accrued and penalties related to unrecognized tax benefits within the provision for income taxes. We are not anticipating any material increase or decrease to the accrual over the next twelve months.

Significant judgment is required in evaluating our tax positions and determining the provision for income taxes. During the ordinary course of business, there are transactions and calculations as to which the ultimate tax determination is uncertain. The reserves established are based on estimates of whether, and the extent to which, additional taxes, penalties and interest will be due. These reserves are adjusted in light of changing facts and circumstances, such as the closing of a tax audit and the expiration of a statute of limitation.

13. Employee Benefit Plans

Pension Benefit Plans – We sponsor various qualified and non-qualified pension plans in the United States and United Kingdom which cover all eligible employees, as defined. Our qualified pension liability relates to two defined benefit plans: one covering the former salaried and union employees of Buffalo China, which are frozen, and a defined benefit plan covering employees in the U.K. Our non-qualified pension plan liability relates to two unfunded plans designed to provide additional retirement benefits to former executives of Oneida; the Supplemental Executive Retirement Plan and the Restoration Plan. Our policy is to make annual contributions to the plans to fund the normal cost as required by local regulations. We expect to contribute approximately $2.0 million to our pension plans in 2014.

The components of net periodic benefit cost for the years ended December 31 are as follows (in thousands):

	Pension Benefits – Qualified Plans				Pension Benefits – Non-qualified Plans
	U.S. Plans		Non-U.S. Plans
	2013	2012	2013	2012	2013	2012
Service cost	$—	$—	$13	$16	$—	$—
Interest cost	1,083	1,116	221	237	404	433
Expected return on plan assets	(1,353)	(1,250)	(354)	(335)	—	—

Net periodic benefit cost	(270)	(134)	(120)	(82)	404	433

Net benefit cost	$(270)	$(134)	$(120)	$(82)	$404	$433

The change in benefit obligation, plan assets and funded status as of December 31 consisted of the following (in thousands):

	Pension Benefits – Qualified Plans				Pension Benefits – Non-qualified Plans
	U.S. Plans		Non-U.S. Plans
	2013	2012	2013	2012	2013	2012
Change in benefit obligation:
Benefit obligation – Beginning of year	$26,005	$24,242	$5,514	$5,047	$9,880	$9,572
Service cost	—	—	13	16	—	—
Interest cost	1,083	1,116	221	237	404	433
Participant contributions	—	—	2	2	—	—
Benefits paid	(951)	(932)	(230)	(279)	(771)	(771)
Actuarial (gain) loss	(2,308)	1,579	(1,061)	258	(458)	646
Exchange rate changes	—	—	44	233	—	—

Benefit obligation at end of year	23,829	26,005	4,503	5,514	9,055	9,880
Change in plan assets:
Fair value of plan assets – Beginning of year	17,243	15,970	4,620	4,100	—	—
Actual return on plan assets	3,009	1,675	608	400	—	—
Employer contributions	628	530	196	204	—	—
Participant contributions	—	—	2	2	—	—
Benefits paid	(951)	(932)	(230)	(279)	—	—
Exchange rate changes	—	—	121	193	—	—

Fair value of plan assets at end of year	19,929	17,243	5,317	4,620	—	—

Funded status	$(3,900)	$(8,762)	$814	$(894)	$(9,055)	$(9,880)

Amounts recognized in the consolidated balance sheets at December 31 consist of (in thousands):

	Pension Benefits – Qualified Plans				Pension Benefits – Non-qualified Plans
	U.S. Plans		Non-U.S. Plans
	2013	2012	2013	2012	2013	2012
Accrued pension	$993	$873	$238	$186	$770	$764
Pension and Other Post-retirement benefits	2,907	7,889	(1,052)	708	—	—
Other long-term liabilities	—	—	—	—	8,285	9,116

Net amount recognized	$3,900	$8,762	$(814)	$894	$9,055	$9,880

Amounts Recognized in Accumulated Other Comprehensive Income (Loss) – Pre-tax amounts recognized in accumulated other comprehensive income (loss) at December 31 are as follows (in thousands):

	Pension Benefits – Qualified Plans				Pension Benefits – Non-qualified Plans
	U.S. Plans		Non-U.S. Plans
	2013	2012	2013	2012	2013	2012
Net actuarial gain (loss)	$1,940	$(2,026)	$1,007	$(341)	$(277)	$(735)

Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income (Loss) – Pre-tax amounts recognized as other changes in plan assets and benefit obligations in other comprehensive income at December 31 are as follows (in thousands):

	Pension Benefits – Qualified Plans				Pension Benefits – Non-qualified Plans
	U.S. Plans		Non-U.S. Plans
	2013	2012	2013	2012	2013	2012
Actuarial gain (loss)	$3,966	$(1,149)	$1,348	$(212)	$458	$(646)

Total recognized in other comprehensive income (loss)	$3,966	$(1,149)	$1,348	$(212)	$458	$(646)

There is no estimated actuarial gain for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year.

Weighted-average assumptions used to determine benefit obligations at December 31 are as follows:

	Pension Benefits – Qualified Plans				Pension Benefits – Non-qualified Plans
	U.S. Plans		Non-U.S. Plans
	2013	2012	2013	2012	2013	2012
Discount rate	4.95%	4.25%	4.90%	4.70%	4.95%	4.25%

Weighted-average assumptions used to determine net periodic benefit cost at December 31 are as follows:

	Pension Benefits – Qualified Plans				Pension Benefits – Non-qualified Plans
	U.S. Plans		Non-U.S. Plans
	2013	2012	2013	2012	2013	2012
Discount rate	4.25%	4.70%	4.25%	4.70%	4.25%	4.70%
Rate of salary increase	N/A	N/A	4.45%	4.45%	N/A	N/A
Expected return on plan assets	8.00%	8.00%	8.00%	8.00%	N/A	N/A

The rate of return assumptions are based on projected long-term market returns for the various asset classes in which the plans are invested, weighted by the target asset allocations. An incremental amount for active plan asset management and diversification, where appropriate, is included in the rate of return assumption. Our pension plan investment strategy is reviewed annually.

We employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The investment portfolio contains a diversified blend of equity, balanced, fixed income and real estate investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, as well as growth, value, and small and large capitalizations. Other assets such as real estate are used judiciously to enhance long-term returns while improving portfolio diversification. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.

Our current investment allocation target for our pension plans for 2013 and our weighted-average asset allocations of our pension assets for the years ended December 31, by asset category, are as follows:

	Target Allocation				Actual Allocation
	U.S. Plans		Non-U.S. Plans		U.S. Plans		Non-U.S. Plans
	2013	2012	2013	2012	2013	2012	2013	2012
Equity securities	40%-80%	40%-80%	55%	55%	73%	67%	67%	63%
Debt securities	20%-60%	20%-60%	27%	27%	26%	32%	13%	19%
Real estate	0%	0%	18%	18%	0%	0%	14%	13%
Money market funds	0%-5%	0%-5%	0%	0%	1%	1%	6%	5%

					100%	100%	100%	100%

The fair values of our pension plan assets by asset category and by level as described in Note 2 for the years ended December 31, 2013 and 2012 are as follows (in thousands):

	December 31, 2013
	U.S. Plans				Non-U.S. Plans
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Equities	$14,422	$14,422	$—	$—	$3,546	$—	$3,546	$—
Fixed income securities	5,238	4,023	1,215	—	675	—	675	—
Real Estate	—	—	—	—	760	—	760	—
Money market funds	269	—	269	—	336	—	336	—

Total pension fund assets	$19,929	$18,445	$1,484	$—	$5,317	$—	$5,317	$—

	December 31, 2012
	U.S. Plans				Non-U.S. Plans
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Equities	$11,489	$11,489	$—	$—	$2,901	$—	$2,901	$—
Fixed income securities	5,473	2,707	2,766	—	878	—	878	—
Real Estate	—	—	—	—	610	—	610	—
Money market funds	281	—	281	—	231	—	231	—

Total pension fund assets	$17,243	$14,196	$3,047	$—	$4,620	$—	$4,620	$—

The following table summarizes our expected future benefit payments of our pension benefit plans (in thousands):

	Pension Benefits
Year	U.S. Plans	Non-U.S. Plans	Non-qualified Plans	Total
2014	$993	$238	$770	$2,001
2015	$1,010	$230	$771	$2,011
2016	$1,040	$228	$771	$2,039
2017	$1,134	$232	$771	$2,137
2018	$1,175	$414	$771	$2,360
2019 to 2023	$7,138	$1,722	$3,824	$12,684

Other Post-Retirement Benefit Plans – We sponsor various other post-retirement benefit plans of our Anchor Hocking and Oneida subsidiaries which provide certain healthcare and life insurance benefits. Based on the size and nature of the liability we have elected to perform an ASC 715-60 calculation of the post-retirement health benefits for our Oneida Canada (non-U.S. Plan) on a biennial basis, therefore the liability for 2013 is based on the calculation done for December 31, 2012, and will be re-valued in 2014. Our policy is to make annual contributions to the plans to fund the normal cost as required by local regulations.

The components of net periodic benefit cost for the years ended December 31 are as follows (in thousands):

	Other Post-retirement Benefit Plans
	U.S. Plans		Non-U.S. Plans
	2013	2012	2013	2012
Service cost	$30	$28	$—	$—
Interest cost	18	20	—	14
Recognized actuarial (gain) loss	(28)	(31)	—	10

Net periodic benefit cost	20	17	—	24

Net benefit cost	$20	$17	$—	$24

The change in benefit obligation, plan assets and funded status as of December 31 consisted of the following (in thousands):

	Other Post-retirement Benefit Plans
	U.S. Plans		Non-U.S. Plans
	2013	2012	2013	2012
Change in benefit obligation:
Benefit obligation – Beginning of year	$595	$549	$326	$193
Service cost	30	28	—	—
Interest cost	18	20	—	14
Participant contributions	—	—	—	—
Benefits paid	(9)	—	—	(31)
Actuarial (gain) loss	(47)	(2)	—	142
Exchange rate changes	—	—	(22)	8

Benefit obligation at end of year	587	595	304	326

Funded status	$(587)	$(595)	$(304)	$(326)

Amounts recognized in the consolidated balance sheets at December 31 consist of (in thousands):

	Other Post-retirement Benefit Plans
	U.S. Plans		Non-U.S. Plans
	2013	2012	2013	2012
Pension and Other Post-retirement benefits	$587	$595	$304	$326

Net amount recognized	$587	$595	$304	$326

Amounts Recognized in Accumulated Other Comprehensive Income (Loss) – Pre-tax amounts recognized in accumulated other comprehensive income (loss) at December 31 are as follows (in thousands):

	Other Post-retirement Benefit Plans
	U.S. Plans		Non-U.S. Plans
	2013	2012	2013	2012
Net actuarial gain (loss)	$200	$181	$(113)	$(113)

	$200	$181	$(113)	$(113)

Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income (Loss) – Pre-tax amounts recognized as other changes in plan assets and benefit obligations in other comprehensive income at December 31 are as follows (in thousands):

	Other Post-retirement Benefit Plans
	U.S. Plans		Non-U.S. Plans
	2013	2012	2013	2012
Actuarial gain (loss)	$19	$(29)	$—	$(98)

Total recognized in other comprehensive income (loss)	$19	$(29)	$—	$(98)

There is no estimated actuarial gain for the other post-retirement benefit plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year.

Weighted-average assumptions used to determine benefit obligations at December 31 are as follows:

	Other Post-retirement Benefit Plans
	U.S. Plans		Non-U.S. Plans
	2013	2012	2013	2012
Discount rate	3.90%	3.00%	3.75%	3.75%

Weighted-average assumptions used to determine net periodic benefit cost at December 31 are as follows:

	Other Post-retirement Benefit Plans
	U.S. Plans		Non-U.S. Plans
	2013	2012	2013	2012
Discount rate	3.00%	3.70%	3.75%	4.70%
Rate of salary increase	N/A	N/A	N/A	N/A
Expected return on plan assets	N/A	N/A	N/A	N/A

Health Care Cost Trend Rates – The health care cost trend rates represent the annual rates of change in the cost of health care benefits based on estimates of health care inflation, changes in health care utilization or delivery patterns, technological advances, and changes in the health status of the plan participants. For measurement purposes, we did not assume an annual rate of increase in the per capita cost of covered health care benefits for 2013 and 2012, respectively. A one percent increase or decrease in the health care cost trend rate would not have a material impact upon our other post-retirement benefit expense.

The following table summarizes our expected future benefit payments of our other post-retirement benefit plans (in thousands):

	Other Post-retirement Benefit Plans
Year	U.S. Plans	Non-U.S. Plans	Total
2014	$38	$28	$66
2015	$42	$27	$69
2016	$49	$25	$74
2017	$68	$24	$92
2018	$63	$23	$86
2019 to 2023	$272	$99	$371

Defined Contribution Plans – We sponsor various defined contribution and 401(k) employee savings plans covering all eligible employees, as defined. Eligible employees can contribute on a pre-tax basis to the plan. In accordance with the terms of the 401(k) plans, we elect to match a certain percentage of the participants’ contributions to the plans, as defined. We made matching contributions of approximately $0.7 million and $0.5 million for the years ended December 31, 2013 and 2012, respectively.

Anchor Hocking has collective bargaining agreements at our Lancaster, Ohio, and Monaca, Pennsylvania facilities. For Anchor’s bargaining unit employees at the Monaca facility, the collective bargaining agreement specifies a non-elective contribution of 1% of defined compensation for 2012. For Anchor’s bargaining unit employees at the Lancaster facility, there is an additional 401(k) plan (the “USW Industry 401(k) Plan”). The collective bargaining agreement specifies a non-elective contribution of 1% of defined compensation for 2010 contributed to the USW Industry 401(k) Plan. Contributions related to these agreements for the years ended December 31, 2013 and 2012, were $0.9 million and $1.0 million, respectively.

In addition the non-elective base contributions, we provide a variable contribution for collective bargaining participants based upon profitability. Contributions to eligible participants are calculated from Anchor Hocking’s percentage of pre-tax income to invoiced sales and credited on a percentage basis on a sliding scale that increases with the level of percentage of pre-tax income to invoiced sales. No variable contributions were made for the years ended December 31, 2013 and 2012.

We also maintain defined contribution plans for employees of our Canadian and United Kingdom subsidiaries. Our contributions to Non-U.S. defined contribution plans were approximately $0.2 million for the years ended December 31, 2013 and 2012, respectively.

Deferred Compensation Plan – We maintain a deferred compensation plan for select employees who elect to defer a certain percentage of annual salary. Deferrals to the plan have been suspended. The company does not match any contributions. Each participant earns interest based upon the Moody’s Baa corporate bond rate, adjusted quarterly, on their respective deferred compensation balance. Upon retirement or termination, participants are generally paid out in monthly installments over 10 years. As of December 31, 2013 and 2012, the Company recorded a liability as part of other liabilities of approximately $2.8 million and $3.0 million, of which $0.3 million and $0.3 million was classified as current in accrued liabilities, respectively.

14. Stockholders’ Equity (Deficit)

Common Stock – Our authorized capital stock consists of 100,000,000 shares of common stock with a par value of $.0001 per share.

Preferred Stock – Our authorized capital stock consists of 1,000,000 shares of preferred stock with a par value of $0.0001 per share, with no shares outstanding as of December 31, 2013.

Earnings Per Share – Basic earnings per share is determined by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share, and all other diluted per share amounts presented, are determined by dividing net income by the weighted average number of common shares and potential common shares outstanding during the period as determined by the Treasury Stock Method. Under the treasury stock method, the tax-effected proceeds that hypothetically would be received from the exercise of all in-the-money options are assumed to be used to repurchase shares. Potential common shares are included in the diluted earnings per share calculation when dilutive. Diluted earnings per share for years ended December 31, 2013 and 2012, include the effects of potential common shares consisting of common stock issuable upon exercise of outstanding stock options and warrants when dilutive (in thousands, except per share amounts):

	2013	2012
Net loss attributable to common stockholders – basic and diluted	$(17,401)	$(3,957)

Weighted average number of common shares outstanding	16,832	12,190
Dilutive effect of outstanding stock options and warrants after application of the treasury stock method	—	—

Dilutive shares outstanding	16,832	12,190

Basic loss per share attributable to common stockholders	$(1.03)	$(0.32)

Diluted loss per share attributable to common stockholders	$(1.03)	$(0.32)

As of December 31, 2013, diluted earnings per share exclude approximately 76,523 shares of outstanding stock options and 5,838,334 shares of our warrants as the effect would have been anti-dilutive. Earnout Shares of 1,250,000 and 284,091 shares held by sponsors of ROI have not been considered in the basic or diluted per share calculation since they have not vested as of December 31, 2013.

As of December 31, 2013, there were 568,516 shares of common stock issuable upon exercise of outstanding options and 5,838,334 shares of common stock issuable upon exercise of outstanding warrants.

Common Stock Warrants – We issued 11,676,667 warrants, which are exercisable for 5,838,334 shares of common stock at $6.00 per half share.

Dividends – The terms of the Term Loan and ABL Facilities restricts the payment or distribution of our cash or other assets, including cash dividend payments.

15. Share-Based Compensation

Share-based compensation is accounted for in accordance with FASB ASC Topic 718, Compensation – Stock Compensation (“ASC 718”) and FASB ASC Topic 505-50, Equity – Equity Based Payment to Non-Employees (“ASC 505-50”), which requires companies to estimate the fair value of share-based awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense in the Company’s consolidated statements of operations over the requisite service periods. The Company uses the straight-line method of expensing stock options to recognize compensation expense in its consolidated statements of operations for all share-based awards. Because share-based compensation expense is based on awards that are ultimately expected to vest, share-based compensation expense is reduced to account for estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. For stock options granted in 2013 and 2012, the compensation expense is based on the grant date fair value estimated in accordance with the provisions of ASC 718.

Our 2013 non-qualified options granted were valued for ASC 718 purposes using the Black-Scholes option-pricing model, while our 2012 non-qualified options granted, used the Monte Carlo simulation model to estimate the grant-date fair value for options granted with no vesting conditions. The following table summarizes the non-qualified stock option disclosures for 2013 and 2012:

	2013	2012
Stock options granted	352,674	233,454
Weighted-average grant-date fair value	$5.79	$3.34
Weighted-average assumptions for stock grants
Risk-free interest	1.50%	0.32%
Expected term	6.5 years	2 years
Expected volatility	50.82%	48.41%
Dividend yield	0.00%	0.00%

We estimate our pre-tax share-based compensation expense, net of anticipated forfeitures, to be approximately $0.6 million in 2014 based on our current share-based compensation arrangements. In connection with the Company’s March 23, 2012 refinancing certain stock options became fully vested. This resulted in a compensation charge of approximately $0.5 million for the year ended December 31, 2012.

The following table summarizes our share-based compensation expense at December 31 (in thousands):

	2013	2012
Share-based compensation expense	$754	$796

Stock Option Grants – In 2012, the Company adopted the EveryWare Global, Inc. 2012 Stock Option Plan (the “2012 Plan”). The provisions of the 2012 Plan allow the awarding of nonqualified stock options on the Company’s common stock to key employees and directors. Shares of Former EveryWare’s nonvoting common stock authorized and issued under the 2012 Plan were converted to equivalent shares of the Company’s common stock as a result of the Business Combination. The aggregate number of options on the Company’s common stock that may be granted under the 2012 Plan may not exceed 1,354,993 shares. In 2012, options to acquire 583,635 shares of nonvoting common stock were issued to certain senior executives and members of the Board of Directors. Of these, 233,454 are subject to non-performance time vesting conditions (time vested) and 350,181 are subject to performance vesting conditions.

Time vesting options vest ratably and become exercisable over a period of five years from the date of grant; however, time vesting options will accelerate and vest and become exercisable upon the consummation of certain change of control transactions. Performance vesting options vest on the achievement of certain net investment return thresholds of Former EveryWare stockholders and become exercisable only upon the achievement of these investment return thresholds and the consummation of certain change of control transactions. The Business Combination did not result in a change in control with regard to the time vested or performance options. Each of the options expires 10 years after its date of grant.

In 2013, the Company adopted the EveryWare Global, Inc. 2013 Omnibus Incentive Compensation Plan (the “2013 Plan”). The provisions of the 2013 Plan allow the awarding of a variety of stock award types to employees and directors of the Company. The aggregate number of options of Company common stock that may be granted under the 2013 Plan may not exceed 870,000 shares. During 2013, there were grants of 352,674 of stock options. All option grants have an exercise price equal to the fair market value of the underlying stock on the grant date. All of the options issued are subject to time vesting conditions and vest ratably and become exercisable over a period of five years from the date of grant. Each of the options expires 10 years after its date of grant. Options granted under the 2013 Plan are not subject to accelerated vesting or become exercisable upon the consummation of any change of control transaction. There were no performance based options issued in 2013 as part of this plan.

A summary of the status of our Non-Performance stock options as of December 31, 2013 and changes during the twelve-month period ending December 31, 2013 are presented below:

Non-Performance Stock Options	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (000’s)
Outstanding at December 31, 2012	233,454	$5.61	10.0	$—
Granted	352,674	11.45	—	—
Exercised	—	—	—	—
Forfeited	(17,612)	—	—	—

Outstanding at December 31, 2013	568,516	$9.15	9.3	$476

Exercisable at December 31, 2013	76,523	$8.70	0.0	$—

Nonvested at December 31, 2013, expected to vest	491,993	$9.47	—	$—

A summary of the changes for our Performance stock options for the years ended December 31:

Performance Stock Options	2013	2012
Balance – Beginning of the year	350,181	—
Granted	—	350,181
Vested	—	—
Forefeited	(16,260)	—

Balance – End of the year	333,921	350,181

As of December 31, 2013, the total unrecognized compensation cost related to non-vested options granted was $2.2 million for the non-performance options and $1.0 million for the performance options. Fair value of the non-performance restricted options was based on an independent valuation of the Company’s stock utilizing discounted cash flow and market approaches and the fair value of the performance-vesting options was based on an option pricing model utilizing the fair value of the stock subjected to the probability of a change in control. Compensation expense recorded was $0.6 million related to the non-performance options and $0.0 million related to the performance options. The aggregate intrinsic value at December 31, 2013, for the non-performance options was $0.5 million.

Restricted Stock Awards – Restricted stock is a grant of shares of common stock that may not be sold, encumbered or disposed of, and that may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period set by the compensation committee of the board of directors. A participant granted restricted stock generally has all of the rights of a stockholder, unless the compensation committee determines otherwise.

In 2013, we awarded 28,911 shares of common stock to certain members of our Board of Directors under the 2013 Plan with a grant date fair value of $0.2 million. The total compensation expense relating to awards of restricted stock was $0.2 million for the year ended December 31, 2013.

Shares can no longer be issued under the 2012 Plan. As of December 31, 2013, a total of 478,359 shares were available from the 870,000 shares authorized for award under our 2013 Plan, including cumulative forfeitures.

Repurchase of Common Stock – We did not repurchase any of our common stock during 2013.

16. Comprehensive Income (Loss)

Comprehensive income (loss), in addition to net income (loss), includes as income or loss, the following items, which if present are included in the equity section of the balance sheet: unrealized gains and losses on certain investments in debt and equity securities; foreign currency translation; gains and losses on derivative instruments designated as cash flow hedges; and pension and post-retirement liability adjustments. We disclose comprehensive loss in the consolidated statements of stockholders’ deficit. The components of accumulated other comprehensive loss consisted of the following as of December 31 (in thousands):

	2013	2012
Foreign currency translation adjustment	$(1,072)	$(1,239)
Pension and post-retirement adjustment (net of tax of $103 and $160)	2,757	(3,034)
Natural gas hedge losses (net of tax of ($25) and $735)	42	(1,225)

	$1,727	$(5,498)

The following table summarizes the changes in accumulated other comprehensive loss for the years ended December 31 (in thousands):

	Foreign Currency Translation	Pension and Other Post- retirement Benefit Plans	Natural Gas Hedges	Total Accumulated Other Comprehensive Loss
Balance at December 31, 2011	$(1,265)	$(900)	$(3,011)	$(5,176)

Other comprehensive income (loss) before reclassifications	26	(2,294)	(31)	(2,299)
Amounts reclassified from accumulated other comprehensive loss	—	—	1,082	1,082

Net period change	26	(2,294)	1,051	(1,217)
Tax effect	—	160	735	895

Balance at December 31, 2012	$(1,239)	$(3,034)	$(1,225)	$(5,498)

Other comprehensive income (loss) before reclassifications	167	5,688	81	5,936
Amounts reclassified from accumulated other comprehensive loss	—	—	1,211	1,211

Net period change	167	5,688	1,292	7,147
Tax effect	—	103	(25)	78

Balance at December 31, 2013	$(1,072)	$2,757	$42	$1,727

17. Other Income (Expense)

Other income (expense) in the consolidated statement of operations consisted of the following as of December 31 (in thousands):

	2013	2012
Foreign exchange gains	$(1,470)	$(1,573)
Foreign exchange losses	2,297	1,450
Deferred gain on sale-leaseback	(917)	(868)
Debt early payment penalty	—	1,989
Debt refinancing costs	—	176
Other	80	(60)

Total	$(10)	$1,114

18. Related Party Transactions

On November 1, 2011, the date of the Oneida Merger, we entered into a Term Loan with an affiliate of MCP II., and paid $3.0 million in transaction fees. The Term Loan was refinanced on March 23, 2012 (See Note 11). We also entered into an advisory agreement with Monomoy for certain management services provided. For the reporting periods ended December 31, 2013 and 2012, we paid approximately $1.1 million and $2.5 million, respectively, for management services, which are included within selling, distribution, and administrative expenses in the consolidated statement of operations.

19. Segment Reporting and Geographic Locations

We operate our business in four segments: consumer, foodservice, specialty, and international. The International segment includes all countries in which we operate other than the U.S. and Canada.

We evaluate the performance of our segments based on revenue, and measure segment performance based upon segment (loss) income before taxes before unallocated manufacturing costs, unallocated selling, distribution, and administrative costs, other expense (income) and interest expense (“segment contribution”). Given the nature of our operations, we do not categorize and manage assets by reportable segment but rather on a company-wide level.

The following table presents our segment information (in thousands):

	Years Ended December 31,
	2013		2012
	Revenues	%	Revenues	%
Net revenue
Consumer	$155,663	35.3%	$156,651	37.2%
Foodservice	126,510	28.8%	128,345	30.4%
Specialty	101,429	23.1%	97,897	23.2%
International	49,702	11.3%	31,889	7.6%

Total segment net revenue	433,304	98.5%	414,782	98.4%
License fees	6,505	1.5%	6,907	1.6%

Total revenue	$439,809	100.0%	$421,689	100.0%

Segment contribution before unallocated costs
Consumer	16,745	10.8%	20,361	13.0%
Foodservice	31,233	24.7%	30,535	23.8%
Specialty	13,338	13.2%	13,455	13.7%
International	6,208	12.5%	4,903	15.4%

Total segment contribution	$67,524		$69,254
Less:
Unallocated manufacturing costs	6,047		(1,623)
Unallocated selling, distribution and administrative expense	49,155		51,655
Loss on disposal of asset	36		114
Other (income) expense	(10)		1,114
Gain on bargain purchase	(1,150)		—
Interest expense	28,322		22,536

Loss before taxes	$(14,876)		$(4,542)

The following table presents revenues and long-lived assets for each of the geographic areas in which we operate (in thousands):

	Years Ended December 31,
	2013		2012
	Revenues	Long-lived Assets	Revenues	Long-lived Assets
United States	$400,114	$53,297	$398,313	$48,662
United Kingdom	32,250	1,296	17,048	481
All other countries	7,445	313	6,328	193

	$439,809	$54,906	$421,689	$49,336

Geographic revenues and property, plant and equipment are attributed to the geographic regions based on their location of origin. U.S. external sales include export sales to customers outside the U.S. Long-lived assets are net fixed assets attributed to the specific geographic regions. Included in all other countries are intercompany sales eliminations.

The following is a summary composition by product category of our segment revenues (dollars in thousands):

	Years Ended December 31,
	2013		2012
	Revenues	%	Revenues	%
Consumer	$155,663	37	$156,651	37
Foodservice	126,510	29	128,345	31
Specialty	101,429	23	97,897	24
International	49,702	11	31,889	8

	$433,304	100	$414,782	100

20. Quarterly Financial Data (Unaudited)

The following is a condensed summary of actual quarterly results of operations for 2013 and 2012 (in thousands, except per share amounts):

	Revenues	Gross Margin	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) Attributable to Common Stockholders	Basic Earnings (Loss) Per Share	Diluted Earnings (Loss) Per Share Attributable to Common Stockholders(1)
2013:
First	$99,340	$25,835	$5,307	$197	$197	$0.02	$0.02
Second	$100,849	$28,143	$9,936	$(2,200)	$(2,200)	$(0.15)	$(0.15)
Third	$110,316	$22,727	$2,265	$(1,106)	$(1,106)	$(0.06)	$(0.06)
Fourth (2)	$129,304	$21,268	$(5,222)	$(14,309)	$(14,292)	$(0.70)	$(0.70)

2012:
First	$96,395	$25,042	$2,279	$(6,283)	$(6,283)	$(0.52)	$(0.52)
Second	$98,365	$30,408	$9,637	$2,582	$2,582	$0.21	$0.21
Third	$103,370	$22,766	$2,173	$(1,397)	$(1,397)	$(0.11)	$(0.11)
Fourth	$123,559	$27,864	$5,019	$1,141	$1,141	$0.09	$0.09

1	See Note 14 for discussion on the computation of diluted shares outstanding.
2	The Company’s calculation of the factory manufacturing variance capitalized in inventory was based on historical experience. In the fourth quarter 2013, the Company identified a deviation from historical experience and accordingly resulted in a change in estimate of $5.9 million, or $0.35 per diluted share for 2013.

The sum of the per share amounts for the quarters does not equal the total for the year due to the application of the treasury stock methods.

21. Subsequent Events

We believe we would not be in compliance with the consolidated leverage ratio requirement under the Term Loan agreement as of March 31, 2014, and, as a result, we would be in violation under this covenant. On March 31, 2014, Monomoy Capital Partners, L.P., Monomoy Capital Partners II, L.P. and their affiliated funds (the “Monomoy Funds”) provided us with an equity commitment letter pursuant to which the Monomoy Funds committed to offer to purchase securities (which may include preferred stock, convertible preferred stock, debt or convertible debt) from us having an aggregate purchase price in an amount sufficient to exercise our right under the Term Loan agreement to “cure” this violation, but no more than $12.0 million in the aggregate, which amount will be reduced by the amount of any other equity raised to fund a Cure Contribution. The equity commitment letter will expire on December 31, 2014, or earlier if we amend the terms of the financial maintenance covenants, if we obtain a waiver of the financial maintenance covenants or if the lenders agree to forbear from exercising any remedies with respect to a default or an event of default with respect to the financial maintenance covenants.

EVERYWARE GLOBAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands, except per share amounts)

	Six Months Ended June 30,
	2014	2013
Revenues:
Net sales	$191,425	$196,967
License fees	3,211	3,222

Total revenues	194,636	200,189
Cost of sales	169,128	146,211

Gross margin	25,508	53,978

Operating expenses:
Selling, distribution and administrative expense	54,485	38,859
Restructuring expense	191	(120)
Loss (gain) on disposal of assets	180	(4)
Long-lived asset impairment	2,231	—
Goodwill, intangible asset impairment	3,216	—

Total operating expenses	60,303	38,735

(Loss) income from operations	(34,795)	15,243
Other (income) expense, net	(443)	218
Interest expense	11,168	16,788

Loss before income taxes	(45,520)	(1,763)
Income tax (benefit) expense	19,773	240

Net loss	(65,293)	(2,003)
Less: Non-controlling interest in subsidiary’s loss	(56)	—

Net loss earnings attributable to common stockholders	$(65,237)	$(2,003)

Loss per share:
Basic	$(3.17)	$(0.15)

Diluted	$(3.17)	$(0.15)

Weighted average shares outstanding:
Basic	20,554	13,473

Diluted	20,554	13,473

The accompanying notes are an integral part of these consolidated financial statements.

EVERYWARE GLOBAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(Amounts in thousands)

	Six Months Ended June 30,
	2014	2013
Net loss	$(65,293)	$(2,003)
Other comprehensive income (loss):
Foreign currency translation adjustments	118	(1,032)
Pension and other post-retirement benefit plans	—	—
Natural gas hedge adjustments	177	786

Other comprehensive income (loss)	295	(246)

Comprehensive loss	$(64,998)	$(2,249)

Less: Comprehensive loss attributed to noncontrolling interests	(56)	—

Comprehensive loss attributable to common stockholders	$(64,942)	$(2,249)

The accompanying notes are an integral part of these consolidated financial statements.

EVERYWARE GLOBAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash	$4,346	$3,240
Trade accounts receivable, net of allowances of $4,787 and $4,399, respectively	40,653	55,402
Other accounts and notes receivable	8,412	5,396
Inventories	101,518	126,473
Assets held for sale	425	2,000
Income taxes receivable	499	563
Deferred income tax asset	—	5,622
Other current assets	8,396	6,127

Total current assets	164,249	204,823

Property, plant and equipment, net of accumulated depreciation of $47,124 and $40,023, respectively	50,516	54,906
Goodwill	8,452	8,559
Intangible assets, net	43,658	48,913
Deferred income tax asset	—	14,717
Other assets	7,464	8,248

Total assets	$274,339	$340,166

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Short-term debt	$5,847	$7,802
Accounts payable	50,790	56,618
Accrued liabilities	27,570	28,043
Income taxes payable	45	155
Accrued pension	2,001	2,001
Long-term debt classified as current	2,841	2,972
Other current liabilities	—	104

Total current liabilities	89,094	97,695

Revolver	26,584	15,635
Long-term debt	245,299	246,849
Pension and other post-retirement benefits	2,323	2,746
Income taxes payable	454	454
Deferred income taxes	9,254	9,819
Deferred gain on sale / leaseback	14,936	15,496
Other liabilities	12,700	12,880

Total liabilities	400,644	401,574

Commitments and contingencies
Stockholders’ equity:
Preferred stock $.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding, respectfully	—	—
Common stock $.0001 par value; 100,000,000 shares authorized; 20,563,059 and 20,540,193 issued and outstanding, respectfully	2	2
Additional paid-in capital	742	641
Retained deficit	(128,998)	(63,761)
Accumulated other comprehensive income	2,022	1,727

Total EveryWare stockholders’ deficit	(126,232)	(61,391)

Non-controlling interest	(73)	(17)

Total stockholders’ deficit	(126,305)	(61,408)

Total liabilities and stockholders’ deficit	$274,339	$340,166

The accompanying notes are an integral part of these consolidated financial statements.

EVERYWARE GLOBAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in thousands)

	Six Months Ended June 30,
	2014	2013
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(65,293)	$(2,003)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	101	78
Depreciation and amortization	9,298	7,871
Amortization of deferred gain on sale-leaseback	(560)	(560)
Noncash amortization of debt financing costs	756	917
Allowance for doubtful accounts	58	(27)
Allowance for inventory valuation	(845)	(571)
Loss on early extinguishment of debt	—	6,598
Pension and other post-retirement plan contributions	107	(98)
Loss (gain) on disposal of assets	180	(4)
Deferred income tax expense	19,759	(111)
Long-lived asset impairment	2,231	—
Goodwill and intangible asset impairment	3,216	—
Changes in other operating items:
Accounts receivable	12,056	(1,826)
Inventories	26,172	(24,842)
Other Assets	(2,139)	(10,241)
Accounts payable	(6,099)	378
Accrued liabilities	(672)	(2,474)
Other liabilities	(828)	(2,317)

Net cash used in operating activities	(2,502)	(29,232)

CASH FLOW FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(3,608)	(5,459)
Proceeds from disposal/sale of property, plant and equipment	110	—
Acquisition payments, net of cash received	—	(3,470)
Other investing activities, net	—	(377)

Net cash used in investing activities	(3,498)	(9,306)

CASH FLOW FROM FINANCING ACTIVITIES:
Net proceeds from (repayments) borrowings of short term debt	(2,168)	281
Net proceeds from borrowings (repayments) under revolving credit facility	10,950	(8,294)
Net proceeds from long term debt	—	250,000
Net repayments of long term debt	(1,550)	(145,249)
Cash paid to EveryWare stockholders	—	(90,000)
Redemption of warrants	—	(5,838)
Redemption of ROI shares	—	(46,741)
Cash from ROI trust	—	75,173
Proceeds from the issuance of common stock, net	—	16,500
Equity issuance costs	—	(9,137)

Net cash provided by financing activities	7,232	36,695

EFFECT OF CURRENCY EXCHANGE RATE CHANGES ON CASH	(126)	(270)
NET INCREASE (DECREASE) IN CASH	1,106	(2,113)

CASH:
Beginning of period	3,240	2,672

End of period	$4,346	$559

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for interest	$10,413	$8,140

Cash paid during the period for income taxes	$97	$106

The accompanying notes are an integral part of these consolidated financial statements.

EVERYWARE GLOBAL, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

EveryWare Global, Inc., a Delaware corporation formed in 2011, is a leading global marketer of tabletop and food preparation products for the consumer, foodservice and specialty markets. All references in this Quarterly Report on Form 10-Q to the “Company,” “EveryWare,” “we,” “us,” and “our” refer to EveryWare Global, Inc. and its consolidated subsidiaries (unless the context otherwise requires). ROI Acquisition Corp. (“ROI”) refers to the Company as it existed prior to the business combination in May 2013 (the “Business Combination”) involving ROI and the company formerly known as EveryWare Global, Inc. (“Former EveryWare”) and pursuant to which Former EveryWare was merged into a wholly-owned subsidiary of ROI and the name of ROI was changed to EveryWare Global, Inc.

We have prepared the condensed consolidated financial statements included herein, without audit, pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). The information furnished in the condensed consolidated financial statements includes normal recurring adjustments and reflects all adjustments, which are, in the opinion of management, necessary for a fair presentation of the results of operations and statements of financial position for the interim periods presented. Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been condensed or omitted pursuant to such rules and regulations. We believe that the disclosures are adequate to make the information presented not misleading when read in conjunction with our fiscal 2013 consolidated financial statements and the notes thereto included in Part II, Item 8 of our Annual Report on Form 10-K as filed with the SEC on March 31, 2014. Unless otherwise indicated, all amounts are in thousands except per share amounts. Certain reclassifications have been made to prior year amounts to conform to current year presentation.

Operating results for the three and six months ended June 30, 2014 are not necessarily indicative of the results that may be expected for future operating quarters.

2. Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers”. This ASU outlines a single comprehensive model for entities to use in accounting for revenue from contracts with customers and supersedes most current revenue recognition guidance in FASB ASC 605, Revenue Recognition, including industry-specific guidance. The ASU is based on the principle that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to fulfill a contract. The ASU becomes effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period; early adoption is not permitted. Entities have the option of using either a full retrospective or a modified retrospective approach for the adoption of the new standard. The Company is currently evaluating the impact that this standard will have on its consolidated financial statements and footnote disclosures.

In April 2014, the FASB issued ASU No. 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity”. This ASU changes the definition of a discontinued operation to include only those disposals of components of an entity that represent a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. The provisions of this ASU are effective prospectively for fiscal years beginning after December 15, 2014. The Company is currently evaluating the impact of this new ASU.

In July 2013, the FASB issued ASU No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryfoward, a Similar Tax Loss, or a Tax Credit Carryforward Exists”. This ASU provides that an unrecognized tax benefit, or a portion thereof, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except to the extent that a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date to settle any additional income taxes that would result from disallowance of a tax position, or the tax law does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, then the unrecognized tax benefit should be presented as a liability. The provisions of this ASU are effective prospectively for fiscal years beginning after December 15, 2013. The adoption of this standard did not have a material impact on our consolidated financial statements.

In March 2013, the FASB issued ASU No. 2013-05, “Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity”. This ASU clarified that, when a reporting entity (parent) ceases to have a controlling financial interest in a subsidiary or group of assets that is a business within a foreign entity, the parent is required to release any related cumulative translation adjustment into net income. The cumulative translation adjustment should be released into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. The FASB also clarified that if a business combination is achieved in stages related to a previously held equity method investment (step-acquisition) that is a foreign entity, the amount of accumulated other comprehensive income that is reclassified and included in the calculation of gain or loss as of the acquisition date shall include any foreign currency translation adjustment related to that previously held investment. The amendments are effective prospectively for fiscal years beginning after December 15, 2013, with early adoption permitted. The adoption of this ASU did not have a material impact on our consolidated financial statements.

In February 2013, the FASB issued ASU No. 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income”. This ASU requires entities to disclose either in the notes or parenthetically on the face of the statement showing net income the impact to the affected net income line for items reclassified out of accumulated other comprehensive income (“AOCI”) and into net income in their entirety. Items not reclassified out of AOCI into net income in their entirety must be disclosed in the footnotes and not on the face of the financial statements. Items that may be reclassified out of AOCI and into net income include (1) unrealized gains or losses on available-for-sale securities; (2) deferred gains or losses on cash flow hedges; (3) cumulative translation adjustments on foreign operations; and (4) deferred items relating to pension and non-pension defined benefit post-retirement plans. The provisions of this ASU are effective prospectively for public companies for fiscal years beginning after December 15, 2012, including interim periods. The adoption of this ASU did not have a material impact on our consolidated financial statements.

3. Fair Value Measurement and Derivatives

Fair Value of Financial Instruments – The fair value framework requires the categorization of assets and liabilities into three levels based upon the assumptions (inputs) used to price the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

•	Level 1 – Unadjusted quoted prices in active markets for identical assets and liabilities.

•	Level 2 – Observable inputs other than those included in Level 1. For example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

•	Level 3 – Significant unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

The amounts of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, and our asset-based revolving facility (the “ABL Facility”) approximate fair value because of their short-term maturities. The carrying amounts of our long term debt approximate fair value based on interest rates currently available for instruments with similar terms. For intangible assets, we used a relief from royalty method to estimate the fair value. For goodwill, we used a combination of discounted cash flows and a market comparable analysis to estimate fair value.

The fair values of our assets and liabilities measured on a recurring basis are categorized as follows (in thousands):

	June 30, 2014				December 31, 2013
Asset (liability):	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Natural gas futures	$244	$—	$244	$—	$67	$—	$67	$—

Derivatives Transactions – We account for derivatives in accordance with FASB ASC 815 Derivatives and Hedging (“ASC 815”). We utilize derivative financial instruments to hedge commodity price risks associated with natural gas requirements and foreign exchange rate risks associated with the effects of foreign currency fluctuations. If the derivative is designed and qualifies as a cash flow hedge, the changes in fair value of the derivative instrument may be recorded in comprehensive income. The natural gas commodity price hedges qualify for hedge accounting since the hedges are highly effective, and we have designated and documented contemporaneously the hedging relationship involving these derivative instruments. Any hedges that do not qualify as highly effective or if we do not believe that forecasted transactions would occur, the changes in the fair value of the derivatives used as hedges would be reflected in earnings.

Our derivative instruments consist of forward agreements related to certain forecasted usage of natural gas in production of finished goods. Our derivative contracts are valued using quoted market prices and significant observable and unobservable inputs. The fair value for the majority of our foreign currency derivative contracts are obtained by comparing our contract rate to a published forward price of the underlying market rate, which is based on market rates for comparable transactions and are classified within Level 2 of the fair value hierarchy.

The following table summarizes the notional amount of our open natural gas futures (in thousands):

	June 30, 2014		December 31, 2013
	U.S. $ Equivalent	U.S. Equivalent Fair Value	U.S. $ Equivalent	U.S. Equivalent Fair Value
Natural gas futures	$3,140	$3,384	$6,580	$6,647

We consider the impact of our credit risk on the fair value of the contracts, as well as the ability to execute obligations under the contract.

The following table summarizes the fair value and presentation in the consolidated balance sheets for derivatives designated as accounting hedges (in thousands):

		June 30, 2014		December 31, 2013
Derivatives designated as hedging instruments	Balance Sheet Location	Fair Value		Fair Value
		Assets	Liabilities	Assets	Liabilities
Natural gas futures	Other current assets	$244	$—	$67	$—

		$244	$—	$67	$—

The following table summarizes the effect of derivative instruments on the consolidated statements of income for derivatives designated as accounting hedges and those that are not (in thousands). See Note 14 for additional information about reclassifications out of Accumulated Other Comprehensive Income:

	Three Months Ended June 30,
Derivatives designated as hedging instruments	Amount of Gain or (Loss) Recognized in OCI on Derivatives (Effective Portion)		Location of Gain or (Loss) Reclassified from OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from OCI into Income (Effective Portion)
	2014	2013		2014	2013
Natural gas futures	$211	$(630)	Cost of Revenues	$65	$(302)

	Six Months Ended June 30,
Derivatives designated as hedging instruments	Amount of Gain or (Loss) Recognized in OCI on Derivatives (Effective Portion)		Location of Gain or (Loss) Reclassified from OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from OCI into Income (Effective Portion)
	2014	2013		2014	2013
Natural gas futures	$259	$153	Cost of Revenues	$82	$(1,104)

	Three Months Ended June 30,		Six Months Ended June 30,		Location of Gain or (Loss) Recognized in Income on Derivative
Derivatives not designated as hedging instruments	Amount of Gain or (Loss) Recognized in Income on Derivative		Amount of Gain or (Loss) Recognized in Income on Derivative
	2014	2013	2014	2013
Foreign exchange contracts	$—	$(65)	$—	$(65)	Other (Income) Expense

4. Business Combination and Acquisitions

On January 31, 2013, ROI, ROI Merger Sub Corp. (“Merger Sub Corp.”), ROI Merger Sub LLC (“Merger Sub LLC”), and Former EveryWare entered into a Business Combination Agreement and Plan of Merger (the “Merger Agreement”) providing for the merger of Merger Sub Corp. with and into Former EveryWare (the “Business Combination”), with Former EveryWare surviving the merger as a wholly-owned subsidiary of ROI, immediately followed by the merger of Former EveryWare with and into Merger Sub LLC, with Merger Sub LLC surviving the merger as a wholly-owned subsidiary of ROI. On May 21, 2013, the stockholders of ROI approved the Business Combination, and the Business Combination was consummated. In connection with the closing of the Business Combination, ROI changed its name from ROI Acquisition Corp. to EveryWare Global, Inc. Former EveryWare was previously a private company. ROI was incorporated under the laws of the state of Delaware in 2011 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination involving ROI and one or more businesses.

On May 21, 2013 (the “Closing Date”), pursuant to the Merger Agreement, the Business Combination was consummated. In connection with the Business Combination, we redeemed 4,679,627 shares of our common stock pursuant to the terms of our second amended and restated certificate of incorporation, resulting in a total payment to redeeming stockholders of $46.7 million. In the Business Combination, we paid the following consideration to the former equity holders of Former EveryWare: (i) $90.0 million in aggregate cash consideration, (ii) 12,190,000 shares of the Company’s common stock and (iii) 3,500,000 additional shares which were subject to forfeiture in the event that the trading price of the Company’s common stock did not exceed certain price targets subsequent to the closing (the “Earnout Shares”).

As of the Closing Date the former equity holders of Former EveryWare owned approximately 71.2% of our outstanding common stock (including the Earnout Shares), the ROI founders and sponsors owned approximately 16.0% of our outstanding common stock, and the pre-closing ROI public stockholders owned approximately 12.8% of our outstanding common stock.

The number of shares of common stock issued and outstanding immediately following the consummation of the Business Combination is summarized as follows:

Number of Shares
ROI public shares outstanding prior to business combination	7,500,000
ROI founder shares	1,885,000

Total ROI shares outstanding prior to business combination	9,385,000
Less: redemption of ROI public shares	(4,679,627)

Total ROI shares outstanding immediately prior to the effective date of the business combination	4,705,373
Common shares issues as consideration to members of Former EveryWare	15,690,000
Common shares issued to sponsor of ROI	1,650,000

Total common shares outstanding at closing, May 21, 2013	22,045,373

As of the Closing Date, there were 22,045,373 shares of common stock of the Company outstanding and warrants exercisable for 5,838,334 shares of common stock were also outstanding. The 22,045,373 shares of common stock included 3,500,000 Earnout Shares and 551,471 shares held by the sponsors of ROI, that were subject to forfeiture until certain price targets were achieved. In the event the last sale price of our common stock does not equal or exceed certain price targets subsequent to the Closing Date (as adjusted for stock splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30 trading day period on or prior to the fifth anniversary of the Closing Date, each Former EveryWare stockholder would forfeit any and all rights to a pro rata portion of the shares which were issued at the closing as part of the Earnout Shares.

	Vesting Triggered at $11.00	Vesting Triggered at $12.50	Vesting Triggered at $15.00
Former EveryWare stockholders	1,000,000	1,250,000	1,250,000
Sponsors of ROI	—	267,380	284,091

Total Earnout Shares	1,000,000	1,517,380	1,534,091

During the three months ended September 30, 2013, the vesting triggers associated with $11.00 and $12.50 share prices were achieved; therefore 2,250,000 Earnout Shares and 267,380 of the shares held by sponsors of ROI vested.

Accounting Treatment of Business Combination

Former EveryWare is considered the acquirer of ROI for accounting purposes, and the Business Combination has been accounted for as a recapitalization of Former EveryWare because it obtained effective control of ROI. There was no change in control since Former EveryWare’s operations comprise the ongoing operations of the combined entity, its senior management became the senior management of the combined entity, and its former owners own a majority voting interest in the combined entity and are able to elect a majority of the combined entity’s board of directors. Accordingly, the Business Combination does not constitute the acquisition of a business for purposes of ASC 805. As a result, the assets and liabilities of Former EveryWare and ROI are carried at historical cost and therefore we have not recorded any step-up in basis or any intangible assets or goodwill as a result of the Business Combination. All direct costs of the Business Combination are offset to additional paid-in-capital. The financial statements presented herein are those of Former EveryWare for all periods prior to the Business Combination.

In the condensed consolidated financial statements, the recapitalization of the number of shares of common stock attributable to Former EveryWare stockholders is reflected retroactively to January 1, 2012. Accordingly, the number of shares of common stock presented as outstanding as of January 1, 2012, totaled 12,190,000, consisting of the number of shares of common stock issued to Former EveryWare stockholders. This number of shares was also used to calculate the Company’s earnings per share for all periods prior to the Business Combination.

The cash flows related to the Business Combination, are summarized as follows (in thousands):

2013
Cash in trust at ROI	$75,173
Add: proceeds from issuance of shares	16,500
Less: redemption of ROI public shares	(46,741)
Less: payment to warrant holders	(5,838)

Net cash received in the Business Combination	$39,094

We used the $39.1 million of cash received in the Business Combination, together with $69.9 million of proceeds from debt incurred in connection with the Business Combination, to fund the $90.0 million payment to Former EveryWare shareholders and pay fees and expenses of $19.0 million related to the Business Combination.

Metalrax Acquisition

On June 18, 2013, we completed the acquisition of the Samuel Groves and George Wilkinson business divisions of Metalrax Housewares Limited (“Metalrax”), a United Kingdom housewares manufacturer and distribution company, for approximately $3.5 million. We accounted for the Metalrax acquisition by the acquisition method of accounting. Under acquisition accounting, the total purchase price has been allocated to the tangible and intangible assets and liabilities of Metalrax based upon their respective fair values. Our preliminary valuations for the property, plant and equipment, inventory, and intangible assets were performed at the date of acquisition. Subsequent to the date of acquisition, we engaged a third party to perform a formal valuation of the intangible assets. As a result, it was determined that we had entered into a bargain purchase transaction, in which the fair value of the acquired assets exceeded the consideration transferred. Therefore, during the third quarter of 2013, we recorded a gain on the bargain purchase of the Metalrax business in the amount of approximately $1.2 million. The operating results of Metalrax have been included in our consolidated financial statements since the date of acquisition. This acquisition was deemed to be immaterial to our consolidated financial statements; therefore, we have not prepared pro forma financial information to reflect the impact of this acquisition.

Brazilian Joint Venture

On September 16, 2013, Universal Tabletop, Inc. (“Universal”) entered into a joint venture agreement with BT Partners, a Brazilian sociedade limitada, through a newly organized Brazilian limited liability company EveryWare Global Brasil Distribuidora, Ltda (“EveryWare Brasil”). This agreement allows EveryWare Brasil to focus on distributing Universal products within the Brazilian tabletop market. At the date of the joint venture, we held 60% ownership and BT Partners held 40% ownership in EveryWare Brasil, which we deemed a voting interest entity. As a result, we consolidate the joint venture in our consolidated financial statements according to the voting model. The Company accounts for this transaction as a non-controlling interest. During the fiscal quarter ending June 30, 2014, we decided to terminate our interest in our EveryWare Brasil joint venture, in an effort to preserve cash and focus on our core markets. We expect to complete the dissolution over the balance of 2014. In connection with the dissolution of the joint venture we recorded an $0.3 million charge to write down our investment in the joint venture and anticipate that we will liquidate the remaining working capital during the balance of 2014.

5. Restructuring Activities

In 2013, restructuring expenses included $0.5 million of employee-related costs associated with closing our Canadian offices and warehouse and severance costs related to the acquisition of Metalrax, which was partially offset by a change in estimate of $0.2 million for unused space in the Savannah, Georgia, distribution center. In 2014, we announced our plans to close our regional office in Oneida, New York, and a smaller satellite office in Melville, New York, as part of our ongoing integration of the Oneida business. Employee related severances of $0.2 million were recorded as restructuring expense. During the three months ended June 30, 2014 , we accepted an offer to sell our Oneida, New York office building at a price lower than our carrying value and therefore we recorded an impairment. See Note 7 – Goodwill, Intangibles, and Other Long-lived Assets for additional information.

A summary of the restructuring liability included in accrued liabilities within our consolidated balance sheet is as follows (in thousands):

	June 30, 2014				December 31, 2013
	Unoccupied Space	Facility Closing Costs	Metalrax Employee Costs	Total	Unoccupied Space	Facility Closing Costs	Metalrax Employee Costs	Total
Balance – Beginning of the period	$—	$81	$—	$81	$176	$251	$—	$427
Provisions	—	191	—	191	(164)	241	213	290
Utilizations	—	(115)	—	(115)	(12)	(411)	(213)	(636)
Currency	—	—	—	—	—	—	—	—

Balance – End of the period	$—	$157	$—	$157	$—	$81	$—	$81

6. Inventories

Inventories consisted of the following (in thousands):

	June 30, 2014	December 31, 2013
Raw materials	$6,043	$4,669
Work in progress	14,045	21,341
Finished goods and in-transit	86,737	104,664

Total	106,825	130,674
Less reserves	(5,307)	(4,201)

Total inventory, net	$101,518	$126,473

7. Goodwill, Intangibles, and Other Long-lived Assets

Goodwill and Indefinite-lived Intangible Assets – Goodwill and indefinite-lived intangible assets are reviewed for impairment annually, utilizing the two-step approach, in the fourth fiscal quarter and whenever events or changes in circumstances indicate the carrying value may not be recoverable. The first step requires the determination of the fair value of the reporting unit compared to the book value of that reporting unit. If the book value exceeds the fair value, a second step impairment test is required to measure the amount of impairment.

Implied fair value of goodwill is determined by considering both the income and market approach. Determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, future economic and market conditions, and determination of appropriate market comparables. We base our fair value estimates on assumptions we believe to be reasonable but that are inherently uncertain.

Intangible Assets – Definite-Lived – We review definite-lived intangible assets for recoverability whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. If the estimated undiscounted cash flows are less than the carrying amount of such assets, we recognize an impairment loss in an amount necessary to write-down the assets to fair value as estimated from expected future discounted cash flows. Estimating the fair value of these assets is judgmental in nature and involves the use of significant estimates and assumptions. We base our fair value estimates on assumptions we believe to be reasonable, but that are inherently uncertain. Definite-lived intangible assets are amortized on a straight-line basis over the estimated life of the asset.

Long-lived Assets – We review long-lived assets for recoverability whenever events or changes in circumstances indicate that carrying amounts of an asset group may not be recoverable. Our asset groups are established by determining the lowest level of cash flows available. If the estimated undiscounted cash flows are less than the carrying amounts of such assets, we recognize an impairment loss in an amount necessary to write-down the assets to fair value as estimated from expected future discounted cash flows. Estimating the fair value of these assets is judgmental in nature and involves the use of significant estimates and assumptions. We base our fair value estimates on assumptions we believe to be reasonable, but that are inherently uncertain.

Impairment Indicators – Factors that may be considered a change in circumstances indicating that the carrying amount of our goodwill or intangible assets may not be recoverable include slower growth rates in our markets, reduced expected future cash flows and a decline in stock price and market capitalization. We consider available current information when calculating our impairment charge. If there are indicators of impairment, our long-term cash flow forecasts for our operations deteriorate or discount rates increase, we may be required to recognize additional impairment charges in later periods. In light of our higher than expected losses in the recent quarters, expected losses going forward, and recent cash flow deficits, we determined that an impairment indicator existed. Accordingly, based upon revised revenue assumptions and projected cash flows we recorded an impairment of approximately $0.1 million to our goodwill, approximately $3.0 million relating to our indefinite-lived ONEIDA® tradename in the Canadian consumer segment and Web business, and $0.1 million relating to definite-lived tradename licenses as the carrying value exceeded the fair value. During the three months ended June 30, 2014 we recorded an impairment of our long-lived assets of approximately $1.7 million relating to our Oneida, NY, Office building.

Our goodwill and intangible assets were comprised of the following (in thousands):

	June 30, 2014
	Weighted- Average Amortization Period	Gross Carrying Amount	Impairment	Accumulated Amortization	Net Carrying Amount
Goodwill	Indefinite	$8,558	$(106)	$—	$8,452
Other intangible assets:
Oneida/Viners trademark/tradenames	Indefinite	$21,655	$(3,000)	$—	$18,655
Other trademarks/tradenames	7.9 years	2,204	—	(669)	1,535
Tradename licenses	7.5 years	21,984	(110)	(8,174)	13,700
Customer relationships	13.1 years	12,229	—	(2,527)	9,702
Technology	14 years	126	—	(60)	66

		$58,198	$(3,110)	$(11,430)	$43,658

	December 31, 2013
	Weighted- Average Amortization Period	Gross Carrying Amount	Impairment	Accumulated Amortization	Net Carrying Amount
Goodwill	Indefinite	$8,559	$—	$—	$8,559
Other intangible assets:
Oneida/Viners trademark/tradenames	Indefinite	$21,948	$—	$—	$21,948
Other trademarks/tradenames	9.2 years	1,856	—	(422)	1,434
Tradename licenses	7.5 years	21,985	—	(6,695)	15,290
Customer relationships	13.1 years	12,229	—	(2,059)	10,170
Technology	14 years	126	—	(55)	71

		$58,144	$—	$(9,231)	$48,913

The changes in the gross carrying value of our intangible assets are attributable to foreign currency exchange rates used to translate the financial statements of foreign subsidiaries and reflect the reclassification of our Metalrax tradename from indefinite to definite lived.

The aggregate intangible asset amortization expense was approximately $1.1 million and $1.0 million for the three months ended June 30, 2014 and 2013, respectively and approximately $2.2 million and $2.0 million for the six months ended June 30, 2014 and 2013.

The changes in the carrying amounts of goodwill for the six months ended June 30, 2014, are as follows (in thousands):

	Consumer	Foodservice	International	Total
Balance – December 31, 2013	$3,110	$4,796	$653	$8,559

Additional acquisitions recorded	—	—	—	—
Goodwill impairment	—	—	(107)	(107)

Balance – June 30, 2014	$3,110	$4,796	$546	$8,452

8. Commitments and Contingencies

Leases – We lease numerous retail outlet stores, warehouses, and office facilities. All leases are recognized on a straight-line basis over the minimum lease term.

Litigation – We are involved in various routine legal proceedings incidental to the operation of our business. We do not believe that it is reasonably possible that any ongoing or pending litigation will have a material effect on our future financial position, net income, or cash flows. Notwithstanding the foregoing, legal proceedings involve an element of uncertainty. Future developments could cause these legal proceedings to have a material adverse effect on our future financial statements.

Our Buffalo China, Inc. subsidiary (“Buffalo China”) entered into a brownfield program clean up agreement in 2008 with the New York State Department of Environmental Conservation for the former Buffalo China manufacturing facility in Buffalo, New York. Buffalo China retained liability for the clean-up when it sold the facility to the Niagara Ceramics Corporation. In December 2012, we received a Certificate of Completion from New York State Department of Environmental Conservation. An accrual of approximately $0.5 million representing testing and other final site monitoring costs was reflected in accrued liabilities at June 30, 2014.

In June 2006, the Phase I and II studies of the Oneida knife facility located in Oneida, New York, prepared in connection with the sale of that facility, discovered a reportable event relative to the presence of asbestos, ancient petroleum and volatile organic compounds contamination. We entered into a brownfield program clean up agreement with the New York State Department of Environmental Conservation regarding this facility. A site remediation and cost plan has been developed and is being finalized. During the three months ended June 30, 2014, we increased the accrual for site demolition and clean-up by approximately $0.4 million. As of June 30, 2014 we had an accrual of approximately $1.0 million reflected in accrued liabilities.

Collective Bargaining Agreements – We are party to collective bargaining agreements for most of our manufacturing and distribution employees. On March 9, 2013, we signed a five-year collective bargaining agreement with the United Steelworkers covering our Monaca, Pennsylvania, manufacturing plant. This agreement covers the period from March 9, 2013, through September 30, 2017. On October 1, 2013, we signed a three-year collective bargaining agreement with the United Steelworkers covering our Lancaster, Ohio, manufacturing and distribution facilities. This agreement covers the period from October 1, 2013, through September 30, 2016. On October 16, 2013, we signed a three-year collective bargaining agreement with the United Steelworkers covering our Lancaster, Ohio, mold makers. This agreement covers the period from October 16, 2013 through September 30, 2016.

On July 30, 2014, we signed a Memorandum of Agreement (“MOA”) with the United Steelworkers covering our Lancaster, Ohio, manufacturing and distribution facilities, and a separate MOA with the United Steelworkers covering our Lancaster, Ohio, mold makers. This MOA amends the collective bargaining agreements dated October 1, 2013, and October 16, 2013 to provide changes for: (i) lower wage rates, (ii) an annual profit sharing, (iii) changes to health insurance and 401(k) benefit plans, (iv) certain expenditures at the Lancaster facility, and (iv) consultation and discussion related to certain transactions.

9. Debt

The following table is a summary of our debt outstanding (in thousands):

Short-Term Debt Instrument	Interest Rate	Maturity Date	June 30, 2014	December 31, 2013
U.K. short term borrowing	Variable	Annual renewal	$5,847	$7,802

Long-Term Debt Instrument	Interest Rate	Maturity Date	June 30, 2014	December 31, 2013
Term Loan	Variable	May 21, 2020	$247,499	$248,750
ABL Facility	Variable	May 21, 2018	26,584	15,635
Note payable – PBGC	4.50%	December 31, 2015	600	900
Capitalized leases	Various Fixed		41	171

Total Long-Term Debt			274,724	265,456
Less: Current Portion			(2,841)	(2,972)

Long-Term Debt			$271,883	$262,484

Term Loan Credit Agreement

The Term Loan, completed on May 21, 2013, refinanced the $150.0 million term loan facility (the “Old Term Loan”) and was syndicated by Deutsche Bank AG as administrative agent for the syndicated lenders. The principal amount of the Term Loan is $250.0 million, and it has a maturity date of May 21, 2020. Anchor Hocking and Oneida are co-borrowers (“Borrowers”) under the Term Loan. The Term Loan is guaranteed by Universal and its domestic subsidiaries. The Term Loan is secured on first-priority basis by the assets of Universal and its domestic subsidiaries, other than with respect to the assets securing the ABL Facility, which secure the Term Loan facility on a second-priority basis. Principal amortization is payable in consecutive quarterly installments beginning September 30, 2013, in the amount of 0.25% of the amount of the Term Loan outstanding on the Term Loan closing date until maturity. The Borrowers are also obligated to make mandatory prepayments upon the occurrence of certain events, including additional debt issuances, common and preferred stock issuances, certain asset sales, and excess cash flow generation.

As of June 30, 2014, at the Borrowers’ option, borrowings under the Term Loan bore interest at either: (i) Eurodollar Rate or (ii) the Base Rate (which means for any day, a rate per annum equal to the greatest of: (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, and (c) the Eurodollar Rate for a one month interest period plus 1.00%; provided that the Base Rate will be deemed to be no less than 2.25%). The Term Loan had a Eurodollar Rate floor of 1.25%. For Eurodollar Rate and Base Rate borrowings, the applicable interest rate margin was a fixed 6.25% and 5.25%, respectively. In connection with the refinancing of the Term Loan, we capitalized deferred financing fees of $8.6 million and wrote off $6.2 million associated with the refinanced Old Term Loan. As of June 30, 2014, approximately $7.3 million in deferred fees relating to our term loan were being amortized over the remaining life of the agreement.

As of June 30, 2014, the Borrowers were in default under the Term Loan as a result of the failure to comply with the required maximum leverage and interest coverage ratios. On July 30, 2014, the Borrowers entered into a Waiver and Amendment No. 1 to Term Loan Agreement, which provided for, among other things, a waiver of the defaults existing under the Term Loan at March 31, 2014 and June 30, 2014, and an increase in the applicable interest rate margin of 2.00% for both Eurodollar Rate and Base Rate borrowings, of which 0.25% is payable in cash on a monthly basis and 1.75% is payable in kind on a quarterly basis. See Note 16 Subsequent Events for a description of the terms of the Waiver and Amendment No. 1 to the Term Loan Agreement.

Asset-Based Revolving Credit Facility

The second amendment and restatement of our ABL Facility (the “ABL Credit Agreement”), completed on May 21, 2013, provides borrowings for general corporate purposes having a maximum initial commitment of $50.0 million and a $20.0 million sub-limit for letters of credit and a swing line sub-limit equal to the greater of $5.0 million or 10% of the maximum credit. The facility matures on May 21, 2018. The Borrowers may request an increase in the commitment under the ABL Facility up to an additional $25.0 million in the aggregate, at the discretion of the lenders and subject to borrowing base limitations under the ABL Facility and compliance with a fixed charge coverage ratio financial covenant if adjusted availability under the ABL Facility is below a specified amount. On October 28, 2013, the Borrowers were granted an increase of the maximum commitment under the ABL Facility by $5.0 million to a total of $55.0 million. Availability under the ABL Facility is subject to an asset-based borrowing formula based on eligible accounts receivable and inventory. At June 30, 2014, we had outstanding ABL Facility borrowings of approximately $26.6 million subject to variable interest rates (average rate of 3.2%) and excess availability under the ABL Facility of $11.0 million to be drawn upon as needed (which includes a reduction of $10.5 million for outstanding standby letters of credit). The ABL Facility is guaranteed by Universal and its domestic subsidiaries. The ABL Facility is secured on a first-priority basis by certain current assets, such as accounts receivable, inventory, cash, securities, deposit accounts, and securities accounts.

Borrowings under the ABL Facility bear interest at either: (i) LIBO Rate or (ii) the Base Rate (which means for any day, a rate per annum equal to the greater of: (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, and (c) the LIBO Rate plus 1.00%). In addition, the facilities have applicable interest rate margins. For LIBO Rate and Base Rate borrowings, the margin is determined according to an availability matrix. The margin at June 30, 2014, was 2.00% and 1.00% for LIBO and Base Rate, respectively. In connection with amending and restating the ABL revolving credit facility (the “Old ABL Facility”), which had a maximum availability of $85.0 million, we capitalized deferred financing fees of $0.2 million and wrote off $0.3 million. As of June 30, 2014, approximately $1.1 million in deferred fees relating to the ABL Facility were being amortized over the remaining life of the agreement.

On May 14, 2014, the Borrowers entered into Amendment No. 1 to the ABL Credit Agreement to include a larger percentage of suppressed borrowing base assets in the determination of adjusted availability from May 13, 2014 through May 30, 2014. This amendment allowed the Borrowers to borrow up to an additional $4.125 million under the ABL Facility during this period without triggering the requirement to satisfy the fixed charge ratio covenant under the ABL Facility.

On May 30, 2014, the Borrowers entered into Amendment No. 2 to the ABL Credit Agreement to extend the period during which the increase in availability, which was previously set to expire on May 30, 2014, to the earlier of (i) June 30, 2014 and (ii) the date on which the forbearance period under the Forbearance Agreement (as described below) with the Term Loan lenders terminates.

Amendment No. 2 to the ABL Credit Agreement increased the applicable margin for interest rates and lowered the thresholds for rate tiers 1 and 2 applicable to borrowings under the ABL Facility, so that the applicable margin is based upon the quarterly average availability for the immediately preceding three month period as follows:

Tier	Quarterly Average Availability	Applicable LIBO Rate Margin	Applicable Base Rate Margin
1	Greater than 30% of the maximum revolver amount	2.00%	1.00%
2	Greater than 15% of the maximum revolver amount but less than 30% of the maximum revolver amount	2.25%	1.25%
3	Less than 15% of the maximum revolver amount	2.50%	1.50%

Amendment No. 2 to the ABL Credit Agreement provided that the collateral agent under the ABL Credit Agreement may exercise cash dominion over certain of the Borrowers’ and guarantors’ deposit accounts whether or not an availability triggering event specified in the ABL Credit Agreement has occurred or is continuing. Amendment No. 2 to the ABL Credit Agreement also provided that the administrative agent under the ABL Credit Agreement is authorized to engage a financial advisor, at the Borrower’s expense, to review the Borrowers’ books and records, projections and budgets and information regarding the collateral.

On June 30, 2014, July 15, 2014 and July 22, 2014, the Borrowers entered into further amendments to the ABL Credit Agreement to extend the period of increased availability through July 29, 2014. On July 30, 2014, the Borrowers entered into Amendment No. 6 to the ABL Credit Agreement, which increased the maximum revolver commitment to $60.0 million. See Note 16 Subsequent Events for a description of the terms of Amendment No. 6 to the ABL Credit Agreement.

Terms, Covenants and Compliance Status

The ABL Facility and Term Loan each contain customary operating and financial conditions and covenants, including but not limited to restrictions on additional indebtedness, mergers and acquisitions, liens, investments, issuances of capital stock, and dividends. In addition, the Term Loan required that a maximum leverage ratio and minimum interest coverage ratio be maintained. The ABL Facility required that a certain minimum fixed charge coverage ratio be maintained if adjusted availability (as defined under the agreement) is below 12.5% of the Maximum Revolver Amount, or $6.9 million, at June 30, 2014. At June 30, 2014, the fixed charge coverage ratio covenant under the ABL Facility was not operative as availability was greater than $6.9 million. Failure to satisfy any of the covenants could result in an event of default that could result in an inability to access the funds necessary to fund our operations.

We were in default of the consolidated leverage ratio and the consolidated interest coverage ratio covenants under the Term Loan Agreement for the fiscal quarters ended March 31, 2014 and June 30, 2014, and as of June 30, 2014, we anticipated that we would be out of compliance with the consolidated leverage ratio and consolidated interest coverage ratio covenants for the balance of 2014. Because we anticipated that we would not be in compliance for the remainder of 2014, we pursued a waiver, forbearance or amendment from our lenders, and explored other potential sources of debt and equity financing. The board of directors formed a special committee comprised of certain independent directors unaffiliated with the Monomoy Funds to assist the board of directors in seeking a waiver or forbearance of the existing covenant breaches and an amendment to the Term Loan Agreement, as well as evaluating the Company’s alternatives with respect to equity and debt financing. The special committee retained Jefferies LLC and Schulte, Roth and Zabel LLP to assist it in reviewing these alternatives.

On May 30, 2014, the Borrowers, Universal and certain of the Company’s subsidiaries party thereto (the “Loan Parties”) entered into a Forbearance Agreement (the “Forbearance Agreement”) with Deutsche Bank AG New York Branch, as administrative agent under the Term Loan (the “Administrative Agent”), and the requisite lenders party thereto (the “Lenders”), relating to the Term Loan Agreement. Pursuant to the Forbearance Agreement, the Administrative Agent and the Lenders agreed to forbear, during a specified forbearance period, from exercising rights and remedies (including enforcement and collection actions) with respect to or arising out of the events of default that occurred as a result of the Borrowers’ failure to comply with (i) the maximum consolidated leverage ratio covenant and (ii) the minimum interest coverage ratio covenant, in each case for the fiscal quarter ended March 31, 2014 (the “Specified Defaults”). The forbearance period (the “Forbearance Period”) under the Forbearance Agreement was originally set to expire on June 30, 2014. Subsequent amendments to the Forbearance Agreement extended such agreement through July 29, 2014.

On July 30, 2014, in connection with the new equity investment from certain funds affiliated with Monomoy Capital Partners (the “Monomoy Funds”), the Loan Parties entered into a Waiver and Amendment No. 1 to Term Loan Agreement (the “Term Loan Amendment”), which provided for, among other things, a waiver of the events of default that occurred as a result of the Borrowers’ failure to comply with the consolidated leverage ratio and interest coverage ratio covenants for the fiscal quarter ended March 31, 2014 and certain amendments to the Term Loan Agreement. As a result of the Term Loan Amendment, we were no longer required to comply with consolidated leverage ratio and the consolidated interest coverage ratio covenants as of June 30, 2014. In connection with the Term Loan Amendment, the Borrowers paid an amendment fee of 0.5% of the Term Loan then outstanding. See Note 16 Subsequent Events for a description of the Term Loan Amendment.

Although the Term Loan Amendment gave us temporary relief from financial covenant compliance in the near future, we will be required to comply with a minimum EBITDA covenant in the quarters ending March 31, 2015 and June 30, 2015 and consolidated leverage ratio and the consolidated interest coverage ratio covenants beginning with the quarter ending September 30, 2015. Our ability to comply with these covenants, when applicable, depends on a number of factors, some of which are outside of our control. Based on our current forecast, we believe that we will be able to maintain compliance with these financial covenants when they apply; however, no assurances can be given that we will be able to comply. We base our forecasts on historical experience, industry forecasts and various other assumptions that we believe are reasonable under the circumstances. If actual revenue is less than our current forecast, or if we do not achieve operational improvements and cost savings, we could violate the financial covenants again in the future.

If we do not comply with the financial covenants in the future, and we do not obtain a waiver or forbearance and an amendment from our lenders or equity contributions sufficient to utilize the equity “cure” provision in the Term Loan Agreement, it will result in an uncured default under the Term Loan Agreement. If this default under the Term Loan Agreement is not cured or waived, the indebtedness under the Term Loan Agreement could be declared immediately due and payable and, upon acceleration of the outstanding indebtedness under the Term Loan, we would be in default under our ABL Facility and our U.K. Revolver and we would be precluded from borrowing under our ABL Facility and U.K. Revolver. If we are unable to borrow under the ABL Facility or the U.K. Revolver, we will need to meet our capital requirements using other sources. Alternative sources of liquidity may not be available on acceptable terms if at all. Even if we are able to obtain an amendment, forbearance agreement or waiver in the future, we may be required to agree to other changes in the Term Loan Agreement, including increased interest rates or premiums, more restrictive covenants and/or pay a fee for such amendment, forbearance agreement or waiver. Any of these events would have a material adverse effect on our business, financial condition and liquidity.

PBGC Promissory Note

On September 15, 2006, Oneida issued a $3.0 million promissory note to the Pension Benefit Guaranty Corporation payable in equal installments annually over 10 years. As of June 30, 2014, approximately $0.6 million was outstanding on the promissory note. Interest with respect to the promissory note is paid annually at a rate of 4.5%. The promissory note matures on December 31, 2015.

U.K. Short Term Borrowing

We maintain a borrowing facility to support working capital requirements at our United Kingdom subsidiary operations with Burdale Financial Limited, an affiliate of our U.S. lender, Wells Fargo (the “U.K. Revolver”). The borrowers under such facility are Oneida International Limited and Oneida U.K. Limited. The U.K. Revolver has a £7.0 million maximum collateral commitment based on eligible inventory and accounts receivable at our United Kingdom subsidiary. Borrowings under the U.K. Revolver are guaranteed by the Company. Our U.K. subsidiary is currently in default under the terms of the U.K. Revolver. On July 31, 2014, Burdale entered into a forbearance agreement with our U.K. subsidiary regarding specific events of default of the terms of the U.K. Revolver and as a result it is not currently precluded from borrowing under the U.K. Revolver. However, our lender may terminate the forbearance at any time and seek remedies as described more fully in Item 1A – Risk Factors. The events of default include (i) failure to deliver statutory accounts to our lender; (ii) over advances in May and July 2014; (iii) the amount of overdue accounts payable exceeding the limits specified in the agreement and (iv) cross default on the ABL Facility. While we have cured the over-advances and are not in default under the ABL Facility, and although we are in compliance with local statutory filing requirements, we have not yet delivered the required statutory accounts and we remain substantially over the allowed overdue payments limit. If Burdale were to terminate the forbearance agreement and accelerate our outstanding borrowings thereunder, we believe that we have sufficient liquidity to repay the borrowings and would seek to pursue other financing options.

10. Income Taxes

We account for taxes under the liability method of computing deferred income taxes. Under the liability method, deferred income taxes are based on the tax effect of temporary differences between the financial statement and tax basis of assets and liabilities and are adjusted for tax rate changes as they occur. Deferred tax assets are reduced by valuation allowances to the extent their realization is uncertain.

The following table summarizes our provision for income taxes and the related effective tax rates:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Loss before income taxes	$(27,818)	$(2,862)	$(45,520)	$(1,763)
Income tax expense (benefit)	(901)	(662)	19,773	240
Effective tax rate	3.2%	23.1%	(43.4)%	(13.6)%

For the three and six months ended June 30, 2014, we recorded a 3.2% and (43.4)% effective tax rate compared to 23.1% and (13.6)% for the three and six months ended June 30, 2013, respectively. The tax rate for the three and six months ended June 30, 2014 differs from the U.S. statutory tax rate of 34% mainly due to the recognition of a full valuation allowance associated with our U.S. net deferred tax assets during the quarter and the continued recognition of a full valuation allowance in certain of our foreign jurisdictions.

After taking into account the pre-tax loss incurred during the three months ended March 31, 2014, we determined that a full valuation allowance should be recorded against the entire net deferred tax asset that was recognized at December 31, 2013. Negative evidence in the form of a recent history of losses resulted in the determination that the realized net deferred tax asset of $20.7 million at March 31, 2014, should be fully reserved. In considering the need for the additional valuation allowance, we ignored netting a deferred tax liability of $9.3 million associated with indefinite long-lived intangibles because these liabilities cannot be used to offset our net deferred tax asset when determining the amount of valuation allowance required. In light of our higher than expected losses in the current quarter and expected losses going forward, we will continue to recognize a full valuation allowance for deferred taxes, net of the tax effects of the indefinite long-lived intangibles, until substantial positive evidence supports its reversal.

11. Employee Benefit Plans

Pension Benefit Plans – We sponsor various qualified and non-qualified pension plans in the United States and United Kingdom which cover all eligible employees, as defined. Our qualified pension liability relates to two defined benefit plans: one covering the former salaried and union employees of Buffalo China, which are frozen, and a defined benefit plan covering employees in the U.K. Our non-qualified pension plan liability relates to two unfunded plans designed to provide additional retirement benefits to former executives of Oneida; the Supplemental Executive Retirement Plan and the Restoration Plan. Our policy is to make annual contributions to the plans to fund the normal cost as required by local regulations. We anticipate contributing approximately $2.0 million to our pension plans for the full year 2014.

The components of net periodic benefit cost are as follows (in thousands):

	Three Months Ended June 30,						Six Months Ended June 30,
	Pension Benefits – Qualified Plans				Pension Benefits – Non-qualified Plans		Pension Benefits – Qualified Plans				Pension Benefits – Non-qualified Plans
	U.S. Plans		Non-U.S. Plans				U.S. Plans		Non-U.S. Plans
	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
Service cost	$—	$—	$3	$3	$—	$—	$—	$—	$6	$6	$—	$—
Interest cost	290	277	54	54	103	104	580	554	108	108	206	208
Expected return on plan assets	(371)	(338)	(119)	(87)	—	—	(742)	(677)	(238)	(174)	—	—

Net periodic benefit cost	(81)	(61)	(62)	(30)	103	104	(162)	(123)	(124)	(60)	206	208

Net benefit cost	$(81)	$(61)	$(62)	$(30)	$103	$104	$(162)	$(123)	$(124)	$(60)	$206	$208

Other Post-Retirement Benefit Plans – We sponsor various other post-retirement benefit plans of our Anchor Hocking and Oneida subsidiaries which provide certain healthcare and life insurance benefits. Based on the size and nature of the liability we have elected to perform an ASC 715-60 calculation of the post-retirement health benefits for our Oneida Canada (non-U.S. Plan) on a biennial basis. Therefore the liability for 2013 is based on the calculation done for December 31, 2012, and will be re-valued in 2014. Our policy is to make annual contributions to the plans to fund the normal cost as required by local regulations.

The components of net periodic benefit cost are as follows (in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,
	Other Post-retirement Benefit Plans				Other Post-retirement Benefit Plans
	U.S. Plans		Non-U.S. Plans		U.S. Plans		Non-U.S. Plans
	2014	2013	2014	2013	2014	2013	2014	2013
Service cost	$7	$7	$—	$—	$14	$14	$—	$—
Interest cost	6	5	—	4	12	10	—	7
Expected return on plan assets	—	—	—	—	—	—	—	—
Recognized actuarial (gain) loss	(8)	(8)	—	3	(16)	(15)	—	5

Net periodic benefit cost	5	4	—	7	10	9	—	12

Net benefit cost	$5	$4	$—	$7	$10	$9	$—	$12

12. Stockholders’ Equity (Deficit)

Common Stock – Our authorized capital stock consists of 100,000,000 shares of common stock with a par value of $0.0001 per share, with 20,563,059 shares outstanding as of June 30, 2014.

Preferred Stock – Our authorized capital stock consists of 1,000,000 shares of preferred stock with a par value of $0.0001 per share, with no shares outstanding as of June 30, 2014.

Earnings Per Share – Basic earnings per share is determined by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share, and all other diluted per share amounts presented, are determined by dividing net income by the weighted average number of common shares and potential common shares outstanding during the period as determined by the Treasury Stock Method. Under the treasury stock method, the tax-effected proceeds that hypothetically would be received from the exercise of all in-the-money options are assumed to be used to repurchase shares. Potential common shares are included in the diluted earnings per share calculation when dilutive. Diluted earnings per share for the three months ended June 30, 2014 and 2013, include the effects of potential common shares consisting of common stock issuable upon exercise of outstanding stock options and warrants when dilutive (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net (loss) income attributable to common stockholders – basic and diluted	$(26,898)	$(2,200)	$(65,237)	$(2,003)

Weighted average number of common shares outstanding	20,559	14,741	20,554	13,473
Dilutive effect of outstanding stock options and warrants after application of the treasury stock method	—	—	—	—

Dilutive shares outstanding	20,559	14,741	20,554	13,473

Basic (loss) earnings per share attributable to common stockholders	$(1.31)	$(0.15)	$(3.17)	$(0.15)

Diluted (loss) earnings per share attributable to common stockholders	$(1.31)	$(0.15)	$(3.17)	$(0.15)

For the three months ended June 30, 2014, diluted earnings per share exclude approximately 304,563 shares issuable upon exercise of outstanding stock options and 5,838,334 shares underlying our warrants as the effect would have been anti-dilutive. Earnout Shares of 1,250,000 and 284,091 shares held by sponsors of ROI have not been considered in the basic or diluted per share calculation since they have not vested as of June 30, 2014.

As of June 30, 2014, there were 304,563 shares of common stock issuable upon exercise of outstanding options and 5,838,334 shares of common stock issuable upon exercise of outstanding warrants.

Common Stock Warrants – We issued 11,676,667 warrants, which are exercisable for 5,838,334 shares of common stock at $6.00 per half share which expire on May 21, 2018.

New Equity Investment – On July 30, 2014, the Company issued (i) Series A Senior Redeemable Preferred Stock and warrants, which are exercisable for 4,438,004 shares of common stock at $0.01 per share, to the Monomoy Funds, and (ii) warrants, which are exercisable for 2,958,670 shares of common stock at $0.01 per share, to the consenting lenders to the Term Loan Amendment (the “Lenders Warrants”). See Note 16 Subsequent Events.

Dividends – The terms of the Term Loan and ABL Facilities restrict the payment or distribution of our cash or other assets, including cash dividend payments.

13. Share-Based Compensation

Share-based compensation is accounted for in accordance with FASB ASC Topic 718, Compensation – Stock Compensation (“ASC 718”) and FASB ASC Topic 505-50, Equity – Equity Based Payment to Non-Employees (“ASC 505-50”), which requires companies to estimate the fair value of share-based awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense in the Company’s consolidated statements of operations over the requisite service periods. We use the straight-line method of expensing stock options to recognize compensation expense in its consolidated statements of operations for all share-based awards. Because share-based compensation expense is based on awards that are ultimately expected to vest, share-based compensation expense is reduced to account for estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. For stock options granted in 2013 and 2012, the compensation expense is based on the grant date fair value estimated in accordance with the provisions of ASC 718.

The following table summarizes our share-based compensation expense (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Share-based compensation expense	$161	$39	$101	$78

Stock Option Grants – In 2012, Former EveryWare adopted the EveryWare Global, Inc. 2012 Stock Option Plan (the “2012 Plan”). The provisions of the 2012 Plan allow the awarding of nonqualified stock options on our common stock to key employees and directors. Shares of Former EveryWare’s nonvoting common stock authorized and issued under the 2012 Plan were converted to equivalent shares of our common stock as a result of the Business Combination. The aggregate number of options on our common stock that may be granted under the 2012 Plan may not exceed 1,354,993 shares. In 2012, options to acquire 583,635 shares of nonvoting common stock were issued to certain senior executives and members of the Board of Directors. Of these, 233,454 are subject to non-performance time vesting conditions (time vested) and 350,181 are subject to performance vesting conditions.

Time vesting options vest ratably and become exercisable over a period of five years from the date of grant; however, time vesting options will accelerate and vest and become exercisable upon the consummation of certain change of control transactions. Performance vesting options vest on the achievement of certain net investment return thresholds of Former EveryWare stockholders and become exercisable only upon the achievement of these investment return thresholds and the consummation of certain change of control transactions. The Business Combination did not result in a change in control with regard to the time vested or performance options. Each of the options expires 10 years after its date of grant.

In 2013, we adopted the EveryWare Global, Inc. 2013 Omnibus Incentive Compensation Plan (the “2013 Plan”). The provisions of the 2013 Plan allow the awarding of a variety of stock award types to our employees and directors of the Company. The aggregate number of options of our common stock that may be granted under the 2013 Plan may not exceed 870,000 shares. During 2013, there were grants of 352,674 of stock options. During 2014, there were grants of 70,000 of stock options. All option grants have an exercise price equal to the fair market value of the underlying stock on the grant date. All of the options issued are subject to time vesting conditions and vest ratably and become exercisable over a period of two years to five years from the date of grant. Each of the options expires 10 years after its date of grant. Options granted under the 2013 Plan are not subject to accelerated vesting and do not become exercisable upon the consummation of any change of control transaction. There were no performance based options issued in 2013 or 2014 under the 2013 Plan.

A summary of the status of our Non-Performance stock options as of June 30, 2014 and changes during the six month period ending June 30, 2014 are presented below:

Non-Performance Stock Options	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (000’s)
Outstanding at December 31, 2013	568,516	$9.15	9.3	$476
Granted	70,000	1.33	9.9	—
Exercised	—	—	0	—
Forfeited	(333,953)	8.63	0	—

Outstanding at June 30, 2014	304,563	$7.96	8.8	$—

Exercisable at June 30, 2014	38,041	$11.83	8.8	$—

Nonvested at June 30, 2014, expected to vest	266,522	$7.40	8.3	$—

A summary of the changes for our Performance stock options for the period ended as follows:

Performance Stock Options	June 30, 2014	December 31, 2013
Balance – Beginning of the year	333,921	350,181
Granted	—	—
Vested	—	—
Forefeited	(288,613)	(16,260)

Balance – June 30, 2014	45,308	333,921

As of June 30, 2014, the total unrecognized compensation cost related to non-vested options granted was $0.9 million for the non-performance options and $0.1 million for the performance options. For the three months ended June 30, 2014, compensation expense related to the non-performance options was $0.2 million and for the six months ended June 30, 2014 compensation income was $0.1 million. For the three months ended June 30, 2014, compensation expense recorded related to the performance options was $0.0 million and $0.0 million, respectively.

Restricted Stock Awards – Restricted stock is a grant of shares of common stock that may not be sold, encumbered or disposed of, and that may be forfeited in the event of certain terminations of employment prior to the end of a restricted period set by the compensation committee of the board of directors. A participant granted restricted stock generally has all of the rights of a stockholder, unless the compensation committee determines otherwise.

In 2013, we awarded 28,911 shares of common stock to nonemployee members of our Board of Directors under the 2013 Plan with a grant date fair value of $0.2 million. The total compensation expense relating to awards of restricted stock was $0.2 million for the year ended December 31, 2013. In 2014, we awarded 45,739 shares of common stock to nonemployee members of our Board of Directors under the 2013 plan with a grant date fair value of $0.4 million. For the three and six ended June 30, 2014 compensation expense relating to awards of restricted stock was $0.1 million and 0.2 million, respectively.

Shares can no longer be issued under the 2012 Plan. As of June 30, 2014, a total of 520,992 shares were available from the 870,000 shares authorized for award under our 2013 Plan, including cumulative forfeitures.

Repurchase of Common Stock – We did not repurchase any of our common stock during 2014.

14. Comprehensive Income (Loss)

Comprehensive income (loss), in addition to net income (loss), includes as income or loss the following items, which if present are included in the equity section of the balance sheet: unrealized gains and losses on certain investments in debt and equity securities; foreign currency translation; gains and losses on derivative instruments designated as cash flow hedges; and pension and post-retirement liability adjustments. We disclose comprehensive loss in the consolidated statements of stockholders’ deficit. The following table summarizes the changes in accumulated other comprehensive loss for the six months ended June 30, 2014 (in thousands):

	Foreign Currency Translation	Pension and Other Post- retirement Benefit Plans	Natural Gas Hedges	Total Accumulated Other Comprehensive Loss
Balance at December 31, 2013	$(1,072)	$2,757	$42	$1,727

Other comprehensive income (loss) before reclassifications	118	—	259	377
Amounts reclassified from accumulated other comprehensive loss	—	—	(82)	(82)

Net period change	118	—	177	295
Tax effect	—	—	—	—

Balance at June 30, 2014	$(954)	$2,757	$219	$2,022

Amounts reclassified from accumulated in other comprehensive loss to (loss) earnings during the three and six months ended June 30, 2014 and 2013 were as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Natural gas hedge
Net (gain) loss reclassified to earnings	(65)	302	$(82)	$1,104

Total before tax	(65)	302	(82)	1,104
Tax provision (benefit)	—	(113)	—	(414)

Net of Tax	(65)	189	$(82)	$690

We recognize net periodic pension cost, which includes amortization of net actuarial gains and losses, in selling, distribution and administrative expense and cost of sales, depending on the functional area of the underlying employees included in the plans.

Our derivative instruments primarily include foreign currency forward agreements related to certain forecasted inventory purchases from suppliers and usage of natural gas in production of finished goods. We recognize the realized gains and losses on derivative instruments in the same line item as the hedged transaction, cost of sales, or other (income) and expense.

15. Segment Reporting

We operate our business in four segments: consumer, foodservice, specialty and international. The international segment includes all countries in which we operate other than the U.S. and Canada.

•

Consumer: Our consumer segment provides a broad array of tabletop, food preparation, and pantry products at a variety of price points to retail customers, primarily under the Anchor Hocking® and ONEIDA® brands and through licensing arrangements. Sales in our consumer segment are made to mass merchants, discount retailers, specialty stores, department stores, and grocery stores, as well as to consumers through our e-commerce site. We believe our consumer customers select us based on our breadth of category assortment, innovative products, brand recognition strength, consistent quality, and reliable service.

•	Foodservice: Our foodservice segment provides flatware, dinnerware, beverageware, barware, hollowware, and banquetware to the foodservice industry. Sales in our foodservice segment are made to equipment and supply dealers, broadline distributors, hotels, casinos, and chain restaurants, as well as airlines and cruiselines. We believe our foodservice customers rely on our broad product portfolio, superior design and innovation, reliable service, and brand recognition strength.

•	Specialty: Our specialty segment offers glassware products to candle and floral wholesalers, direct sellers, industrial lighting manufacturers and distillers, and distributors of premium spirits. We offer a variety of accessories for taper, pillar, votive and tealite candles, and floral vases in a broad range of styles, patterns, and colors. We also sell customized spirit bottles to domestic and international premium spirit distillers. We believe our specialty customers select us because of our reliability, operating flexibility and unique manufacturing capabilities, design and innovation, and strong customer service.

•	International: Our international segment serves customers in over 65 countries outside the U.S. and Canada, including customers in the European Union, Latin America, the Caribbean, Africa, the Middle East, and Asia. Our international segment includes all product categories in the consumer and foodservice markets in the countries in which we operate. We sell both our U.S. and United Kingdom manufactured glassware and bakeware and our sourced flatware, dinnerware, barware, hollowware, and banquetware internationally. We primarily market our products internationally under the Viners®, Anchor Hocking®, Sant’ Andrea®, Mermaid®, George Wilkinson®, Great British Bakeware®, Longlife®, Ana Maria Braga®, W.A. Rogers®, and ONEIDA® brands.

We evaluate the performance of our segments based on revenue, and measure segment performance based upon segment (loss) income before taxes before unallocated manufacturing costs, unallocated selling, distribution, and administrative costs, other expense (income) and interest expense (“segment contribution”). Given the nature of our operations, we do not categorize and manage assets by reportable segment but rather on a company-wide level.

The following table presents our segment information (in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,
	2014		2013		2014		2013
	Revenues	%	Revenues	%	Revenues	%	Revenues	%
Net revenue
Consumer	$27,853	27.9%	$30,323	30.1%	$60,440	31.1%	$65,067	32.5%
Foodservice	29,386	29.4%	34,299	34.0%	54,712	28.1%	65,078	32.5%
Specialty	28,496	28.6%	25,424	25.2%	51,646	26.5%	48,826	24.4%
International	12,444	12.5%	9,190	9.1%	24,627	12.7%	17,996	9.0%

Total segment net revenue	98,179	98.4%	99,236	98.4%	191,425	98.4%	196,967	98.4%
License fees	1,615	1.6%	1,613	1.6%	3,211	1.6%	3,222	1.6%

Total revenue	$99,794	100.0%	$100,849	100.0%	$194,636	100.0%	$200,189	100.0%

Segment contribution and % before unallocated costs
Consumer	$5,150	18.5%	$3,748	12.4%	$9,359	15.5%	$7,170	11.0%
Foodservice	6,847	23.3%	9,017	26.3%	12,794	23.4%	16,833	25.9%
Specialty	5,546	19.5%	3,591	14.1%	8,741	16.9%	6,681	13.7%
International	(338)	(2.7)%	340	3.7%	(205)	(0.8)%	1,059	5.9%

Total segment contribution	$17,205		$16,696		$30,689		$31,743
Less:
Unallocated manufacturing costs	14,090		(2,554)		22,578		(4,357)
Unallocated selling, distribution and administrative expense	20,699		9,318		37,279		20,861
Loss (gain) on disposal of asset	180		(4)		180		(4)
Long-lived, intangible asset impairment	4,875		—		5,447		—
Other (income) expense	(428)		149		(443)		218
Interest expense	5,607		12,649		11,168		16,788

Loss before taxes	$(27,818)		$(2,862)		$(45,520)		$(1,763)

16. Subsequent Events

Facilities Update

During the three months ended June 30, 2014, we made the decision to shut down production for a period of time at our two U.S. manufacturing facilities to preserve cash and reduce inventory. As a result of the shut down, which began on approximately May 15, 2014, we furloughed approximately 1,200 employees; however distribution and shipping operations were uninterrupted during that time. We restarted two out of three furnaces at our Lancaster facility on July 14, 2014, with one of our furnaces indefinitely shut down. All production lines at our Monaca facility were restarted on July 21, 2014.

As a result of the production shut down and because certain of our manufacturing costs and a significant portion of our selling, general and administrative expenses are fixed, lower production levels had a negative impact on gross margin and cash flow for the three and six months ended June 30, 2014, due to lower overhead absorption which increased our cost of sales by approximately $9.1 million and $16.3 million, respectively. See “Results of Operations-Cost of Sales” below. In addition, because the shut down of our facilities discussed above impacted a significant portion of the month of July, there will be a negative impact on our operating income for fiscal quarter ending September 30, 2014, due to lower overhead absorption which will increase our cost of sales.

New Equity Investment and Credit Agreement Amendments

Securities Purchase Agreement

On July 30, 2014 (the “Closing Date”), the Company and the Monomoy Funds entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which the Monomoy Funds agreed to invest $20.0 million in return for Series A Senior Redeemable Preferred Stock (the “Preferred Stock”) and warrants to acquire 4,438,004 shares of the Company’s common stock (the “Sponsor Warrants”). Pursuant to the Certificate of Designation (the “Certificate of Designation”) authorizing the Preferred Stock, the Preferred Stock ranks senior to all other capital securities of the Company (any such security, a “Junior Security”). The Monomoy Funds received a fee of $1.2 million for investing in the Preferred Stock, which was paid in additional shares of the Preferred Stock. As a result, the initial liquidation value of the Preferred Stock is $21.2 million. The Preferred Stock will accrue a 15% cumulative annual dividend on the Liquidation Preference, payable quarterly in kind and compounded quarterly. The dividends will be added to the Liquidation Preference each quarter. Upon the repayment of the Company’s current Term Loan, the 15% annual dividend will be paid in cash. The Company may redeem the Preferred Stock for cash, upon 60 days’ prior notice, at a price equal to 105% of Liquidation Preference (including all accrued and unpaid dividends). Upon a liquidation event, including certain changes of control, the holders of the Preferred Stock will be entitled to a payment in cash equal to then liquidation value of the Preferred Stock.

The Preferred Stock is not entitled to any voting rights, except that without the prior consent of the holders of a majority of the shares of Preferred Stock outstanding, the Company will not (i) authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of preferred stock, (ii) authorize, create or issue, or increase the number of authorized or issued shares of, any other capital stock of any class or series, except for Common Stock, (iii) declare or pay dividends or make any distributions in respect of any class or series of stock or purchase or redeem any junior securities, (iv) amend, alter or repeal any provisions of the Company’s certificate of incorporation (including the Certificate of Designations) or bylaws, or the charter or bylaws of any subsidiary of the Company, (v) enter into any transaction that would result in a change of control, (vi) amalgamate, consolidate, convert or merge with any other person, or enter into or form any partnership or joint venture or acquire any securities in any other person or (vii) authorize or adopt any equity incentive plan, increase the number of options or securities available for grant or issuance under an equity incentive plan, grant any allocation of options or securities under any equity incentive plan, amend or supplement any equity incentive plan or authorize or issue any incentive compensation in the form of securities outside of an equity incentive plan.

Pursuant to the Purchase Agreement, the Monomoy Funds also received the Sponsor Warrants, which have an exercise price of $0.01 per share, and a term of seven years. The Sponsor Warrants contain customary adjustments to account for any stock splits, reorganizations, recapitalizations, mergers, combinations, asset sales and stock dividends and similar events. If the Company makes a distribution to the holders of its Common Stock of any asset, including cash, or any security, including subscription rights, other than a distribution in connection with a liquidation, distribution or winding up of the Company and other than a stock dividend payable in Common Stock, then the Company will distribute to the holder of each Sponsor Warrant the portion of the distribution that a holder of the number of shares of Common Stock issuable upon exercise of the Sponsor Warrant would have received.

Unless and until the Company obtains any stockholder approval required by Nasdaq Listing Rule 5635 to permit full exercisability of the Sponsor Warrants, the number of shares of Common Stock for which the Sponsor Warrants will be exercisable will be limited to the number of shares of Common Stock that, when taken to together with all shares of Common Stock issued or issuable upon exercise of the Lender Warrants, would be equal to 19.9% of the outstanding shares of the Common Stock as of the Closing Date.

Term Loan Amendment

On the Closing Date, the Borrowers and Universal entered into Waiver and Amendment No. 1 to Term Loan Agreement (the “Term Loan Amendment”) governing the Term Loan, which provides for among other things, a waiver of the events of default that occurred as a result of the Borrowers’ failure to comply with the consolidated leverage ratio and interest coverage ratio covenants for the fiscal quarters ended March 31, 2014 and June 30, 2014, and amendments to the Term Loan Agreement. As a result of the Term Loan Amendment, the Borrowers are no longer required to comply with consolidated leverage ratio and the consolidated interest coverage ratio covenants as of June 30, 2014. In connection with the Term Loan Amendment, the Borrowers paid an amendment fee of 0.5% of the Term Loan then outstanding.

Term Loan Amendment provides for an increase in the applicable interest rate margin of 2.00% for both Eurodollar rate and Base rate borrowings, of which 0.25% is payable in cash on a monthly basis and 1.75% is payable in kind on a quarterly basis.

The Term Loan Amendment gives the Borrowers relief under the consolidated leverage ratio covenant and the interest coverage ratio covenants by eliminating the requirement to comply with these covenants until the quarter ending September 30, 2015. As amended, the maximum consolidated leverage ratio financial covenant requires Universal to maintain a maximum consolidated leverage ratio (as calculated in accordance with the Term Loan Agreement) as of the last day of any fiscal quarter beginning with the quarter ending September 30, 2015 as follows:

Beginning with the quarter ending:	Maximum Consolidated Leverage Ratio
September 30, 2015	11.20 : 1.00
December 31, 2015	8.60 : 1.00
March 31, 2016	8.00 : 1.00
June 30, 2016	7.40 : 1.00
September 30, 2016	7.00 : 1.00
December 31, 2016 and thereafter	6.30 : 1.00

As amended, the minimum interest coverage ratio financial covenant requires Universal to maintain a consolidated interest coverage ratio (as calculated in accordance with the Term Loan Agreement) as of the last day of any fiscal quarter beginning with the quarter ending September 30, 2015, as follows:

Beginning with the quarter ending:	Minimum Interest Coverage Ratio
September 30, 2015	1.25 : 1.00
December 31, 2015	1.55 : 1.00
March 31, 2016	1.70 : 1.00
June 30, 2016	1.75 : 1.00
September 30, 2016	1.75 : 1.00
December 31, 2016 and thereafter	1.75 : 1.00

The Term Loan Amendment adds another financial covenant, which requires Universal to maintain a minimum consolidated Adjusted EBITDA for the two fiscal quarters ending March 31, 2015 of $10.9 million and a minimum consolidated Adjusted EBITDA for the three fiscal quarters ending June 30, 2015 of $15.7 million.

Pursuant to the Term Loan Amendment, the time period during which voluntary prepayments of amounts outstanding under the Term Loan are permitted was extended so that the Borrowers may make voluntary prepayments, subject to prepayment premiums of 2% if made on or prior to March 31, 2015 and 1% if made on or prior to March 31, 2016.

In addition, the Term Loan Amendment provided for the issuance to the lenders under the Term Loan of warrants (the “Lender Warrants”) to purchase an aggregate of 2,958,670 shares of the Company’s common stock with an exercise price of $0.01 per share and a term of seven years. The Lender Warrants have terms that are substantially the same as the Sponsor Warrants. The Lender Warrants provide for customary adjustments to account for any stock splits, recapitalizations, mergers, combinations, asset sales, stock dividends and similar events. The Company will be required to file a registration statement to register the resale of the shares of Common Stock issued upon exercise of the Lender Warrants.

The Term Loan Amendment replaced the prior consolidated adjusted EBITDA measure used in the calculation of covenant compliance with a new measure called consolidated adjusted EBITDA. Consolidated adjusted EBITDA is defined in the Term Loan Amendment as consolidated net income plus depreciation expense, amortization expense, interest expense, tax expense, certain long-term incentive plan and other compensation expense, provision for LIFO and deferred variance adjustments for inventory valuations (provided that any amounts added back for provisions for LIFO and deferred variance adjustments for inventory valuations shall not exceed $3.5 million in any measurement period), extraordinary losses, cash restructuring charges, fees and expenses, as well as any professional fees (provided that the aggregate amount of all cash restructuring charges, fees and expenses added back shall not exceed $2.5 million for measurement periods ending on or before June 30, 2015 and shall not exceed $5.0 million for measurement periods ending after June 30, 2015, and the restructuring charges, fees and expenses or professional fees related to the new equity investment that closed on July 30, 2014 will not be subject to such limit), foreign currency translation gains or losses, fees, indemnities and expenses paid to the members of the board of directors, business interruption insurance proceeds, fees, costs or expenses incurred in connection with acquisitions or dispositions, the amount of certain “run rate” cost savings, operating expense reductions and cost synergies projected by us that are reasonably identifiable and factually supportable (subject to the limitation discussed below) and further adjusted to subtract, without duplication, cancellation of debt income arising as a result of the repurchase of Term Loans permitted under the agreement, non-cash gains included in consolidated net income, cash payments made in the measurement period in respect of non-cash charges taken in any prior measurement period, to the extent not deducted in the calculation of net income, actual fees, costs and expenses associated with the proceeds of business interruption insurance to the extent such amounts are the basis of such recovery and extraordinary gains.

Solely for the purpose of the computations of the consolidated leverage ratio, the consolidated first lien leverage ratio and the consolidated interest coverage ratio, if a permitted acquisition or disposition has occurred during the relevant period, consolidated adjusted EBITDA shall be calculated on a pro forma basis (as defined in and subject to the limitations set forth in the Term Loan Agreement), including all income and expense associated with the assets or entity acquired in connection with a permitted acquisition for them most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by us on a pro forma basis for the portion of the applicable period occurring prior to the date of the acquisition, giving effect to any cost savings, operating expense reductions and cost synergies that are reasonably identifiable and factually supportable, net of the amount of actual benefits realized during such period from such actions that are otherwise included in the calculation of consolidated adjusted EBITDA (provided that the aggregate amount of cost savings, operating expense reductions and cost synergies added back pursuant to this clause and the amount of “run rate” cost savings, operating expense reduction and cost synergies added back as described above for any period shall not exceed 7.0% of consolidated adjusted EBITDA for such period calculated on a pro forma basis after giving effect to all adjustments thereto).

ABL Amendment

On the Closing Date, the Borrowers and Universal entered into Amendment No. 6 to Second Amended and Restated Loan and Security Agreement (the “ABL Amendment No. 6”), which amended the ABL Facility to increase the maximum revolver amount available thereunder from $55.0 million to $60.0 million.

ABL Amendment No. 6 includes certain other amendments, including: (i) an agreement by Universal and the Borrowers to provide monthly operating financial reports to the administrative agent promptly after they are provided to the Company’s Board of Directors; (ii) an amendment to the covenant limiting distributions to eliminate the ability of Universal to pay dividends and make certain other distributions that they were previously entitled to make subject to certain conditions being met; and (iii) an amendment to the definition of EBITDA so that the add back for cash restructuring charges, fees and expenses and any professional fees was reduced from 15.0% to 12.5% of EBITDA for the applicable measurement period.

Unaudited Pro Forma Condensed Consolidated Financial Information

Introduction

On August 21, 2014, Oneida UK Limited (the “Seller”), an indirect, wholly owned subsidiary of EveryWare Global, Inc. (“EveryWare” or the “Company”), sold the share capital of Oneida International Limited (“Oneida”) pursuant to an Agreement (the “Share Purchase Agreement”) with HUK 54 Limited (the “Buyer”), a subsidiary of Hilco Capital Limited, for consideration of an aggregate of £3.7 million consisting of indebtedness repaid by Buyer at closing, including amounts due to the Company and the repayment of Oneida’s revolving credit facility (the “U.K. Revolver”) with Burdale Financial Limited (the “Sale”). Oneida comprised the Company’s business in the United Kingdom. The Sale did not include the right to license the ONEIDA ®, Anchor Hocking® or Sant’ Andrea® brands, which are retained by the Company, subject to a four month exclusive European and Middle East license and subsequent sell off right.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2014, reflects the pro forma effect as if the Share Purchase Agreement had been consumated on that date. The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2014, the year ended December 31, 2013, and the year ended December 31, 2012, include EveryWare’s historical statements of operations, adjusted to reflect the pro forma effect as if the Share Purchase Agreement had been consummated on January 1, 2012 (the first day of our 2012 fiscal year). The historical consolidated financial statements referred to above for EveryWare were included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, and Annual Report on Form 10-K for the year ended December 31, 2013. The accompanying unaudited pro forma condensed consolidated financial information and the historical consolidated financial information presented herein should be read in conjunction with the historical consolidated financial statements and notes thereto for EveryWare.

The unaudited pro forma financial statement information is based upon available information and assumptions that the Company believes are reasonable and has been provided for informational purposes only. The pro forma information is not necessarily indicative of what the Company’s financial position or results of operations actually would have been had the sale occurred as of the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the Company.

EveryWare Global, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(dollars in thousands)

	June 30, 2014
	As Reported	Adjustments	Pro Forma
ASSETS
Current assets:
Cash	$4,346	$(503)	$3,843
Trade accounts receivable, net	40,653	(6,647)	34,006
Other accounts and notes receivable	8,412	(3,820)	4,592
Inventories	101,518	(11,049)	90,469
Assets held for sale	425	—	425
Income taxes receivable	499	—	499
Deferred tax asset	—	—	—
Other current assets	8,396	(2,832)	5,564

Total current assets	164,249	(24,851)	139,398
Property, plant and equipment, net	50,516	(1,226)	49,290
Goodwill	8,452	—	8,452
Other intangible assets	43,658	(1,563)	42,095
Deferred tax asset	—	—	—
Other assets	7,464	(118)	7,346

Total assets	$274,339	$(27,758)	$246,581

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Short-term debt	$5,847	$(5,847)	$—
Accounts payable	50,790	(4,485)	46,305
Accrued liabilities	27,570	(5,009)	22,561
Income taxes payable	45	4	49
Accrued pension	2,001	(238)	1,763
Current portion of long-term debt	2,841	—	2,841
Other current liabilities	—	—	—

Total current liabilities	89,094	(15,575)	73,519
Revolver	26,584	—	26,584
Long-term debt	245,299	—	245,299
Pension and other post-retirement benefits	2,323	1,065	3,388
Income taxes payable	454	—	454
Deferred income taxes	9,254	—	9,254
Deferred gain on sale / leaseback	14,936	—	14,936
Other liabilities	12,700	—	12,700

Total liabilities	400,644	(14,510)	386,134

Stockholders’ equity:
Total EveryWare stockholders’ deficit	(126,232)	(13,248)	(139,480)

Non-controlling interest	(73)	—	(73)

Total stockholders’ deficit	(126,305)	(13,248)	(139,553)

Total liabilities and stockholders’ deficit	$274,339	$(27,758)	$246,581

EveryWare Global, Inc.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

(dollars in thousands, except per share amounts)

	Six months ended June 30, 2014
	As Reported	Adjustments	Pro Forma
Revenues:
Net sales	$191,425	$(18,037)	$173,388
Licensing fees	3,211	—	3,211

Total revenues	194,636	(18,037)	176,599
Cost of sales	169,128	(14,214)	154,914

Gross margin	25,508	(3,823)	21,685
Operating expenses:
Selling, distribution and administrative expenses	54,485	(9,380)	45,105
Restructuring expense (income)	191	(385)	(194)
Loss on disposal of assets	180	33	213
Long-lived asset impairment	2,231	—	2,231
Goodwill, intangible asset impairment	3,216	—	3,216

Total operating expenses	60,303	(9,732)	50,571

Loss from operations	(34,795)	5,909	(28,886)
Other (income) expense, net	(443)	162	(281)
Interest expense	11,168	(429)	10,739

Loss before income taxes	(45,520)	6,176	(39,344)
Income tax expense	19,773	—	19,773

Net loss	(65,293)	6,176	(59,117)

Less: Non-controlling interest in subsidiary’s loss	(56)	—	(56)

Net loss attributable to common stockholders	$(65,237)	$6,176	$(59,061)

Loss per common share:
Basic	$(3.17)		$(2.87)

Diluted	$(3.17)		$(2.87)

Weighted average shares outstanding:
Basic	20,554		20,554

Diluted	20,554		20,554

EveryWare Global, Inc.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

(dollars in thousands, except per share amounts)

	Year Ended December 31, 2013
	As Reported	Adjustments	Pro Forma
Revenues:
Net sales	$433,304	$(32,265)	$401,039
Licensing fees	6,505	—	6,505

Total revenues	439,809	(32,265)	407,544
Cost of sales	341,836	(20,831)	321,005

Gross margin	97,973	(11,434)	86,539
Operating expenses:
Selling, distribution and administrative expenses	84,453	(12,530)	71,923
Restructuring expense	290	(1,355)	(1,065)
Loss on disposal of assets	36	2	38
Long-lived asset impairment	908	—	908
Goodwill, intangible asset impairment	—	—	—

Total operating expenses	85,687	(13,883)	71,804

Income from operations	12,286	2,449	14,735
Other (income) expense, net	(10)	12	2
Gain on bargain purchase	(1,150)	1,150	—
Interest expense	28,322	(596)	27,726

Loss before income taxes	(14,876)	1,883	(12,993)
Income tax expense	2,542	(16)	2,526

Net loss	(17,418)	1,899	(15,519)

Less: Non-controlling interest in subsidiary’s loss	(17)	—	(17)

Net loss attributable to common stockholders	$(17,401)	$1,899	$(15,502)

Loss per common share:
Basic	$(1.03)		$(0.92)

Diluted	$(1.03)		$(0.92)

Weighted average shares outstanding:
Basic	16,832		16,832

Diluted	16,832		16,832

EveryWare Global, Inc.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

(dollars in thousands, except per share amounts)

	Year Ended December 31, 2012
	As Reported	Adjustments	Pro Forma
Revenues:
Net sales	$414,782	$(17,065)	$397,717
Licensing fees	6,907	—	6,907

Total revenues	421,689	(17,065)	404,624
Cost of sales	315,609	(9,910)	305,699

Gross margin	106,080	(7,155)	98,925
Operating expenses:
Selling, distribution and administrative expenses	86,246	(7,975)	78,271
Restructuring expense	612	(280)	332
Loss on disposal of assets	114	(1)	113

Total operating expenses	86,972	(8,256)	78,716

Income from operations	19,108	1,101	20,209
Other (income) expense, net	1,114	30	1,144
Interest expense	22,536	(100)	22,436

Loss before income taxes	(4,542)	1,171	(3,371)
Income tax benefit	(585)	3	(582)

Net loss	(3,957)	1,168	(2,789)

Less: Non-controlling interest in subsidiary’s loss	—	—	—

Net loss attributable to common stockholders	$(3,957)	$1,168	$(2,789)

Loss per common share:
Basic	$(0.32)		$(0.23)

Diluted	$(0.32)		$(0.23)

Weighted average shares outstanding:
Basic	12,190		12,190

Diluted	12,190		12,190

5,838,334 Shares of Common Stock

EveryWare Global, Inc.

PROSPECTUS

                    , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$8,140.97
Legal fees and expenses	40,000
Accounting fees and expenses	10,000
Miscellaneous expenses	20,000

Total	$78,140.97

Item 14. Indemnification of Officers and Directors

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Third Amended and Restated Certificate of Incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 15. Recent Sales of Unregistered Securities

On July 30, 2014, the registrant issued and sold 21,200 shares of Series A Senior Redeemable Preferred Stock to the MCP Funds for $21,200,000. The sale included the issuance of warrants to acquire 4,438,004 shares of common stock to the MCP Funds and the issuance of warrants to acquire 2,958,670 shares of common stock to certain of the registrant’s lenders in exchange for covenant amendments under the registrant’s term loan agreement.

No underwriters were involved in the foregoing sale of securities. The issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and warrant certificates, as applicable.

Item 16. Exhibits and Financial Statement Schedules

(a)	The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement.

(b)	See the Index to Consolidated Financial Statements included on page F-1 for a list of the financial statements included in this registration statement. All schedules not identified above have been omitted because they are not required, are inapplicable, or the information is included in the consolidated financial statements or notes contained in this registration statement.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) if the registrant is relying on Rule 430B,

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, State of Ohio, on October 29, 2014.

EveryWare Global, Inc.

/s/ Sam A. Solomon
Sam A. Solomon
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Sam A. Solomon and Erika Schoenberger and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Sam A. Solomon Sam A. Solomon	Chief Executive Officer (principal executive officer)	October 29, 2014

/s/ Joel Mostrom Joel Mostrom	Interim Chief Financial Officer (principal financial and accounting officer)	October 29, 2014

/s/ Daniel Collin Daniel Collin	Chairman of the Board of Directors	October 29, 2014

/s/ Thomas Baldwin Thomas Baldwin	Vice Chairman of the Board of Directors	October 29, 2014

/s/ Stephen Presser Stephen Presser	Director	October 29, 2014

/s/ Ronald McCray Ronald McCray	Director	October 29, 2014

/s/ William Krueger William Krueger	Director	October 29, 2014

/s/ Joseph A. De Perio Joseph A. De Perio	Director	October 29, 2014

/s/ Ron Wainshal Ron Wainshal	Director	October 29, 2014

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Form**	Exhibit Number**	Filing Date**

2.1	Business Combination Agreement and Plan of Merger, dated as of January 31, 2013, by and among ROI Acquisition Corp., ROI Merger Sub Corp., ROI Merger Sub LLC and EveryWare Global, Inc.	8-K	2.1	1/31/2013

2.2	Amendment No. 1 to the Business Combination Agreement and Plan of Merger, dated as of May 8, 2013, by and among ROI Acquisition Corp., ROI Merger Sub Corp., ROI Merger Sub LLC and EveryWare Global, Inc.	8-K	2.1	5/1/2013

2.3	Share Purchase Agreement dated as of August 21, 2014, by Oneida International Limited, a wholly owned subsidiary of EveryWare Global, Inc. and HUK 54 Limited, a subsidiary of Hilco Capital Limited.	8-K/A	2.1	8/26/2014

3.1	Third Amended and Restated Certificate of Incorporation of EveryWare Global, Inc.	8-K	3.2	5/28/2013

3.2	Amended and Restated Bylaws of EveryWare Global, Inc.	10-K	3.2	3/31/2014

4.1	Specimen Common Stock Certificate	8-K	4.1	5/28/2013

4.2	Warrant Agreement, dated as of July 30, 2014, between Continental Stock Transfer & Trust Company and EveryWare Global, Inc.	8-K	4.1	7/31/2014

4.3	Form of Lender Warrant	8-K	4.2	7/31/2014

4.4	Form of Sponsor Warrant	8-K	4.3	7/31/2014

5.1	Opinion of Kirkland & Ellis LLP

10.1	Term Loan Agreement, dated as of May 21, 2013, among Anchor Hocking, LLC, Oneida Ltd., Universal Tabletop, Inc., Deutsche Bank Securities Inc., Jefferies Finance LLC Deutsche Bank AG, New York Branch and various lenders from time to time party thereto	8-K	10.1	5/28/2013

10.2	Guarantee and Collateral Agreement, dated as of May 21, 2013, among Anchor Hocking, LLC, Oneida Ltd, each other grantor from time to time party thereto, and Deutsche Bank AG New York Branch, as administrative agent	8-K	10.2	5/28/2013

10.3	Second Amended and Restated Loan and Security Agreement, dated as of May 21, 2013, by and among Oneida Ltd., Anchor Hocking, LLC, Universal Tabletop, Inc., Wells Fargo Bank, National Association and the other parties thereto	8-K	10.3	5/28/2013

10.4	ABL Intercreditor Agreement, dated as of May 21, 2013, among Wells Fargo Bank, National Association and Deutsche Bank AG New York Branch	8-K	10.4	5/28/2013

10.5	Amended and Restated Registration Rights Agreement, dated as of May 21, 2013, by and among the Company and the investors party thereto	8-K	10.5	5/28/2013

10.6	First Amendment to the Amended and Restated Registration Rights Agreement, dated as of July 30, 2014, by and among the Company, Monomoy, Clinton Magnolia Master Fund, Ltd. and Clinton Spotlight Master Fund, L.P.	8-K	10.2	7/31/2014

Exhibit Number	Exhibit Description	Form**	Exhibit Number**	Filing Date**

10.7	Lockup Agreement, dated as of May 21, 2013, by and among EveryWare Global, Inc., Monomoy Capital Partners, L.P., MCP Supplemental Fund, L.P., Monomoy Executive Co-Investment Fund, L.P., Monomoy Capital Partners II, L.P. and MCP Supplemental Fund II, L.P.	8-K	10.6	5/28/2013

10.8	Governance Agreement, dated as of May 21, 2013, by and between EveryWare Global, Inc. and each of Clinton Magnolia Master Fund, Ltd., Monomoy Capital Partners, L.P., MCP Supplemental Fund, L.P., Monomoy Executive Co-Investment Fund, Monomoy Capital Partners II, L.P. and MCP Supplemental Fund II, L.P.	8-K	10.7	5/28/2013

10.9	Amended & Restated Advisory Agreement, dated as of March 23, 2012, by and among Oneida Ltd., EveryWare Inc., Universal Tabletop, Inc., Anchor Hocking, LLC and Monomoy Capital Management, LLC	8-K	10.8	5/28/2013

10.10	Letter Agreement, dated as of May 21, 2013, by and among EveryWare Global, Inc., Monomoy Capital Partners, L.P., MCP Supplemental Fund, L.P., Monomoy Executive Co-Investment Fund, L.P., Monomoy Capital Partners II, L.P. and MCP Supplemental Fund II, L.P.	8-K	10.9	5/28/2013

10.11	Consulting Services Agreement, dated as of September 24, 2013, between the EveryWare Global, Inc. and Monomoy Capital Management, L.P	8-K	10.1	9/27/2013

10.12+	EveryWare Global, Inc. 2012 Stock Option Plan	8-K	10.10	5/28/2013

10.13+	Form of Nonqualified Stock Option Agreement under EveryWare Global, Inc. 2012 Stock Option Plan	8-K	10.11	5/28/2013

10.14+	EveryWare, Inc., Sale of the Company Bonus Plan	8-K	10.12	5/28/2013

10.15+	Form of EveryWare, Inc. Sale of the Company Bonus Plan Award Notice	8-K	10.13	5/28/2013

10.16+	Employment Agreement, dated as of August 14, 2013, between EveryWare Global, Inc. and John K. Sheppard	8-K	10.1	8/20/2013

10.17+	Employment Agreement, dated as of December 13, 2012, between EveryWare Global, Inc. and Bernard Peters	8-K	10.15	5/28/2013

10.18+	Employment Agreement, dated as of December 31, 2012, between EveryWare Global, Inc. and Umberto Filice	8-K	10.16	5/28/2013

10.19+	Employment Agreement, dated as of December 31, 2012, between EveryWare Global, Inc. and Kerri Cárdenas Love	8-K	10.17	5/28/2013

10.20+	Employment Agreement, dated as of February 1, 2013, between EveryWare Global, Inc. and Michael Nelson	8-K	10.18	5/28/2013

10.21+	Employment Agreement, dated as of December 31, 2012, between EveryWare Global, Inc. and Daniel Taylor	8-K	10.19	5/28/2013

10.22+	Employment Agreement, dated as of December 31, 2012, between EveryWare Global, Inc. and Jacqueline Gagnon-Volles	8-K	10.20	5/28/2013

10.23+	Employment Agreement, dated as of August 13, 2012, between EveryWare Global, Inc. and Colin Walker	8-K	10.21	5/28/2013

Exhibit Number	Exhibit Description	Form**	Exhibit Number**	Filing Date**

10.24+	Letter Agreement, dated as of June 13, 2011, between Oneida Ltd. and Steven Lefkowitz	8-K	10.22	5/28/2013

10.25+	Employment Agreement, dated as of June 9, 2014, between EveryWare Global, Inc. and Samie A. Solomon	8-K	10.1	6/9/2014

10.26+	Restricted Stock Agreement, dated as of November 5, 2012, between EveryWare Global, Inc. and John Sheppard	8-K	10.24	5/28/2013

10.27+	Restricted Stock Agreement, dated as of November 5, 2012, between EveryWare Global, Inc. and Andrew Church	8-K	10.25	5/28/2013

10.28+	Restricted Stock Agreement, dated as of November 5, 2012, between EveryWare Global, Inc. and William Krueger	8-K	10.26	5/28/2013

10.29+	Restricted Stock Agreement, dated as of November 5, 2012, between EveryWare Global, Inc. and Colin Walker	8-K	10.27	5/28/2013

10.30+	Anchor Hocking 2012 Management Incentive Plan	8-K	10.28	5/28/2013

10.31+	Oneida 2012 Management Incentive Plan	8-K	10.29	5/28/2013

10.32+	EveryWare Global, Inc. 2013 Omnibus Incentive Plan	8-K	10.30	5/28/2013

10.33+	EveryWare Global, Inc. Short-Term Incentive Plan	10-Q	10.2	5/28/2013

10.34+	Form of Stock Option Agreement pursuant to the EveryWare Global, Inc. 2013 Omnibus Incentive Compensation Plan	8-K	10.1	6/18/2013

10.35	Master License Agreement, dated as of August 31, 2009, by and between Oneida, Ltd. and Robinson Home Products Inc.	8-K	10.31	5/28/2013

10.36	Supplier Agreement, dated as of April 18, 2013, between Anchor Hocking LLC, Wal-Mart Stores, Inc., Wal-Mart Stores East, LP, Wal-Mart Stores East, Inc., Wal-Mart Stores Texas, LP, Sam’s West, Inc., Sam’s East, Inc. and affiliates	8-K	10.32	5/28/2013

10.37	Form of Indemnification Agreement for Messrs. DePerio, McCray and Baldwin	8-K	10.33	5/28/2013

10.38	Form of Indemnification Agreement for Messrs. Kasoff, Krueger, Sheppard and Wainshal	8-K	10.34	5/28/2013

10.39	Form of Indemnification Agreement for Messrs. Collin and Presser	8-K	10.35	5/28/2013

10.40	Common Stock Purchase Agreement, dated May 20, 2013, between ROI Acquisition Corp. and Clinton Magnolia Master Fund, Ltd.	8-K	10.1	5/21/2013

10.41	Common Stock Purchase Agreement, dated May 20, 2013, between ROI Acquisition Corp. and Clinton Spotlight Master Fund, L.P.	8-K	10.2	5/21/2013

10.42	Lockup Agreement, dated May 20, 2013, among ROI Acquisition Corp., Clinton Spotlight Master Fund, L.P. and Clinton Magnolia Master Fund, Ltd.	8-K	10.3	5/21/2013

10.43	Amendment No. 1 to the EveryWare Global, Inc. 2012 Stock Option Plan	8-K	10.39	5/28/2013

10.44+	The EveryWare Global, Inc. Short Term Incentive Plan	10-Q	10.2	11/14/2013

Exhibit Number	Exhibit Description	Form**	Exhibit Number**	Filing Date**

10.45+	The EveryWare Short-Term Incentive Plan—Amended	8-K	10.1	3/10/2014

10.46	Equity Commitment Letter, dated as of March 31, 2014, among Monomoy Capital Partners, L.P, Monomoy Capital Partners II, L.P. and the Company.	10-K	10.45	3/31/2014

10.47+	Confidential Separation Agreement and General Release dated April 15, 2014, between the Company and Jacqueline Volles.	8-K	10.1	4/21/2014

10.48+	Confidential Separation Agreement and General Release dated April 10, 2014, between the Company and Steven Lefkowitz.	8-K	10.1	4/21/2014

10.49	Amendment No. 1 to Second Amended and Restated Loan and Security Agreement, dated as of May 14, 2014.	8-K	10.1	5/19/2014

10.50	Forbearance Agreement relating to Term Loan Agreement, dated as of May 30, 2014	8-K	10.1	6/2/2014

10.51	Amendment No. 2 to Second Amended and Restated Loan and Security Agreement, dated as of May 30, 2014.	8-K	10.2	6/2/2014

10.52	Amendment No. 1 to Forbearance Agreement relating to the Term Loan Agreement, dated as of June 30, 2014.	8-K	10.1	7/1/2014

10.53	Amendment No. 3 to Second Amended and Restated Loan and Security Agreement, dated as of June 30, 2014.	8-K	10.2	7/1/2014

10.54	Amendment No. 2 to Forbearance Agreement relating to the Term Loan Agreement, dated as of July 15, 2014.	8-K	10.1	7/16/2014

10.55	Amendment No. 4 to Second Amended and Restated Loan and Security Agreement, dated as of July 15, 2014.	8-K	10.2	7/16/2014

10.56	Amendment No. 3 to Forbearance Agreement relating to the Term Loan Agreement, dated as of July 22, 2014.	8-K	10.1	7/23/2014

10.57	Amendment No. 5 to Second Amended and Restated Loan and Security Agreement, dated as of July 22, 2014.	8-K	10.2	7/23/2014

10.58	Securities Purchase Agreement, dated as of July 30, 2014, among the Company and the Investors identified on the signature pages thereto.	8-K	10.1	7/31/2014

10.59	Waiver and Amendment Number One to Term Loan Agreement, dated as of July 30, 2014, by and among the Borrowers, Holdings and Deutsche Bank AG New York Branch, as administrative agent.	8-K	10.3	7/31/2014

10.60	Amendment No. 6 to Second Amended and Restated Loan and Security Agreement, dated as of July 30, 2014.	8-K	10.4	7/31/2014

10.61	Engagement letter between Alvarez & Marsal and the Company, dated September 23, 2014	8-K	10.1	9/23/2014

21.1	Subsidiaries of the registrant.	S-1	21.1	10/14/2014

23.1	Consent of BDO USA, LLP, Independent Registered Public Accountants

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (see signature pages)

Exhibit Number	Exhibit Description	Form**	Exhibit Number**	Filing Date**

101.INS	XBRL Instance Document

101.SCH	XBRL Schema Document

101.CAL	XBRL Calculation Linkbase Document

101.LAB	XBRL Label Linkbase Document

101.PRE	XBRL Presentation Linkbase Document

101.DEF	XBRL Definition Linkbase Document

+	Indicates exhibits that constitute management contracts or compensatory plans or arrangements.
**	Refers to prior filings of such document with the Securities and Exchange Commission.